As filed with the Securities and Exchange Commission on April 22, 2003

Registration No. 333-103206

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEVI STRAUSS & CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2325	94-0905160
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1155 Battery Street, San Francisco, California 94111 (415) 501-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Albert F. Moreno, Esq.	John D. Wilson, Esq.	Hilary A. Fenner, Esq.
Senior Vice President,	Shearman & Sterling	Assistant General Counsel
General Counsel	555 California Street	Levi Strauss & Co.
Levi Strauss & Co.	San Francisco, California 94104	1155 Battery Street
1155 Battery Street	(415) 616-1100	San Francisco, California 94111
San Francisco, California 94111		(415) 501-3535
(415) 501-6284

(Name, Address, Including Zip Code, and Telephone

Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion

Prospectus

LEVI STRAUSS & CO.

Offer to Exchange

all outstanding 12¼% Senior Notes due 2012

($575,000,000 principal amount)

for

12¼% Senior Notes due 2012

($575,000,000 principal amount)

which have been registered under the Securities Act of 1933

The exchange offer will expire at 5:00 p.m., New York City time, on                  , 2003, unless extended.

See “Risk Factors” beginning on page 15 for a discussion of factors that you should consider before tendering your old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2003.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”) relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of the exchange notes as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

We are required to file periodic reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”).

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the Securities and Exchange Commission’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission’s Internet site at www.sec.gov.

You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

Attention: Treasurer

Telephone: (415) 501-3869 or (415) 501-6000

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                  , 2003 (the “expiration date”). The exchange offer can be extended by us in our sole discretion. See the caption “The Exchange Offer” for more detailed information.

You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Any notes not tendered and accepted in the exchange offer will remain outstanding. To the extent any notes are tendered and accepted in the exchange offer, a holder’s ability to sell untendered notes could be adversely affected. Following consummation of the exchange offer, the holders of notes will continue to be subject to the existing restrictions upon transfer thereof and we will have fulfilled one of our obligations under the registration rights agreements. Holders of notes who do not tender their notes generally will not have any further registration rights under the registration rights agreements or otherwise.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, that we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

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SUMMARY

The following information summarizes the detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before exchanging your old notes for exchange notes, and we encourage you to read this prospectus carefully and in its entirety. Unless otherwise indicated or the context otherwise requires, data in this prospectus that refer to a particular year (e.g., 2002) refer to the fiscal year ended on the last Sunday in November of that year.

Our Company

We are one of the world’s leading branded apparel companies with sales in more than 100 countries. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s® and Dockers® brands. Our products are distributed in the United States primarily through chain retailers and department stores and abroad primarily through department stores and specialty retailers. We also maintain a network of approximately 900 franchised or independently owned stores dedicated to our products outside the United States and operate a small number of company-owned stores. Sales from company-owned stores represented approximately 1% of our total net sales for 2002.

We believe there is no other apparel company with a comparable global presence in either the jeans or casual pants segment of the apparel market. Since our founder, Levi Strauss, invented the blue jean in 1873, Levi’s® jeans have become one of the most successful and widely recognized brands in the history of the apparel industry. According to a study conducted by NPDFashionworld in December 2001, in the United States, the Levi’s® brand rated #1 among apparel companies in terms of brand awareness and brand retention (defined as the percent of all past-12-month purchasers who plan to buy the brand in the future). Our Dockers® brand of casual pants, introduced in 1986, is widely recognized in the United States and a growing number of markets abroad. Sales of our Levi’s® brand products and sales of our Dockers® brand products represented approximately 74% and 26%, respectively, of our total net sales for 2002. Jeans, casual and dress pants represented approximately 86% of our total units sold in 2002.

In October 2002, we announced that we will be introducing a new casual clothing brand, the Levi Strauss Signature™ brand. We created the brand for value-conscious consumers who shop in mass channel retail stores. The Levi Strauss Signature™ brand will initially feature a range of denim and non-denim pants and shirts as well as denim jackets. We anticipate that the products will be available initially at Wal-Mart Stores, Inc. locations across the United States beginning in July 2003. According to data from Knowledge Networks and NPDFashionworld, the mass channel is the largest and fastest growing retail channel in the United States, reaching approximately 160 million shoppers and selling more than 31% of all jeans sold in 2001. Our entry into the mass channel reflects our strategy of reaching consumers in all segments of the population, wherever they buy their clothing, whether it is through high-end specialty stores, department stores, national chains or mass channel retailers.

We currently organize our business into three geographic divisions: the Americas, consisting of the United States, Canada and Latin America; Europe, including the Middle East and Africa; and Asia Pacific. We conduct our operations in the United States primarily through Levi Strauss & Co. and outside the United States primarily through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co. In 2002, we had approximately 3,300 retail customers operating more than 20,400 locations in the United States and Canada. In 2002, we had net sales of $4.1 billion, of which the Americas, Europe and Asia Pacific accounted for 65%, 26% and 9%, respectively.

Business Turnaround Update

From 1998 to 2002, we experienced a decrease in net sales from $6.0 billion to $4.1 billion due to both industry-wide and company-specific factors. In response, we have taken these actions:

•	reduced overhead expenses and eliminated excess manufacturing capacity through extensive restructuring initiatives, including, beginning in 1997, closing 37 of our owned and operated production and finishing facilities worldwide;

•	shifted the vast majority of our production to independent contract manufacturers;

•	put in place a new management team, including our chief executive officer, our chief financial officer and senior management team members in our Americas, Europe and Asia Pacific divisions;

•	overhauled our product lines with new fits, fabrics and finishes in our core products, including more relevant fits and styles for women such as Levi’s® Superlow jeans, and introduced new market-leading innovations such as Dockers® Go Khaki™ pants and Dockers® Mobile™ pants;

•	improved our relationships with retailers by providing them with market-right products, better economics, service and collaborative planning, and improved our product presentation at retail by upgrading and rolling out new retail formats;

•	broadened product availability by opening new franchise or other dedicated stores outside the United States, by entering additional multi-brand specialty stores and image department stores in the United States, by introducing lower-priced Levi’s® and Dockers® products in Europe and Asia, by entering new countries in Asia, and by positioning ourselves to enter the mass channel in the United States;

•	improved our operational processes by implementing a more disciplined and quicker “go-to-market” process (the steps from initial product concept to placement of the product on the retailer’s shelf), by improving our supply-chain capabilities, by implementing more efficient sales and operational planning, and by implementing demand-driven product replenishment programs; and

•	created and begun implementing throughout our organization a new operating model, guided by our values, for leading our company through collaborative leadership principles and disciplined business and human resources planning.

We believe that through these initiatives we have successfully gained control of our business and are in the process of stabilizing and positioning our company to resume profitable growth. Our actions have enabled us to strengthen the overall financial health of the company. We:

•	reduced our total debt as of fiscal year end 2002 by more than $800 million since the end of 1999;

•	achieved positive quarterly net sales growth on a constant currency basis for the last half of 2002 compared to the same period in 2001, despite continued weak economic and retail conditions worldwide; and

•	lowered our cost of goods sold and operating expenses, while increasing the variability of these costs.

Our Business Strategy

Our vision is to market the most appealing and widely-worn casual clothing in the world. We are continuing to execute against the core business strategies underlying our business turnaround. We aim to continue to increase our financial strength and flexibility and resume profitable growth. We are focusing on the following key business strategies:

Innovate and lead from the core.

We believe that an integrated presentation of new and innovative products and marketing programs targeted to specific consumer and retail segments is crucial to generating consumer demand and increasing sales of our products. We continue to focus on:

•	updating our core products with market-leading fits, fabrics, finishes and features that draw both on our long heritage of originality in product design and fabrication and on the latest technical innovations;

•	continually creating product concepts and innovations that we can commercialize across our channels of distribution to appeal to a wide range of consumers in styles and at prices that meet their expectations;

•	revitalizing our women’s line through targeted products such as Levi’s® Superlow jeans and a design and merchandising process better aligned with the needs of the women’s market; and

•	executing product-focused marketing programs that integrate advertising, packaging and point of purchase communications to help drive brand equity and sales.

Achieve operational excellence.

We are implementing processes and initiatives to lower our worldwide sourcing costs, to shorten our time to market, to more effectively and reliably fulfill product demand, and to leverage our global scale. We continue to focus on:

•	improving our “go-to-market” process through disciplined planning, standardized milestones and metrics, and clear accountability across our brand, marketing, supply chain, sales and other functions around the world;

•	improving the linkage of product supply to consumer demand through expanding demand-driven replenishment programs based on collaborative data-sharing and planning with our retail customers and responsive value-added services;

•	reducing product costs by operating a sourcing network consisting largely of independent contract manufacturers, engaging in continual product value engineering and product line rationalization, and pursuing lower cost raw materials and manufacturing sources that meet our quality and other standards; and

•	improving our business efficiencies and decision-making processes by upgrading over the next several years our global information systems, including rolling out an integrated enterprise resource planning system for finance and supply chain functions in the United States and Asia.

Revitalize retailer relationships and improve our presence at retail.

We distribute our products in a wide variety of retail formats around the world including chain and department stores, franchise stores dedicated to our brands, specialty retailers, and, beginning in July 2003, a mass channel retailer in the United States. We must ensure that the economics for our retail customers are attractive, that the right products are available and in stock at retail, and that our products are presented in ways that enhance brand appeal and attract consumers. We continue to focus on:

•	generating better economics for our retail customers by providing market-right products and executing effective pricing, incentive, promotion and service programs;

•	improving our collaborative planning with our retail customers and enhancing our sales teams’ capabilities to help customers achieve better product assortment, improved product availability and inventory management, and category growth; and

•	making our products easier to find and easier to buy through new retailing formats, integrated advertising, packaging and point of purchase materials such as in-store graphics and fixtures, and other sales-area upgrades.

Sell where they shop.

We want to sell products to consumers where they shop. To do this, we must make relevant products accessible through multiple channels of distribution at price points that meet consumer expectations. We continue to focus on:

•	entering the mass channel in the United States through the Levi Strauss Signature™ brand;

•	opening new franchise or other dedicated stores and entering more multi-brand specialty stores and other accounts;

•	identifying and executing additional opportunities to grow our sales in existing channels by selling a broader range of products to our current retail customers, obtaining additional floor space and placing products in existing customer locations not currently featuring our products; and

•	continuing to introduce lower-priced products in Europe and Asia.

We believe that our business strategies are directly aligned with industry forces and that we are building the right core capabilities and operating processes to execute these strategies in a manner consistent with our values.

Failure to Exchange Your Old Notes

The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described in the caption “The Exchange Offer”.

Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

The Exchange Offer

The $575.0 million unregistered 12¼% senior notes due 2012, which we refer to in this prospectus as the old notes, were issued in three private offerings. In this exchange offer, we are offering to exchange, for your old notes, exchange notes which are identical in all material respects to the old notes except that the exchange notes have been registered under the Securities Act.

Registration Rights Agreements

In connection with the issuance of each of the $425.0 million of old notes on December 4, 2002 and the $100.0 million of old notes on January 22, 2003, we entered into registration rights agreements with the initial purchasers in which we agreed, among other things, to complete an exchange offer. In connection with the issuance of an additional $50.0 million of the old notes on January 23, 2003, we granted the purchasers, pursuant to the purchase agreement, the benefits of registration rights identical to those applicable to the $425.0 million and $100.0 million tranches of the old notes. When we refer to “registration rights agreements” in this prospectus, we are referring to all agreements under which we have granted registration rights with respect to the old notes.

You may exchange your old notes for exchange notes, which have substantially identical terms. The exchange offer satisfies your rights under the registration rights agreements. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes, except under limited circumstances.

The Exchange Offer	We are offering to exchange up to $575.0 million aggregate principal amount of 12¼% old notes due 2012 for up to $575.0 million aggregate principal amount of 12¼% exchange notes due 2012.

You may exchange old notes only in integral multiples of $1,000 principal amount.

Purpose and Effect

The purpose of the exchange offer is to give you the opportunity to exchange your old notes for exchange notes that have been registered under the Securities Act. We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission to which each holder of old notes, if any are outstanding after the exchange offer, and exchange notes will have access.

Resale

We believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you are acquiring the exchange notes in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution”.

Any holder of old notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	exchanges old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration of the Exchange Offer; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on              , 2003, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time before expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the caption “The Exchange Offer—Conditions” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes

If you wish to tender book-entry interests in old notes in the exchange offer, you must transfer your old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP, system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which you acknowledge and agree to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of you and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

In all other cases, you must manually execute and deliver a letter of transmittal to the exchange agent before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Exchange Agent” for more information.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you acquired your old notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

•	you are not an “affiliate”, as defined in Rule 405 of the Securities Act, of us or, if you are an affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before expiration of the exchange offer.

Guaranteed Delivery Procedures

If you wish to tender your old notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your old notes under the procedures described in “The Exchange Offer—Guaranteed Delivery Procedures”.

Effect on Holders of Old Notes

If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the indenture.

The trading market for old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Consequences of Failure to Exchange

All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Important Federal Income Tax Considerations

The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See the caption “Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Wilmington Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the caption “The Exchange Offer—Exchange Agent”.

The Exchange Notes

Issuer	Levi Strauss & Co., a Delaware corporation.

Securities Offered	$575.0 million aggregate principal amount of 12¼% senior exchange notes due 2012 and registered under the Securities Act.

Maturity	December 15, 2012.

Interest Payment Dates	December 15 and June 15 of each year, commencing June 15, 2003.

Ranking

The exchange notes will be unsecured unsubordinated obligations of Levi Strauss & Co. and will rank equally with all of Levi Strauss & Co.’s other existing and future unsecured and unsubordinated debt. As of February 23, 2003, we had approximately $2.562 billion of debt, of which $637.8 million was secured by most of our assets, including our trademarks and the assets and stock of our material U.S. subsidiaries. That secured debt will have priority over the exchange notes with respect to those assets. Holders of the exchange notes will only be creditors of Levi Strauss & Co. and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors, will be effectively senior to the exchange notes. As of February 23, 2003, the liabilities of our subsidiaries were approximately $790 million. For more information on the ranking of the exchange notes, see “Description of Exchange Notes—Ranking”.

Optional Redemption

Generally, we may not redeem the exchange notes at our option prior to December 15, 2007. Starting on that date, we may redeem all or any portion of the exchange notes, at once or over time, at redemption prices set forth under “Description of Exchange Notes—Optional Redemption”, after giving the required notice under the indenture governing the exchange notes. At any time and from time to time, prior to December 15, 2005, we may redeem up to a maximum of 33 1/3% of the original aggregate principal amount of the exchange notes with the proceeds of one or more public equity offerings at a redemption price of 112.25% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

Change in Control

If we experience a change in control, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. For more detailed information, see “Description of Exchange Notes—Repurchase at the Option of Holders Upon a Change of Control”.

Restrictive Covenants	The indenture contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	consummate specified asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our restricted subsidiaries;

•	merge or consolidate with any other person; or

•	sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or the assets of our restricted subsidiaries.

If the exchange notes receive and maintain an investment grade rating by both Standard and Poor’s Ratings Service and Moody’s Investors Service and we and our restricted subsidiaries are and remain in compliance with the indenture governing the exchange notes, we and our restricted subsidiaries will not be required to comply with particular covenants contained in the indenture. For more detailed information on covenants contained in the indenture, see “Description of Exchange Notes—Material Covenants”.

Listing; Absence of Established Market for the Exchange Notes

We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through an automated dealer quotation system. The exchange notes will constitute a new class of securities with no established trading market. For more detailed information, see “Plan of Distribution”.

Risk Factors

See “Risk Factors”, which begins on page 15, for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the exchange notes.

General

We were incorporated in Delaware in 1971. Our executive offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111. Our telephone number is (415) 501-6000. Our website is located at www.levistrauss.com. Our website and the information contained on our website are not part of this prospectus and are not incorporated by reference in this prospectus.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data. The following selected statements of income data and cash flow data for fiscal year 2002 and the consolidated balance sheet data at the end of such period is derived from our financial statements that have been audited by KPMG LLP, independent public accountants. The following selected statements of income data and cash flow data for fiscal years 2001, 2000, 1999 and 1998 and the consolidated balance sheet data at the end of such periods are derived from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants. For a discussion of the risks relating to Arthur Andersen LLP’s audit of our financial statements, please see “Risk Factors—Risks relating to Arthur Andersen LLP.” The data as of and for the three months ended February 23, 2003 and February 24, 2002 have been derived from our unaudited consolidated condensed interim financial statements which, in our opinion, contain all adjustments necessary for a fair representation of the financial condition and results of operation for these periods. The results of operations for the three months ended February 23, 2003 may not be indicative of the results to be expected for the year ending November 30, 2003.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes to those financial statements, included elsewhere in this prospectus. Certain prior year amounts have been reclassified to conform to the 2003 presentation.

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000	November 28, 1999	November 29, 1998
	(Unaudited)
			(Dollars in Thousands)
Statements of Income Data:
Net sales	$875,088	$935,285	$4,136,590	$4,258,674	$4,645,126	$5,139,458	$5,958,635
Cost of goods sold	515,641	536,701	2,451,785	2,461,198	2,690,170	3,180,845	3,433,081

Gross profit	359,447	398,584	1,684,805	1,797,476	1,954,956	1,958,613	2,525,554
Marketing, general and administrative expenses	323,533	298,935	1,332,798	1,355,885	1,481,718	1,629,845	1,834,058
Other operating (income)	(7,316)	(6,113)	(34,450)	(33,420)	(32,380)	(24,387)	(25,310)
Restructuring charges, net of reversals(1)	(4,210)	—	124,595	(4,286)	(33,144)	497,683	250,658
Global Success Sharing Plan(2)	—	—	—	—	—	(343,873)	90,564

Operating income	47,440	105,762	261,862	479,297	538,762	199,345	375,584
Interest expense	59,679	48,023	186,493	230,772	234,098	182,978	178,035
Other (income) expense, net	27,909	(9,677)	25,411	8,836	(39,016)	7,868	34,849

Income (loss) before taxes	(40,148)	67,416	49,958	239,689	343,680	8,499	162,700
Income tax expense (benefit)	(15,658)	24,944	24,979	88,685	120,288	3,144	60,198

Net income (loss)(3)	$(24,490)	$42,472	$24,979	$151,004	$223,392	$5,355	$102,502

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000	November 28, 1999	November 29, 1998
	(Unaudited)
			(Dollars in Thousands)

Statements of Cash Flow Data:
Cash flows from operating activities	$(152,208)	$35,641	$191,748	$141,900	$305,926	$(173,772)	$223,769
Cash flows from investing activities	(25,941)	2,333	(59,353)	(17,230)	154,223	62,357	(82,707)
Cash flows from financing activities	460,339	(27,157)	(140,316)	(139,890)	(527,062)	224,219	(194,489)

Balance Sheet Data:
Cash and cash equivalents	$381,434	$112,365	$96,478	$102,831	$117,058	$192,816	$84,565
Working capital	1,190,807	732,055	574,103	651,256	555,062	770,130	637,801
Total assets	3,580,882	2,938,658	3,017,284	2,983,486	3,205,728	3,670,014	3,867,757
Total debt	2,562,486	1,960,548	1,846,977	1,958,433	2,126,430	2,664,609	2,415,330
Stockholders’ deficit(4)	(1,017,910)	(897,446)	(995,584)	(935,943)	(1,098,573)	(1,288,562)	(1,313,747)

Other Financial Data:
EBITDA before restructuring charges, net of reversals(5)	$58,138	$123,990	$507,077	$555,630	$596,599	$473,257	$845,579
Capital expenditures	20,408	6,649	59,088	22,541	27,955	61,062	116,531
Ratio of earnings to fixed charges(6)	—	1.7x	1.2x	1.8x	2.2x	1.0x	1.7x

(1)	We reduced overhead expenses and eliminated excess manufacturing capacity through extensive restructuring initiatives executed since 1997, including closing 37 of our owned and operated production and finishing facilities worldwide and reducing the number of our employees worldwide by approximately 23,600. Due to lower than anticipated costs, we reversed reserve balances relating to these activities of $27.1 million, $26.6 million, and $33.1 million in 2002, 2001 and 2000, respectively, and $4.2 million during the three months ended February 23, 2003. During 1998 and 1999 we did not record any reversals to the restructuring reserves.

(2)	In 1996, we adopted a Global Success Sharing Plan that provided for cash payments to our employees in 2002 if we achieved pre-established financial targets. We recognized and accrued expenses in 1996, 1997 and 1998 for the Global Success Sharing Plan. During 1999, we concluded that, based on our financial performance, the targets under the plan would not be achieved. As a result, in 1999 we reversed into income $343.9 million of expenses that had been accrued in prior years, less related miscellaneous expenses, and we did not recognize any expense after 1999. Consequently, no cash payments were, or will be, made under the Global Success Sharing Plan.

(3)	Amortization expense for goodwill and trademarks was discontinued starting in the first quarter of 2003 due to a new accounting standard, Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Amortization expense for goodwill and trademarks for the three months ended February 24, 2002 was $2.7 million, and for each of the years 2002, 2001 and 2000 was $10.7 million. A reconciliation of previously reported net income (loss) to amounts adjusted for the exclusion of goodwill and trademark amortization, net of related income tax effect, is as follows:

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000
	(Unaudited)
			(Dollars in Millions)
Reported net income (loss)	$(24.5)	$42.5	$25.0	$151.0	$223.4
Goodwill and trademark amortization, net of tax	—	1.7	10.7	10.7	10.7

Adjusted net income (loss)	$(24.5)	$44.2	$35.7	$161.7	$234.1

(4)	Stockholders’ deficit resulted from a 1996 recapitalization transaction in which our stockholders created new long-term governance arrangements for us, including the voting trust and stockholders’ agreement.

(5)	EBITDA before restructuring charges, net of reversals equals net income before interest expense, income tax expense, depreciation and amortization, other (income) expense, net and restructuring charges, net of reversals. We have previously reported this line item as “EBITDA before net restructuring charges and related expenses” to also exclude from EBITDA expenses incurred in connection with restructuring initiatives, primarily for workers’ compensation and pension enhancements associated with the 2002 plant closures in the United States. We did not incur any such restructuring-related expenses in the first quarter of 2002 or 2003 and do not expect to incur such expenses going forward.

We believe that our investors find EBITDA before restructuring charges, net of reversals, to be a useful analytical tool for measuring our ability to service debt and for measuring our ability to generate cash for other purposes. EBITDA before restructuring charges, net of reversals, is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating income or cash flow or any other measure of performance determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA before restructuring charges, net of reversals, differently, and our EBITDA before restructuring charges, net of reversals, calculations are not necessarily comparable with similarly titled amounts for other companies.

The calculation for EBITDA before restructuring charges, net of reversals and related expenses is shown below:

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000	November 28, 1999	November 29, 1998
	(Unaudited)
			(Dollars in Thousands)
Net income (loss)	$(24,490)	$42,472	$24,979	$151,004	$223,392	$5,355	$102,502
Interest expense	59,679	48,023	186,493	230,772	234,098	182,978	178,035
Income tax expense (benefit)	(15,658)	24,944	24,979	88,685	120,288	3,144	60,198
Depreciation and amortization expense	14,908	18,228	71,071	80,619	90,981	120,102	128,773
Other (income) expense, net	27,909	(9,677)	25,411	8,836	(39,016)	7,868	34,849
Restructuring charges, net of reversals	(4,210)	—	124,595	(4,286)	(33,144)	497,683	250,658
Restructuring related expenses	—	—	49,549	*	*	*	*
Global Success Sharing Plan	—	—	—	—	—	(343,873)	90,564

EBITDA before restructuring charges, net of reversals and related expenses	$58,138	$123,990	$507,077	$555,630	$596,599	$473,257	$845,579

*	We did not separately identify restructuring related expenses until 2002.

(6)	For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and less capitalized interest. Fixed charges are defined as the sum of interest, including capitalized interest, on all indebtedness, amortization of debt issuance cost and that portion of rental expense which we believe to be representative of an interest factor.

For the three months ended February 23, 2003, there was a deficiency of earnings to fixed charges of $40.1 million.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, certain matters discussed in this prospectus, including (without limitation) statements under “Summary”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

These forward-looking statements include statements relating to our anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, “could”, “plans”, “seeks” and similar expressions. These forward-looking statements speak only as of the date stated, or if no date is stated, the date of this prospectus, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation:

•	changes in the level of consumer spending or preferences in apparel;

•	changing domestic and international retail environments;

•	dependence on key distribution channels, customers and suppliers;

•	risks related to our expected entry into the U.S. mass channel retail market;

•	the impact of competitive products, price and other competitive pressures in the apparel industry;

•	changing fashion trends;

•	our supply chain executional performance;

•	risks related to the impact of consumer and customer reactions to new products;

•	the effectiveness of our promotion and incentive programs with retailers;

•	plant closure execution and consequences;

•	conditions in the bank loan and capital markets;

•	trade restrictions and tariffs; and

•	political or financial instability in countries where our products are manufactured.

For more information on these and other factors, see “Risk Factors”. We caution prospective purchasers not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements and the risk factors contained throughout this prospectus.

RISK FACTORS

You should carefully consider the following factors described below and all other information in this prospectus before deciding to exchange your old notes for exchange notes.

Risks relating to our substantial debt

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations under the exchange notes.

As of February 23, 2003, our total debt was $2.562 billion and we had $204.9 million of additional borrowing capacity under our 2003 senior secured credit facility and $625.7 million of cash and cash equivalents and restricted cash. Under the 2003 senior secured credit facility, we are required to have funds segregated in an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of February 23, 2003, this amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.”

Our substantial debt may have important consequences. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the exchange notes;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, including the notes, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

All borrowings under our 2003 senior secured credit facility are, and will continue to be, at variable rates of interest. As a result, increases in market interest rates may require a greater portion of our cash flow to be used to pay interest.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot assure that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations or to successfully execute our business strategy.

Restrictions in our notes indentures and our 2003 senior secured credit facility may limit our activities.

The indentures relating to our old notes and the exchange notes and our senior unsecured notes due 2003, 2006 and 2008 and our 2003 senior secured credit facility contain customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, make capital expenditures, and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our senior secured credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in the worldwide apparel industry with companies not similarly restricted.

If we are unable to refinance our 2003 senior secured credit facility and our 7.00% notes due 2006 prior to maturity, we may be forced to take actions that would not otherwise be in our long-term economic interest.

Our 2003 senior secured credit facility term loans mature on July 31, 2006 and our revolving 2003 senior secured credit facility matures on March 31, 2006, at which time we will be required to repay or refinance the facility. In addition, our 7.00% notes due 2006 mature on November 1, 2006, at which time we will be required to repay or refinance these notes. If we are unable to obtain acceptable replacement financing, we will not be able to satisfy our obligations under our 2003 senior secured credit facility or the 7.00% notes and may be required to take other actions to avoid defaulting under that facility and our 7.00% notes, including selling assets or surrendering assets to our lenders, which would not otherwise be in our long-term economic interest.

Since the exchange notes are effectively subordinated to all of our secured debt and the liabilities of our subsidiaries, we may not have sufficient assets to pay amounts owed on the exchange notes if a default occurs.

The exchange notes are general senior unsecured obligations that rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt, including our senior unsecured notes due 2003, 2006 and 2008. The exchange notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing that debt. As of February 23, 2003, we had $2.562 billion of debt, of which approximately $637.8 million was secured by most of our assets, including our trademarks and the assets and stock of our material U.S. subsidiaries.

Because our 2003 senior secured credit facility is a secured obligation, failure to comply with its terms or our inability to pay our lenders at maturity would entitle those lenders immediately to foreclose on most of our assets, including our trademarks and the capital stock of all of our U.S. and most of our foreign subsidiaries, and the assets of our material U.S. subsidiaries, which serve as collateral. In that event, those secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including the holders of our capital stock.

The exchange notes are also structurally subordinated to all obligations of our subsidiaries since holders of the exchange notes will only be creditors of Levi Strauss & Co. and not of our subsidiaries. As of February 23, 2003, the liabilities of our subsidiaries were approximately $790 million. The ability of our creditors to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. In 2001, an indirect subsidiary of ours issued notes pursuant to a domestic receivables securitization facility, which notes were secured by U.S. trade receivables we had sold to the subsidiary. In addition, in 2000 several of our European subsidiaries entered into a receivables-backed securitization financing agreement where borrowings are collateralized by a security interest in the receivables of these subsidiaries. The exchange notes are structurally subordinated to the obligations of these subsidiaries under these arrangements. In addition, the ability of our creditors, including you, to participate in distributions of assets of our subsidiaries will be limited to the extent that the outstanding shares of capital stock of any of our subsidiaries are either pledged to secure other creditors, such as under our 2003 senior secured credit facility, or are not owned by us. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

If our foreign subsidiaries are unable to distribute cash to us when needed, we may be unable to satisfy our obligations under the exchange notes.

We conduct our foreign operations through foreign subsidiaries, which in 2002 accounted for approximately 39% of our net sales. As a result, we depend in part upon dividends or other intercompany transfers of funds from our foreign subsidiaries for the funds necessary to meet our debt service obligations, including payments on the exchange notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we will be unable to make payments to our noteholders. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

Our ability to borrow may be adversely affected by changes in our credit ratings.

The credit ratings assigned to our indebtedness affect both our ability to borrow and the terms of our borrowings. On August 14, 2002, Moody’s Investors Service downgraded our 2001 bank credit facility from “Ba3” to “B1” and our notes due 2003, 2006 and 2008 from “B2” to “Caa1.” According to a press release announcing the downgrade, Moody’s based this decision on its concerns relating to our level of cash generation, our ability to refinance debt, including our then existing 2001 bank credit facility and our notes maturing in November 2003, and our ability to pay costs associated with plant closures we undertook in 2002. On November 25, 2002, Moody’s upgraded our outlook from negative to stable and announced it would upgrade its ratings for our notes due 2003, 2006 and 2008 to “B3” upon completion of this offering. On January 7, 2003, Moody’s upgraded our senior unsecured debt ratings to “B3” from “Caa1.” The “B2” senior implied rating and the “B1” rating on our then existing 2001 bank credit facility were confirmed.

On November 12, 2002, Standard and Poor’s Ratings Service downgraded our long-term corporate credit rating from “BB” to “BB-” and our 2001 bank credit facility from “BB+” to “BB,” while reaffirming our senior unsecured debt rating as “BB-” and upgraded our outlook from negative to stable. According to a press release announcing its action, Standard and Poor’s based this decision on its expectation that our credit measures will not improve significantly in the near term. Standard and Poor’s expressed concerns relating to our entry into the mass channel, including significant execution risk associated with logistics, production and delivery response to serve the mass channel, the potential effect on our brand franchise, and the potential reaction of our existing retailers. Standard and Poor’s also noted that the ratings reflected our leveraged financial profile, the highly competitive nature of our industry, and the inherent fashion risk in our industry.

Although these downgrades did not trigger any material obligations or provisions under our contractual relationships, it is possible that these or other rating agencies may further downgrade our credit ratings or change our outlook in the future. The risks associated with our entry into the mass channel, including the potential negative effect on our existing customers or our brands and the significant working capital required, together with our substantial debt have been cited as some of the reasons for the recent revisions in our credit ratings. If we are unable to execute successfully our mass channel initiative, our credit ratings could be further downgraded in the future which could adversely impact our ability to borrow and the terms, including interest rates, of our borrowings. If our credit ratings are further downgraded, we could be required to, among other things, provide additional guarantees, collateral, letters of credit or cash to support our contractual obligations, including hedging obligations and indebtedness, and it could increase our cost of capital, make our efforts to raise capital more difficult and have an adverse impact on our business and financial condition.

Risks relating to the industry in which we compete

Our sales are heavily influenced by general economic cycles.

Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions or increases in interest rates, or the current war with Iraq or future acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

Intense competition in the worldwide apparel industry could reduce our sales and prices.

We face a variety of competitive challenges from other domestic and foreign jeanswear and casual apparel marketers, fashion-oriented apparel marketers, specialty retailers and retailers of private label jeanswear and casual apparel products, some of which have greater financial and marketing resources than we do. We compete with these companies primarily on the basis of:

•	developing products with innovative fits, finishes, fabrics and performance features;

•	anticipating and responding to changing consumer demands in a timely manner;

•	offering attractively priced products;

•	maintaining favorable brand recognition;

•	generating better economics for our retail customers by providing market-right products and executing effective pricing, incentive, promotion and service programs;

•	ensuring product availability through effective planning and replenishment collaboration with retailers;

•	providing strong and effective marketing support; and

•	obtaining sufficient retail floor space and effective presentation of products at retail.

Increased competition in the worldwide apparel industry, including from international expansion of vertically-integrated specialty stores, from mass channel retailers developing exclusive labels or expanding the brands they carry and from internet-based competitors, could reduce our sales and prices and adversely affect our business and financial condition.

The worldwide apparel industry continues to experience price deflation, which has, and may continue to, affect our results of operations.

The worldwide apparel industry has experienced price deflation in recent years. The deflation is attributable to increased competition, increased product sourcing in lower cost countries, growth of the mass merchant channel of distribution, commoditization of the khaki market in the United States and reduced relative spending on apparel and increased value-consciousness on the part of consumers reflecting, in part, general economic conditions. Downward pressure on prices has, and may continue to:

•	require us to introduce lower-priced products;

•	require us to reduce wholesale prices on existing products;

•	result in reduced gross margins;

•	increase customer demands for allowances, incentives and other forms of economic support that could adversely affect our profitability; and

•	increase pressure on us to further reduce our production costs and our operating expenses.

Because of our high debt level, we may be less able to respond effectively to these developments than our competitors who have less financial leverage.

The success of our business depends upon our ability to offer innovative and upgraded products.

The worldwide apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously develop, market and deliver innovative products at a pace and intensity competitive with other brands in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Any failure on our part to regularly develop innovative products and update core products could:

•	limit our ability to differentiate, segment and price our products;

•	adversely affect retail and consumer acceptance of our products;

•	limit sales growth; and

•	leave us with a substantial amount of unsold inventory, which we may be forced to sell through markdowns.

The increasing importance of product innovation in apparel requires us to strengthen our internal research and commercialization capabilities, to rely more on successful commercial relationships with third parties such as fiber, fabric and finishing providers and to compete and negotiate effectively for new technologies and product components. The exposure of our business to changes in consumer preferences is heightened by our increasing reliance on offshore manufacturers, as offshore outsourcing may increase lead times between production decisions and customer delivery. In addition, our focus on tight management of inventory may result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales. Moreover, if we misjudge consumer preferences, our brand image may be significantly impaired.

Increases in the price of raw materials or their reduced availability could increase our cost of sales and decrease our profitability.

The principal fabrics used in our business are cotton, synthetics, wools and blends. The prices we pay for these fabrics are dependent on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate significantly, depending on a variety of factors, including crop yields, weather, supply conditions, government regulation, economic climate and other unpredictable factors. Any raw material price increases could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. Moreover, any decrease in the availability of cotton could impair our ability to meet our production requirements in a timely manner.

Our business is subject to risks associated with importing products.

We import raw materials and finished garments into all of our operating regions. Substantially all of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries in which our products are manufactured or imported may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our or our suppliers’ failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement and the Caribbean Basin Initiative, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported into the United States from a particular country. In addition, the World Trade Organization may commence a new round of trade negotiations that liberalize textile trade by further eliminating quotas or reducing tariffs. The elimination of quotas on World Trade Organization member countries by 2005 and other effects of these trade agreements could result in increased competition from developing countries which historically have lower labor costs, including China and Taiwan, both of which recently became members of the World Trade Organization. This increased competition could have an adverse effect on our business and financial condition.

Our ability to import products in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Risks relating to our business

We may not have recovered from continuing declines in net sales which have impaired our competitive and financial positions.

Our business has declined in recent years. Net sales declined from $6.0 billion in 1998 to $4.1 billion in 2002, a decrease of 30.6%. Our market research indicated that during that period we experienced significant brand equity and market position erosion in all of the regions in which we operate, including a substantial deterioration in the perception of the Levi’s® brand by younger consumers. In response to these trends, we have made extensive strategic, operational and management changes designed to improve our performance, but these changes may not have the desired sustained effect on our business or on our financial condition.

In addition, our declining business, and the actions we took in response to that decline, prevented us from repaying the substantial debt we incurred in our 1996 reorganization as quickly as we then intended. As a result, our financial condition remains highly leveraged, reducing our operating flexibility and impairing our ability to respond to developments in the worldwide apparel industry as effectively as competitors that do not have comparable financial leverage.

We may be unable to maintain or increase our sales through our primary distribution channels.

In the United States, chain stores and department stores are the primary distribution channels for our products. We may be unable to increase sales of our apparel products through these distribution channels, since other channels, including vertically integrated specialty stores and mass channel retailers, account for a large portion of sales in jeanswear and casual wear sales in the United States. Our lack of a substantial presence in the vertically integrated specialty store market, where companies such as Gap Inc., Abercrombie & Fitch Co. and American Eagle Outfitters compete, weakens our ability to market to younger consumers. Although we plan on entering the mass channel in the United States through sales of Levi Strauss Signature™ products to Wal-Mart in 2003, we may not experience the increase in sales we anticipate. Entry into new distribution channels or expansion of existing channels requires investment, imposes new capability and service requirements and creates the risk of reduced sales and support from existing customers.

In Europe, we depend heavily on independent jeanswear retailers, which account for approximately half of our sales in that region. Independent retailers in Europe have experienced increasing difficulty competing against large department stores and increasingly prevalent vertically integrated specialty stores. Further competition in the independent retailer channel may adversely affect the sales of our products in Europe. In addition, we do not currently sell products to mass channel retailers in Europe, who participate in a market segment that is growing in importance as consumer value-consciousness and price pressure continue to take hold in the region.

In Asia, we experienced declines in recent years in our core department stores channels in Japan and Australia, our two largest businesses in the region. In 2001, a number of our customers in Japan declared bankruptcy. As a result, we face increasing pressure to open new distribution channels throughout the region. If we are unable to do so, our sales in the region may decline.

We also do not have a large portfolio of company-owned stores and internet distribution channels, unlike some of our competitors. Although we own a small number of stores located in selected major urban areas, we operate those stores primarily as “flagships” for marketing and branding purposes and do not expect them to produce substantial unit volume or sales. As a result, we have less control than some of our competitors over the distribution and presentation at retail of our products, which we believe has adversely affected our performance and could make it more difficult for us to implement our strategy.

Our expected entry into the U.S. mass channel creates risks for us and may not be successful.

In October 2002, we announced that we will be introducing a new casual clothing brand, the Levi Strauss Signature™ brand. We created the brand for value-conscious consumers who shop in mass channel retail stores. We anticipate that the products will be available initially at Wal-Mart locations across the United States beginning in July 2003. We face a number of risks with respect to our mass channel initiative, any of which may adversely affect our sales, business and financial condition.

•	We will need considerable organizational resources and discipline to ensure that our Levi Strauss Signature™ products are manufactured and delivered in accordance with the service requirements of Wal-Mart and other mass channel retail customers, while at the same time meeting the requirements of our existing customers. These service requirements will require us to ensure that our products are manufactured in large volumes in accordance with appropriate quality controls and are delivered in a timely manner. If Wal-Mart is dissatisfied with our products or performance for any reason, or if sales are less than expected, Wal-Mart may elect not to continue our arrangement, which could adversely affect our business and financial condition and make it more difficult for us to pursue similar arrangements with other mass channel retailers.

•	Our existing relationships with our current customers may be adversely affected by our entry into the mass channel if we are unable to continue to meet their service requirements or if they react adversely to our selling our products through another distribution channel. Either of these developments could result in decreased sales of our products to these customers.

•	Sales of Levi Strauss Signature™ products through the mass channel may result in reduced sales of our other brands. If these reductions are greater than anticipated, they could have an adverse impact on our sales and margins. In addition, by offering a new less expensive brand in the mass channel, we may adversely affect the perception of our core Levi’s® brand by both consumers who purchase our products and by our current customers who sell our products, which could result in an overall decrease in sales of our products.

•	Creating and launching a new brand in the mass channel involves considerable investment, particularly in the inventory and organization necessary to meet product launch as well as ongoing service requirements. As a result, our working capital requirements associated with the mass channel will be substantial and will initially be made prior to our receipt of any information regarding actual consumer acceptance of our new brand. In addition, we anticipate that we will not begin generating revenues from sales of Levi Strauss Signature™ products until the second half of 2003. As a result, we will incur operating expenses and will need considerable working capital until that time and we will not begin recouping investment until after that time.

We depend on a group of key U.S. customers for a significant portion of our sales. A significant adverse change in a customer relationship or in a customer’s financial position could harm our business and financial condition.

Net sales to our ten largest customers, all of which are located in the United States, totaled approximately 45% and 47% of total net sales for 2002 and 2001, respectively. One customer, J.C. Penney Company, Inc., accounted for approximately 12% and 13% of net sales for 2002 and 2001, respectively. It is possible that Wal-Mart may become one of our largest customers as a result of purchases of Levi Strauss Signature™ products. Moreover, we believe that consolidation in the retail industry has centralized purchasing decisions and given customers greater leverage over suppliers like us, and we expect this trend to continue. If this consolidation continues, our net sales and results of operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

While we have long-standing customer relationships, we do not have long-term contracts with any of them, including J.C. Penney, or our new customer, Wal-Mart. As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, during recent years, various retailers, including some of our customers, have experienced significant changes and difficulties, including consolidation of ownership, increased centralization of purchasing decisions, restructurings, bankruptcies and liquidations. For example, several of our key retail customers in Japan filed for bankruptcy in 2001.

These and other financial problems of some of our retailers, as well as general weakness in the retail environment, increase the risk of extending credit to these retailers. A significant adverse change in a customer relationship or in a customer’s financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s receivables, limit our ability to collect amounts related to previous purchases by that customer, or result in required prepayment of our U.S. and European receivables securitization arrangements, all of which could harm our business and financial condition.

Our revenues are dependent on sales of branded jeans products. If our sales of these products significantly decline, our market share and our results of operations will be adversely affected.

Our revenues are derived mostly from sales of branded jeans products. Our Levi’s® brand, which consists primarily of denim bottoms, generated approximately 74% of our total net sales in 2002. In 2002, net sales of Levi’s® brand products accounted for approximately 65% of net sales in the Americas, approximately 91% of net sales in Europe and approximately 96% of net sales in Asia Pacific. We expect the relative percentage of our total net sales represented by jeans products will increase following our expected entry in 2003 into the mass channel in the United States with our Levi Strauss Signature™ brand. Because of our dependence on branded jeans products, any significant decrease in our sales of these products could adversely affect our market share and harm our business and financial condition.

Our dependence on independent manufacturers reduces our ability to control the manufacturing process, which could harm our sales, reputation and overall profitability.

We have in recent years substantially increased our use of independent contract manufacturers. As a result, we depend on independent contract manufacturers to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability. We do not have material long-term contracts with any of our independent manufacturers and any of these manufacturers may unilaterally terminate their relationship with us at any time. In addition, the recent trend in the apparel industry towards outsourcing has intensified competition for quality contractors, some of which have long-standing relationships with our competitors. To the extent we are not able to secure or maintain relationships with manufacturers that are able to fulfill our requirements, our business would be harmed.

We require contractors to meet our standards in terms of working conditions, environmental protection and other matters before we are willing to place business with them. As such, we may not be able to obtain the lowest-cost production. In addition, the labor and business practices of independent apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Any failure by our independent manufacturers to adhere to labor or other laws or appropriate labor or business practices, and the potential litigation, negative publicity and political pressure relating to any of these events, could harm our business and reputation.

We rely on a few key suppliers for a large portion of our fabric purchases. A significant adverse change in a supplier relationship or in a supplier’s financial position could harm our business and financial condition.

Three vendors, Cone Mills Corporation, Burlington Industries, Inc. and Galey & Lord, Inc., including its Swift Denim subsidiary, supplied approximately 49% of our total volume of fabric purchases worldwide in 2002. Cone Mills, our largest supplier, supplies various fabrics to us and, until March 30, 2003, was the sole supplier of the denim used for our 501® jeans. Purchases from Cone Mills accounted for approximately 22% of our total fabric purchases in 2002.

We do not have long-term supply agreements with any principal suppliers other than Cone Mills, and we compete with other apparel companies for supply capacity and product innovations. We may not be able to obtain adequate supply if there occurs a significant disruption in any of our supplier relationships, including any disruption caused by a change of control, bankruptcy or other financial or operating difficulty of any of our suppliers. We may also not be able to obtain adequate supply if there occurs a significant disruption in the markets for the fabrics or other raw materials we purchase, including disruptions arising from mill closures, consolidation resulting from excess industry capacity, trade restrictions or otherwise. Any of these disruptions could impair our ability to deliver products to customers in a timely manner and harm our business and financial condition.

We are implementing substantial changes in our information systems. These actions could disrupt our business.

We are installing, on a phased basis over the next four years, an enterprise resource planning system in the United States and Asia. In addition, in the United States we are entering into an arrangement with a third party logistics provider to operate warehouse facilities at three major U.S. ports of entry in order to improve product flows into, and the efficiency of, our U.S. distribution centers, and to facilitate product warehousing and shipment to mass channel and other customers. We are also entering the mass channel with our Levi Strauss Signature™ products. These actions require us to make substantial modifications to our information technology systems and business processes. We are aware of the inherent risks associated with replacing or upgrading core business systems, including cost, management time and business disruption. We cannot assure that we will successfully launch these new systems and processes or that they will occur without disruption. Any disruptions could have a material adverse effect on our business and financial condition.

The success of our business depends on our ability to attract and retain qualified employees.

We need talented and experienced personnel in a number of areas including our core business activities. Our success is dependent upon strengthening our management depth across our business at a rapid pace. An inability to retain and attract qualified personnel or the loss of any of our current key executives could harm our business. Our ability to attract and retain qualified employees is adversely affected by the San Francisco location of our corporate and Americas headquarters due to the high cost of living in the San Francisco area.

Our success depends on the continued protection of our trademarks and other proprietary intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and competitive position, and the loss or inability to enforce trademarks and other proprietary intellectual property rights could harm our business. We devote substantial resources to the establishment and protection of our trademarks and other proprietary intellectual property rights on a worldwide basis. We cannot assure that our efforts to establish and protect our trademarks and other proprietary intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products. Moreover, we cannot assure that others will not assert rights in, or ownership of, our trademarks and other proprietary intellectual property or that we will be able to successfully resolve those claims. In addition, the laws and enforcement mechanisms of some foreign countries may not allow us to protect our proprietary rights to the same extent as we do in the United States and other countries.

Our international operations expose us to political and economic risks.

In 2002, we generated approximately 39% of our net sales outside the United States, and a substantial amount of our products came from sources outside of the country of distribution. As a result, we are subject to the risks of doing business abroad, including:

•	currency fluctuations;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	less protective foreign laws relating to intellectual property;

•	difficulties in staffing and managing international operations;

•	political and economic instability, including the impact of war with Iraq; and

•	disruptions or delays in shipments.

The functional currency for most of our foreign operations is the applicable local currency. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. For 2002, the decrease in net sales was 2.9% compared to 2001 but would have decreased 3.2% due to the effects of translating non-U.S. currency reported sales results into U.S. dollars. In addition, although we engage in hedging activities to manage our foreign currency exposures, our earnings may be subject to volatility since we are required to record in income the changes in the market values of our exposure management instruments that do not qualify for hedge accounting treatment. Changes in currency exchange rates may also affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations.

Adverse outcomes resulting from examination of our income tax returns may affect our liquidity and annual effective income tax rate.

Our consolidated U.S. income tax returns for the years 1986 through 1995 were the subject of an examination by the Internal Revenue Service. In 2001, we reached a settlement with the Internal Revenue Service that covered most of the issues for the years 1986 through 1989. During 2002, we reached a settlement with the Internal Revenue Service on most of the issues for the years 1990 through 1995. As a result, during 2002 we reclassified approximately $90.0 million from long-term tax liabilities into accrued taxes. We anticipate paying the Internal Revenue Service an amount of approximately $115 million during the second quarter of 2003. After taking into account potential refunds from prior years’ overpayments and the tax effects of the interest deduction from this payment, we expect the net cash payment to be approximately $90 million.

Our consolidated U.S. income tax returns for the years 1996 to 1999 are presently under examination by the Internal Revenue Service. We have not yet reached a settlement with the Internal Revenue Service for these years. We cannot assure that we will be able to reach a settlement for 1996 to 1999, and for other open issues, on terms that are acceptable to us. In addition, our income tax returns for other years may be the subject of future examination by tax authorities. An adverse outcome resulting from any settlement or future examination may lead to a deficiency in our provision for income taxes on our income statement and adversely affect our liquidity. In addition, changes to our income tax provision or in the valuation of the deferred tax assets and liabilities may affect our annual effective income tax rate.

For information concerning a recent lawsuit filed in the Superior Court of the State of California for San Francisco County concerning our U.S. federal income tax liabilities and their treatment in our financial statements, see “Business—Legal Proceedings.”

Our approach to corporate governance may lead us to take actions that conflict with our creditors’ interests as holders of notes.

All of our common stock is owned by a voting trust described under “Principal Stockholders.” Four voting trustees have the exclusive ability to elect and remove directors, amend our by-laws and take other actions which would normally be within the power of stockholders of a Delaware corporation. Although the voting trust agreement gives the holders of two-thirds of the outstanding voting trust certificates the power to remove trustees and terminate the voting trust, three of the trustees, as a group based on their ownership of voting trust certificates, have the ability to block all efforts by the two-thirds of the holders of the voting trust certificates to remove a trustee or terminate the voting trust. In addition, the concentration of voting trust certificate ownership in a small group of holders, including these three trustees, gives this group the voting power to block stockholder action on matters for which the holders of the voting trust certificates are entitled to vote and direct the trustees under the voting trust agreement.

Our principal stockholders created the voting trust in part to ensure that we would continue to operate in a socially responsible manner while seeking the greatest long-term benefit for our stockholders, employees and other stakeholders and constituencies. We measure our success not only by growth in economic value, but also by our reputation, the quality of our constituency relationships and our commitment to social responsibility. As a result, we cannot assure that the voting trustees will cause us to be operated and managed in a manner that benefits the interests of the voting trustees or our principal equity holders will not diverge from our creditors.

Risks relating to Arthur Andersen LLP

You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in any of our financial statements audited by Arthur Andersen included in this prospectus.

Our consolidated financial statements for each of the two fiscal years ended November 25, 2001 were audited by Arthur Andersen LLP, independent certified public accountants. On June 15, 2002, Arthur Andersen was convicted of federal obstruction of justice charges arising from the U.S. government’s investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC.

Because our former key engagement team personnel have since left Arthur Andersen LLP, Arthur Andersen LLP did not participate in the preparation of this report, reissue its audit report with respect to the financial statements included in this report, or consent to the inclusion in this report of its audit report. As a result, holders of our notes may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the financial statements included in this prospectus. In addition, even if you were able to assert such a claim, as a result of its recent conviction of Federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under Federal securities laws or otherwise with respect to its audit report.

Issues related to Arthur Andersen LLP may impede our ability to access the capital markets.

If the SEC ceases accepting financial statements audited by Arthur Andersen LLP, we would be unable to access the public capital markets unless KPMG LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Andersen LLP. In addition, investors in any subsequent offerings for which we use Arthur Andersen LLP’s audit reports will not be entitled to recovery against Arthur Andersen LLP under Section 11 of the Securities Act for any material misstatements or omissions in those financial statements. Furthermore, Arthur Andersen LLP will be unable to participate in the “due diligence” process that would customarily be performed by potential investors in our securities, which process includes having Arthur Andersen LLP perform procedures to assure the continued accuracy of its report on our audited financial statements and to confirm its review of unaudited interim periods presented for comparative purposes. As a result, we may not be able to bring to the market successfully an offering of our securities. Consequently, our financing costs may increase or we may miss attractive market opportunities.

Risks relating to the exchange offer

There is no established public trading market for the exchange notes, and any market for the exchange notes may be illiquid.

The exchange notes are a new issue of securities with no established public trading market. We cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you will receive when you sell will be favorable. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the exchange notes and by changes in our financial performance or prospects or in the prospects for companies in the apparel industry generally. As a result, you cannot be sure that an active public trading market will develop for the exchange notes. This offer to exchange the exchange notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the exchange notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We may be unable to purchase the exchange notes upon a change in control.

Upon a change of control event as defined in the indenture governing the exchange notes, we would be required to offer to purchase the exchange notes in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. We would also be required to offer to repurchase our notes due January 15, 2008 on similar terms. A change of control under the terms of the exchange notes will constitute an event of default under our new bank credit facility. If this occurs, then the lenders under the bank credit facility may declare their debt immediately due and payable. Since our bank credit facility is secured, the lenders under the bank credit facility could foreclose on most of our assets and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the exchange notes. We cannot assure you that we will have the financial resources necessary to repurchase the exchange notes and satisfy our other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer for the exchange notes, we would be required to seek additional financing from outside sources to repurchase the exchange notes. We cannot assure you that financing would be available to us at that time on satisfactory terms, or at all. In addition, the terms of the exchange notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control in the indenture.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

Each of the risks described in this section with respect to the exchange notes are equally applicable to the old notes.

THE EXCHANGE OFFER

General

In connection with the issuance of the each of the $425.0 million and $100.0 million tranches of the old notes, we entered into registration rights agreements with the initial purchasers which provides for the exchange offer. In connection with the issuance of the $50.0 million tranche of the old notes, we granted the purchasers, pursuant to the purchase agreement, the benefits of registration rights identical to those applicable to the $425.0 million and $100.0 million tranches of the old notes. When we refer to “registration rights agreements” in this prospectus, we are referring to all agreements under which we have granted registration rights with respect to the old notes. A copy of each of the registration rights agreements is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the registration rights agreements, we agreed to:

•	file and cause to become effective a registration statement with respect to an offer to exchange the old notes for the exchange notes; or

•	file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

The exchange offer being made hereby, if completed within 210 days after December 4, 2002 will satisfy those requirements under the registration rights agreements. If the exchange offer is not completed within 210 days of December 4, 2002 and a shelf registration statement has not been declared effective, then the interest rates on the old notes will increase by 0.25% per annum during the 90-day period immediately following the expiration of the 180-day period and will increase by 0.25% per annum at the end of each subsequent 90-day period until the exchange offer is completed or a shelf registration statement is declared effective. In no event shall the additional interest exceed 1.00% per annum.

Purpose and Effect of the Exchange Offer

The exchange offer will give holders of old notes the opportunity to exchange the old notes, which were issued on December 4, 2002, January 22, 2003 or January 23, 2003, for exchange notes that have been registered under the Securities Act. The exchange notes will be identical in all material respects to the old notes. We are subject to the informational requirements of the Exchange Act. To satisfy those requirements, we file reports and other information with the Securities and Exchange Commission that will be made available to the holders of the old notes, if any are outstanding after the exchange offer, and the exchange notes and the general public.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

Resale of Exchange Notes

We believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the exchange notes.

Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the caption “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this document. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. The old notes may be tendered only in integral multiples of $1,000. The exchange notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see the caption “Description of Exchange Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $575.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Securities and Exchange Commission. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the exchange notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the old notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this document. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions”.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                                 , 2003. The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 5:00 p.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the captions “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”; and

•	any other representations that may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”). To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC, and either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	with respect to the old notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent”.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by this holder, this tendering holder should fill in the applicable box of the letter transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation that old notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the old notes from the exchange agent at its offices listed under the caption “—Exchange Agent”. By signing the letter of transmittal, or causing DTC, to transmit an agent’s message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption “Plan of Distribution”); and

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

DTC Book-entry Transfer

The exchange agent has established an account with respect to the old notes at DTC for purposes of the exchange offer.

With respect to the old notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC Automated Tender Offer Program procedures to tender old notes.

With respect to the old notes, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer.

However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

—setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

—stating that the tender is being made by guaranteed delivery; and

—guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective: the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC, on behalf of the holder in accordance with the standard operating procedures of DTC, or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “—Exchange Agent”.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer or the blocking procedures described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC, for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption “—Exchange Agent”.

Exchange Agent

Wilmington Trust Company, has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand or Overnight Delivery:

Wilmington Trust Company	Wilmington Trust Company
Corporate Trust Reorganization Services	Corporate Trust Reorganization Services
Rodney Square North	Rodney Square North
1100 North Market Street	1100 North Market Street
Wilmington DE 19890-1615	Wilmington DE 19890-1615
Attention: Aubrey Rosa	Attention: Aubrey Rosa

By Facsimile Transmission (for Eligible Institutions Only):

(302) 636-4145

To Confirm by Telephone or for Information Call:

(302) 636-6472

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	Securities and Exchange Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 23, 2003. This table should be read in conjunction with our historical financial statements and the related notes included in this prospectus.

	February 23, 2003
	(Dollars in Thousands)
Cash and cash equivalents	$625,706	(1)

Total debt (including current portion):
2003 senior secured credit facility: (2)
Revolving credit facility	—
Term loan facility	375,000
Short-term borrowings	17,500
6.80% senior unsecured notes due 2003	228,504
7.00% senior unsecured notes due 2006	448,268
11.625% Dollar denominated senior unsecured notes due 2008	376,907
11.625% Euro denominated senior unsecured notes due 2008	134,408
4.25% Yen-denominated eurobond due 2016	165,289
12.25% senior unsecured notes due 2012	571,297
Domestic receivables-backed securitization	110,000
Customer service center equipment financing	69,941
Industrial development revenue refunding bond	10,000
European receivables-backed securitization financing agreement	54,540
Notes payable, at various rates, due through 2006	832

Total debt	2,562,486
Total stockholders’ deficit	(1,017,910)

Total capitalization	$1,544,576

(1)	Includes restricted cash of $244.3 million, which is an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments).
(2)	Consists of a $375.0 million revolving credit facility and a $375.0 million Tranche B term loan facility. At February 23, 2003 total availability under the revolving credit facility was $204.9 million, with the remaining $170.1 million representing standby letters of credit. See “Description of Other Indebtedness” for more information on the 2003 senior secured credit facility.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data. The following selected statements of income data and cash flow data for fiscal year 2002 and the consolidated balance sheet data at the end of such period is derived from our financial statements that have been audited by KPMG LLP, independent public accountants. The following selected statements of income data and cash flow data for fiscal years 2001, 2000, 1999 and 1998 and the consolidated balance sheet data at the end of such periods are derived from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants. For a discussion of the risks relating to Arthur Andersen LLP’s audit of our financial statements, please see “Risk Factors—Risks relating to Arthur Andersen LLP.” The data as of and for the three months ended February 23, 2003 and February 24, 2002 have been derived from our unaudited consolidated condensed interim financial statements which, in our opinion, contain all adjustments necessary for a fair representation of the financial condition and results of operation for these periods. The results of operations for the three months ended February 23, 2003 may not be indicative of the results to be expected for the year ending November 30, 2003.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes to those financial statements, included elsewhere in this prospectus. Certain prior year amounts have been reclassified to conform to the 2003 presentation.

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000	November 28, 1999	November 29, 1998
	(Unaudited)
			(Dollars in Thousands)
Statements of Income Data:
Net sales	$875,088	$935,285	$4,136,590	$4,258,674	$4,645,126	$5,139,458	$5,958,635
Cost of goods sold	515,641	536,701	2,451,785	2,461,198	2,690,170	3,180,845	3,433,081

Gross profit	359,447	398,584	1,684,805	1,797,476	1,954,956	1,958,613	2,525,554
Marketing, general and administrative expenses	323,533	298,935	1,332,798	1,355,885	1,481,718	1,629,845	1,834,058
Other operating (income)	(7,316)	(6,113)	(34,450)	(33,420)	(32,380)	(24,387)	(25,310)
Restructuring charges, net of reversals(1)	(4,210)	—	124,595	(4,286)	(33,144)	497,683	250,658
Global Success Sharing Plan(2)	—	—	—	—	—	(343,873)	90,564

Operating income	47,440	105,762	261,862	479,297	538,762	199,345	375,584
Interest expense	59,679	48,023	186,493	230,772	234,098	182,978	178,035
Other (income) expense, net	27,909	(9,677)	25,411	8,836	(39,016)	7,868	34,849

Income (loss) before taxes	(40,148)	67,416	49,958	239,689	343,680	8,499	162,700
Income tax expense (benefit)	(15,658)	24,944	24,979	88,685	120,288	3,144	60,198

Net income (loss)(3)	$(24,490)	$42,472	$24,979	$151,004	$223,392	$5,355	$102,502

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000	November 28, 1999	November 29, 1998
	(Unaudited)
			(Dollars in Thousands)

Statements of Cash Flow Data:
Cash flows from operating activities	$(152,208)	$35,641	$191,748	$141,900	$305,926	$(173,772)	$223,769
Cash flows from investing activities	(25,941)	2,333	(59,353)	(17,230)	154,223	62,357	(82,707)
Cash flows from financing activities	460,339	(27,157)	(140,316)	(139,890)	(527,062)	224,219	(194,489)

Balance Sheet Data:
Cash and cash equivalents	$381,434	$112,365	$96,478	$102,831	$117,058	$192,816	$84,565
Working capital	1,190,807	732,055	574,103	651,256	555,062	770,130	637,801
Total assets	3,580,882	2,938,658	3,017,284	2,983,486	3,205,728	3,670,014	3,867,757
Total debt	2,562,486	1,960,548	1,846,977	1,958,433	2,126,430	2,664,609	2,415,330
Stockholders’ deficit(4)	(1,017,910)	(897,446)	(995,584)	(935,943)	(1,098,573)	(1,288,562)	(1,313,747)

Other Financial Data:
EBITDA before restructuring charges, net of reversals(5)	$58,138	$123,990	$507,077	$555,630	$596,599	$473,257	$845,579
Capital expenditures	20,408	6,649	59,088	22,541	27,955	61,062	116,531
Ratio of earnings to fixed charges(6)	—	1.7x	1.2x	1.8x	2.2x	1.0x	1.7x

(1)	We reduced overhead expenses and eliminated excess manufacturing capacity through extensive restructuring initiatives executed since 1997, including closing 37 of our owned and operated production and finishing facilities worldwide and reducing the number of our employees worldwide by approximately 23,600. Due to lower than anticipated costs, we reversed reserve balances relating to these activities of $27.1 million, $26.6 million, and $33.1 million in 2002, 2001 and 2000, respectively, and $4.2 million during the three months ended February 23, 2003. During 1998 and 1999 we did not record any reversals to the restructuring reserves.

(2)	In 1996, we adopted a Global Success Sharing Plan that provided for cash payments to our employees in 2002 if we achieved pre-established financial targets. We recognized and accrued expenses in 1996, 1997 and 1998 for the Global Success Sharing Plan. During 1999, we concluded that, based on our financial performance, the targets under the plan would not be achieved. As a result, in 1999 we reversed into income $343.9 million of expenses that had been accrued in prior years, less related miscellaneous expenses, and we did not recognize any expense after 1999. Consequently, no cash payments were, or will be, made under the Global Success Sharing Plan.

(3)	Amortization expense for goodwill and trademarks was discontinued starting in the first quarter of 2003 due to a new accounting standard, Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Amortization expense for goodwill and trademarks for the three months ended February 24, 2002 was $2.7 million, and for each of the years 2002, 2001 and 2000 was $10.7 million. A reconciliation of previously reported net income (loss) to amounts adjusted for the exclusion of goodwill and trademark amortization, net of related income tax effect, is as follows:

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000
	(Unaudited)
			(Dollars in Millions)
Reported net income (loss)	$(24.5)	$42.5	$25.0	$151.0	$223.4
Goodwill and trademark amortization, net of tax	—	1.7	10.7	10.7	10.7

Adjusted net income (loss)	$(24.5)	$44.2	$35.7	$161.7	$234.1

(4)	Stockholders’ deficit resulted from a 1996 recapitalization transaction in which our stockholders created new long-term governance arrangements for us, including the voting trust and stockholders’ agreement.

(5)	EBITDA before restructuring charges, net of reversals equals net income before interest expense, income tax expense, depreciation and amortization, other (income) expense, net and restructuring charges, net of reversals. We have previously reported this line item as “EBITDA before net restructuring charges and related expenses” to also exclude from EBITDA expenses incurred in connection with restructuring initiatives, primarily for workers’ compensation and pension enhancements associated with the 2002 plant closures in the United States. We did not incur any such restructuring-related expenses in the first quarter of 2002 or 2003 and do not expect to incur such expenses going forward.

We believe that our investors find EBITDA before restructuring charges, net of reversals, to be a useful analytical tool for measuring our ability to service debt and for measuring our ability to generate cash for other purposes. EBITDA before restructuring charges, net of reversals, is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating income or cash flow or any other measure of performance determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA before restructuring charges, net of reversals, differently, and our EBITDA before restructuring charges, net of reversals, calculations are not necessarily comparable with similarly titled amounts for other companies.

The calculation for EBITDA before restructuring charges, net of reversals and related expenses is shown below:

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000	November 28, 1999	November 29, 1998
	(Unaudited)
			(Dollars in Thousands)
Net income (loss)	$(24,490)	$42,472	$24,979	$151,004	$223,392	$5,355	$102,502
Interest expense	59,679	48,023	186,493	230,772	234,098	182,978	178,035
Income tax expense (benefit)	(15,658)	24,944	24,979	88,685	120,288	3,144	60,198
Depreciation and amortization expense	14,908	18,228	71,071	80,619	90,981	120,102	128,773
Other (income) expense, net	27,909	(9,677)	25,411	8,836	(39,016)	7,868	34,849
Restructuring charges, net of reversals	(4,210)	—	124,595	(4,286)	(33,144)	497,683	250,658
Restructuring related expenses	—	—	49,549	*	*	*	*
Global Success Sharing Plan	—	—	—	—	—	(343,873)	90,564

EBITDA before restructuring charges, net of reversals and related expenses	$58,138	$123,990	$507,077	$555,630	$596,599	$473,257	$845,579

*	We did not separately identify restructuring related expenses until 2002.

(6)	For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and less capitalized interest. Fixed charges are defined as the sum of interest, including capitalized interest, on all indebtedness, amortization of debt issuance cost and that portion of rental expense which we believe to be representative of an interest factor.

For the three months ended February 23, 2003, there was a deficiency of earnings to fixed charges of $40.1 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

From 1998 to 2002, we experienced a decrease in net sales from $6.0 billion to $4.1 billion due to both industry-wide and company-specific factors. Industry-wide factors included changing customer preferences and weak economies and retail markets. Company-specific factors included brand equity erosion, insufficient product innovation, poor presentation of our product at retail, operational problems in our supply chain and weakness in our key distribution channels.

In response, we have completed several significant strategic, operational and management initiatives, including closing 37 of our owned and operated production and finishing facilities worldwide, shifting the vast majority of our production to independent contract manufacturers, putting in place a new management team, overhauling our product lines and introducing new products, improving our relationships with retailers, broadening our product availability, improving our operational processes and implementing a new operating model based on disciplined and integrated planning and execution.

We believe that through these initiatives we have successfully gained control of our business and are in the process of stabilizing and positioning our company to resume profitable growth. Our actions have enabled us to strengthen the overall financial health of the company. We have:

•	reduced our total debt as of fiscal year end 2002 by more than $800 million since the end of 1999;

•	achieved positive quarterly net sales growth on a constant currency basis for the last two quarters of 2002 compared to the same quarters in the prior year, despite continued weak economic and retail conditions worldwide; and

•	lowered our cost of goods sold and operating expenses, while increasing the variability of these costs.

In October 2002, we announced that we will be introducing a new casual clothing brand, the Levi Strauss Signature™ brand. We created the brand for value-conscious consumers who shop in mass channel retail stores. The Levi Strauss Signature™ brand will initially feature a range of denim and non-denim pants and shirts as well as denim jackets. We anticipate that the products will be available initially at Wal-Mart locations across the United States beginning in July 2003.

Results of Operations

The following table summarizes, for the periods indicated, selected items in our consolidated statements of income, expressed as a percentage of net sales (amounts may not total due to rounding).

	Three Months Ended		Year Ended
	February 23, 2003	February 24, 2002	November 24, 2002	November 25, 2001	November 26, 2000
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	58.9	57.4	59.3	57.8	57.9

Gross profit	41.1	42.6	40.7	42.2	42.1
Marketing, general and administrative expenses	37.0	32.0	32.2	31.8	31.9
Other operating (income)	(0.8)	(0.7)	(0.8)	(0.8)	(0.7)
Restructuring charges, net of reversals	(0.5)	—	3.0	(0.1)	(0.7)

Operating income	5.4	11.3	6.3	11.3	11.6
Interest expense	6.8	5.1	4.5	5.4	5.0
Other (income) expense, net	3.2	(1.0)	0.6	0.2	(0.8)

Income loss before taxes	(4.6)	7.2	1.2	5.6	7.4
Income tax expense benefit	(1.8)	2.7	0.6	2.1	2.6

Net income loss	(2.8)%	4.5%	0.6%	3.5%	4.8%

Net Sales Segment Data:
Geographic
Americas	58.8%	64.3%	65.1%	67.1%	67.8%
Europe	31.4	27.9	26.4	25.0	23.8
Asia Pacific	9.9	7.8	8.5	7.9	8.4

Three Months Ended February 23, 2003 as Compared to Three Months Ended February 24, 2002

Consolidated net sales. Net sales for the three months ended February 23, 2003 decreased 6.4% to $875.1 million, as compared to $935.3 million for the same period in 2002. If currency exchange rates were unchanged from the prior year period, net sales would have decreased approximately 11.2% for the three months ended February 23, 2003.

The decrease for the three months ended February 23, 2003 compared to the prior year period reflects the weak retail and economic climates, declining consumer confidence and pricing pressures in most markets in which we operate. Political and economic uncertainty coupled with anxiety about war and terrorism have also made the first quarter of 2003 more challenging than we had expected. After a weak holiday season, we believe consumer spending levels continued to be down significantly, resulting in lower than anticipated retailer orders.

Despite the continuation of weak economic and retail conditions in most major markets around the world, we anticipate that 2003 constant currency net sales will increase between 2% to 5% compared to 2002. We expect this to be driven by new products and retail programs in our existing core Levi’s® and Dockers® business. In addition, we will be introducing the Levi Strauss Signature™ brand, which we expect to be available at Wal-Mart locations across the United States beginning in the third quarter of 2003. We anticipate that the majority of our net sales growth in 2003 will be in the second half of the year.

Americas net sales. In the Americas, net sales for the three months ended February 23, 2003 decreased 14.5% to $514.2 million, as compared to $601.3 million for the same period in 2002. If currency exchange rates were unchanged from 2002, net sales would have declined 14.1% for the three months ended February 23, 2003 compared to the same period in 2002. We believe that the combination of a weak holiday season and a slowdown in consumer spending in January and February 2003 left retailers with high overall inventory levels. We believe this had a negative effect on replenishment orders, particularly as retailers worked to reduce excess inventory related to their private label products.

In this uncertain economic and geopolitical climate, we believe we must focus on continuing to produce innovative products and offering competitive margins to our retail customers using wholesale price reductions and sales incentives. At the same time, we will focus on cutting costs to enhance earnings and cash flow without jeopardizing growth strategies.

Europe net sales. In Europe, net sales for the three months ended February 23, 2003 increased 5.3% to $274.4 million, as compared to $260.6 million for the same period in 2002. On a constant currency basis, net sales would have decreased by approximately 11.1% for the three months ended February 23, 2003 compared to the same period in 2002.

We are facing similar challenges in Europe as in the Americas. A sluggish economic and retail environment, low consumer confidence and high retail inventories after a weak holiday season, particularly in key countries such as Germany, Italy and the United Kingdom, resulted in fewer replenishment orders. We also are continuing to see intense price pressures across Europe.

In the context of this weak external environment in Europe, we continue to focus on maintaining a steady stream of product innovation and expanding our product price points. For example, we have launched the Levi’s® 580 series, an “entry” or lower price point line.

Asia Pacific net sales. In our Asia Pacific region, net sales for the three months ended February 23, 2003 increased 18.0% to $86.6 million, as compared to $73.3 million for the same period in 2002. If exchange rates were unchanged from the prior year period, net sales would have increased approximately 11.6% for the three months ended February 23, 2003. In some countries, we reported double-digit net sales increases for the three months ended February 23, 2003 compared to the same period in 2002, offsetting lower sales in other countries that are facing difficult retail conditions. In Japan, which accounted for approximately 52% of our business in Asia during the first quarter of 2003, net sales for the three months ended February 23, 2003 increased approximately 25.0% on a constant currency basis compared to the same period in 2002. Sales growth reflected the positive impact of our new products, improved retail presentation and our ability to reach more consumers with a broader range of price points in an environment of economic weakness and apparel price deflation across much of the region. The results in Japan also reflected the opening of additional independently owned retail stores dedicated to the Levi’s® brand.

Gross profit. Gross profit for the three months ended February 23, 2003 was $359.4 million compared with $398.6 million for the same period in 2002. Gross profit as a percentage of net sales, or gross margin, for the three months ended February 23, 2003 decreased to 41.1% compared to 42.6% for the same period in 2002. Gross margin for the three months ended February 23, 2003 was affected by deploying the savings from our 2002 plant closures into product innovation and better margins for our retail customers.

Our gross margin for the three months ended February 23, 2003 benefited from foreign currency exchange gains of approximately $8 million related to the strength of the euro. Because the cost of our fabric is dollar-denominated, the strength of the euro resulted in lower sourcing costs than in the first quarter of 2002. In addition, our gross margin for the three months ended February 23, 2003 does not include, as in prior periods, postretirement medical benefits related to manufacturing employees. Because we have closed most of our manufacturing plants in the U.S., these costs are now reflected in marketing, general and administrative expenses of approximately $10 million for the three months ended February 23, 2003. Also, improvements in the process of identifying obsolete core inventory resulted in a reduction of inventory valuation reserves by approximately $5 million as of February 23, 2003.

Cost of goods sold is primarily comprised of cost of materials, labor and manufacturing overhead. Cost of goods sold also includes the cost of inbound freight, internal transfers, and receiving and inspection at manufacturing facilities as these costs vary with product volume. We include substantially all the costs related to receiving and inspection at distribution centers, warehousing and other activities associated with our distribution network in marketing, general and administrative expenses. Our gross margins may not be comparable to those of other companies in our industry, since some companies may include costs related to their distribution network in cost of goods sold.

In response to demanding market conditions, we will continue to invest in product innovations and better margins for our U.S. retail customers. In light of continuing demanding retail market conditions, we currently expect that our gross margins for the full year 2003 to be at the lower end of our previously announced target of 40% to 42%.

Marketing, general and administrative expenses. Marketing, general and administrative expenses for the three months ended February 23, 2003 increased 8.2% to $323.5 million compared to $298.9 million for the same period in 2002. These expenses as a percentage of sales for the three months ended February 23, 2003 increased to 37.0% compared to 32.0% for the same period in 2002.

The dollar increase in marketing, general and administrative expenses for the three months ended February 23, 2003 was attributable to several factors that occurred during 2003. These factors included the translation impact of the weak dollar of approximately $13 million, postretirement medical benefits related to manufacturing employees as discussed above under “Gross profit” of approximately $10 million and a catch-up adjustment to recognize rent expense on a straight-line basis over the lease terms resulting in a non-recurring, non-cash charge of approximately $21 million. We believe that the cumulative effect of the non-recurring, non-cash charge is not material to our historical operations in any period or to the trend of reported results of operations. These factors were partially offset by a decline in total incentive compensation expense of approximately $28 million, of which $24 million related to our long-term incentive compensation program.

Advertising expense for the three months ended February 23, 2003 increased 4.1% to $68.8 million, compared to $66.1 million for the same period in 2002. Advertising expense as a percentage of sales for the three months ended February 23, 2003 increased to 7.9%, compared to 7.1% for the same period in 2002, in line with our previously estimated 2003 full year range of 7% to 8%.

Marketing, general and administrative expenses also include distribution costs, such as costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with our distribution network. These expenses for the three months ended February 23, 2003 and February 24, 2002 were $45.3 million and $43.1 million, respectively.

We expect full year 2003 marketing, general and administrative expenses as a percent of sales to be at the higher end of our previously communicated range of 32% to 34%.

Other operating income. Licensing income for the three months ended February 23, 2003 of $7.3 million increased 19.7%, as compared to $6.1 million for the same period in 2002. The increase reflects an increase in sales of licensed accessories primarily for hosiery, footwear and small leather goods.

Restructuring charges, net of reversals. In the first quarter of 2003, we reversed $4.2 million of restructuring charges from prior years’ restructuring initiatives. (See “Restructuring Charges” below for further details.)

Operating income. Operating income for the three months ended February 23, 2003 was $47.4 million compared to $105.8 million for the same period in 2002. The decrease in operating income for the three months ended February 23, 2003 was primarily attributable to the impact of lower sales and gross margins, and an increase in marketing, general and administrative expenses.

Interest expense. Interest expense for the three months ended February 23, 2003 increased 24.3% to $59.7 million compared to $48.0 million for the same period in 2002. The higher interest expense was primarily due to the first quarter 2003 issuance of $575 million of senior notes due 2012 at an interest rate of 12.25% and higher bank debt as a result of entering into the 2003 senior secured credit facility. The weighted average cost of borrowings for the three months ended February 23, 2003 and February 24, 2002 was 10.30% and 9.30%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under unfunded deferred compensation plans and other miscellaneous items.

Other (income) expense, net. Significant components of other (income) expense, net are summarized below:

	Three Months Ended
	February 23, 2003	February 24, 2002
	(Dollars in Thousands)
Currency transaction (gains) losses	$26,451	$(5,931)
Interest (income)	(1,491)	(450)
(Gains) losses on disposal of assets	(4,159)	204
Loss on early extinguishment of debt	8,827	—
Other	(1,719)	(3,500)

Total	$27,909	$(9,677)

Currency transaction (gains) losses include gains and losses of our foreign exchange management contracts of $36.4 million and $0.8 million for the three months ending February 23, 2003 and February 24, 2002, respectively. The remaining amounts primarily reflect (gains) losses for remeasurement of foreign currency transactions. Interest income for the three months ended February 23, 2003 was predominately due to an increase in cash investments as a result of our 2003 refinancing activities. The net gain on disposal of assets for the three months ended February 23, 2003 was primarily related to the sale of fixed assets associated with our 2002 U.S. plant closures. The loss on early extinguishment of debt for the three months ended February 23, 2003 primarily relates to our senior secured credit facility refinancing and, to a lesser extent, the repurchase of our 6.80% notes due November 2003.

Income tax expense (benefit). Income tax benefit was $(15.7) million for the three months ended February 23, 2003 compared to income tax expense of $24.9 million for the same period in 2002. Our effective income tax rate was 39% for the three months ended February 23, 2003 compared to 37% for the same period in 2002. The lower effective income tax rate in 2002 was due to a projected reversal of prior years’ accruals.

Net income (loss). Net loss for the three months ended February 23, 2003 was $(24.5) million compared to net income of $42.5 million for the same period in 2002. The net loss for the three months ended February 23, 2003 reflected lower sales, higher marketing, general and administrative expenses, higher interest expense and the impact of currency volatility on our foreign exchange management.

Year Ended November 24, 2002 as Compared to Year Ended November 25, 2001

Consolidated Net Sales.    Net sales in 2002 decreased 2.9% to $4,136.6 million, as compared to $4,258.7 million in 2001. If currency exchange rates were unchanged from 2001, net sales would have decreased approximately 3.2% for 2002 compared to 2001. The decrease primarily reflected the impact of the weak retail and economic climates in many of the markets in which we operate. In the first half of 2002 we were in the early stages of introducing many of the products and programs whose marketplace impact we believed would increase over time. In the second half of 2002, net sales stabilized as these products and programs began to take hold.

Americas Net Sales.    In the Americas, net sales in 2002 decreased 5.7% to $2,692.1 million, as compared to $2,856.1 million in 2001. If currency exchange rates were unchanged from 2001, net sales would have decreased approximately 4.9% for 2002 compared to 2001. This decrease primarily reflected the challenging U.S. retail and economic climate. The decline was mitigated by a number of factors in the Americas that continued to improve and have a positive impact during the year. These factors include:

•	positive reactions from both retailers and consumers to our overhauled product lines, including new fits, fabrics and finishes in core products;

•	a revitalized women’s jeans product line, including Levi’s® Superlow jeans;

•	new market leading innovations, such as Dockers® Go! Khakis™ with Stain Defender;

•	more effective product-focused advertising; and

•	new retailer programs resulting in improved economics for our customers, including lower wholesale prices on selective products, volume incentives, and better service.

We regularly explore entry into new customers and development of new brands and products for both existing and potential customers. For example, we entered Pacific Sunwear, a multi-brand specialty store, and entered a number of image department stores including the Bloomingdales unit of Federated Department Stores, Inc., Nordstrom Inc. and Saks Incorporated.

Europe Net Sales.    In Europe, net sales in 2002 increased 2.5% to $1,093.1 million, as compared to $1,066.3 million in 2001. On a constant currency basis, net sales would have decreased 1.4% for 2002, compared to 2001. Net sales reflected a competitive and challenging marketplace, particularly in the United Kingdom, Italy and Germany where we experienced weak consumer demand, high retail inventories and increasing apparel price deflation. We stabilized our performance in Europe despite the challenging economic environment by taking various actions including:

•	introduction of new products and finishes, such as the “Shaped and Worn” vintage-inspired jeans products;

•	the roll-out of lower entry-priced products in both the Levi’s® and Dockers® brands;

•	wholesale price reductions on selective products;

•	aggressive promotions of 501® and 525™ jeans in core finishes; and

•	the continued upgrade of the presentation of our products at retail.

Asia Pacific Net Sales.    In our Asia Pacific region, net sales in 2002 increased 4.5% to $351.4 million, as compared to $336.2 million in 2001. If exchange rates were unchanged from 2001, net sales would have increased approximately 6.4% for 2002 compared to 2001. Sales growth reflected the positive impact of our product innovation, marketing programs and improved retail distribution in an environment characterized by economic weakness and apparel price deflation across much of the region.

In Japan, which accounted for approximately 53% of our business in Asia during 2002, net sales in 2002 increased approximately 4.0% compared to the prior year period on a constant currency basis. The results in Japan reflected the positive impact of our premium and super premium product lines, entry into the standard or lower priced segment, and the opening of additional independently-owned retail stores dedicated to the Levi’s® brand.

Gross Profit.    Gross profit in 2002 was $1,684.8 million compared to $1,797.5 million in 2001. Gross margin decreased in 2002 to 40.7%, as compared to 42.2% in 2001.

Gross margin in 2002 was adversely affected by expenses of $49.5 million associated with plant closures in the United States and Scotland. Most of those expenses were for workers’ compensation and pension enhancements in the United States. Excluding these restructuring related expenses, gross margin for 2002 would have been 41.9% compared to 42.2% for 2001.

Our gross margins benefited from our lower sourcing and fabric costs and the favorable impact of foreign currency movements as well as lower inventory markdown expenses. Negatively affecting our margins were retailer promotions and incentives in the United States, which were recorded as a reduction of net sales, selective wholesale price reductions in the United States and Europe, entry into lower priced segments in all regions, and more expensive finishes, particularly in Europe.

Our largest supplier, Cone Mills Corporation, had been the sole supplier of the denim used worldwide for our 501® jeans. On May 13, 2002, we amended the exclusivity and requirements features of our supply agreement with Cone Mills. The amendment provides that, as of March 30, 2003, we may purchase these denims from other suppliers and Cone Mills may sell these denims to other customers. The amendment also allowed us to purchase these denims for our European business from non-U.S. sources prior to March 30, 2003 if the European Union implements significant tariffs against U.S. produced denim. The amendment does not change any other provisions of the supply agreement.

Marketing, general and administrative expenses.    Marketing, general and administrative expenses in 2002 decreased 1.7% to $1,332.8 million compared to $1,355.9 million in 2001. These expenses as a percentage of sales in 2002 increased to 32.2% compared to 31.8% in 2001. The dollar decrease in marketing, general and administrative expenses in 2002 was primarily due to lower advertising expense and our continuing cost containment efforts, partially offset by higher employee incentive plan accruals. In addition, expenses in 2001 included a reversal of prior period accruals, in the amount of $18.0 million, associated with an employee long-term incentive plan as a result of changes in employee turnover assumptions based on actual experience.

Advertising expense in 2002 decreased 14.0% to $307.1 million, as compared to $357.3 million in 2001. Advertising expense as a percentage of sales in 2002 decreased to 7.4%, as compared to 8.4% in 2001. The decrease in advertising expense reflected lower media costs and our strategic decision to shift some of our U.S. advertising spending into sales incentive programs with retailers. The cost of those programs was recorded as a reduction of net sales. Cooperative advertising expense for 2002 and 2001 was $3.9 million and $21.5 million, respectively.

Marketing, general and administrative expenses also include distribution costs, such as costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with our distribution network. These expenses totaled $183.7 million and $182.0 million for 2002 and 2001, respectively.

Other operating income.    Royalty income in 2002 increased to $34.5 million as compared to $33.4 million in 2001. The increase reflected an expansion of licensed accessory categories.

Restructuring charges, net of reversals.    In 2002, we recorded charges of $151.7 million associated with plant closures in the United States and Scotland and a restructuring initiative in Europe. These charges were offset by reversals of $27.1 million in 2002, based on updated estimates. In 2001, we reversed charges of $26.6 million primarily due to updated estimates related to prior years’ restructuring initiatives. This reversal was offset by recorded charges of $22.4 million associated with various overhead restructuring initiatives in 2001 that resulted in workforce reductions in the United States and Japan. (See “Restructuring Charges” below for further details.)

Operating income.    Operating income in 2002 was $261.9 million, as compared to $479.3 million in 2001. This decrease was primarily due to lower gross profit and the net restructuring charge of $124.6 million. This decrease was slightly offset by lower marketing, general and administrative expenses.

Interest expense.    Interest expense in 2002 decreased 19.2% to $186.5 million, as compared to $230.8 million in 2001. This lower interest expense was primarily due to lower average debt levels combined with lower market interest rates. In addition, interest expense in 2001 included the write-off of fees totaling $10.8 million related to our prior credit agreement dated January 31, 2000. We replaced that credit agreement with a new credit facility on February 1, 2001. The weighted average cost of borrowings for 2002 and 2001 was 9.14% and 9.47%, respectively, excluding the write-off of fees.

Other (income) expense, net.    Other (income) expense, net in 2002 was a net expense of $25.4 million, as compared to a net expense of $8.8 million for the same period in 2001. This increase in net expense was primarily due to higher net losses from derivative instruments used for foreign currency management activities, including sourcing, that do not qualify for hedge accounting. The increase in net expense was partially offset by a refund for a legal settlement associated with custom duties in Mexico and the related interest income on the refund.

Income tax expense.    At November 24, 2002, we calculated that our effective income tax rate for 2002 was 50% compared to 37% for 2001. The increase in our annual effective income tax rate was primarily due to the combined effects of the computational impact of expenses not deductible for tax purposes and lower earnings for 2002 resulting from the restructuring charges and related expenses. Income tax expense in 2002 was $25.0 million compared to $88.7 million in 2001.

We reached a settlement on most issues with the Internal Revenue Service during 2002 in connection with the examination of our income tax returns for the years 1990 to 1995. We have completed an evaluation of the impact of this settlement on our deferred tax assets as well as accrued taxes and long-term tax liabilities. As a result of this review, we reclassified approximately $90.0 million from long-term liabilities to accrued taxes to reflect the estimated impact of the settlement and our deferred tax assets were increased for Internal Revenue Service audit adjustments for benefits reversing in future years. Our consolidated U.S. income tax returns for 1996 to 1999 are under examination by the Internal Revenue Service. We expect this examination to be completed by early 2004.

Net income.    Net income in 2002 was $25.0 million compared to $151.0 million in 2001. The decrease in 2002 was primarily attributable to lower earnings resulting from the net restructuring charges of $124.6 million and related expenses of $49.5 million, lower net sales and higher net losses from derivative instruments in 2002. The impact of these factors was partially offset by lower interest expense and lower marketing, general and administrative expenses.

Year Ended November 25, 2001 as Compared to Year Ended November 26, 2000

Consolidated Net Sales.    Total net sales in 2001 decreased 8.3% to $4.3 billion, as compared to $4.6 billion in 2000. If currency exchange rates were unchanged from the prior year period, net sales for 2001 would have declined approximately 6.5%. This decrease reflected volume declines primarily due to weak economies and retail markets in the United States and Japan and the impact of a weaker euro and yen.

Although year over year total net sales continued to decline, the rate of decline narrowed to 8.3% in 2001 as compared to 9.6% in 2000 and 13.7% in 1999. We believed that the narrowed sales decline, in view of the then current economic and retail environment, reflected ongoing progress in our business turnaround and efforts to improve performance.

We anticipated difficult retail and economic conditions to continue into 2002, along with the need for continued executional improvements, including greater focus on core products and innovation to the U.S. product line. As a result, in 2001, we believed our 2002 constant currency net sales would decline in the low single digits and we planned our production and operating expenses accordingly.

Americas Net Sales.    In the Americas, net sales in the United States accounted for approximately 93% of our Americas net sales in 2001. Net sales in the Americas decreased 9.3% to $2.9 billion, as compared to $3.1 billion in 2000, due primarily to a drop in volume. This decrease was primarily attributable to the weak economy and retail apparel market in the United States. We believed retailers were reducing their open-to-buy and overall inventory levels in response to economic uncertainty and our improved ability to deliver products on time. Where we introduced updated and relevant products, such as our Levi’s® Superlow jeans and Dockers® Mobile™ pant, supported by the right advertising and retail programs, our data showed improved sell-through to consumers. Our performance in the United States also reflected our targeted retailer promotions and incentives that drove sales volumes during the fourth quarter of 2001.

Europe Net Sales.    In Europe, net sales decreased 3.5% to $1.07 billion, as compared to $1.1 billion in 2000. The small decrease in net sales was primarily due to the effects of translation to U.S. dollar reported results. If exchange rates were unchanged from the prior year period, net sales would have increased by approximately 0.7% in 2001 compared to the prior year period. In 2001, we believed the constant currency results indicated that our business in Europe was beginning to stabilize as indicated by modest growth in net sales on a constant currency basis for the last three consecutive quarters of 2001 compared to 2000. We believed this reflected the impact of our updated and innovative products, retail presentation programs and improved delivery performance in the region for 2001.

Asia Pacific Net Sales.    In the Asia Pacific region, net sales decreased 14.3% to $336.2 million, as compared to $392.4 million in 2000. If exchange rates were unchanged from the prior year period, the reported net sales decrease would have been approximately 5.0% in 2001 compared to the prior year period. The decrease was primarily driven by the economic uncertainty in Japan and the effects of translation to U.S. dollar reported results. In Japan, which accounted for approximately 55% of our business in Asia in 2001, difficult business conditions resulted in the loss of some key customers due to retail consolidation, closure of retail store locations and bankruptcies. Except for Japan, our net sales in Asia Pacific increased for 2001 compared to 2000.

Gross profit.    Gross profit in 2001 of $1.8 billion was 8.1% lower than the same period in 2000. Gross profit as a percentage of net sales, or gross margin, was essentially unchanged, increasing slightly to 42.2% in 2001, as compared to 42.1% in 2000. The increase in margin was due to lower sourcing and fabric costs and reduced inventory markdowns. We value inventories at the lower of average cost or market value and include materials, labor and manufacturing overhead. In determining inventory values, we give substantial consideration to the expected product selling price. These items were somewhat offset by costs associated with production down-time taken in our plants in response to the weak retail market in 2001, as well as costs due to a product recall in Europe. The Caribbean Basin Initiative trade act was a key reason for the sourcing cost improvements.

Marketing, general and administrative expenses.    Marketing, general and administrative expenses for 2001 decreased 8.5% to $1.4 billion, as compared to $1.5 billion for 2000. Marketing, general and administrative expenses as a percentage of sales for 2001 decreased slightly to 31.8% as compared to 31.9% in 2000. The dollar decrease in marketing, general and administrative expenses was primarily due to our continuing cost containment efforts, including a lower level of incentive plan accruals and advertising expenses, as well as lower volume-related costs. The lower incentive plan accruals included a reversal of $18.0 million associated with forfeitures under an employee long-term incentive plan in 2001. Marketing, general and administrative expenses for 2000 also included a pension curtailment benefit of $18.0 million. In 2001, we continued to look for opportunities to streamline our organization, in line with our core product focus and related initiatives to reduce business complexity.

Advertising expense for 2001 decreased 11.3% to $357.3 million, as compared to $402.7 million in the same period in 2000. Advertising expense as a percentage of sales in 2001 decreased 0.3 percentage points to 8.4%, as compared to 8.7% for the same period in 2000. Advertising expense as a percentage of sales for 2001 was consistent with our 2001 target range of 8% to 9%.

Other operating income.    For 2001, licensing income increased 3.2% to $33.4 million, as compared to $32.4 million for the same period in 2000. This increase was primarily due to an increase in royalties from sales of merchandise, such as outerwear, shoes, belts, headwear and handbags, by licensees of our trademarks.

Restructuring charges, net of reversals.    For 2001, we reversed charges of $26.6 million primarily due to updated estimates related to prior years’ restructuring initiatives. This reversal was offset by recorded charges of $22.4 million associated with various overhead restructuring initiatives in 2001 that resulted in workforce reductions in the United States and Japan. In 2000, we reversed charges of $33.1 million primarily due to updated estimates related to prior years’ restructuring initiatives.

Operating income.    For 2001, operating income decreased $59.5 million to $479.3 million, as compared to $538.8 million for the same period in 2000. The decrease was primarily due to lower sales, partially offset by lower marketing, general and administrative expenses. In addition, we recorded a net reversal of $4.3 million in restructuring charges in 2001 as compared to a $33.1 million reversal of restructuring charges in 2000.

Interest expense.    Interest expense for 2001 decreased 1.4% to $230.8 million, as compared to $234.1 million for the same period in 2000. This decrease was due to lower average debt levels, partially offset by a write-off of fees related to a credit agreement that was replaced by a new credit facility in February 2001.

Other (income) expense, net.    For 2001, we recorded $8.8 million of other expense, net, as compared to other income, net of $39.0 million for the same period in 2000. The net expense for 2001 was primarily attributable to lower interest income and net losses from foreign currency exposures and the contracts to manage foreign currency exposures. In addition, the income reported in 2000 included a $26.1 million gain from the sale of two office buildings in San Francisco located next to our corporate headquarters.

Income tax expense.    Income tax expense for 2001 was $88.7 million compared to $120.3 million for the same period in 2000. The decrease for 2001 was primarily due to lower earnings than in 2000, partially offset by a higher effective tax rate of 37% in 2001 compared to 35% in 2000. The lower tax rate in 2000 was due to a reevaluation of potential tax assessments.

Net income.    Net income for 2001 decreased by $72.4 million to $151.0 million from $223.4 million for the same period in 2000. The decrease was primarily due to lower sales, the impact of our foreign currency management activities and a lower net reversal in restructuring charges in 2001. Included in 2000 was a pre-tax gain of $26.1 million from the sale of office buildings. The decrease was partially offset by a higher gross margin and lower marketing, general and administrative expenses.

Restructuring Charges

Since late 1997 we have implemented extensive restructuring activities to reduce overhead expenses and eliminate excess manufacturing capacity, as well as closing 37 manufacturing facilities worldwide between 1997 and 2002, including closing in 2002 two manufacturing plants in Scotland and six manufacturing plants in the United States. The U.S. closures reflected our continuing shift from a manufacturing to a marketing and product-driven organization. We closed the plants in Scotland in order to reduce average production costs in Europe. We believe these actions will improve our competitiveness and enable us to invest more resources in product, marketing and retail initiatives. These actions also increase the variable nature of our cost structure, which we believe will help us maintain strong gross margins in a highly competitive and price deflationary environment. We do not anticipate closing any more manufacturing or finishing facilities in the near future, although we cannot assure that we will not take further restructuring initiatives in the future.

The following is a summary of the actions taken and related charges associated with these restructuring activities. Restructuring charges include certain costs associated with plant closures and business reorganization activities and are recorded upon approval of, and commitment to, a restructuring plan by executive management. These costs primarily include employee severance, certain employee termination benefits and contractual obligations. Our restructuring charges also include property, plant and equipment write-offs. These costs are not associated with, nor do they benefit, continuing activities. We review and evaluate these activities periodically.

•	From 1997 to 1999, we closed 29 of our owned and operated production and finishing facilities in North America and Europe and instituted restructuring initiatives to reduce costs, eliminate excess capacity and align our sourcing strategy with changes in the industry and in consumer demand. For 2002, we reversed aggregate charges of $18.0 million from initial charges of $530.9 million. These reversals were primarily due to lower than anticipated employee benefits and other plant closure related costs.

•	In November 2001, we instituted various reorganization initiatives in the United States that included simplifying product lines and realigning our resources to those product lines. We recorded an initial charge of $20.3 million in November 2001 reflecting an estimated displacement of 500 employees. During 2002, we reversed charges of $6.7 million from the initial charge of $20.3 million. This reversal was due to a change in the estimate of the number of employees to be affected from approximately 500 to approximately 335 primarily due to attrition. During the first quarter of 2003, we reversed $0.2 million for lower than anticipated severance and benefit costs due to attrition.

•	In November 2001, we instituted various reorganization initiatives in Japan. These initiatives were prompted by business declines as a result of the prolonged economic slowdown, political uncertainty, major retail bankruptcies and dramatic shrinkage of the core denim jeans market in Japan. We recorded an initial charge of $2.0 million in November 2001. The charge reflected an estimated displacement of 22 employees, all of whom have been displaced. During 2002, we reversed charges of $0.3 million from the initial charge of $2.0 million.

•	For the plant closures in Scotland, we recorded an initial charge in the second quarter of 2002 of $20.5 million, consisting of $3.1 million for asset write-offs, $15.7 million for severance and employee benefits and $1.7 million for other restructuring costs. The charge reflected an estimated displacement of 650 employees, all of whom have been displaced. The two manufacturing plants were closed by the end of the second quarter of 2002. During the third quarter of 2002, we reversed the remaining balance of $2.1 million due to the earlier than anticipated sale of the manufacturing plants.

•	For the six plant closures in the United States, we recorded an initial charge in the second quarter of 2002 of $129.7 million, consisting of $22.7 million for asset write-offs, $89.6 million for severance and employee benefits and $17.4 million for other restructuring costs. The charge reflects an estimated displacement of 3,300 employees at the affected plants and approximately 250 employees at our remaining U.S. finishing facility, where we anticipated needing to reduce our capacity due to decreased inflow of products from our manufacturing facilities. We closed the six manufacturing plants in three phases: two plants were closed in June 2002, two plants were closed in July 2002 and the final two plants were closed in September 2002. During the first quarter of 2003, we reversed a charge of $0.8 million due to lower than anticipated employee benefit costs. We also reversed $3.2 million of other restructuring costs during the period resulting from lower than anticipated costs to sell the Blue Ridge, Georgia facility and exit our lease for the Brownsville, Texas facility.

•	In November 2002, we announced a reorganization initiative in Europe that includes realigning our resources with our European sales strategy to better service customers and reduce operating costs. This strategy affects our operations in several countries and involves our moving from a country or regional-based sales organization to a key account structure. We recorded an initial charge of $1.6 million reflecting an estimated displacement of 40 employees. As of February 23, 2003, approximately 35 employees have been displaced. We expect to record additional employee displacement costs in the remainder of 2003 that are part of this initiative once labor negotiations are complete.

The following table summarizes the plant closures and restructuring charges and the resulting cash and non-cash reductions. Non-cash reductions include reversals and asset write-offs.

	Initial Provision	Cash Reductions	Non-cash Reductions	Balance as of November 24, 2002	Balance as of February 23, 2003
	(Dollars in Thousands)
1997 to 1999 Plant Closures and Restructuring Initiatives	$1,135,133	$937,102	$198,031	$—	$—
2001 Japan Restructuring Initiative	2,031	1,734	297	—	—
2001 Corporate Restructuring Initiatives	20,331	11,521	6,689	2,121	1,053
2002 U.S. Plant Closures	129,676	44,933	22,654	62,089	38,072
2002 Scotland Plant Closures	20,477	15,324	5,153	—	—
2002 Europe Restructuring Initiative	1,568	202	—	1,366	794

Total	$1,309,216	$1,010,816	$232,824	$65,576	$39,919

The total balance of the reserves at November 24, 2002 was $65.6 million, of which $52.4 million represented reserves for severance and employee benefits. The total balance of the reserves at February 23, 2003 was $39.9 million. We expect to utilize the majority of the remaining reserve balances during the remainder of 2003.

Liquidity and Capital Resources

Our principal capital requirements have been to fund working capital and capital expenditures. As of February 23, 2003, total cash and cash equivalents and restricted cash were $625.7 million, a $529.2 million increase from the $96.5 million cash balance reported as of November 24, 2002. The increase reflected the issuance of the 12.25% senior unsecured notes due 2012 and the 2003 senior secured credit facility. Under the 2003 senior secured credit facility, we are required to have funds segregated in an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of February 23, 2003, this amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.”

During 2003, we expect to have between $200 million and $300 million of the following primary cash requirements:

•	Working capital requirements associated with our mass channel launch and seasonal requirements;

•	Net cash payments of approximately $90 million to the Internal Revenue Service as a result of a tax settlement;

•	Net cash payments of approximately $70 million resulting from plant closures in 2002 and other restructuring initiatives; and

•	Capital expenditures of approximately $70 million.

We anticipate that we will meet these obligations primarily through these financings and from cash provided by operations. We will obtain additional liquidity through our revolving 2003 senior secured credit facility, which will also be used to support letters of credit, and through cash on hand.

Total debt, other cash obligations and commitments.    As of February 23, 2003, our total debt was $2.562 billion, compared with $1.847 billion as of November 24, 2002.

As of February 23, 2003, our 2003 senior secured credit facility consisted of $375.0 million of term loans and a $375.0 million revolving credit facility. There were no outstanding borrowings under the revolving credit facility. Total availability under the revolving credit facility was reduced by $170.1 million of letters of credit allocated under the revolving credit facility, yielding a net availability of $204.9 million. Included in the $170.1 million of letters of credit at February 23, 2003 were $131.8 million of standby letters of credit with various international banks, of which $51.2 million serve as guarantees by the creditor banks to cover U.S. workers’ compensation claims. We pay fees on the standby letters of credit and borrowings against letters of credit are subject to interest at various rates.

At February 23, 2003, we had unsecured and uncommitted short-term credit lines available totaling $17.4 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

We have other current cash obligations for various liabilities categorized on the balance sheet as accounts payable, accrued liabilities, accrued salaries, wages and employee benefits and accrued taxes for our normal business operations. During 2002, we reached a settlement with the Internal Revenue Service on most of the issues in connection with the examination of our income tax returns for the years 1990 through 1995. As a result, during 2002 we reclassified approximately $90 million from long-term tax liabilities into accrued taxes. We made a payment of approximately $115 million to the Internal Revenue Service in March 2003. After taking into account potential refunds from prior years’ overpayments and the tax effects of the interest deduction from paying this settlement, we expect the net cash payment to be approximately $90 million.

We have numerous noncontributory pension plans covering substantially all of our employees. Our pension plan assets are principally invested in equity securities and fixed income securities. Based on the fair value of plan assets and interest rates estimated as of November 24, 2002, we recorded a charge of $86.0 million, net of tax of $49.9 million to stockholders’ deficit. This charge reflects the after tax additional minimum pension liability due to pension obligations exceeding assets. As a result of the projected deficit, we expect to make additional pre-tax contributions to the pension plans during the next four fiscal years, including expected cash contributions of approximately $20 to $25 million in 2003.

We previously announced that we expected our 2003 year end debt level less cash on hand to approximate year end 2002 levels of $1.85 billion and that peak borrowings, net of cash on hand, during 2003 would be approximately $200 to $300 million higher than the 2002 year end level. The peak debt level principally results from seasonal working capital requirements and growth associated with our entry into the mass channel in the United States, which will occur in the third quarter of 2003. In light of continuing weak economic and retail conditions worldwide, it is likely that our debt level at the end of 2003 will be higher than our previously communicated expected debt level, and that the peak borrowing level may also exceed the previously communicated range.

We have no material off-balance sheet debt obligations or unconditional purchase commitments other than operating lease commitments. Our total short-term and long-term debt principal payments as of February 23, 2003 and minimum operating lease payments for facilities, office space and equipment as of November 24, 2002 for the next five years and thereafter are as follows:

	Principal Payments*	Minimum Operating Lease Payments
Year	(Dollars in Thousands)
2003	$319,271	$64,211
2004	122,271	58,375
2005	150,422	55,051
2006	722,509	52,646
2007	—	47,887
Thereafter	1,248,013	189,832

Total	$2,562,486	$468,002

*	The principal payments include $228.5 million of the outstanding 6.80% notes due November 1, 2003. Under the 2003 senior secured credit facility, we are required to have funds segregated in an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of February 23, 2003, this amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.”

Supply contracts. We do not have any material long-term raw materials supply contracts except for our supply agreement with Cone Mills Corporation relating to the denim used in 501® jeans. The supply agreement does not obligate us to purchase any minimum amount of goods. We typically conduct business with our raw material suppliers, garment manufacturing and finishing contractors on an order-by-order basis.

Cash used for/provided by operating activities. Cash used for operating activities for the three months ended February 23, 2003 was $152.2 million, as compared to cash provided by operating activities of $35.6 million for the same period in 2002. Trade receivables decreased during the three months ended February 23, 2003 primarily due to lower sales than in the three months ended November 24, 2002. Inventories increased during the three months ended February 23, 2003 primarily due to seasonal needs and preparation for our entry into the mass channel. Net deferred tax assets increased during the three months ended February 23, 2003 primarily due to tax benefits associated with the 2003 first quarter loss and the tax effects of the interest expense deduction from the audit settlement paid in March 2003 to the Internal Revenue Service. The increase in net deferred tax assets was partially offset by lower retail sales promotions and incentive activities, lower prepaid royalty income and spending associated with restructuring initiatives. Other long-term assets increased during the three months ended February 23, 2003 reflecting capitalized bank and underwriting fees in conjunction with our recent debt refinancing. Accounts payable and accrued liabilities decreased during the three months ended February 23, 2003 primarily due to lower spending than in the three months ended November 24, 2002 as a result of the seasonality of our business.

Restructuring reserves decreased during the three months ended February 23, 2003 due to payments related to prior years’ restructuring initiatives. Accrued salaries, wages and employee benefits decreased during the three months ended February 23, 2003 primarily due to payments in the first quarter of 2003 for our employee incentive compensation plans. This was partially offset by a reclassification from long-term employee benefits to accrued salaries, wages and employee benefits for expected payments in 2004 for our long-term employee incentive compensation plan. Accrued taxes decreased during the three months ended February 23, 2003 primarily due to tax payments and reversal of timing differences. Other long-term liabilities increased primarily due to a non-cash charge relating to a cumulative effect of a change in accounting for rent expense.

Cash provided by operating activities in 2002 was $191.7 million, as compared to $141.9 million in the same period in 2001. Trade receivables increased during 2002 primarily due to higher net sales in November 2002 compared to November 2001. Inventory decreased during 2002. We achieved the inventory reduction through retailer promotional and incentive programs and better inventory management. For the first half of 2003, we anticipate inventory to be higher than at year end 2002 as we prepare for the launch of the Levi Strauss Signature™ brand beginning in July 2003. Net deferred tax assets increased during 2002 primarily due to timing of unrealized foreign exchange gains/losses and the additional minimum pension liability.

Restructuring reserves increased during 2002 primarily due to restructuring charges associated with the United States plant closures. Accrued salaries, wages, and employee benefits increased during 2002 primarily due to higher employee incentive costs than in 2001. Accounts payable and accrued liabilities decreased during 2002 primarily due to lower contractor and advertising accruals. Accrued taxes increased and long-term tax liabilities decreased during 2002 primarily due to the reclassification of approximately $90.0 million in anticipation of the settlement payment to the Internal Revenue Service in connection with an examination of our income tax returns for the years 1990 to 1995. Long-term employee benefits increased primarily due to an increase in our pension liability for anticipated contributions over the next four years.

Cash provided by operating activities in 2001 was $141.9 million, as compared to $305.9 million in the same period in 2000. Trade receivables decreased during 2001 primarily due to lower net sales. Inventory decreased during 2001, primarily in the fourth quarter. We achieved the inventory reduction through reduced production levels and increased retailer promotional and incentive activities in the United States.

Other current assets decreased during 2001 primarily due to reimbursements of income and payroll taxes for overpayments made in 2000. Other long-term assets increased during 2001 primarily due to the capitalization of underwriting and other fees for the senior notes due 2008 issued in January 2001 and fees associated with the credit facility we entered into on February 1, 2001. Net deferred tax assets decreased during 2001 primarily due to inventory adjustments and tax on unremitted foreign earnings.

Restructuring reserves decreased during 2001 primarily due to spending and accrual reversals related to prior years’ restructuring initiatives, partially offset by 2001 restructuring charges. Accrued salaries, wages, and employee benefits decreased during 2001 primarily due to the payment of annual employee incentives, partially offset by employee incentive accruals. Long-term employee benefits increased primarily due to increased accruals for long-term incentive plans. Accounts payable and accrued liabilities decreased during 2001 primarily due to lower accruals for contractors and raw material purchases resulting from lower production needs. Accrued taxes decreased during 2001 primarily due to a payment of approximately $40 million in the first quarter of 2001 to the Internal Revenue Service in connection with an examination of our income tax returns for the years 1986 to 1989.

Cash used for/provided by investing activities.    Cash used for investing activities during the three months ended February 23, 2003 was $25.9 million compared to cash provided by investing activities of $2.3 million during the same period in 2002. Cash used for investing activities for the three months ended February 23, 2003 resulted primarily from purchases of property, plant and equipment and realized losses on net investment hedges, partially offset by proceeds received on sales of property, plant and equipment. The purchases primarily related to systems enhancements. The proceeds received on the sale of property, plant and equipment arose mainly from the sale of assets associated with the U.S. plant closures. We expect capital spending of approximately $70 million for fiscal year 2003, primarily for systems enhancements.

Cash used for investing activities during 2002 was $59.4 million as compared to $17.2 million during 2001. Cash used for investing activities for 2002 resulted primarily from purchases of property, plant and equipment and realized losses on net investment hedges, partially offset by proceeds received on sales of property, plant and equipment. The purchases primarily related to sales office capital improvements and systems upgrades. The proceeds received on the sale of property, plant and equipment during 2002 arose mainly from the sale during the first quarter of 2002 of an idle distribution center located in Nevada.

Cash used for investing activities during 2001 was $17.2 million, as compared to cash provided by investing activities of $154.2 million during the same period in 2000. Cash used for investing activities during the year resulted primarily from purchases of property, plant and equipment. In 2000, cash provided by investing activities was primarily attributable to proceeds received from the sale of office buildings and realized gains on net investment hedges. Our capital expenditures for 2001 were $22.5 million, as compared to $28.0 million for 2000.

Cash provided/by used for financing activities.    Cash provided by financing activities for the three months ended February 23, 2003 was $460.3 million, compared to cash used for financing activities of $27.2 million for the same period in 2002. Cash provided by financing activities during the three months ended February 23, 2003 primarily reflected the issuance of the 12.25% senior unsecured notes due 2012 and the 2003 Tranche B term loan facility.

Cash used for financing activities for 2002 was $140.3 million as compared with $139.9 million in 2001 and $527.1 million in 2000. We used cash in 2002 primarily for repayment of existing debt. In fiscal 2001, cash used for financing activities was primarily for repayment of existing debt offset by the senior notes issued in January 2001 and the U.S. receivables securitization transaction completed in July 2001. In 2000, cash used for financing activities was for repayment of existing debt.

Foreign Currency Translation

The functional currency for most of our foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. dollars using period-end exchange rates and income and expense accounts are translated at average monthly exchange rates. The U.S. dollar is the functional currency for foreign operations in countries with highly inflationary economies and certain other subsidiaries. The translation adjustments for these entities are included in “Other (income) expense, net.”

Effects of Inflation

We believe that inflation in the regions where most of our sales occur has not had a significant effect on our net sales or profitability.

Market Risk Disclosure

Derivative Financial Instruments.    We are exposed to market risk primarily related to foreign exchange, interest rates and, indirectly through fabric prices, the price of cotton. We actively manage foreign currency and interest rate risks with the objective of reducing fluctuations in actual and anticipated cash flows by entering into a variety of derivative instruments including spot, forwards, options and swaps. We are exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, we believe these counterparties are creditworthy financial institutions and do not anticipate nonperformance. We currently do not manage our exposure to the price of cotton with derivative instruments. We hold derivative positions only in currencies to which we have exposure.

The tables below give an overview of the fair values of derivative instruments reported as an asset or liability and the realized and unrealized gains and losses associated with our foreign exchange management activities reported in “Other (income) expense, net.” The derivatives expire at various dates through August 2003.

	February 23, 2003	November 24, 2002	November 25, 2001
Risk Exposures	Fair value asset (liability)	Fair value asset (liability)	Fair value asset (liability)
	(Dollars in Thousands)
Foreign Exchange Management
Sourcing	$(2,384)	$(3,636)	$10,976
Net Investment	(1,092)	303	6,068
Royalties	49	1,189	729
Cash Management	(51)	(82)	1,521
Euro Notes Offering	(783)	(625)	(1,169)

Total	$(4,261)	$(2,851)	$18,125

Interest Rate Management	$—	$—	$(2,266)

	Three Months Ended February 23, 2003		Three Months Ended February 24, 2002			Year Ended November 24, 2002		Year Ended November 25, 2001
	Other (income) expense, net		Other (income) expense, net			Other (income) expense, net		Other (income) expense, net
	Realized	Unrealized	Realized		Unrealized	Realized	Unrealized	Realized	Unrealized
	(Dollars in Thousands)
Foreign Exchange Management
Sourcing	$18,596	$(1,253)	$(5,480)		$6,285	$60,716	$13,851	$10,696	$4,176
Net Investment	2,089	230	654		(3,655)	10,132	(116)	2,146	(60)
Royalties	1,677	1,140	3,442		(3,694)	3,372	(1,037)	(8,044)	2,537
Cash Management	7,989	(31)	2,669		76	(18,172)	(683)	(2,228)	(790)
Transition Adjustments	—	—	—		—	—	—	828	—
Euro Notes Offering	5,785	160	1,318		(837)	(10,167)	(545)	5,738	1,169

Total	$36,136	$246	$2,603		$(1,825)	$45,881	$11,470	$9,136	$7,032

Interest Rate Management	$—	$—	$2,266	(1)	$(2,266)	$2,266 (1)	$(2,266)	$—	$1,476
Transition Adjustments	—	—	—		—	—	—	—	1,246

Total	$36,136	$246	$2,603		$(2,266)	$2,266	$(2,266)	$—	$2,722

(1)	Recorded as an increase to interest expense.

Foreign Exchange Risk.    Foreign exchange market risk exposures are primarily related to cash management activities, raw material and finished goods purchases (sourcing), net investment positions and royalty flows from affiliates.

We use a variety of derivative instruments, including forward, swap and option contracts, to protect against foreign currency exposures related to sourcing, net investment positions, royalties and cash management.

We calculate our maximum allowable level of loss based on a percentage of the total forecasted currency exposures. The allowable percentage loss depends on various elements including our leverage ratio as defined in our foreign exchange policy. We implemented this policy in 2001. For 2002 and 2003, the policy permitted a 6% loss against a set of benchmark rates. The allowable loss for 2003, 2002 and 2001 was approximately $25 million, $45 million and $30.0 million, respectively.

At February 23, 2003, we had U.S. dollar spot and forward currency contracts to buy $634.4 million and to sell $199.9 million against various foreign currencies. We had no option contracts outstanding at February 23, 2003. At November 24, 2002, we had U.S. dollar spot and forward currency contracts to buy $972.9 million and to sell $238.3 million against various foreign currencies. We also had euro forward currency contracts to buy 7.9 million euro against various foreign currencies and to sell 9.9 million euro against various foreign currencies. We had no U.S. dollar option contracts outstanding at November 24, 2002. We had euro option currency contracts to sell 30.0 million euro against various foreign currencies. These contracts are at various exchange rates and expire at various dates through August 2003.

We entered into option contracts to manage our exposure to numerous foreign currencies. At November 24, 2002, we bought Swedish Krona options resulting in a net long position against the euro of $29.0 million should the options be exercised.

The following table presents notional amounts, average exchange rates and fair values for forward and swap contracts by currency. All amounts are stated in U.S. dollar equivalents. The notional amount represents the total net position outstanding as of the stated date. A positive amount represents a long position in U.S. dollar versus the exposure currency, while a negative amount represents a short position in U.S. dollar versus the exposure currency. The net position is the sum of all buy transactions minus the sum of all sell transactions. The unrealized gain (loss) is the fair value of the outstanding position. The average forward rate is the forward rate weighted by the total of the transacted amounts. All transactions will mature before August 2003.

Outstanding Forward and Swap Transactions

(Dollars in Thousands Except Average Rates)

	As of November 24, 2002			As of November 25, 2001
Currency	Average Forward Rate	Notional Amount	Fair Value	Average Forward Rate	Notional Amount	Fair Value
Australian Dollar	0.56	$22,863	$(388)	0.51	$24,488	$(629)
Argentine Peso	—	—	—	0.94	1,847	(116)
Brazilian Real	3.43	518	22	—	—	—
Canadian Dollar	1.57	9,482	98	1.57	12,713	334
Swiss Franc	1.49	(16,639)	5	1.66	(11,996)	(19)
Danish Krona	7.49	15,115	(12)	8.33	11,879	(133)
Euro	0.99	415,527	(1,764)	0.89	180,309	8,662
British Pound	1.57	150,500	—	1.42	114,831	805
Hungarian Forint	237.55	(12,616)	(160)	227	5,867	46
Japanese Yen	122.69	37,797	1,136	120.48	43,283	4,029
Mexican Peso	10.14	11,243	33	9.36	7,095	(133)
Norwegian Krona	7.33	7,025	17	9.02	5,730	(55)
New Zealand Dollar	0.50	(5,921)	3	0.41	(3,008)	26
Swedish Krona	9.19	87,888	(1,834)	10.63	54,209	829
Singapore Dollar	1.76	1,045	3	1.81	(8,269)	(96)
Taiwan Dollar	35.07	6,301	(62)	34.86	3,979	(38)
South African Rand	9.27	4,584	52	9.57	2,808	285

Total		$734,712	$(2,851)		$445,765	$13,797

The following table presents notional amounts, average strike rates and fair values of outstanding foreign currency options. All amounts are stated in U.S. dollar equivalents. The notional amount represents the total net position outstanding as of the stated date should the option be exercised. A positive amount represents a long position in U.S. dollars, while a negative amount represents a short position in U.S. dollars, versus the relevant currency. The market value is the fair value of the option transaction reported in our financial statements. The average strike rate is weighted by the total of the notional amounts. All transactions expired before December 2002.

Outstanding Options Transactions

(Dollars in Thousands Except Average Rates)

	As of November 24, 2002			As of November 25, 2001
Currency	Average Strike Rate	Notional Amount	Fair Value	Average Strike Rate	Notional Amount	Fair Value
Canadian Dollar	—	$—	$—	1.57	$(44,000)	$(3)
Euro	—	30,078	—	0.89	61,344	4,559
Swedish Krona	8.68	(29,021)	—	11.12	21,673	(242)
South African Rand	—	—	—	9.76	5,000	14

Total		$1,057	$—		$44,017	$4,328

Interest Rate Risk.    We have an interest rate risk management policy designed to manage the interest rate risk on our borrowings by entering into a variety of interest rate derivatives.

The following table provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and interest rates by contractual maturity dates. The applicable floating rate index is included for variable rate instruments. Notional amounts are the amounts outstanding at the end of the stated period. All amounts are stated in U.S. dollar equivalents.

Interest Rate Table as of November 24, 2002

(Dollars in Thousands Unless Otherwise Stated)

	Year Ended							Fair Value 2002
	2002	2003	2004	2005	2006	2007	2008
Debt Instruments
Fixed Rate (US$)	$1,239,658	$868,465	$861,571	$830,000	$380,000	$380,000	—	$1,158,064
Average Interest Rate	8.36%	9.11%	9.11%	9.12%	11.63%	11.63%	—	—
Fixed Rate (Yen 20 billion)	$167,134	$166,667	$166,667	$166,667	$166,667	$166,667	$166,667	$116,667
Average Interest Rate	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%	—
Fixed Rate (Euro 125 million)	$130,933	$126,250	$126,250	$126,250	$126,250	$126,250	—	$114,414
Average Interest Rate	11.63%	11.63%	11.63%	11.63%	11.63%	11.63%	—	—
Variable Rate (US$)	$262,628	$135,741	$24,365	$—	—	—	—	$262,628
Average Interest Rate*	3.77%	2.61%	4.55%	—	—	—	—	—
Variable Rate (Euro)	$51,161	—	—	—	—	—	—	$51,161
Average Interest Rate*	3.39%	—	—	—	—	—	—	—

*	Assumes no change in short-term interest rates

Interest Rate Table as of November 25, 2001

(Dollars in Thousands Unless Otherwise Stated)

	Year Ended							Fair Value 2001
	2001	2002	2003	2004	2005	2006	2007
Debt Instruments
Fixed Rate (US$)	$1,244,705	$1,224,774	$868,571	$861,571	$830,000	$380,000	$380,000	$985,523
Average Interest Rate	8.36%	8.45%	9.11%	9.11%	9.12%	11.63%	11.63%	—
Fixed Rate (Yen 20 billion)	$164,413	$164,413	$164,413	$164,413	$164,413	$164,413	$164,413	$113,115
Average Interest Rate	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%	—
Fixed Rate (Euro 125 million)	$114,378	$110,250	$110,250	$110,250	$110,250	$110,250	$110,250	$85,719
Average Interest Rate	11.63%	11.63%	11.63%	11.63%	11.63%	11.63%	11.63%	—
Variable Rate (US$)	$401,429	$147,076	$25,741	$24,365	—	—	—	$401,429
Average Interest Rate*	6.84%	4.21%	7.59%	7.59%	—	—	—	—
Variable Rate (Euro)	$41,366	$41,366	$41,366	—	—	—	—	$41,366
Average Interest Rate*	4.03%	4.03%	4.03%	—	—	—	—	—
Interest Rate Derivative Financial Instruments Related to Debt
Interest Rate Options Combination Pay fix 8.10%/ Pay fix 6.72% vs. Receive 3 month LIBOR	$75,000	—	—	—	—	—	—	$(614)
Collar = Locked fixed payer rate in average 6.75%-7.20% range	$200,000	—	—	—	—	—	—	$(1,652)

*	Assumes no change in short-term interest rates

Critical Accounting Policies

Our critical accounting policies upon which our financial position and results of operations depend are those relating to revenue recognition, inventory valuation, restructuring reserves, income tax assets and liabilities, and derivatives and foreign exchange management activities. We summarize our most critical accounting policies below.

Revenue recognition.    We recognize revenue when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized net of an allowance for estimated returns, discounts and retailer promotions and incentives when the sale is recorded.

We recognize allowances for estimated returns, discounts and retailer promotions and incentives when the sale is recorded. Allowances principally relate to our U.S. operations and are primarily comprised of volume-based incentives and other returns and discounts. For volume-based retailer incentive programs, reserves for volume allowances are calculated based on a fixed formula applied to sales volumes. We estimate non-volume-based allowances using historical customer claim rates, adjusted as necessary for special customer and product-specific circumstances. Actual allowances may differ from estimates due primarily to changes in sales volume based on retailer or consumer demand. Actual allowances have not materially differed from estimates.

We entered into cooperative advertising programs with certain customers. The majority of cooperative advertising programs were discontinued in the first quarter of fiscal 2002. We recorded payments to customers under cooperative advertising programs as marketing, general and administrative expenses because an identifiable benefit was received in return for the consideration and we could reasonably estimate the fair value of the advertising received. Cooperative advertising expense for the three months ended February 23, 2003, and for 2002, 2001 and 2000 was $0.1 million, $3.9 million, $21.5 million and $25.0 million, respectively.

Inventory valuation.    We value inventories at the lower of cost or market value. Inventory costs are based on standard costs, which are updated periodically and supported by actual cost data. We include materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, we give substantial consideration to the expected product selling price. In determining our expected selling prices, we consider various factors including estimated quantities of slow-moving inventory by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. We then estimate expected selling prices based on our historical recovery rates for sale of slow-moving inventory through various channels and other factors, such as market conditions and current consumer preferences. Our estimates may differ from actual results due to the quantity and quality and mix of products in inventory, consumer and retailer preferences and economic conditions. Improvements in the process of identifying obsolete core inventory resulted in a reduction of inventory valuation reserves by approximately $5 million as of February 23, 2003.

Restructuring reserves.    Upon approval of a restructuring plan by management with the appropriate level of authority, we record restructuring reserves for certain costs associated with plant closures and business reorganization activities. Such costs are recorded as a current liability and primarily include employee severance, certain employee termination benefits, including out-placement services and career counseling, and contractual obligations. The principal components of the reserves relate to employee severance and termination benefits, which we estimate based on agreements with the relevant union representatives or plans adopted by us that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Inherent in the estimation of these costs are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. We review the status of restructuring activities on a quarterly basis and, if appropriate, record changes based on updated estimates.

Income tax assets and liabilities.    In establishing our deferred income tax assets and liabilities, we make judgments and interpretations based on the enacted tax laws and published tax guidance that are applicable to our operations. We record deferred tax assets and liabilities and evaluate the need for valuation allowances to reduce the deferred tax assets to realizable amounts. The likelihood of a material change in our expected realization of these assets is dependent on future taxable income, our ability to use foreign tax credit carryforwards and carrybacks, final U.S. and foreign tax settlements, and the effectiveness of our tax planning strategies in the various relevant jurisdictions. We are also subject to examination of our income tax returns for multiple years by the Internal Revenue Service and other tax authorities. We periodically assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. Changes to our income tax provision or in the valuation of the deferred tax assets and liabilities may affect our annual effective income tax rate.

Derivatives and foreign exchange management activities.    We recognize all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models and reflect assumptions about currency fluctuations based on current market conditions. The fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures. We actively manage foreign currency exposures on an economic basis, using forecasts to develop exposure positions to maximize the U.S. dollar value over the long-term. Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in “Other (income) expense” in the consolidated statement of operations. As a result, our net income may be subject to volatility. The derivative instruments that do qualify for hedge accounting currently hedge our net investment position in our subsidiaries. For these instruments, we document the hedge designation, by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that do qualify for hedge accounting are recorded in the “Accumulated other comprehensive income (loss)” section of Stockholders’ Deficit.

We are exposed to interest rate risk. It is our policy and practice to use derivative instruments, primarily interest rate swaps and options, to manage and reduce interest rate exposures using a mix of fixed and variable rate debt. For transactions that do not qualify for hedge accounting or in which management has elected not to designate transactions for hedge accounting, changes in fair value are recorded in earnings.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. (“SFAS”) 141 “Business Combinations” and SFAS 142 “Goodwill and Other Intangible Assets” in July 2001. SFAS 141 requires that all business combinations be accounted for using the purchase method. SFAS 141 also specifies criteria for recognizing and reporting intangible assets apart from goodwill. SFAS 142 requires that goodwill and indefinite lived intangible assets not be amortized but instead tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of certain events (see SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” below). SFAS 142 also requires that all other intangible assets be amortized over their useful lives. We adopted SFAS 141 and SFAS 142 effective November 25, 2002. Beginning November 25, 2002, we discontinued the amortization of goodwill and indefinite lived intangible assets. Prior to November 25, 2002, goodwill and trademarks were amortized over an estimated useful life of 40 years.

As of February 23, 2003 and November 25, 2002, our goodwill for both periods was $199.9 million, net of accumulated amortization of $151.6 million. As of February 23, 2003 and November 25, 2002, our trademarks for both periods were $42.8 million, net of accumulated amortization of $34.5 million. Our remaining identifiable intangible assets as of February 23, 2003 were not material. Amortization expense for goodwill and trademarks for 2002 was $8.8 million and $1.9 million, respectively. Future amortization expense with respect to our intangible assets as of February 23, 2003 is not expected to be material. As of November 25, 2002, our net book value for goodwill, trademarks, and other identifiable intangibles was $199.9 million, $42.8 million and $0.7 million, respectively.

We adopted the provisions of SFAS 143, “Accounting for Asset Retirement Obligations,” effective November 25, 2002. SFAS 143 changes the way companies recognize and measure retirement obligations that are legal obligations and result from the acquisition, construction, development or operation of long-lived tangible assets. Our primary asset retirement obligations relate to certain leasehold improvements in our Americas business for which an asset retirement obligation has been recorded. The adoption of SFAS 143 did not have a material impact on our consolidated financial condition or results of operations.

We adopted the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective November 25, 2002. This statement supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 requires that the same accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. At February 23, 2003, we had $2.4 million of long-lived assets held for sale. The adoption of SFAS 144 did not have a material impact on our consolidated financial condition or results of operations.

We adopted the provisions of SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” effective November 25, 2002. SFAS 145 prohibits presentation of gains and losses from extinguishment of debt as extraordinary items unless such items meet the criteria for classification as extraordinary items pursuant to APB Opinion No. 30. As a result, we have presented our $8.8 million loss on early extinguishment of debt in “Other (income) expense, net” in the accompanying 2003 consolidated statement of operations. The loss relates primarily to the 2001 bank credit facility unamortized bank fees and, to a lesser extent, the repurchase of our 6.80% notes due November 2003.

SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was effective prospectively for qualifying exit or disposal activities initiated after December 31, 2002 and nullifies Emerging Issues Task Force (“EITF”) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The adoption of SFAS 146 will not have a material impact on our consolidated financial condition or results of operations. However, to the extent we have future restructuring initiatives, the timing of expense recognition would differ from that required under EITF 94-3.

The FASB issued Financial Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34,” dated November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 31, 2002. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002, and did not have a material effect on our consolidated financial condition or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN 46 addresses the consolidation by business enterprises of variable interest entities, as defined in the Interpretation. FIN 46 expands existing accounting guidance regarding when a company should include in its financial statements the assets, liabilities and activities of another entity. Many variable interest entities have commonly been referred to as special-purpose entities or off-balance sheet structures. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003. Since we do not have any variable interests in variable interest entities, the adoption of FIN 46 did not have any effect on our consolidated financial condition or results of operations.

BUSINESS

Overview

We are one of the world’s leading branded apparel companies with sales in more than 100 countries. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s® and Dockers® brands. Our products are distributed in the United States primarily through chain retailers and department stores and abroad primarily through department stores and specialty retailers. We also maintain a network of approximately 900 franchised or independently owned stores dedicated to our products outside the United States and operate a small number of company-owned stores. Sales from company-owned stores represented approximately 1% of our total net sales for 2002.

We believe there is no other apparel company with a comparable global presence in either the jeans or casual pants segment of the apparel market. Since our founder, Levi Strauss, invented the blue jean in 1873, Levi’s® jeans have become one of the most successful and widely recognized brands in the history of the apparel industry. According to a study conducted by NPDFashionworld in December 2001, in the United States, the Levi’s® brand rated #1 among apparel companies in terms of brand awareness and brand retention (defined as the percent of all past-12-month purchasers who plan to buy the brand in the future). Our Dockers® brand of casual pants, introduced in 1986, is widely recognized in the United States and a growing number of markets abroad. Sales of our Levi’s® brand products and sales of our Dockers® brand products represented approximately 74% and 26%, respectively, of our total net sales for 2002. Jeans, casual and dress pants represented approximately 86% of our total units sold in 2002.

In October 2002, we announced that we will be introducing a new casual clothing brand, the Levi Strauss Signature™ brand. We created the brand for value-conscious consumers who shop in mass channel retail stores. The Levi Strauss Signature™ brand will initially feature a range of denim and non-denim pants and shirts as well as denim jackets. We anticipate that the products will be available initially at Wal-Mart Stores, Inc. locations across the United States beginning in July 2003. According to data from Knowledge Networks and NPDFashionworld, the mass channel is the largest and fastest growing retail channel in the United States, reaching approximately 160 million shoppers and selling more than 31% of all jeans sold in 2001. Our entry into the mass channel reflects our strategy of reaching consumers in all segments of the population, wherever they buy their clothing, whether it is through high-end specialty stores, department stores, national chains or mass channel retailers.

We currently organize our business into three geographic divisions: the Americas, consisting of the United States, Canada and Latin America; Europe, including the Middle East and Africa; and Asia Pacific. We conduct our operations in the United States primarily through Levi Strauss & Co. and outside the United States primarily through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co. In 2002, we had approximately 3,300 retail customers operating more than 20,400 locations in the United States and Canada. In 2002, we had net sales of $4.1 billion, of which the Americas, Europe and Asia Pacific accounted for 65%, 26% and 9%, respectively.

Business Turnaround Update

From 1998 to 2002, we experienced a decrease in net sales from $6.0 billion to $4.1 billion due to both industry-wide and company-specific factors. In response, we have taken these actions:

•	reduced overhead expenses and eliminated excess manufacturing capacity through extensive restructuring initiatives, including, beginning in 1997, closing 37 of our owned and operated production and finishing facilities worldwide;

•	shifted the vast majority of our production to independent contract manufacturers;

•	put in place a new management team, including our chief executive officer, our chief financial officer and senior management team members in our Americas, Europe and Asia Pacific divisions;

•	overhauled our product lines with new fits, fabrics and finishes in our core products, including more relevant fits and styles for women such as Levi’s® Superlow jeans, and introduced new market-leading innovations such as Dockers® Go Khaki™ pants and Dockers® Mobile™ pants;

•	improved our relationships with retailers by providing them with market-right products, better economics, service and collaborative planning, and improved our product presentation at retail by upgrading and rolling out new retail formats;

•	broadened product availability by opening new franchise or other dedicated stores outside the United States, by entering additional multi-brand specialty stores and image department stores in the United States, by introducing lower-priced Levi’s® and Dockers® products in Europe and Asia, by entering new countries in Asia, and by positioning ourselves to enter the mass channel in the United States;

•	improved our operational processes by implementing a more disciplined and quicker “go-to-market” process (the steps from initial product concept to placement of the product on the retailer’s shelf), by improving our supply-chain capabilities, by implementing more efficient sales and operational planning, and by implementing demand-driven product replenishment programs; and

•	created and begun implementing throughout our organization a new operating model, guided by our values, for leading our company through collaborative leadership principles and disciplined business and human resources planning.

We believe that through these initiatives we have successfully gained control of our business and are in the process of stabilizing and positioning our company to resume profitable growth. Our actions have enabled us to strengthen the overall financial health of the company. We have:

•	reduced our total debt as of fiscal year end 2002 by more than $800 million since the end of 1999;

•	achieved positive quarterly net sales growth on a constant currency basis for the last half of 2002 compared to the same period in 2001, despite continued weak economic and retail conditions worldwide; and

•	lowered our cost of goods sold and operating expenses, while increasing the variability of these costs.

Our Business Strategy

Our vision is to market the most appealing and widely-worn casual clothing in the world. We are continuing to execute against the core business strategies underlying our business turnaround. We aim to continue to increase our financial strength and flexibility and resume profitable growth. We are focusing on the following key business strategies:

Innovate and lead from the core.

We believe that an integrated presentation of new and innovative products and marketing programs targeted to specific consumer and retail segments is crucial to generating consumer demand and increasing sales of our products. We continue to focus on:

•	updating our core products with market-leading fits, fabrics, finishes and features that draw both on our long heritage of originality in product design and fabrication and on the latest technical innovations;

•	continually creating product concepts and innovations that we can commercialize across our channels of distribution to appeal to a wide range of consumers in styles and at prices that meet their expectations;

•	revitalizing our women’s line through targeted products such as Levi’s® Superlow jeans and a design and merchandising process better aligned with the needs of the women’s market; and

•	executing product-focused marketing programs that integrate advertising, packaging and point of purchase communications to help drive brand equity and sales.

Achieve operational excellence.

We are implementing processes and initiatives to lower our worldwide sourcing costs, to shorten our time to market, to more effectively and reliably fulfill product demand, and to leverage our global scale. We continue to focus on:

•	improving our “go-to-market” process through disciplined planning, standardized milestones and metrics, and clear accountability across our brand, marketing, supply chain, sales and other functions around the world;

•	improving the linkage of product supply to consumer demand through expanding demand-driven replenishment programs based on collaborative data-sharing and planning with our retail customers and responsive value-added services;

•	reducing product costs by operating a sourcing network consisting largely of independent contract manufacturers, engaging in continual product value engineering and product line rationalization, and pursuing lower cost raw materials and manufacturing sources that meet our quality and other standards; and

•	improving our business efficiencies and decision-making processes by upgrading over the next several years our global information systems, including rolling out an integrated enterprise resource planning system for finance and supply chain functions in the United States and Asia.

Revitalize retailer relationships and improve our presence at retail.

We distribute our products in a wide variety of retail formats around the world including chain and department stores, franchise stores dedicated to our brands, specialty retailers, and, beginning in July 2003, a mass channel retailer in the United States. We must ensure that the economics for our retail customers are attractive, that the right products are available and in stock at retail, and that our products are presented in ways that enhance brand appeal and attract consumers. We continue to focus on:

•	generating better economics for our retail customers by providing market-right products and executing effective pricing, incentive, promotion and service programs;

•	improving our collaborative planning with our retail customers and enhancing our sales teams’ capabilities to help customers achieve better product assortment, improved product availability and inventory management, and category growth; and

•	making our products easier to find and easier to buy through new retailing formats, integrated advertising, packaging and point of purchase materials such as in-store graphics and fixtures, and other sales-area upgrades.

Sell where they shop.

We want to sell products to consumers where they shop. To do this, we must make relevant products accessible through multiple channels of distribution at price points that meet consumer expectations. We continue to focus on:

•	entering the mass channel in the United States through the Levi Strauss Signature™ brand;

•	opening new franchise or other dedicated stores and entering more multi-brand specialty stores and other accounts;

•	identifying and executing additional opportunities to grow our sales in existing channels by selling a broader range of products to our current retail customers, obtaining additional floor space and placing products in existing customer locations not currently featuring our products; and

•	continuing to introduce lower-priced products in Europe and Asia.

We believe that our business strategies are directly aligned with industry forces and that we are building the right core capabilities and operating processes to execute these strategies in a manner consistent with our values.

Our Brands and Products

We market a broad range of branded jeanswear, casual wear and dress pants that appeal to diverse demographic groups in markets around the world. Through a number of sub-brands and product lines under the Levi’s® and Dockers® brands, and, beginning in July 2003, under the Levi Strauss Signature™ brand, we target specific consumer segments and provide product differentiation for our retail customers. We focus on creating new, innovative products relevant to our target consumers, as well as ensuring that our core traditional products are updated with new fits, finishes, fabrics and features. For example, our revamped U.S. product line reflects extensive fit testing involving over 14,000 consumers. We strive to leverage our global brand recognition, product design and marketing capabilities by taking products and design concepts developed in one region and introducing them in other geographic markets. We also design and market global products, including, for example, the Levi’s® Type 1™ jeans, which we introduced in Asia Pacific in late 2002 and introduced in Europe and the United States in January 2003.

Levi’s® Brand

Since the invention of jeans by our founder Levi Strauss in 1873, the Levi’s® brand has become one of the most successful and widely recognized brands in the history of the apparel industry. Levi’s® brand products are now sold in more than 100 countries around the world. In fiscal 2002, sales of our Levi’s® brand products represented approximately 74% of our net sales, and accounted for 65% of net sales in the Americas, 91% of net sales in Europe and 96% of net sales in Asia Pacific.

Our Levi’s® brand features a wide range of product offerings:

•	Levi’s® Red Tab™ products are the core lines of the brand. They encompass a variety of jeans with different fits, fabrics and finishes intended to appeal to a wide range of consumers. Our core line is anchored by the classic 501® button-fly jean, the best-selling five-pocket jean in history. Other products include Levi’s® Superlow and Too Superlow jeans for juniors, Nouveau fit jeans for misses, Levi’s® 569® jeans, and the 529™ and 527™ jeans for men in low, straight and slim-fitting bootleg styles. In Europe, we offer Red Tab™ products in a number of new finishes, including the Optic Blue finish, a worn-in finish with a fresh, bright appearance. In Japan, we re-released the 501® jean during 2002, incorporating a range of new features, including slight changes in construction to improve the fit for Japanese women customers.

•	Levi’s® Vintage Clothing and the Levi’s®Red™ collections showcase our trend-initiating products designed to emphasize the Levi’s® heritage with a focus on detail inspired by modern design concepts. These premium lines are available through high-end specialty stores and independent retailers in Europe, Asia and the United States.

•	Levi’s® Engineered Jeans® products, developed in Europe, have a three-dimensional shape that we believe provides innovative design, unique style, superior comfort and ease of movement. We target Levi’s® Engineered Jeans® to 15- to 24-year-olds primarily in Europe and Asia through independent retailers and specialty stores.

•	Levi’s® Premium Red Tab™ line and the Special Edition Levi’s® Red Tab™ products are developed for consumers who prefer our core fits but are looking for enhanced finish detail. These products are available primarily through image specialty and image department stores in the United States.

•	Levi’s® Silvertab® products target 15- to 19-year-olds, offering an urban-inspired product range featuring premium denim finishes and technologically advanced fabrics, such as micro canvas and “slicky” twill. We distribute Silvertab® jeans and other products primarily through department stores and Levi’s® Store retail shops in the Americas.

•

Levi’s® Type 1™, Levi’s®Pure Blue™ and Levi’s® Directional Denim™ are new products which have been or will be released in all of our regions in the first half of 2003. These lines reflect a modern interpretation of the brand’s historical products. The Levi’s® Type 1™ jean reflects the trademarked components of the 501® jean, with enlarged branded rivets and buttons, exaggerated Arcuate Stitching

Designs on back pockets and a bold back patch with an enlarged Levi’s® Tab Device. Directional Denim™ products incorporate details from our archives with a modern spin, and Pure Blue™ products feature a clean, rich, indigo shade inspired by the optical brighteners of the 1970s.

•	Other Levi’s® products include tops, such as shirts and t-shirts, jackets and outerwear. We also work with established licensees to develop and market complementary products under the Levi’s® brand, including accessories, such as belts and bags.

Dockers® Brand

We market casual clothing, primarily pants and tops, under the Dockers® brand, in more than 50 countries. We launched the brand in 1986 to address an emerging consumer interest in khaki pants. We believe that the Dockers® brand, through its product offering and marketing, played a major role in the resurgence of khaki pants and the movement toward casual attire in the U.S. workplace by helping create a standard for business casual clothing. In 2002, sales of Dockers® brand products represented approximately 26% of our net sales, accounting for approximately 35% of net sales in the Americas, approximately 9% of net sales in Europe and approximately 4% of net sales in Asia Pacific.

Our Dockers® brand offerings are primarily targeted to men and women ages 25 to 39 and include:

•	Dockers® Brand. Dockers® brand products include a broad range of cotton and blend casual and dress casual pants that are the core lines of the brand, complemented by a variety of tops and seasonal pant products in a range of fits, fabrics, colors, styles and performance features. In 2002, we introduced the Dockers® Go Khaki™ pants and shirts with Stain Defender™ finish, a new stain repellent performance khaki treated with DuPont® Teflon®. Other Dockers® product lines include the Dockers® Dress Mobile™ and Flat Front Mobile™ pants, offering multiple hidden pockets for a streamlined look; the Ideal Stretch pant for women, introducing a lower rise to the traditional women’s stretch products; and the Dockers® Versatile Pant made of Synatural™, a synthetic wicking fiber. We distribute Dockers® brand products in the Americas, Europe and Asia through a variety of channels, including department stores and chain stores.

•	Dockers® Premium. The Dockers® Premium pant line includes a range of pants constructed from premium fabrics with sophisticated details in a range of finishes, fits, styles and colors. We distribute these products through department stores in the United States and throughout Europe.

•	Slates®, A Dockers® Brand. This Dockers® endorsed line of dress pants for men offers style and premium fabrics that are appropriate for more formal occasions. We position the brand between casual pants and tailored clothing and design and market it to meet the 30- to 39-year-old consumer’s desire for stylish value. We distribute this line to department stores and specialty stores in the United States.

•	Licensed Products. We work with established licensees to develop and market complementary products under the Dockers® brand, including outerwear and leather goods, men’s and women’s footwear, men’s sweaters, hosiery, golf apparel and kids’ apparel. We launched the Dockers® Home collection in spring of 2003.

Levi Strauss Signature™ Brand

In October 2002, we announced that we will be introducing a new casual clothing brand, the Levi Strauss Signature™ brand. We created the brand for value-conscious consumers who shop in mass channel retail stores.

•	Market Opportunity. According to data from Knowledge Networks and NPDFashionworld, the mass channel is the largest and fastest growing retail channel in the United States, reaching approximately 160 million shoppers and selling more than 31% of all jeans sold in 2001. By adding the Levi Strauss Signature™ brand to our portfolio of Levi’s® and Dockers® brands, we believe we will have jeanswear that will meet the needs of a broad range of consumers, with distinctive products in fits, fabrics and finishes that will be available where consumers shop and at prices that meet their expectations.

•	Products. The Levi Strauss Signature™ brand will initially feature a range of denim and non-denim pants and shirts as well as denim jackets. Each season, we expect that the brand will offer products with a different identity from our Levi’s® and Dockers® brands, with distinct finishes and differentiated designs, construction and styling that we believe will be relevant to mass channel consumers. Levi Strauss Signature™ products will have a distinctive logo, packaging and back waistband patch and they will not have the Tab Device or Arcuate Stitching Design trademarks of the Levi’s® brand. As a result, we intend that our customers and consumers will easily see the differences between the new brand and the Levi’s® brand and that their perception of our core Levi’s® brand will not be adversely affected.

•	Distribution. The Levi Strauss Signature™ brand will only be available through the mass channel and not through our current distribution channels. Based on our arrangement with Wal-Mart, we anticipate that Levi Strauss Signature™ products will be available initially at Wal-Mart locations across the United States beginning in July 2003.

•	Customers. Our entry into the mass channel does not affect our commitment to our current customers and brands. We continue to focus on creating innovative Levi’s® and Dockers® products for our customers, such as our Dockers® Go Khaki™ pants and shirts with Stain Defender™ finish we introduced in 2002 and our Levi’s® Type 1™ jeans introduced in 2003. In addition, as part of our strategy of revitalizing our relationships with these customers, we are committed to continue to provide them with better economics through effective wholesale pricing, incentive, promotion and service programs. Our aim is to minimize any impact of our entry into the mass channel on our existing customer relationships.

•	Operations. We have implemented several measures designed to provide us with the necessary organizational resources to meet the operational requirements or expectations of both our current customers and our mass channel customer. We have created a new dedicated mass channel team to manage design, merchandising and marketing of the new Levi Strauss Signature™ brand. We are also aligning our supply chain capabilities with the expectations of mass retailers, as well as leveraging these processes and capabilities to continue to deliver improved service to our current customers. These actions include broadening our source base and making changes in our U.S. logistics operations so as to better meet the replenishment requirements of our entire customer base and to improve efficiencies in our distribution centers.

Our Go-to-Market Process

We refer to the process from initial product concept to placement of the product on the retailer’s shelf as the “go-to-market process.” This process is the foundation of our operational model and is a key element of our strategy to achieve operational excellence. We work to integrate design, research and development, merchandising, marketing, supply chain and sales functions through disciplined planning, standardized milestones and metrics and clear accountability. Our goal is to translate consumer insight into relevant strategic direction and to deliver the right product at the right time in the most efficient way. We are continually evaluating ways to make this process faster, more disciplined and efficient and to adapt better to reflect our global breadth.

At the beginning of our go-to-market process for every season, our brand merchandisers, designers and research and development teams explore fabric and design concepts driven by consumer preferences, brand direction and market trends to set the creative direction for the season. The product’s strategic direction is then communicated throughout our organization. Our demand planners evaluate volume potential. Our sales teams begin developing product positioning and sell-in strategies. Our supply chain organization analyzes potential sources, manufacturing capacities and costs.

We then develop and merchandise a line, including recommendations about product features such as fabric, finish, sundries and patterns, make final decisions about products to be included in the line and develop integrated marketing plans. Once the product line is determined, our supply chain organization focuses on production and logistics execution, while our sales team focuses on retail operations, sell-in activities and order management to ensure proper assortment and placement of products at retail. During the final stage of the process, we ship the final product to our customers and launch consumer and retail marketing programs.

Sourcing, Manufacturing and Logistics

Fabric and Raw Materials.    We purchase the fabric and raw materials used in our business, particularly denim and twill, from several suppliers, including Cone Mills, Galey & Lord, including its Swift Denim subsidiary, American Cotton Growers and Burlington Industries, Inc. In addition, we purchase thread, trim, buttons, zippers, snaps and various other product components from numerous suppliers, and we regularly engage in collaborations with fiber, fabric, finishing and components suppliers on developing and commercializing new product innovations. We have rigorous quality, safety and product integrity standards for fabric and other components of our products.

We do not have long-term raw materials or production contracts with any of our principal suppliers, except for Cone Mills, which until March 2003 was the sole worldwide supplier of the denim used for our 501® jeans, and which supplied approximately 22%, 25% and 26% in 2002, 2001 and 2000, respectively, of the total volume of fabrics we purchased worldwide. Our supply agreement with Cone Mills provides for a rolling five-year term, with the current term ending in 2007, unless either Cone Mills or we elect not to extend the agreement, upon which the agreement will terminate at the end of the then-current term. The contract also aims to ensure our supply for three years following a change of control of Cone Mills. We may terminate the Cone Mills contract at any time upon 30 days notice. On May 13, 2002, we amended the exclusivity and requirements features of our supply agreement with Cone Mills. The amendment provides that, as of March 30, 2003, we may purchase these denims from other suppliers and Cone Mills may sell these denims to other customers. The amendment also allowed us to purchase these denims for our European business from non-U.S. sources prior to March 30, 2003 if the European Union implements material tariffs against U.S.-produced denim. The amendment does not change any other provision of the supply agreement.

In 2002, we purchased approximately 75% of our total volume of fabrics from U.S. fabric mills. The U.S. textile industry continues to experience financial difficulty and several mills are operating under bankruptcy protection. We believe that the difficulties in the U.S. textile industry do not present a significant risk to us as we maintain a diverse source base and continually explore opportunities to reduce our reliance on U.S. sources by sourcing fabrics from suppliers located around the world. We have not experienced any significant difficulty in obtaining fabric and other raw materials to meet production needs in the past.

Manufacturing and Finishing.    We obtain our products from a combination of independent manufacturers and company-owned facilities. Since 1997, we have shifted our sourcing base substantially toward outsourcing by closing 37 company-owned production and finishing facilities in North America and Europe, including six plants in the United States and two plants in Europe in 2002. We believe that outsourcing allows us to maintain production flexibility, in terms of both location and nature of production, while avoiding the substantial capital expenditures and costs related to operating a large internal production capability. We continue to own and operate 13 plants located in the United States, Canada, Europe, Asia and South Africa.

In the majority of cases, our purchased fabrics are shipped directly from fabric manufacturers to our own manufacturing plants, or directly to third party contractors for garment construction. In these traditional “Cut-Make-Trim” arrangements, we retain ownership of the fabric throughout the manufacturing and finishing process. We use numerous independent manufacturers, principally in Latin America and Asia, for the production and finishing of our garments. We also use contractors who both produce or purchase fabric, sew and finish the garments. These “package” contractors represent a growing portion of our production and enable us to reduce working capital relating to work-in-process inventories. We typically conduct business with our contractors on an order-by-order basis. We inspect fabrics and finished goods as part of our quality control program to ensure that consumers receive products that meet our high standards.

We require all third party contractors who manufacture or finish products for us to abide by a stringent code of conduct that sets guidelines for employment practices such as wages and benefits, working hours, health and safety, working age and disciplinary practices, and for environmental, ethical and legal matters. We regularly assess manufacturing and finishing facilities to see if they are complying with our code of conduct. Our program includes periodic on-site facility inspections and continuous improvement activities. We also hire independent monitors to supplement our efforts.

In April 2000, we were named as an additional defendant in a class action suit that was filed by non-resident garment workers, who currently or formerly worked in Saipan (a U.S. commonwealth in the Northern Mariana Islands), against several manufacturers operating on the island. The claims challenge working conditions for the operators in Saipan facilities and allege violation of the Racketeer Influenced and Corrupt Organization Act, the Alien Tort Claims Act and state common and international law. All other defendants settled the lawsuit in September 2002. We have refused to join the settlement as we believe that the allegations about us in the lawsuit are not true and we intend to vigorously defend this case.

Logistics.    We operate dedicated distribution centers in a number of countries and we also outsource distribution activities to third party logistics providers. Distribution center activities include receiving finished goods from our plants and contractors, inspecting those products and shipping them to our customers. In the United States, we are entering into an arrangement with a third party logistics provider to operate warehouse facilities at three major U.S. ports of entry. The objective of this arrangement is to improve product flows into, and the efficiency of, our U.S. distribution centers, and to facilitate product warehousing and shipment to mass channel and other customers. We continually explore opportunities in all of our regions to improve efficiencies in both our in-bound and out-bound logistics activities.

Sales, Distribution and Customers

We distribute our products in a wide variety of retail formats around the world including chain and department stores, franchise stores dedicated to our brands, specialty retailers, and, beginning in July 2003, a mass channel retailer in the United States. Our distribution strategy focuses on ensuring that the economics for our retail customers are attractive, that the right products are available and in stock at retail and that our products are presented in ways that enhance brand appeal and attract consumers. This involves:

•	identifying and executing opportunities to broaden our product distribution, such as entering the mass channel;

•	generating better economics for our retail customers by providing market-right products and executing effective pricing, incentive, promotion and service programs;

•	improving our collaborative planning with our retail customers and enhancing our sales teams’ capabilities to help customers achieve better product assortment, improved product availability and inventory management and category growth; and

•	making our products easier to find and easier to buy through new retailing formats, integrated advertising, packaging and point of purchase materials such as in-store graphics and fixtures, and other sales-area upgrades.

Americas

In the Americas, we distribute our products through national and regional chains, department stores, specialty stores and Levi’s® Store retail shops. We have approximately 3,300 retail customers operating more than 20,400 locations in the United States and Canada. Sales of Levi’s® and Dockers® products to our top five and top 10 customers in the United States accounted for approximately 35% and 45% of our total net sales in 2002, and approximately 53% and 69% of our Americas net sales in 2002, as compared to approximately 37% and 47% of our total net sales in 2001, and approximately 55% and 71% of our Americas net sales in 2001. Our top 10 customers in 2002, on both an Americas and total company basis, were (in alphabetical order): Costco

Wholesale Corporation, Casual Male Retail Group, Inc. (formerly Designs, Inc.), Dillards, Inc., Federated Department Stores, Inc., Goody’s Family Clothing, Inc., J.C. Penney Company, Inc., Kohl’s Corporation, The May Department Stores Company, the Mervyn’s unit of Target Corporation and Sears, Roebuck & Co. J.C. Penney Company, Inc. is the only customer that represented more than 10% of our total net sales, accounting for approximately 12%, 13% and 12% of our total net sales in 2002, 2001 and 2000, respectively. It is possible that Wal-Mart may become one of our largest customers as a result of purchases of Levi Strauss Signature™ products. We also target limited distribution premium products like Levi’s® Vintage Clothing to independent, image-conscious specialty stores in major metropolitan areas who cater to more fashion-forward, trend-initiating consumers.

We regularly explore entry into new customers and development of new brands and products for both existing and potential customers. For example, during 2002 we entered Pacific Sunwear, a multi-brand specialty store. We also entered a number of image department stores including the Bloomingdales unit of Federated Department Stores, Inc., Neiman Marcus Group Inc., Nordstrom Inc. and Saks Incorporated. In addition, as part of our ongoing effort to build our business, we announced in October 2002 that we will be introducing a new casual clothing brand, the Levi Strauss Signature™ brand, for consumers who shop at mass channel retail stores. We anticipate that the products will be available initially at Wal-Mart locations across the United States beginning in July 2003.

Europe

Our European customers include large department stores, such as Corte Ingles in Spain, Galeries Lafayette in France and Karstadt/Hertie in Germany; dedicated, single-brand Levi’s® Store and Dockers® Store retail shops; mail-order accounts; and a substantial number of independent retailers operating either a single or small group of jeans-focused stores or general clothing stores. During 2002, nearly half our European sales were by these independent retailers, who are under increasing pressure from both vertically integrated specialty stores and department stores. The more varied and fragmented nature of European retailing means that we are less dependent on major customers than we are in the United States. In 2002, our top 10 European customers accounted for approximately 11% of our total European net sales.

Asia Pacific

During 2002, in Asia Pacific we generated over half of our sales through the specialty store channel, which includes multi-brand as well as independently owned Levi’s® Store retail shops. The rest of our products are sold through department stores and general merchandise stores. As in Europe, the varied and fragmented nature of Asian retailing means we are less dependent on individual customers in the region. Our Asia Pacific business is heavily weighted toward Japan, which represented approximately 53% of our 2002 net sales in the region.

Dedicated Stores

We have a network of approximately 900 franchised or other independently owned stores selling Levi’s® brand or Dockers® brand products under the “Original Levi’s® Store,” “Levi’s® Store,” “Selvedge” and “Dockers® Store” names in Europe, Asia, Canada and Latin America. These dedicated-format stores are strategically important as vehicles for demonstrating the breadth of our product line, enhancing brand image and generating sales. These stores also are an important distribution channel in newer and smaller markets in Eastern Europe, Asia Pacific and Latin America. We own and operate a small number of stores dedicated to the Levi’s® brand, including stores in the United States located in New York, Chicago, Orange County (near Los Angeles), San Francisco, San Diego, Boston and Seattle and in Europe in London, Milan, Paris and Berlin. Sales from company-owned stores represented approximately 1% of our total net sales for 2002.

We also own in the United States and Japan, and license third parties in the United States and abroad to operate, outlet stores for the disposition of closeout, irregular and return goods. Sales through our outlet channels in the United States represented less than 5% of our total net sales in 2002. We use the outlet store channel to support our brands by moving closeout and irregular goods as quickly as possible through the stores and by reducing the flow of goods to channels that are not consistent with our brand image and distribution strategies.

Internet

We operate websites devoted to the Levi’s® and Dockers® brands as marketing vehicles to enhance consumer understanding of our brands. We do not sell products directly to consumers through these internet websites. In the United States, our products are currently sold online through specifically authorized third party internet sites that meet our standards, such as www.macys.com, operated by Federated Department Stores, Inc., www.jcpenney.com and www.kohls.com, and visitors can link to authorized on-line retailers through our sites. In Canada and Europe, authorized dealers and mail order accounts who meet our standards relating to customer service, return policy, site content, trademark use and other matters may sell our products to consumers through their own internet sites.

Advertising and Promotion

We make substantial expenditures on advertising, retail and promotion activities in support of our brands to increase consumer relevance and to drive consumer demand. We expensed approximately $307.1 million, or 7.4% of total net sales, in 2002 on these activities. We advertise through a broad mix of media, including television, national publications, billboards and other outdoor vehicles. We execute region-specific marketing programs that are based on globally consistent brand values. This approach allows us to achieve consistent brand positioning while giving us flexibility to optimize program execution in local markets.

Our marketing strategy focuses on:

•	developing clear consumer value propositions for product development and messaging in order to differentiate our brands and products;

•	developing integrated marketing programs that effectively coordinate product launches and promotions with specific traditional and non-traditional advertising and retail point of sales activities;

•	creating superior quality, product-focused advertising; and

•	enhancing presentation of product at retail through innovative merchandising.

We also use less traditional marketing vehicles, including event and music sponsorships, product placement in television shows, music videos and films and alternative marketing techniques, including street-level and nightclub events and similar targeted, small-scale activities. In 2002, our marketing activities included: “Levi’s® Girlfriends,” the brand’s first major campaign aimed at women in Europe, conducted in collaboration with MTV and Sony; “Dockers® Defender of the Week,” an integrated marketing program with Fox Sports; and tie-ins between the Levi’s® brand in Korea and the World Cup and Korean soccer star Song Chong Gug.

Competition

The worldwide apparel industry is highly competitive and fragmented. In all three of our regional markets we compete with numerous branded manufacturers, retailer private labels, designers and vertically integrated specialty store retailers.

The success of our business depends, in part, on our ability to:

•	develop products with innovative fits, finishes, fabrics and performance features;

•	anticipate and respond to changing consumer demands in a timely manner;

•	offer attractively priced products;

•	maintain favorable brand recognition;

•	generating better economics for our retail customers by providing market-right products and executing effective pricing, incentive, promotion and service programs;

•	ensure product availability through effective planning and replenishment collaboration with retailers;

•	provide strong and effective marketing support; and

•	obtain sufficient retail floor space and effective presentation of products at retail.

We believe our competitive strengths include:

•	strong worldwide brand recognition;

•	competitive product innovation, quality and value;

•	long-standing relationships with leading retailers worldwide;

•	our network of franchised and other dedicated retail shops in Europe, Asia, Canada and Latin America; and

•	our commitment to ethical conduct and social responsibility.

Americas

We face intense competition across all of our brands from vertically integrated specialty stores, mass merchants, retailer private labels, designer labels and other branded labels. We sell both basic and fashion-oriented products under the Levi’s® and Dockers® brands to retailers in diverse channels across a wide range of retail price points. As a result, we face a wide range of competitors, including:

•	other jeanswear manufacturers, including VF Corporation, marketer of the Wrangler, Lee and Rustler brands;

•	fashion-oriented designer apparel marketers, including Polo Ralph Lauren Corporation, Calvin Klein, Nautica Enterprises, Guess?, Inc. and Tommy Hilfiger Corp.;

•	vertically integrated specialty stores, including Gap Inc., Abercrombie & Fitch, American Eagle Outfitters Inc., J. Crew and Eddie Bauer, Inc.;

•	fashion-forward jeanswear brands that appeal to the youth market including L.E.I., MUDD, FUBU, Lucky and Diesel brands, among others;

•	casual wear manufacturers, including Haggar Corp., Liz Claiborne, Inc., Jones New York and TSI International, maker of Savane and Farah products;

•	retailer private labels, including J.C. Penney’s Arizona brand and Sears, Roebuck & Co.’s Canyon River Blues and Canyon River Khakis brands; and

•	exclusive labels developed and sold by mass merchants, including Wal-Mart, Target Corporation and Kmart Corporation.

Europe

While there is no one single brand with a strong presence across the entire European region, strong local brands and retailers exist in certain markets, including Diesel, G-Star and Miss Sixty. Our most significant competitors are vertically integrated specialty retailers, such as Zara, Hennes & Mauritz AB, Next and Celio. Athletic wear companies such as Adidas-Salomon AG also offer competitive products and are an increasing force in the European market. Companies based in the United States, such as Gap, Inc. and VF Corporation also compete in Europe. The casual apparel market in Europe is fragmented and there is currently no significant pan-European branded competitor of our Dockers® brand in Europe.

Asia Pacific

Japan continues to be our largest market in Asia Pacific, representing approximately 53% of regional net sales in 2002. Asia Pacific is a fragmented market with no strong pan-regional competitor. Competitors in the jeanswear market consist of regional brands, such as Edwin, Something and Bobson in Japan, and U.S. brands, such as Gap, Inc., VF Corporation and Earl Jeans. We also face competition from vertically integrated specialty stores, such as UNIQLO and Giordano. Athletic wear companies such as Adidas-Salomon and Nike, Inc. compete in tops and casual pants.

Trademarks

Substantially all of our global trademarks are owned by Levi Strauss & Co. We regard our trademarks as our most valuable assets and believe they have substantial value in the marketing of our products. Levi’s®, Dockers®, Levi Strauss Signature™, Silvertab®, 501®, Slates®, the Wings and Anchor Design, the Arcuate Stitching Design, the Tab Device and the Two Horse® design are among our core trademarks. We protect these trademarks by registering them with the U.S. Patent and Trademark Office and with governmental agencies in other countries, particularly where our products are manufactured and/or sold. We work vigorously to enforce and protect our trademark rights by engaging in regular market reviews, helping local law enforcement authorities detect and prosecute counterfeiters, issuing cease-and-desist letters against third parties infringing or denigrating our trademarks and initiating litigation as necessary. We also work with trade groups and industry participants seeking to strengthen laws relating to the protection of intellectual property rights in markets around the world. We grant licenses to other parties to manufacture and sell products with our trademarks in product categories and in geographic areas in which we do not operate.

Seasonality and Backlog

Although the fourth quarter is typically our highest sales quarter, our sales do not vary substantially by quarter in any of our three regions, as the apparel industry has become less seasonal due to more frequent selling seasons and offerings of both basic and fashion oriented merchandise throughout the year.

All of our orders are subject to cancellation. As a result, our order backlog may not be indicative of future shipments.

Government Regulation

Our operations are subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement and the Caribbean Basin Initiative, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported from a particular country. We continuously monitor these trade-related matters pending with the U.S. government for potential positive or negative effects of these matters on our business. Imported products are also subject to customs duties which can represent a significant portion of the cost of the merchandise.

In addition, we are subject to regulation by the Federal Trade Commission in the United States relating principally to the labeling and advertising of our products. We are also subject to federal, state, local and foreign laws and regulations affecting our business, including, in the United States, those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission and comparable laws abroad. We believe that we are in substantial compliance with these regulations, as well as applicable federal, state, local, and foreign rules and regulations governing the discharge of materials hazardous to the environment. We do not expect any significant capital expenditures for environmental matters in the near future.

Social Responsibility

We have a long-standing corporate culture characterized by ethical conduct and social responsibility. Our culture and our core values are reflected in policies and initiatives that we believe distinguish us from others in the apparel industry. We were a pioneer in many social and cultural areas:

•	We were the first multinational apparel company to develop a comprehensive code of conduct for our contract manufacturers intended to ensure that workers making our products anywhere in the world would do so in safe and healthy working conditions and be treated with dignity and respect.

•	Our commitment to social justice is highlighted by a unique initiative that addresses racial prejudice and seeks to improve race relations by supporting community organizations working together to eliminate racism.

•	We were among the first companies to offer employee benefits such as flexible time-off policies and domestic partner benefits.

•	We have been a leader in promoting HIV/AIDS awareness and education since 1982.

•	We responded immediately to the needs of those affected by the tragedies of the terrorist attacks on September 11, 2001 by providing grants to numerous agencies and providing product donations for the rescue workers.

•	We conducted our third annual Volunteer Day in 2002 and expanded it across the United States, Canada and some parts of Latin America and Asia. More than 2,300 employees volunteered for over 10,000 hours of community service benefiting 66 non-profit agencies.

Our strong commitment to workers rights is reflected in our history of public advocacy for responsible trade policies. In 2001, we expressed our support for incorporating workplace standards and workers rights provisions within the context of trade agreements to members of the U.S. Congress, the U.S. Trade Representative and various other government entities.

We are active in the communities where we have a presence. Together with the Levi Strauss Foundation, we contributed $13.7 million during 2002 to community agencies in over 40 countries to support employee volunteerism and programs to advance HIV/AIDS prevention and care, economic development opportunities for women and youth and access to education. In addition, we support approximately 70 community involvement teams worldwide that facilitate employee volunteerism and raise funds for community projects.

Employees

As of November 24, 2002, we employed approximately 12,400 people, approximately 4,770 of whom were located in the United States. Most of our production and distribution employees in the United States are covered by various collective bargaining agreements. Outside the United States, most of our production and distribution employees are covered by either industry-sponsored and/or state-sponsored collective bargaining mechanisms. We consider our relations with our employees to be good and have not recently experienced any material job actions or labor shortages.

Properties

We conduct manufacturing, distribution and administrative activities in owned and leased facilities. We have renewal rights for most of our property leases. We anticipate that we will be able to extend these leases on terms satisfactory to us or, if necessary, locate substitute facilities on acceptable terms. We believe our facilities and equipment are in good condition and are suitable for our needs. Information about manufacturing, finishing and distribution facilities and other key operating properties in use as of November 24, 2002 is summarized in the following table:

Location	Primary Use	Leased/Owned
United States
Little Rock, AR	Distribution	Owned
Hebron, KY	Distribution	Owned
Canton, MS	Distribution	Owned
Henderson, NV	Distribution	Owned
San Antonio, TX	Finishing	Owned
San Antonio, TX	Manufacturing	Owned
Westlake, TX	Data Center	Leased

Other Americas
Buenos Aires, Argentina	Distribution	Leased
Etobicoke, Canada	Distribution	Owned
Stoney Creek, Canada	Manufacturing	Owned
Brantford, Canada	Finishing	Leased
Edmonton, Canada	Manufacturing	Leased
Naucalpan, Mexico	Distribution	Leased

Europe
Schoten, Belgium	Distribution	Leased
Les Ulis, France	Distribution	Leased
Heustenstamm, Germany	Distribution	Owned
Kiskunhalas, Hungary	Manufacturing, Finishing and Distribution	Owned
Milan, Italy	Distribution	Leased
Amsterdam, Netherlands	Distribution	Leased
Plock, Poland	Manufacturing and Finishing	Leased
Warsaw, Poland	Distribution	Leased
Northhampton, U.K	Distribution	Owned
Cape Town, South Africa	Manufacturing, Finishing and Distribution	Leased
Sabedell, Spain	Distribution	Leased
Bonmati, Spain	Manufacturing	Owned
Olvega, Spain	Manufacturing	Owned
Helsingborg, Sweden	Distribution	Owned
Corlu, Turkey	Manufacturing, Finishing and Distribution	Owned

Asia Pacific
Adelaide, Australia	Manufacturing and Distribution	Leased
Dongguan, China	Manufacturing	Leased
Karawang, Indonesia	Finishing	Leased
Hiratsuka Kanagawa, Japan	Distribution	Owned
Makati, Philippines	Manufacturing	Leased

Our global headquarters and the headquarters of our Americas business are both located in leased premises in San Francisco, California. Our Europe and Asia Pacific headquarters are located in leased premises in Brussels, Belgium and Singapore. We also lease or own 94 administrative and sales offices in 35 countries, as well as lease a small number of warehouses in 4 countries.

In addition, we have 53 company-operated retail and outlet stores in leased premises in 10 countries. We have 20 stores in the Americas region, 28 stores in the Europe region and 5 stores in the Asia Pacific region. In 2002, we opened 5 company-operated stores and closed 10 stores. We also own or lease several facilities we formerly operated and have closed.

Legal Proceedings

On April 14, 2003, two former employees of our tax department filed a complaint in the Superior Court of the State of California for San Francisco County in which they allege that they were wrongfully terminated in December 2002. Plaintiffs allege, among other things, that Levi Strauss & Co. engaged in a variety of fraudulent tax-motivated transactions over several years, that we manipulated tax reserves to inflate reported income and that we fraudulently failed to set appropriate valuation allowances on deferred tax assets. They also allege that, as a result of these and other tax-related transactions, our financial statements for several years violate generally accepted accounting principles and SEC regulations and are fraudulent and misleading, that reported net income for these years was overstated and that these various activities resulted in our paying excessive and improper bonuses to management for fiscal year 2002. Plaintiffs in this action further allege that they were instructed by us to withhold information concerning these matters from our auditors and the IRS, that they refused to do so and, because of this refusal, they were wrongfully terminated. We believe plaintiffs’ claims in this action are wholly without merit, and that their allegations of tax and financial accounting fraud and noncompliance with generally accepted accounting principles and SEC regulations are unfounded. We expect to vigorously defend this litigation. We do not expect this litigation will have a material impact on our financial condition or results of operations.

In the ordinary course of business, we have various other pending cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. We do not believe there are any pending legal proceedings that will have a material impact on our financial condition or results of operations.

MANAGEMENT

Set forth below is information concerning our directors and executive officers as of April 14, 2003.

Name	Age	Office and Position
Peter E. Haas, Sr.	83	Director, Chairman of the Executive Committee
Robert D. Haas	61	Director, Chairman of the Board of Directors
Philip A. Marineau	56	Director, President and Chief Executive Officer
Angela Glover Blackwell	57	Director
Robert E. Friedman	53	Director
James C. Gaither	65	Director
Peter A. Georgescu	64	Director
Peter E. Haas, Jr.	55	Director
Walter J. Haas	53	Director
F. Warren Hellman	68	Director
Patricia Salas Pineda	50	Director
T. Gary Rogers	60	Director
G. Craig Sullivan	63	Director
R. John Anderson	52	Senior Vice President and President, Levi Strauss Asia Pacific
David G. Bergen	47	Senior Vice President and Chief Information Officer
William B. Chiasson	50	Senior Vice President and Chief Financial Officer
Paul Harrington	41	Senior Vice President, Worldwide Supply Chain
Joseph Middleton	46	Senior Vice President and President, Levi Strauss Europe, Middle East, Africa
Albert F. Moreno	58	Senior Vice President, General Counsel and Assistant Secretary
Fred Paulenich	38	Senior Vice President, Worldwide Human Resources

All members of the Haas family are descendants of our founder, Levi Strauss. Peter E. Haas, Sr. is the father of Peter E. Haas, Jr. and the uncle of Robert D. Haas and Walter J. Haas. Robert E. Friedman is a descendant of Daniel E. Koshland, who joined his brother-in-law, Walter A. Haas, Sr., in our management in 1922. Tully M. Friedman resigned as a member of our board of directors effective April 3, 2003.

Peter E. Haas, Sr. became Chairman of the Executive Committee of our board of directors in 1989 after serving as Chairman of our board since 1981. He has been a member of our board since 1948. He joined us in 1945, became President in 1970 and Chief Executive Officer in 1976. Mr. Haas is a former Director of American Telephone and Telegraph Co., Crocker National Corporation and Crocker National Bank.

Robert D. Haas is the Chairman of our board. He was named Chairman in 1989 and served as Chief Executive Officer from 1984 until 1999. Mr. Haas joined us in 1973 and served in a variety of marketing, planning and operating positions before becoming Chief Executive Officer.

Philip A. Marineau, a director since 1999, is our President and Chief Executive Officer. Prior to joining us, Mr. Marineau was the President and Chief Executive Officer of Pepsi-Cola North America from 1997 to 1999. From 1996 to 1997, Mr. Marineau was President and Chief Operating Officer of Dean Foods Company. From 1972 to 1996, Mr. Marineau held a series of positions at Quaker Oats Company including President and Chief Operating Officer from 1993 to 1996. Mr. Marineau is currently a director of Meredith Corporation.

Angela Glover Blackwell, a director since 1994, is founder and president of PolicyLink, a nonprofit research, advocacy and communications organization devoted to eliminating poverty and strengthening communities. From 1995 to 1998, Ms. Blackwell was Senior Vice President of the Rockefeller Foundation where she oversaw the foundation’s domestic and cultural divisions. Ms. Blackwell was the founder of Oakland, California’s Urban Strategies Council, a nonprofit organization focused on reducing persistent urban poverty.

Robert E. Friedman, a director since 1998, is founder and Chairman of the board of the Corporation for Enterprise Development, a Washington, D.C.-based not-for-profit economic development research, technical assistance and demonstration organization which he founded in 1979. The Corporation for Enterprise Development works with public and private policymakers in governments, international organizations, corporations, private foundations, labor unions and community groups to design and implement economic development strategies.

James C. Gaither, a director since 1988, is Managing Director of Sutter Hill Ventures, a venture capital investment firm and senior counsel of the law firm of Cooley Godward LLP in San Francisco, California. Prior to joining Cooley Godward in 1969, he served as law clerk to the Honorable Earl Warren, Chief Justice of the United States, special assistant to the Assistant Attorney General in the U.S. Department of Justice and staff assistant to the President of the United States, Lyndon B. Johnson. Mr. Gaither is currently a director of Basic American, Inc., Nvidia Corporation, Siebel Systems, Inc., Kineto, Inc. and Satmetrix, Inc.

Peter A. Georgescu, a director since February 2000, is Chairman Emeritus of Young & Rubicam Inc. (now WPP Group plc), a global advertising agency. Prior to his retirement in January 2000, Mr. Georgescu served as Chairman and Chief Executive Officer of Young & Rubicam since 1993 and, prior to that, as President of Y&R Inc. from 1990 to 1993, Y&R Advertising from 1986 to 1990 and President of its Young & Rubicam international division from 1982 to 1986. Mr. Georgescu is currently a director of IFF Corporation, Toys “R” Us, Inc. and EMI Group plc.

Peter E. Haas, Jr., a director since 1985, is a director or trustee of each of the Levi Strauss Foundation, Red Tab Foundation, San Francisco Foundation, The Stern Grove Festival Foundation, Walter and Elise Haas Fund and the Novato Youth Center Honorary Board. Mr. Haas was one of our managers from 1972 to 1989. He was Director of Product Integrity of The Jeans Company, one of our former operating units, from 1984 to 1989. He served as Director of Materials Management for Levi Strauss USA in 1982 and Vice President and General Manager in the Menswear Division in 1980.

Walter J. Haas, a director since 1995, served as Chairman and Chief Executive Officer of the Oakland A’s Baseball Company from 1993 to 1995, President and Chief Executive Officer from 1991 to 1993 and in other management positions with the club from 1980 to 1991.

F. Warren Hellman, a director since 1985, has served as chairman and general partner of Hellman & Friedman LLC, a private investment firm, since its inception in 1984. Previously, he was a general partner of Hellman Ferri (now Matrix Partners) and managing director of Lehman Brothers Kuhn Loeb, Inc. Mr. Hellman is currently a director of NASDAQ Stock Market, Inc., DN&E Walter & Co. and Sugar Bowl Corporation.

Patricia Salas Pineda, a director since 1991, is currently Vice President of Legal, Human Resources, Government Relations and Environmental Affairs and Corporate Secretary of New United Motor Manufacturing, Inc. She has held this position since 1996. Prior to assuming that position, she served as General Counsel from 1990 to 1996. Ms. Pineda is currently a trustee of the RAND Corporation and a director of the James Irvine Foundation.

T. Gary Rogers, a director since 1998, is Chairman of the board and Chief Executive Officer of Dreyer’s Grand Ice Cream, Inc., a manufacturer and marketer of premium and super-premium ice cream products. He has held this position since 1977. He serves as a director of Shorenstein Company, L.P., Stanislaus Food Products and Gardonjim Farms.

G. Craig Sullivan, a director since 1998, is Chairman of the board and Chief Executive Officer of The Clorox Company, a major consumer products firm. Prior to his election as Vice Chairman and Chief Executive Officer of Clorox in 1992, Mr. Sullivan was group vice president with overall responsibility for manufacturing and marketing, the company’s laundry and cleaning products in the United States, the international business, the manufacturing and marketing of products for the food service industry and the corporate purchasing and distribution functions. Mr. Sullivan currently serves on the board of directors of Mattel, Inc.

R. John Anderson, our Senior Vice President and President of our Asia Pacific Division since 1998, joined us in 1979. Mr. Anderson served as General Manager of Levi Strauss Canada and as President of Levi Strauss Canada and Latin America from 1996 to 1998. He has held a series of merchandising positions with us in Europe and the United States, including Vice President, Merchandising and Product Development for the Levi’s® brand in 1995.

David G. Bergen, our Senior Vice President and Chief Information Officer, joined us in November 2000. He was most recently Senior Vice President and Chief Information Officer of CarStation.com. From 1998 to 2000, Mr. Bergen was Senior Vice President and Chief Information Officer of LVMH, Inc. Prior to joining LVMH, Inc., Mr. Bergen held a series of management positions at GAP Inc., including Vice President of Application Development.

William B. Chiasson, our Senior Vice President and Chief Financial Officer, joined us in 1998. From 1988 to 1998, Mr. Chiasson held various positions with Kraft Foods Inc., a subsidiary of Philip Morris Companies Inc., including Senior Vice President of Finance and Information Systems. Prior to joining Kraft Foods, he was Vice President and Controller for Baxter Healthcare Corporation, Hospital Group.

Paul Harrington, our Senior Vice President, Worldwide Supply Chain, joined us on January 6, 2003. From 1995 to 2002, Mr. Harrington held various positions with Reebok International Ltd. (“RIL”), including, most recently, Senior Vice President, RIL Supply Chain. Prior to joining RIL, he worked with Ford Motor Company in various managerial capacities.

Joseph Middleton, our Senior Vice President and President of Levi Strauss Europe, Middle East and Africa since 1999, joined us in 1981. He held the position of General Manager of the Dockers® brand in Europe from 1993 to 1999, General Manager of Levi Strauss New Zealand from 1990 to 1993 and a variety of other positions from 1981 to 1990.

Albert F. Moreno, our Senior Vice President and General Counsel since 1996, joined us in 1978. He held the position of Chief Counsel for Levi Strauss North America from 1994 to 1996 and Deputy General Counsel from 1985 to 1994. He is a member of the board of directors of Xcel Energy, Inc.

Fred Paulenich, our Senior Vice President of Worldwide Human Resources, joined us in 2000. Prior to joining us, Mr. Paulenich was Vice President and Chief Personnel Officer of Pepsi-Cola North America from 1999 to 2000. At Pepsi-Cola, he has held a series of management positions including Vice President of Headquarters Human Resources from 1996 to 1998 and Vice President of Personnel from 1995 to 1996.

Our Board of Directors

Our board of directors has 13 members. In March 2001, we amended our certificate of incorporation and by-laws to create a staggered board arrangement. Our board is divided into three classes with directors elected for overlapping three-year terms. The term for directors in class 1 (Mr. R. Friedman, Mr. Georgescu, Mr. Sullivan and Mr. R.D. Haas) ends in 2005. The term for directors in class 2 (Ms. Pineda, Mr. Rogers, Mr. Hellman and Mr. P.E. Haas, Jr.) ends in 2003. The term for directors in class 3 (Ms. Blackwell, Mr. W. J. Haas, Mr. Gaither, Mr. Marineau and Mr. P.E. Haas, Sr.) ends in 2004. Directors in each class may be removed at any time, with or without cause, by the trustees of the voting trust.

Committees. Our board of directors currently has four committees.

•	Audit. Our audit committee provides assistance to the board in the board’s oversight of the integrity of our financial statements, financial reporting processes, system of internal control, compliance with legal requirements and independence and performance of our internal and external auditors.

—Members: Mr. Gaither, Mr. Georgescu, Mr. Hellman, Ms. Pineda and Mr. Sullivan.

•	Finance. Our finance committee provides assistance to the board in the board’s oversight of our financial condition and management, financing strategies and execution and relationships with stockholders, creditors and other members of the financial community.

—Members: Mr. Georgescu, Mr. P.E. Haas, Jr., Mr. Hellman and Mr. Rogers.

•	Human Resources. Our human resources committee provides assistance to the board in the board’s oversight of our compensation, benefits and human resources programs and of senior management performance, composition and compensation.

—Members: Ms. Blackwell, Mr. Gaither, Mr. Rogers and Mr. Sullivan.

•	Corporate Social Responsibility. Our corporate social responsibility committee provides assistance to the board in the board’s oversight of our values, ethics and social responsibility as demonstrated through our policies, practices and interactions with stockholders, employees, suppliers, customers, consumers, communities, governmental authorities and others having a relationship with us.

—Members: Ms. Blackwell, Mr. R. Friedman, Mr. P.E. Haas, Sr., Mr. W. J. Haas and Ms. Pineda.

Mr. R.D. Haas and Mr. Marineau are ex-officio members of all standing committees of the board of directors, except the audit committee.

Compensation.    Directors who are also stockholders or employees do not receive compensation for their services as directors. Directors who are not stockholders or employees, Mr. Gaither, Ms. Blackwell, Ms. Pineda, Mr. Rogers, Mr. Sullivan and Mr. Georgescu, receive annual compensation of approximately $90,000. This amount includes an annual retainer fee of $36,000, meeting fees of $1,000 per meeting day attended and long-term variable pay in the form of 1,800 Leadership Shares, with a target value of $45,000 per year. The actual amount for each of the above payments varies depending on the years of service, the number of meetings attended and the actual value of the granted units upon vesting. Directors, in their first five years of service, receive a cash amount equivalent to the target value of their long-term variable pay or $45,000. This amount is decreased by approximately  1/3 each year at the start of actual payments from the Leadership Shares Plan. Directors who are not employees or stockholders also receive travel accident insurance while on Company business and are eligible to participate in a deferred compensation plan.

Human Resources Committee Interlocks and Insider Participation

Mr. Hellman is chairman and a general partner of Hellman & Friedman, a private investment firm that has provided financial advisory services to us in the past. We did not pay any fees to Hellman & Friedman during 2002. Mr. Gaither is senior counsel of the law firm Cooley Godward LLP. Cooley Godward provided legal services to us in 2002 and received approximately $18,000 in fees.

Executive Compensation

This table provides compensation information for our chief executive officer and other executive officers who were our most highly compensated officers in 2002.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation	All Other Compensation (3)
Name/Principal Position	Year	Salary	Bonus (1)	LTIP Payouts (2)

Philip A. Marineau President and Chief Executive Officer	2002 2001 2000	$1,161,538 1,000,000 1,000,000	$1,272,600 450,000 2,250,000	$22,540,000 — —	$ 165,777 233,284 1,173,761

Robert D. Haas Chairman of the Board	2002 2001 2000	750,000 798,077 1,050,000	715,838 350,000 1,800,000	2,070,000 — —	106,950 180,433 78,750

William B. Chiasson Senior Vice President and Chief Financial Officer	2002 2001 2000	536,154 512,539 475,969	326,430 163,000 661,650	2,484,000 — —	288,375 360,740 351,558

Joseph Middleton Senior Vice President and President, Levi Strauss Europe, Middle East and Africa	2002 2001 2000	497,786 461,185 411,002	100,000 167,000 428,026	2,484,000 — —	137,929 55,908 56,528

R. John Anderson Senior Vice President and President, Levi Strauss, Asia Pacific Division	2002 2001 2000	396,535 383,413 351,211	420,420 163,000 446,160	1,380,000 — —	42,861 41,129 56,785

(1)	We pay annual bonuses under our Annual Incentive Plan. The Annual Incentive Plan is intended to reward individual contributions to our objectives during the year. The plan is funded based on business unit and corporate financial results against pre-established targets. The amount of bonus earned depends upon the performance and salary grade level of the individual.
(2)	For 2002, this column reflects the first payments earned under the 2000 grant of our Leadership Shares Plan. These payments relate to the first three years of performance under the five-year measurement period (2000-2004).

We did not meet threshold performance for the 1999 grant under the Leadership Shares Plan. As a result, we will not make payments (which would otherwise have been payable in 2001 and 2002) with respect to these units.

We did not make any long-term compensation payments in 2000 because of our weak performance with respect to the 1998 grant under our Long-Term Incentive Plan. This performance unit plan was replaced by our Leadership Shares Plan in 1999.

(3)	For Messrs. Marineau, Haas and Chiasson, the amounts shown include contributions we made on their behalf to our Capital Accumulation Plan. The Capital Accumulation Plan is a non-qualified savings plan that permits eligible employees to contribute up to 10% of their pay, on an after-tax basis, to an individual retail brokerage account established in the employee’s name. We established the Capital Accumulation Plan because Internal Revenue Code rules limit savings opportunities under tax-qualified plans for a number of our employees. For 2000 and 2001, we matched approximately 75% of the employee’s contributions. Beginning in 2002, matching contributions under this plan became dependent on business performance. Under the terms of the Plan, we may match up to 10% of eligible employee contributions on a scale from 0% to 115%. The level of the matching contribution is determined at the end of the year based upon business performance using the same measures that are used for the Annual Incentive Plan.

For Mr. Marineau, the 2002 amount shown reflects a Capital Accumulation Plan contribution of $165,777. The 2001 amount shown includes a Capital Accumulation Plan contribution of $229,327 and reimbursement of additional relocation expenses of $3,958. The 2000 amount shown reflects relocation-related income of $1,095,877 as well as a Capital Accumulation Plan contribution of $77,885.

For Mr. Chiasson, the 2002 amount shown reflects special payment of $217,500 to replace forfeited long-term grants from a previous employer and a Capital Accumulation Plan contribution of $70,875. The 2001 amount also reflects a special payment of $326,250 to replace forfeited long-term grants from a previous employer and a Capital Accumulation Plan contribution of $34,490. The 2000 amount shown reflects a special payment of $326,250 to replace forfeited long-term grants from a previous employer and a Capital Accumulation Plan match of $25,308.

For Mr. Middleton, the 2002 amount shown reflects imputed income of $86,700 earned from the interest-free loan provided to him by the Company (see below), and allowances of $51,229 due to his global assignment. The 2001 amount shown reflects allowances of $45,074 due to his global assignment and compensation of $10,834 for losses due to exchange rate fluctuations. The 2000 amount shown consists of allowances of $29,303 due to his global assignment and compensation of $27,225 for losses due to exchange rate fluctuations.

Mr. Middleton is a United Kingdom citizen who lives and works in Brussels, Belgium. Our approach for global assignee employees is to ensure that individuals working abroad are compensated as they would be if they were based in their home country. To achieve this goal, we offset expenses related to a global assignment. This covers all areas that are affected by the assignment, including salary, cost of living, taxes, housing, benefits, savings, schooling and other miscellaneous expenses. The amounts shown reflect amounts paid in British pounds, converted into U.S. dollars using the average exchange rate for the year reported.

In April 2002, we made an interest-free loan to Mr. Middleton. The loan amount was $1,000,000 to assist in the purchase of a home and is to be repaid by February 28, 2005 or earlier in the event his employment terminates.

For Mr. Anderson, the 2002, 2001 and 2000 amounts shown consist of allowances due to his global assignment. Mr. Anderson is an Australian citizen who lives and works in Singapore. We take the same compensation approach with Mr. Anderson as we do with Mr. Middleton because of his global assignment. The amounts shown reflect amounts paid in Australian dollars, converted into U.S. dollars using the average exchange rate for the year reported.

Long-Term Incentive Plans—Awards in Last Fiscal Year (2002)

Name/Principal Position	Number of Leadership Shares Awarded	Target (1)	Performance Period (2)
Philip A. Marineau	250,000	$6,250,000	5 years
President and Chief Executive Officer

Robert D. Haas	90,000	2,250,000	5 years
Chairman of the Board

William B. Chiasson	75,000	1,875,000	5 years
Senior Vice President and Chief Financial Officer

Joseph Middleton	55,000	1,375,000	5 years
Senior Vice President and President, Levi Strauss Europe, Middle East and Africa

R. John Anderson	55,000	1,375,000	5 years
Senior Vice President and President, Levi Strauss, Asia Pacific Division

(1)	This table shows awards under our Leadership Shares Plan. The Leadership Shares Plan is a long-term cash performance unit plan. Under this plan, we establish a five-year financial performance target for each grant based on targeted growth in shareholder value. The value of the units is determined based on actual performance relative to target. Performance at the target level will yield a per unit value of $25. If performance does not meet a minimum level or threshold, then the units will have no value. Performance above target yields correspondingly larger unit values; there is no limit on maximum award potential.
(2)	The performance period is five years from the time of award. The awards vest in one-third increments on the last day of the third, fourth and fifth fiscal years of the performance period. We pay the awards in the year after they vest.

Pension Plan Table

The following table shows the estimated annual benefits payable upon retirement under our U.S. home office pension and benefit restoration plans to persons in various compensation and years-of-service classifications prior to mandatory offset of Social Security benefits:

Covered Compensation	Years of Service
	5	10	15	20	25	30	35
$ 400,000	$40,000	$80,000	$120,000	$160,000	$200,000	$205,000	$210,000
600,000	60,000	120,000	180,000	240,000	300,000	307,500	315,000
800,000	80,000	160,000	240,000	320,000	400,000	410,000	420,000
1,000,000	100,000	200,000	300,000	400,000	500,000	512,500	525,000
1,200,000	120,000	240,000	360,000	480,000	600,000	615,000	630,000
1,400,000	140,000	280,000	420,000	560,000	700,000	717,500	735,000
1,600,000	160,000	320,000	480,000	640,000	800,000	820,000	840,000
1,800,000	180,000	360,000	540,000	720,000	900,000	922,500	945,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,025,000	1,050,000
2,200,000	220,000	440,000	660,000	880,000	1,100,000	1,127,500	1,155,000
2,400,000	240,000	480,000	720,000	960,000	1,200,000	1,230,000	1,260,000
2,600,000	260,000	520,000	780,000	1,040,000	1,300,000	1,332,500	1,365,000
2,800,000	280,000	560,000	840,000	1,120,000	1,400,000	1,435,000	1,470,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,537,500	1,575,000
3,200,000	320,000	640,000	960,000	1,280,000	1,600,000	1,640,000	1,680,000
3,400,000	340,000	680,000	1,020,000	1,360,000	1,700,000	1,742,500	1,785,000

The table assumes retirement at the age of 65, with payment to the employee in the form of a single-life annuity. As of year-end 2002, the credited years of service for Messrs. Haas and Chiasson were 29 and 4, respectively. The 2002 compensation covered by the pension plan and the benefit restoration plan for Messrs. Haas and Chiasson was $1.1 million and $702,000, respectively. Based on Mr. Marineau’s employment agreement, as of year-end 2002, he had 21 years of credited service and his 2002 covered compensation was $1.9 million. This amount reflects the higher of his i) initial base salary and target annual bonus and his ii) covered compensation in accordance with the plans.

Mr. Middleton participates in the Levi Strauss United Kingdom pension plan. It provides him both a defined benefit and a defined contribution pension. If Mr. Middleton retires at age 60, the plan will provide two-thirds of his base salary (average of the top three years salary out of the last ten before his retirement date) in a defined benefit pension. Based on his current compensation, if Mr. Middleton retires at age 60, he would receive upon retirement a U.S. dollar equivalent of approximately $345,000 annually. We also contribute 20% of Mr. Middleton’s annual bonus each year toward his defined contribution pension that he can use to purchase additional pension benefits upon retirement.

Mr. Anderson participates in the Levi Strauss Australia pension plan and also has a supplemental plan. The pension payment Mr. Anderson will receive upon retirement is based on years of service and his final average salary. Under the supplemental plan, we contribute 20% of his annual base salary and bonus to his pension each year. Mr. Anderson’s benefit under these combined plans, to be paid in lump sums upon retirement, is estimated to be approximately $1.8 million if he retires at age 55, or approximately $4.8 million if he retires at age 65.

Employment Agreements

Philip Marineau.    We have an employment agreement with Philip Marineau, our President and Chief Executive Officer. The agreement provides for a minimum base salary of $1.0 million in accordance with our executive salary policy and a target annual cash bonus of 90% of base salary, with a maximum bonus of 180% of base salary. In addition, Mr. Marineau is eligible to participate in all other executive compensation and benefit programs, including the Leadership Shares Plan. Under the employment agreement, we made a one-time grant of 810,000 Leadership Shares to compensate him for the potential value of stock options he forfeited upon leaving his previous employer to join us. We also provide under the agreement a supplemental pension benefit to Mr. Marineau.

The agreement is in effect until terminated by either Mr. Marineau or us. We may terminate the agreement upon Mr. Marineau’s death or disability, for cause (as defined in the agreement), and without cause upon 30 days notice. Mr. Marineau may terminate the agreement for good reason (as defined in the agreement) or other than for good reason upon 30 days notice to us. The consequences of termination depend on the basis for the termination:

•	If we terminate without cause or if Mr. Marineau terminates for good reason, Mr. Marineau will be entitled to: (i) severance payments equal to three times the sum of his base salary as of the termination date plus his most recent target or, if greater, annual bonus, (ii) amounts accrued or earned under our compensation and benefit plans and (iii) an amount in respect of the Leadership Shares granted in the one-time grant described above.

•	If we terminate for cause or if Mr. Marineau terminates for other than good reason, then the agreement will terminate without our having further obligations to Mr. Marineau other than for amounts accrued or earned under our compensation and benefit programs (which does not include unvested Leadership Shares or target bonus amounts not payable as of the date of termination).

•	If we terminate for any reason other than cause or if Mr. Marineau terminates for good reason within 12 months after a change in control (as defined in the agreement), Mr. Marineau will be entitled to: (i) severance payments equal to three times the sum of his base salary as of the termination date plus his most recent target or, if greater, annual bonus, (ii) amounts accrued or earned under our compensation and benefit plans, (iii) an amount in respect of the Leadership Shares granted in the one-time grant described above, (iv) full and immediate vesting in all outstanding Leadership Shares; (v) full and immediate vesting in his supplemental pension benefit; and (vi) under specified circumstances, if any amounts paid are treated as parachute payments (as defined in Section 280G(b)(2) of the Internal Revenue Code), an amount equal to the applicable excise tax and any taxes on this reimbursement payment.

Senior Executive Severance Plan

Messrs. Chiasson, Middleton and Anderson are eligible for payments and other benefits under our Senior Executive Severance Plan, which is an unfunded plan available to a select group of management to recognize their past service to the Company in the event their employment is involuntarily terminated. In exchange for the executive’s execution of a general release agreement with us, following an involuntary termination, we will pay the executive, at our sole discretion, his or her base salary, plus a target bonus amount for the fiscal year in which the executive is notified of his or her employment termination. This payment will be made either in installments or in a lump sum payment for a period ranging from 26 weeks to 104 weeks depending on the classification of the executive.

In addition to the foregoing severance payments, we will pay an affected executive the same percentage of the monthly cost of the medical coverage we provide pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) (to the extent the executive elects COBRA coverage) that he was entitled to during his active employment. The subsidized COBRA medical coverage will continue during the period that the executive is entitled to receive severance payments, subject to a maximum period ending on the earlier of the 18-month period following the termination date or the date the executive is entitled to other medical coverage. We will also pay the cost of premiums under our standard basic life insurance program of $10,000 during the same period that we subsidize the COBRA coverage. If the executive becomes eligible to receive retiree health benefits, we will subsidize retiree medical coverage during the same period that we subsidize the COBRA coverage. In addition, we will provide an affected executive with career counseling and transition services.

PRINCIPAL STOCKHOLDERS

All shares of our common stock are deposited in a voting trust, a legal arrangement that transfers the voting power of the shares to a trustee or group of trustees. The four voting trustees are Peter E. Haas, Sr., Peter E. Haas, Jr., Robert D. Haas and F. Warren Hellman. The voting trustees have the exclusive ability to elect and remove directors, amend our by-laws and take certain other actions which would normally be within the power of stockholders of a Delaware corporation. Our equity holders who, as a result of the voting trust, legally hold “voting trust certificates,” not stock, retain the right to direct the trustees on specified mergers and business combinations, liquidations, sales of substantially all of our assets and specified amendments to our certificate of incorporation.

The voting trust will last until April 2011, unless the trustees unanimously decide, or holders of at least two-thirds of the outstanding voting trust certificates decide, to terminate it earlier. If Robert D. Haas ceases to be a trustee for any reason, then the question of whether to continue the voting trust will be decided by the holders. If Peter E. Haas, Sr. ceases to be a trustee, his successor will be his spouse, Miriam L. Haas. The existing trustees will select the successors to the other trustees. The agreement among the stockholders and the trustees creating the voting trust contemplates that, in selecting successor trustees, the trustees will attempt to select individuals who share a common vision with the sponsors of the 1996 transaction that gave rise to the voting trust, represent and reflect the financial and other interests of the equity holders and bring a balance of perspectives to the trustee group as a whole. A trustee may be removed if the other three trustees unanimously vote for removal or if holders of at least two-thirds of the outstanding voting trust certificates vote for removal.

The table on the following page contains information about the beneficial ownership of our voting trust certificates as of November 24, 2002, by:

•	Each of our directors and each of our five most highly compensated officers;

•	Each person known by us to own beneficially more than 5% of our voting trust certificates; and

•	All of our directors and officers as a group.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as described in the footnotes to the table below, the individuals named in the table have sole voting and investment power with respect to all voting trust certificates beneficially owned by them, subject to community property laws where applicable.

As of November 24, 2002, there were 167 record holders of voting trust certificates. The percentage of beneficial ownership shown in the table is based on 37,278,238 shares of common stock and related voting trust certificates outstanding as of November 24, 2002. The business address of all persons listed, including the trustees under the voting trust, is 1155 Battery Street, San Francisco, California 94111.

Name	Number of Voting Trust Certificates Beneficially Owned		Percentage of Voting Trust Certificates Outstanding
Peter E. Haas, Sr.	13,952,454	(1)	37.43%
Peter E. Haas, Jr.	6,582,741	(2)	17.66%
Josephine B. Haas	4,766,233	(3)	12.79%
Robert D. Haas	3,309,909	(4)	8.88%
Miriam L. Haas	2,980,200	(5)	7.99%
Margaret E. Haas	2,644,549	(6)	7.09%
Robert E. Friedman	1,320,134	(7)	3.54%
F. Warren Hellman	887,656	(8)	2.38%
Walter J. Haas	241,671	(9)	*
Tully M. Friedman	231,179	(10)	*
James C. Gaither	—		—
Peter A. Georgescu	—		—
Angela Glover Blackwell	—		—
Philip A. Marineau	—		—
Patricia Salas Pineda	—		—
T. Gary Rogers	—		—
G. Craig Sullivan	—		—
William B. Chiasson	—		—
Joseph Middleton	—		—
R. John Anderson	—		—
Directors and executive officers as a group (22 persons)	24,462,457		65.62%

(1)	Includes 3,512,861 voting trust certificates held by the Walter A. Haas, Jr. QTIP Trusts A and B for the benefit of Mrs. Walter A. Haas, Jr. and the children of Walter A. Haas, Jr., and for which Peter E. Haas, Sr. is a trustee or co-trustee. Peter E. Haas, Sr. disclaims beneficial ownership of these voting trust certificates. Includes 670,000 voting trust certificates held by a trust for the benefit of Josephine B. Haas, former spouse of Peter E. Haas, Sr. Mr. Peter E. Haas, Sr. has sole voting power and Mrs. Josephine B. Haas has sole investing power with respect to these voting trust certificates. Peter E. Haas, Sr. disclaims beneficial ownership of these voting trust certificates. Includes 2,063,167 voting trust certificates which are held by a partnership but for which Peter E. Haas, Sr. has voting powers. Excludes 2,980,200 voting trust certificates held by Peter E. Haas, Sr.’s wife, Miriam L. Haas.
(2)	Includes a total of 1,981,594 voting trust certificates held by Mr. Haas’ wife and by trusts, of which Mr. Haas is trustee, for the benefit of his children. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 61,709 voting trust certificates held by trusts, of which Mr. Haas is trustee, for the benefit of the children of Mr. Haas and of Margaret E. Haas. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 2,657,721 voting trust certificates held by partnerships of which Mr. Haas is managing general partner.
(3)	Includes 1,203,255 voting trust certificates held by a trust, of which Mrs. Haas is co-trustee, for the benefit of Margaret E. Haas. Mrs. Haas disclaims ownership of these voting trust certificates. Includes 2,357,449 voting trust certificates held by the Josephine B. Haas Investments Limited Partnership. Includes 300,272 voting trust certificates held by the Josephine B. Haas Family Limited Partnership. Includes 180,257 voting trust certificates held by the Michael S. Haas Annuity Partnership. Mrs. Haas is the trustee of a trust which is a general partner in the Michael S. Haas Annuity Partnership. Mrs. Haas disclaims beneficial ownership of these voting trust certificates.

(4)	Includes 113,904 voting trust certificates owned by the spouse of Mr. Haas and by trusts, of which Mr. Haas is trustee, for the benefit of their daughter. Mr. Haas disclaims beneficial ownership of these voting trust certificates.
(5)	Excludes 7,706,426 voting trust certificates held by Peter E. Haas, Sr., spouse of Miriam L. Haas.
(6)	Includes 1,439 voting trust certificates held by a trust, of which Ms. Haas is trustee, for the benefit of Ms. Haas’ son. Ms. Haas disclaims beneficial ownership of these voting trust certificates.
(7)	Includes 92,500 voting trust certificates held by Mr. Friedman’s children and by trusts, of which Mr. Friedman is co-trustee, for the benefit of his children and 195,834 voting trust certificates held by trusts, of which Mr. Friedman is co-trustee, for the benefit of Mr. Friedman’s nieces and nephew. Mr. Friedman disclaims beneficial ownership of these voting trust certificates. Includes 1,010,000 voting trust certificates held by Copper Reservoir, a California limited partnership, for which Mr. Friedman is a general partner.
(8)	Includes 360,314 voting trust certificates held by a trust, of which Mr. Hellman is co-trustee, for the benefit of the daughter of Robert D. Haas. Mr. Hellman disclaims beneficial ownership of these voting trust certificates.
(9)	Includes 233,005 voting trust certificates held by the spouse of Mr. Haas and by trusts, of which Mr. Haas is trustee or co-trustee, for the benefit of Mr. Haas’ children. Mr. Haas disclaims beneficial ownership of these voting trust certificates.
(10)	Includes 9,098 voting trust certificates held by a trust, of which Mr. Friedman is trustee, for the benefit of Mr. Friedman’s former wife, Ann Barry. Also includes 25,000 voting trust certificates held by The Friedman Family Partnership, of which Mr. Friedman is a managing general partner. Mr. Friedman disclaims beneficial ownership of all but 500 of the Friedman Family Partnership voting trust certificates.

Stockholders’ Agreement

Our common stock and the voting trust certificates are not publicly held or traded. All shares and the voting trust certificates are subject to a stockholders’ agreement. The agreement, which expires in April 2016, limits the transfer of shares and certificates to other holders, family members, specified charities and foundations and to us. The agreement does not provide for registration rights or other contractual devices for forcing a public sale of shares, certificates or other access to liquidity. The scheduled expiration date of the stockholders’ agreement is five years later than that of the voting trust agreement in order to permit an orderly transition from effective control by the voting trust trustees to direct control by the stockholders.

Estate Tax Repurchase Policy

We have a policy under which we will repurchase a portion of the shares offered by the estate of a deceased stockholder in order to generate funds for payment of estate taxes. The purchase price will be based on a valuation received from an investment banking or appraisal firm. Estate repurchase transactions are subject to applicable laws governing stock repurchases, board approval and restrictions under our credit agreements. Our 2003 senior secured credit facility prohibits repurchases without the consent of the lenders, and the indentures relating to our 11.625% notes due 2008 and our old notes and exchange notes limit our ability to make repurchases. The policy does not create a contractual obligation on our part. We may amend or terminate this policy at any time. No shares were repurchased under this policy in 2002, 2001 or 2000.

Valuation Policy

We have a policy under which we obtain, and make available to our stockholders, an annual valuation of our voting trust certificates. The policy provides that we will make reasonable efforts to defend valuations we obtain which are challenged in any tax or regulatory proceeding involving a stockholder (including an estate) that used the valuation and that was challenged on that use. The policy provides that we will not indemnify any stockholder against any judgment or settlement amounts or expenses specific to any individual stockholder arising from the use of a valuation. We may amend or terminate this policy at any time.

Voting Trustee Compensation

The voting trust agreement provides that trustees who are also beneficial owners of 1% or more of our stock are not entitled to compensation for their services as trustees. Trustees who are not beneficial owners of more than 1% of our outstanding stock may receive such compensation, upon approval of our board. All trustees are entitled to reimbursement for reasonable expenses and charges, which may be incurred in carrying out their duties as trustees. As of November 24, 2002, all of the trustees each beneficially owned more than 1% of our outstanding stock.

Voting Trustee Indemnification

Under the voting trust agreement, the trustees are not liable to us or to the holders of voting trust certificates for any actions undertaken in their capacity as trustees, except in cases of willful misconduct. The voting trust will indemnify the trustees in respect of actions taken by them under the voting trust agreement in their capacity as trustees, except in cases of willful misconduct.

We have agreed to reimburse the voting trust for any amounts paid by the trust as a result of its indemnity obligation on behalf of the trustees.

Limitation of Liability and Indemnification Matters

As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate generally the personal liability of directors for monetary damages for breach or alleged breach of their fiduciary duties as directors. In addition, our by-laws provide that we are required to indemnify our officers and directors under a number of circumstances, including circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, our board of directors adopted resolutions making clear that officers and directors of our foreign subsidiaries are covered by these indemnification provisions. We are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities under the Securities Act may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

James C. Gaither, one of our directors, is senior counsel of the law firm Cooley Godward LLP. Cooley Godward provided legal services to us in 2002, 2001 and 2000, for which we paid fees of approximately $18,000, $91,000 and $60,000, respectively, in those years.

DESCRIPTION OF OTHER INDEBTEDNESS

2003 Senior Secured Credit Facility

On January 31, 2003, we entered into a $750.0 million senior secured credit facility to replace our then existing 2001 credit facility. Our 2003 senior secured credit facility consists of a $375.0 million revolving credit facility expiring on March 31, 2006 and a $375.0 million Tranche B term loan facility expiring on July 31, 2006. We intend to use the borrowings under our 2003 senior secured credit facility for working capital or general corporate purposes. As of February 23, 2003, there were no outstanding borrowings under the revolving credit facility. Total availability under the revolving credit facility was reduced by $170.1 million of letters of credit allocated under the revolving credit facility, yielding a net availability of $204.9 million. As of February 23, 2003, the principal balance of the Tranche B term loan was $375.0 million.

Our Tranche B term loan facility is subject to repayment based on a specified scheduled amortization, with the final payment of all amounts outstanding due on July 31, 2006. We are required to make principal amortization payments on the Tranche B term loan facility at a quarterly rate beginning in May 2003, with the substantial majority of the quarterly payments being due from the quarter ending in November 2005.

The interest rate for our revolving credit facility varies: for eurodollar rate loans, from 3.25% to 4.00% over the eurodollar rate (as defined in the credit agreement) or, for base rate loans, from 2.25% to 3.00% over the higher of the Citibank base rate and the Federal Funds rate plus 0.50%, with the exact rate depending upon our performance under specified financial criteria. The interest rate for our Tranche B term loan facility is 4.00% over the eurodollar rate or 3.00% over the base rate.

The 2003 senior secured credit facility also requires that we segregate sufficient funds to satisfy all principal and interest payments on the outstanding 6.80% notes due November 2003 and allows for repurchase of these bonds prior to their maturity. As of February 23, 2003, this amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.”

Our 2003 senior secured credit facility is guaranteed by certain of our material domestic subsidiaries and is secured by domestic inventories, certain domestic equipment, trademarks, other intellectual property, 100% of the stock in certain domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the 2003 senior secured credit facility are certain of our real property interests and all of the capital stock and debt of our affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing our notes due 2003 and 2006. Our 2003 senior secured credit facility also requires mandatory prepayments in certain events, such as asset sales.

The 2003 senior secured credit facility contains customary covenants restricting our activities as well as those of our subsidiaries, including limitations on our and our subsidiaries’ ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur indebtedness or grant liens or negative pledges on our assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in our corporate structure. The 2003 senior secured credit facility also contains financial covenants that we must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios. As of February 23, 2003, we were in compliance with the financial covenants under the 2003 senior secured credit facility.

The 2003 senior secured credit facility contains customary events of default, including payment failures; failures to satisfy other obligations under the 2003 senior secured credit facility; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of our board of directors; and invalidity of the guaranty or security agreements. If an event of default occurs, our lenders could terminate their commitments, declare immediately payable all borrowings under the credit facilities and foreclose on the collateral, including our trademarks.

Senior Unsecured Notes Due 2003 and 2006

In 1996, we issued $800.0 million in notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. We issued the notes in two series: $350.0 million seven-year notes maturing in November 2003 and $450.0 million ten-year notes maturing in November 2006. The seven-year notes bear interest at a rate of 6.80%. The ten-year notes bear interest at a rate of 7.00%. These notes are unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt. The indenture governing these notes contains customary events of default and restricts our ability and the ability of our subsidiaries and future subsidiaries, to:

•	incur liens;

•	engage in sale and leaseback transactions; and

•	engage in mergers and sales of assets.

In May 2000, we filed a registration statement on Form S-4 under the Securities Act with the SEC relating to an exchange offer for the notes. The exchange offer gave holders of these notes the opportunity to exchange the notes for new notes that are registered under the Securities Act. The new notes are identical in all material respects to the old notes except that the new notes are registered.

The exchange offer ended on June 20, 2000. As a result of the exchange offer, all but $20,000 of the $350.0 million aggregate principal amount of 6.80% old notes due 2003 were exchanged for the 6.80% new notes due 2003, and all $450.0 million aggregate principal amount of the 7.00% old notes due 2006 were exchanged for the 7.00% new notes due 2006.

We were not obligated by any agreement to engage in the exchange offer. We initiated the exchange offer to give holders of these notes the opportunity to exchange the old notes for registered notes.

During the first quarter of 2003, we purchased approximately $121 million of the 6.80% notes due November 2003 using proceeds from the old notes offerings. At February 23, 2003, $228.5 million of these notes were outstanding. Under the 2003 senior secured credit facility, we are required to have funds segregated in an amount sufficient to repay the 6.80% notes due November 2003 at maturity (including any interim scheduled interest payments). As of February 23, 2003, the segregated amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.” During the first week of April 2003, we purchased an additional $21.8 million of the 6.80% notes due November 2003 using proceeds from the old notes offerings.

On April 8, 2003, we commenced a tender offer to purchase for cash any and all of the outstanding 6.80% notes due November 2003, at a purchase price of $1,024.24 per $1,000.00 principal amount. The debt tender offer is scheduled to expire on May 7, 2003.

Senior Unsecured Notes Due 2008

On January 18, 2001, we issued two series of notes payable for an aggregate of $497.5 million to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. These notes are unsecured obligations, rank equally with all of our other existing and future unsecured and unsubordinated debt, and may be redeemed at any time after January 15, 2005. The issuance was divided into two series: U.S. $380.0 million notes and 125.0 million euro notes. Both series of notes are seven-year notes maturing on January 15, 2008 and bear interest at 11.625% per annum, payable semi-annually in January and July of each year. These notes are callable beginning January 15, 2005. These notes were offered at a discount of $5.2 million to be amortized over the term of the notes. Costs representing underwriting fees and other expenses of $14.4 million on the original issue are amortized, using an approximate effective-interest rate method, over the term of the notes. We used net proceeds from the offering to repay a portion of the indebtedness outstanding under our then effective credit facility.

The indentures governing these notes contain covenants that limit our and our subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or our subsidiaries’ assets. If we experience a change in control as defined in the indentures governing the notes, then we will be required under the indentures to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and we and our subsidiaries are and remain in compliance with the indentures, then we and our subsidiaries will not be required to comply with specified covenants contained in the indentures.

In March 2001, we filed a registration statement on Form S-4 under the Securities Act with the SEC relating to an exchange offer for these notes. The exchange offer gave holders the opportunity to exchange the notes for new notes that are registered under the Securities Act. The new notes are identical in all material respects to the old notes except that the new notes are registered under the Securities Act. The indenture governing these notes contains the same covenants as for the original issuance under Rule 144A of the Securities Act.

The exchange offer ended on April 6, 2001. As a result of the exchange offer, all but $200 thousand of the $380.0 million aggregate principal amount of old dollar notes were exchanged for new dollar notes, and all but €595 thousand of the €125.0 million aggregate principal amount of old euro notes were exchanged for new euro notes.

Yen-denominated Eurobond Placement

In November 1996, we issued a ¥20 billion principal amount eurobond (equivalent to approximately $180.0 million at the time of issuance) due November 22, 2016, with interest payable at 4.25% per annum. The bond is redeemable at our option at a make-whole redemption price, based on market rates at the time of redemption, commencing in November 2006 and on any subsequent semi-annual interest payment date. We treat the bond as a hedge of our net investment in our Japanese subsidiary.

The bond includes customary events of default and covenants limiting our activities similar to the events of default and covenants contained in the indenture governing our senior unsecured notes due in 2003 and 2006.

European Receivables Financing

In February 2000, several of our European subsidiaries, including Levi Strauss Germany GmbH, Levi Strauss (U.K.) Limited, Levi Strauss Continental S.A., Levi Strauss Italia s.r.l., and Levi Strauss De Espana, S.A., each entered into a receivables-backed securitization financing agreement with ABN AMRO BV and other lenders to borrow up to $125.0 million. Borrowings under the facilities were used to reduce the commitment levels under our 2001 bank credit facility.

On March 14, 2003, we terminated our European receivables securitization agreements and repaid the outstanding amount of $54.3 million.

Customer Service Center Equipment Financing

In December 1999, we borrowed $89.5 million from a group of lenders under a five-year credit facility secured by most of the equipment located at our customer service centers in Nevada, Mississippi and Kentucky. These customer service centers are our principal product distribution facilities in the United States. The equipment in the customer service centers securing this facility is not part of the collateral securing our 2003 senior secured credit facility. As of November 24, 2002, there was approximately $71.8 million principal amount outstanding under this facility. Approximately $19.7 million in excess collateral equipment value remains available to secure additional third party funding. Borrowings of $44.8 million under the first tranche bear interest at a fixed rate equal to the yield on four-year U.S. Treasury notes at the time of funding plus an incremental borrowing spread. Borrowings of $27.0 million under the second tranche bear interest at a floating quarterly rate equal to the 90-day London Interbank Offered Rate plus an incremental borrowing spread based on our leverage ratio at the time of the interest payment. The borrowings amortize over five years, with 50% and 80% of the principal amount of the first tranche and second tranche, respectively, due at maturity.

The credit facility is structured as a lease intended as security. This means that we retain ownership of the equipment, the lenders have a security interest in the equipment and the transaction is considered a secured financing, and not a lease, for tax, accounting, bankruptcy, financial reporting and commercial law purposes.

The transaction documents include customary covenants governing our activities, including, among other things, limitations on our ability to sell, lease, relocate or grant liens in the equipment held in these customer service centers.

In some circumstances, we are permitted to sell or, with the lenders’ approval, obtain a release of the lenders’ security interest in, the equipment in the customer service centers upon repayment of a portion of the debt attributable to that equipment. We can also enter into agreements with third party “outsource” providers to operate one or more of the customer service centers.

The transaction documents include customary events of default. If we default, the lenders could accelerate the maturity date of our loans, enter these customer service centers and take possession of our equipment held there.

Domestic Receivables Securitization

On July 31, 2001, we completed a receivables securitization transaction involving receivables generated from sales of products to our domestic customers. The transaction involved the issuance by Levi Strauss Receivables Funding, LLC, our indirect subsidiary, of $110.0 million of secured term notes. The notes, which are secured by trade receivables originated by Levi Strauss & Co., bear interest at a rate equal to the one-month London Interbank Offered Rate plus 0.32% per annum, and have a stated maturity date of November 2005. Net proceeds of the offering were used to repay a portion of the outstanding debt under our 2001 bank credit facility. The purpose of the transaction was to lower our interest expense and diversify funding sources. The notes were issued in a private placement transaction in accordance with Rule 144A under the Securities Act.

Under the securitization arrangement, collections on receivables remaining after payment of interest and fees relating to the notes are used to purchase new receivables from Levi Strauss & Co. The securitization agreements provide that, in specified cases, the collections will not be released but will instead be deposited and used to pay the principal amount of the notes. Those circumstances include, among other things, failure to maintain the required level of overcollaterization due to deterioration in the credit quality, or overconcentration or dilution in respect of, the receivables, failure to pay interest or other amounts which is not cured, breaches of covenants, representations and warranties or events of bankruptcy relating to us and certain of our subsidiaries. Non-release of collections in these limited circumstances could have an adverse effect on our liquidity.

On April 25, 2002, we obtained an amendment to the domestic receivables securitization agreements. Before the amendment, the manner in which sales incentives were treated in the calculation of net eligible U.S. trade receivables decreased net eligible receivables as well as substantially increased the targeted amount. The amendment revises the way sales incentives are treated in calculating the amount of net eligible receivables.

Industrial Development Revenue Refunding Bond

In 1995, the City of Canton, Mississippi issued an industrial development revenue refunding bond with a principal amount of $10.0 million, and the proceeds were loaned to us to help finance the cost of acquiring a customer service center in Canton. Interest payments are due monthly at a variable rate based upon the J.J. Kenny Index, reset weekly at a maximum rate of 13.00%, and the principal amount is due June 1, 2003. The bond is secured by a letter of credit that expires on June 15, 2003, which we have the opportunity to extend or renew. We do not anticipate renewing this financing.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of capitalized terms used in this description and not defined elsewhere under the subheading “Definitions”. In this description, the words “Company”, “we”, “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries.

The old notes were, and the exchange notes will be, issued under the indenture, dated as of December 4, 2002, between the Company and Wilmington Trust Company, as trustee. The indenture is governed by the Trust Indenture Act of 1939. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference in this prospectus. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

We urge you to read the indenture because it, and not this description, defines your rights as a holder of the exchange notes. Copies of the indenture are available upon request to the Company at the following address: Levi Strauss & Co., Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111.

We will issue up to $575.0 million of exchange notes now and, subject to compliance with the covenant described under “—Material Covenants—Limitation on Debt”, can issue an unlimited amount of additional notes at later dates. Any additional notes that we issue in the future will be identical in all respects to the exchange notes that we are issuing now, except that the notes issued in the future will have different issuance prices and issuance dates. We will issue exchange notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, Maturity and Interest

The exchange notes will mature on December 15, 2012. Interest on the exchange notes will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. We will pay interest to those persons who were holders of record on the December 1 or June 1 immediately preceding each interest payment date.

Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The exchange notes will be:

•	unsubordinated unsecured obligations of the Company;

•	equal in ranking (“pari passu”) with all our existing and future senior debt; and

•	senior in right of payment to all our future subordinated debt.

As of February 23, 2003 we had approximately $2.562 billion of debt.

We only have a stockholder’s claim in the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the exchange notes will only be creditors of the Company, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the exchange notes.

We conduct our foreign operations through foreign subsidiaries, which in fiscal year 2001 and fiscal year 2002 accounted for approximately 38% and 39% of our net sales, respectively. As a result, we depend in part upon dividends or other intercompany transfers of funds from our foreign subsidiaries for the funds necessary to meet our debt service obligations, including payments on the exchange notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we may be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies absent special conditions, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

As of February 23, 2003, the total balance sheet liabilities of our subsidiaries owing to third parties and excluding unused commitments made by lenders, was approximately $790.0 million. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

The exchange notes are unsecured obligations of the Company. Secured Debt of the Company will be effectively senior to the exchange notes to the extent of the value of the assets securing this Debt. As of February 23, 2003, the outstanding secured Debt of the Company was $637.8 million.

The indenture contains limitations on the amount of additional Debt and additional secured Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this Debt and secured Debt could nevertheless be substantial.

Optional Redemption

Except as set forth in the following paragraph, the exchange notes will not be redeemable at the option of the Company prior to December 15, 2007. Starting on that date, the Company may redeem all or any portion of the exchange notes, at once or over time, after giving the required notice under the indenture. The exchange notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for exchange notes redeemed during the 12-month period commencing on December 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2007	106.125%
2008	104.083%
2009	102.042%
2010 and thereafter	100.000%

Any notice to holders of exchange notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the trustee no later than two business days prior to the redemption date.

At any time and from time to time, prior to December 15, 2005, the Company may redeem up to a maximum of 33 1/3% of the original aggregate principal amount of the exchange notes (including additional notes, if any) with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any redemption of this kind, at least 66 2/3% of the original aggregate principal amount of exchange notes (including additional notes, if any) remain outstanding. Any redemption of this kind shall be made within 75 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Sinking Fund

There will be no mandatory sinking fund payments for the exchange notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of exchange notes will have the right to require us to repurchase all or any part of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall:

(a)    cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and

(b)    send, by first-class mail, with a copy to the trustee, to each holder of exchange notes, at such holder’s address appearing in the security register, a notice stating:

(1)    that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all exchange notes timely tendered will be accepted for payment;

(2)    the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3)    the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4)    the procedures that holders of exchange notes must follow in order to tender their exchange notes (or portions thereof) for payment, and the procedures that holders of exchange notes must follow in order to withdraw an election to tender exchange notes (or portions thereof) for payment.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of exchange notes to require us to repurchase its exchange notes may be uncertain. In such a case, holders of the exchange notes may not be able to resolve this uncertainty without resorting to legal action.

The existing bank credit facility prohibits us from purchasing any notes prior to maturity of the exchange notes, and also provide that the occurrence of some of the events that would constitute a Change of Control would constitute a default under that existing debt. The terms of our 11 5/8% dollar and euro notes due 2008 require us to offer to repurchase such exchange notes upon the occurrence of a Change of Control. Future debt of the Company, including any new bank credit facility, may contain prohibitions of certain events which would constitute a Change of Control or require that future debt be repurchased upon a Change of Control. Moreover, the exercise by holders of exchange notes or our 11 5/8% dollar and euro notes due 2008 of their right to require us to repurchase their notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of that repurchase on us. Finally, our ability to pay cash to holders of notes or our 11 5/8% dollar and euro notes due 2008 upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the indenture and our failure to purchase our 11 5/8% dollar and euro notes due 2008 in connection with a Change of Control would result in a default under the indenture governing such notes. Any such default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of that Change of Control with the written consent of the holders of a majority in principal amount of the exchange notes. See “—Amendments and Waivers”.

Material Covenants

Set forth below are summaries of the material covenants contained in the indenture.

Covenant Suspension.    During any period of time that:

(a)    the exchange notes have Investment Grade Ratings from both Rating Agencies and

(b)    no Default or Event of Default has occurred and is continuing under the indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

•	“—Limitation on Debt”,

•	“—Limitation on Restricted Payments”,

•	“—Limitation on Asset Sales”,

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”,

•	clause (x) of the third paragraph (and as referred to in the first paragraph) of “—Designation of Restricted and Unrestricted Subsidiaries”, and

•	clause (e) of the first paragraph of “—Merger, Consolidation and Sale of Property”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the exchange notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “—Limitation on Restricted Payments” with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from January 18, 2001, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time).

Limitation on Debt.    The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1)    the Debt is Debt of the Company and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00, or

(2)    the Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a)    Debt of the Company evidenced by the exchange notes we are issuing in this offering;

(b)    Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities, Incurred by the Company or a Restricted Subsidiary pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction, an Equipment Financing Transaction or Debt Issuances, Debt Incurred by the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, or Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all Debt of this kind at any one time outstanding shall not exceed the greater of:

(1)    $1.6 billion, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities or otherwise Incurred pursuant to this clause (b) pursuant to the covenant described under “—Limitation on Asset Sales” and

(2)    the sum of the amounts equal to:

(A)    50% of the book value of the inventory of the Company and the Restricted Subsidiaries and

(B)    85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in the case of each of clauses (A) and (B) as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of exchange notes;

(c)    Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company is the obligor on that Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes;

(d)    Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(e)    Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f)    Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or that Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(g)    Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(h)    Debt outstanding on the Issue Date not otherwise described in clauses (a) through (g) above;

(i)    Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $100.0 million; and

(j)    Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d) and (h) above.

For purposes of determining compliance with the covenant described above,

(A)    in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B)    the Company will be entitled to divide and classify an item of Debt in more than one of the types of Debt described above.

Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a)    a Default or Event of Default shall have occurred and be continuing,

(b)    the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt” or

(c)    the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made since January 18, 2001 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1)    50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which January 18, 2001 fell to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2)    Capital Stock Sale Proceeds, plus

(3)    the sum of:

(A)    the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after January 18, 2001 of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B)    the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after January 18, 2001 upon the conversion or exchange of any Debt issued or sold on or prior to January 18, 2001 that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x)    any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and

(y)    the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4)    an amount equal to the sum of:

(A)    the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after January 18, 2001, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B)    the lesser of the net book value or the Fair Market Value of the Company’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after January 18, 2001);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in that Person.

Notwithstanding the foregoing limitation, the Company may:

(a)    pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with the indenture; provided, however, that at the time of the payment of the dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that, if declared on or after January 18, 2001, the dividend shall be included in the calculation of the amount of Restricted Payments;

(b)    purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after January 18, 2001 in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees); provided, however, that

(1)    the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

(2)    the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c)    purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after January 18, 2001 in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)    pay scheduled dividends (not constituting a return on capital) on Disqualified Stock of the Company issued pursuant to and in compliance with the covenant described under “—Limitation on Debt” on or after January 18, 2001; and

(e)    permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary on or after January 18, 2001 that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis.

Limitation on Liens.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the exchange notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien.

Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)    the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to that Asset Sale;

(b)    at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the exchange notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities, provided, however, that in the case of a transaction involving a sale of any distribution center by the Company or a Restricted Subsidiary and the establishment of an outsourcing arrangement in which the purchaser assumes distribution responsibilities on behalf of the Company or the Restricted Subsidiary, any credits or other consideration the purchaser grants to the Company or the Restricted Subsidiary as part of the purchase price of the distribution center, which credits or other consideration effectively offset future payments due from the Company or the Restricted Subsidiary to the purchaser as part of the outsourcing arrangement, will be considered to be cash equivalents for purposes of this clause (b); and

(c)    the Company delivers an Officers’ Certificate to the trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(a)    to Repay Debt Incurred pursuant to clause (b) of the definition of Permitted Debt (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

(b)    to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets of the Company.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of that Net Available Cash shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $10.0 million (taking into account income earned on those Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the exchange notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of exchange notes have been given the opportunity to tender their exchange notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by the indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a)    the Excess Proceeds and

(b)    a fraction,

(1)    the numerator of which is the aggregate principal amount of the exchange notes outstanding on the date of the Prepayment Offer, and

(2)    the denominator of which is the sum of the aggregate principal amount of the exchange notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the exchange notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of exchange notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)    pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b)    make any loans or advances to the Company or any other Restricted Subsidiary or

(c)    transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1)    with respect to clauses (a), (b) and (c), to restrictions:

(A)    in effect on the Issue Date,

(B)    relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

(C)    that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that restriction is no less favorable to the holders of exchange notes than those under the agreement evidencing the Debt so Refinanced,

(D)    resulting from the Incurrence of any Permitted Debt described in clause (b) of the second paragraph of the covenant described under “—Limitation on Debt”, provided that the restriction is no less favorable to the holders of exchange notes than the restrictions of the same type contained in the indenture, or

(E)    constituting Standard Securitization Undertakings relating solely to, and restricting only the rights of, a Receivables Entity in connection with a Qualified Receivables Transaction, and

(2)    with respect to clause (c) only, to restrictions:

(A)    relating to Debt that is permitted to be Incurred and secured without also securing the exchange notes pursuant to the covenants described under “—Limitation on Debt” and “—Limitation on Liens” that limit the right of the debtor to dispose of the Property securing that Debt,

(B)    encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(C)    resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder, or

(D)    which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale.

Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a)    the terms of such Affiliate Transaction are:

(1)    set forth in writing, and

(2)    no less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b)    if the Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clauses (a)(1) and (2) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)    any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b)    any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment;

(c)    the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as, in the case of officers and directors, the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for the compensation to be fair consideration therefor;

(d)    loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Company or that Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(e)    any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facility” and permitted under clause (b) of the second paragraph of the covenant described under “—Limitation on Debt”;

(f)    the Existing Policies or any transaction contemplated thereby; and

(g)    any sale of shares of Capital Stock (other then Disqualified Stock) of the Company.

Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a)    the Company or that Restricted Subsidiary would be entitled to:

(1)    Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Debt”, and

(2)    create a Lien on the Property securing that Attributable Debt without also securing the exchange notes pursuant to the covenant described under “—Limitation on Liens”, and

(b)    the Sale and Leaseback Transaction is effected in compliance with the covenant described under “—Limitation on Asset Sales”.

Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a)    the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b)    any of the following:

(1)    the Subsidiary to be so designated has total assets of $1,000 or less,

(2)    if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under the covenant entitled “Limitation on Restricted Payments”, or

(3)    the designation is effective immediately upon the entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x)    the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt”, and

(y)    no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:

(a)    certifies that the designation or redesignation complies with the foregoing provisions, and

(b)    gives the effective date of the designation or redesignation,

and the filing with the trustee to occur within 45 days after the end of the fiscal quarter of the Company in which the designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of that fiscal year).

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a)    the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)    the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the exchange notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

(c)    in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d)    immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e)    immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, provided, however, that this clause (e) shall not be applicable to the Company merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby;

(f)    the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied; and

(g)    the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that transaction had not occurred.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture, but the predecessor Company in the case of:

(a)    a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b)    a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the exchange notes.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Securities and Exchange Commission and provide the trustee and holders of exchange notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections; provided, however, that the Company shall not be so obligated to file the information, documents and reports with the Securities and Exchange Commission if the Securities and Exchange Commission does not permit those filings.

Events of Default

Events of Default in respect of the exchange notes include:

(1)    failure to make the payment of any interest on the exchange notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(2)    failure to make the payment of any principal of, or premium, if any, on, any of the exchange notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3)    failure to comply with the covenant described under “—Merger, Consolidation and Sale of Property”;

(4)    failure to comply with any other covenant or agreement in the exchange notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5)    a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6)    any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7)    specified events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the exchange notes then outstanding notify the Company of the Default and the Company does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”.

The Company shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to any of the exchange notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the exchange notes then outstanding may declare to be immediately due and payable the principal amount of all the exchange notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the amount with respect to all the exchange notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the exchange notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the exchange notes then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the exchange notes, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the exchange notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the exchange notes.

No holder of exchange notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)    that holder has previously given to the trustee written notice of a continuing Event of Default,

(b)    the registered holders of at least 25% in aggregate principal amount of the exchange notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee, and

(c)    the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the exchange notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, that note on or after the respective due dates expressed in that note.

Amendments and Waivers

Subject to some exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the exchange notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the exchange notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and particular covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the exchange notes then outstanding. However, without the consent of each holder of an outstanding note no amendment may, among other things,

(1)    reduce the amount of exchange notes whose holders must consent to an amendment or waiver,

(2)    reduce the rate of or extend the time for payment of interest on any note,

(3)    reduce the principal of or extend the Stated Maturity of any note,

(4)    make any note payable in money other than U.S. dollars,

(5)    impair the right of any holder of the exchange notes to receive payment of principal of and interest on that holder’s exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder’s exchange notes,

(6)    subordinate the exchange notes to any other obligation of the Company,

(7)    release any security interest that may have been granted in favor of the holders of the exchange notes other than pursuant to the terms of any agreement granting that security interest,

(8)    reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under “—Optional Redemption”,

(9)    reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the exchange notes must be repurchased pursuant to that Change of Control Offer, or

(10)    at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the exchange notes must be repurchased pursuant thereto.

Without the consent of any holder of the exchange notes, the Company and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Company under the indenture,

•	provide for uncertificated exchange notes in addition to or in place of certificated exchange notes (provided that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Code),

•	add Guarantees with respect to the exchange notes,

•	secure the exchange notes, to add to the covenants of the Company for the benefit of the holders of the exchange notes or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any holder of the exchange notes,

•	comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act,

•	evidence and provide for the acceptance of appointment by a successor trustee,

•	provide for the issuance of additional exchange notes in accordance with the indenture.

The consent of the holders of the exchange notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the exchange notes at the holder’s address appearing in the security register a notice briefly describing the amendment. However, the failure to give this notice to all holders of the exchange notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the exchange notes and the indenture (“legal defeasance”), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the old notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the exchange notes. The Company at any time may terminate:

(1)    its obligations under the covenants described under “—Repurchase at the Option of Holders Upon a Change of Control” and “—Material Covenants”,

(2)    the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under “—Events of Default” above, and

(3)    the limitations contained in clause (e) under the first paragraph of “—Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4)

(with respect to the covenants described under “—Material Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “—Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of “—Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a)    the Company irrevocably deposits in trust with the trustee money or U.S. Government Obligations for the payment of principal of and interest on the exchange notes to maturity or redemption, as the case may be;

(b)    the Company delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest when due on all the exchange notes to maturity or redemption, as the case may be;

(c)    123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “—Events of Default” occurs with respect to the Company or any other Person making the deposit which is continuing at the end of the period;

(d)    no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(e)    the deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f)    the Company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g)    in the case of the legal defeasance option, the Company delivers to the trustee an Opinion of Counsel stating that:

(1)    the Company has received from the Internal Revenue Service a ruling, or

(2)    since the date of the indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if the defeasance had not occurred;

(h)    in the case of the covenant defeasance option, the Company delivers to the trustee an Opinion of Counsel to the effect that the holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of that covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(i)    the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the exchange notes have been complied with as required by the indenture.

Governing Law

The indenture and the exchange notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wilmington Trust Company is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Definitions

Set forth below is a summary of defined terms from the indenture that are used in this “Description of Exchange Notes”. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a)    any Property (other than cash, cash equivalents, securities and inventory) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b)    Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a)    any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person, or

(b)    any other Person who is a director or officer of that specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Material Covenants—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase that Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any Beneficial Owner pursuant to the first sentence hereof.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a)    any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b)    all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c)    any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b), or (c) above,

(1)    any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2)    any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “—Material Covenants—Limitation on Restricted Payments”,

(3)    any disposition effected in compliance with the first paragraph of the covenant described under “—Merger, Consolidation and Sale of Property”,

(4)    a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,

(5)    a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction,

(6)    a transfer of accounts receivable of the type specified in the definition of “Credit Facility” that is permitted under clause (b) of the second paragraph of “—Material Covenants—Limitation on Debt”, and

(7)    any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $1.0 million.

Notwithstanding the foregoing, if, at any time, the aggregate Fair Market Value of assets disposed of by the Company to its Subsidiaries since the Issue Date (whether or not in the ordinary course of business), other than (A) Permitted Investments comprised of cash or Temporary Cash Investments, Permitted Investments of the type described in clause (d) of the definition of Permitted Investments that are made in the ordinary course of business consistent with past practice or Permitted Investments of the type described in clause (l) of the definition of Permitted Investments, (B) dispositions pursuant to paragraphs (4), (5), (6) and (7) above, (C) dispositions by the Company to a Restricted Subsidiary of raw materials to be used in the manufacture of finished goods, of finished goods and of work in process and (D) dispositions constituting Asset Sales, exceeds 10% of Consolidated Tangible Assets, all asset dispositions in excess thereof (other than asset dispositions described in clauses (A), (B), (C) or (D) above) shall be treated as Asset Sales subject to the restrictions set forth in the covenant described under “—Limitation on Asset Sales”. For purposes of this paragraph, the aggregate Fair Market Value of assets so transferred at any time shall be calculated by using the sum of the Fair Market Value of each asset disposition as of the date of its disposition.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)    if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation”, and

(b)    in all other instances, the greater of:

(1)    the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2)    the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)    the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b)    the sum of all payments of this kind.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a)    a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time,

(b)    for purposes of clause (a) of the definition of “Change of Control”, Permitted Holders will be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that corporation or other legal entity, and

(c)    for purposes of clause (b) of the definition of “Change of Control”, any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (“the parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “—Material Covenants—Limitation on Liens”, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after January 18, 2001, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a)    prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise; or

(b)    on or after the first Public Equity Offering that results in a Public Market, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the Beneficial Owners, directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than that other person or group; and provided further, that the provisions of this clause (b) will not apply to Voting Trustees serving in that capacity under the Voting Trust Arrangement; or

(c)    the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1)    the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation or transferee, and

(2)    the holders of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction; or

(d)    during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or by a vote of the Voting Trustees pursuant to the terms of the Voting Trust Arrangement) cease for any reason to constitute a majority of the Board of Directors then in office; or

(e)    the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a)    all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b)    all current maturities of long-term Debt.

“Consolidated Fixed Charges” means, for any period, the total interest expense (net of interest income) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a)    interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b)    amortization of debt discount and debt issuance cost, including commitment fees,

(c)    capitalized interest,

(d)    non-cash interest expense,

(e)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f)    net costs associated with Interest Rate Agreements (including amortization of fees),

(g)    Disqualified Stock Dividends,

(h)    Preferred Stock Dividends,

(i)    interest Incurred in connection with Investments in discontinued operations,

(j)    interest accruing on any Debt of any other Person to the extent that Debt is Guaranteed by the Company or any Restricted Subsidiary, and

(k)    the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by the plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” shall be included in Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a)    the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b)    Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1)    if

(A)    since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B)    the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt,

Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2)    if

(A)    since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B)    the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

(C)    since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a)    any net income (loss) of any Person (other than the Company) if that Person is not a Restricted Subsidiary, except that:

(1)    subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of any such Person for that period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by that Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2)    the Company’s equity in a net loss of that Person other than an Unrestricted Subsidiary for the specified period shall be included in determining such Consolidated Net Income,

(b)    for purposes of the covenant described under “—Material Covenants—Limitation on Restricted Payments” only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of the acquisition,

(c)    any net income (loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1)    subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of the Restricted Subsidiary for the period shall be included in Consolidated Net Income up to the aggregate amount that would have been permitted at the date of determination to be dividended to the Company or another Restricted Subsidiary by that Restricted Subsidiary without prior approval by a third party (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations applicable to that Restricted Subsidiary or its shareholders, during that period as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2)    the Company’s equity in a net loss of the Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(d)    any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(e)    any extraordinary gain or loss,

(f)    the cumulative effect of a change in accounting principles,

(g)    any unrealized gains or losses of the Company or its consolidated Subsidiaries on any Hedging Obligations, and

(h)    any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that those shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under “—Material Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a)    the excess of cost over fair market value of assets or businesses acquired;

(b)    any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c)    unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d)    minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e)    treasury stock;

(f)    cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g)    Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts of Consolidated Net Tangible Assets and Consolidated Current Liabilities as of such date.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities (including related Guarantees) with banks, investment banks, insurance companies, mutual funds or other institutional lenders (including our Existing Bank Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to institutional lenders or to special purpose, bankruptcy remote entities formed to borrow from institutional lenders against those receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancing thereof on any basis so long as such Refinancing constitutes Debt; provided that, in the case of a transaction in which any accounts receivable are sold, conveyed or otherwise transferred by the Company or any of its subsidiaries to another Person other than a Receivables Entity, then that transaction must satisfy the following three conditions:

(a)    if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the transaction is economically fair and reasonable to the Company or the Subsidiary that sold, conveyed or transferred the accounts receivable,

(b)    the sale, conveyance or transfer of accounts receivable by the Company or the Subsidiary is made at Fair Market Value and

(c)    the financing terms, covenants, termination events and other provisions of the transaction shall be market terms (as determined in good faith by the Board of Directors).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)    the principal of and premium (if any) in respect of:

(1)    debt of the Person for money borrowed, and

(2)    debt evidenced by exchange notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b)    all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c)    all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)    all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e)    the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)    all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and

(h)    to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1)    zero if the Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, or

(2)    if the Hedging Obligation is not Incurred pursuant to clauses (e), (f) or (g) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, then 105% of the aggregate net amount, if any, that would then be payable by the Company and any Restricted Subsidiary on a per counter-party basis pursuant to Section 6(e) of the ISDA Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association in 1992 (the “ISDA Form”), as if the date of determination were a date that constitutes or is substantially equivalent to an Early Termination Date, as defined in the ISDA Form, with respect to all transactions governed by the ISDA Form, plus the equivalent amount under the terms of any other Hedging Obligations that are not Incurred pursuant to clauses (e), (f) or (g) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, each such amount to be estimated in good faith by the Company.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Debt evidenced by exchange notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b)    is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c)    is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the exchange notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a)    the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1)    the provision for taxes based on income or profits or utilized in computing net loss,

(2)    Consolidated Fixed Charges,

(3)    depreciation,

(4)    amortization of intangibles,

(5)    any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and

(6)    any one-time, non-recurring expenses relating to, or arising from, any closures of manufacturing facilities on or after the Issue Date, in each case incurred within 12 months after such closure, minus

(b)    all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

“Equipment Financing Transaction” means any arrangement (together with any Refinancings thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

“Event of Default” has the meaning set forth under “—Events of Default”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Bank Credit Facilities” means our Credit Agreement dated as of February 1, 2001, among the Company, the banks, financial institutions and other institutional lenders listed on the signature pages thereto, Bank of America, N.A., as swing line bank, Banc of America Securities LLC and Salomon Smith Barney Inc., as co-lead arrangers and joint book managers, Citicorp USA, Inc., as syndication agent, The Bank of Nova Scotia, as documentation agent, and Bank of America, N.A., as the administrative and collateral agent, as amended as of the Issue Date.

“Existing Policies” means (1) the Company’s estate tax repurchase policy under which the Company repurchases a portion of a deceased stockholder’s shares to generate funds for payment of estate taxes and (2) the Company’s valuation policy under which the Company obtains an annual valuation of the Company’s Voting Trust Certificates, as both policies exist at the Issue Date or as they may exist from time to time, provided that if either of these policies is materially amended after the Issue Date in a manner less favorable to the Company than the policy as existing on the Issue Date, then that amended policy shall be deemed not to be an Existing Policy.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenants described under “—Material Covenants—Limitation on Restricted Payments” and “—Material Covenants—Limitation on Asset Sales” and the definitions of “Qualified Receivables Transaction” and “Credit Facilities”, Fair Market Value shall be determined, except as otherwise provided,

(a)    if the Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or

(b)    if the Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 12 months of the relevant transaction, delivered to the trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date including those set forth:

(a)    in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b)    in the statements and pronouncements of the Financial Accounting Standards Board,

(c)    in other statements by another entity as approved by a significant segment of the accounting profession, and

(d)    the rules and regulations of the Securities and Exchange Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Securities and Exchange Commission.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a)    to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)    entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1)    endorsements for collection or deposit in the ordinary course of business, or

(2)    a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (i) of the definition of “Permitted Investment”.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “—Material Covenants—Limitation on Debt”, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, exchange notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under “—Material Covenants—Limitation on Restricted Payments”, “—Material Covenants—Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a)    the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b)    the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date on which the exchange notes in this offering are initially issued.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a)    all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b)    all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d)    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Assistant Treasurer of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the trustee.

“Permitted Holders” means the holders of Voting Stock as of the Issue Date, together with any Voting Trustee and any Person who is a “Permitted Transferee” of the holders, as that term is defined in the Stockholders Agreement dated as of April 15, 1996 between the Company and the stockholders of the Company party thereto as that Stockholders Agreement was in effect on the Issue Date, except that transferees pursuant to Section 2.2(a)(x) of that Stockholders Agreement shall not be deemed to be Permitted Transferees for purposes of the indenture.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a)    any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of the Restricted Subsidiary is a Related Business;

(b)    any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that the Person’s primary business is a Related Business;

(c)    Temporary Cash Investments;

(d)    receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that those trade terms may include such concessionary trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances;

(e)    payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)    loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or the applicable Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5.0 million at any one time outstanding;

(g)    stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(h)    any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Material Covenants—Limitation on Asset Sales”;

(i)    a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing that Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;

(j)    customers or suppliers of the Company or any of its subsidiaries in the form of extensions of credit or transfers of property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(k)    any Person if the Investments are outstanding on January 18, 2001 and not otherwise described in clauses (a) through (j) above;

(l)    any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Company employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the board of directors; provided, however that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (h) of the definition of Consolidated Net Income), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary; and

(m)    any Person made for Fair Market Value that do not exceed $100.0 million outstanding at any one time in the aggregate.

“Permitted Liens” means:

(a)    Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “—Material Covenants—Limitation on Debt”, regardless of whether the Company and the Restricted Subsidiaries are actually subject to that covenant at the time the Lien is Incurred;

(b)    Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d)    Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(e)    Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f)    Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g)    pledges or deposits by the Company or any Restricted Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h)    Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i)    utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j)    Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k)    Liens in favor of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l)    leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(m)    Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n)    Liens or negative pledges attaching to or related to joint ventures engaged in a Related Business, restricting Liens on interests in those joint ventures;

(o)    Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p)    Liens not otherwise described in clauses (a) through (o) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by the Restricted Subsidiary pursuant to the covenant described under “—Material Covenants—Limitation on Debt”;

(q)    Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (d), (e), (f), (j) or (k) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1)    the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (d), (e), (f), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

(2)    an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r)    Liens not otherwise permitted by clauses (a) through (q) above that are Liens permitted by the Existing Bank Credit Facilities as they exist on the Issue Date;

(s)    Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced; and

(t)    Liens not otherwise permitted by clauses (a) through (s) above encumbering assets having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date the Lien shall be Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)    the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)    the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2)    an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b)    the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c)    the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d)    the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

(x)    Debt of a Subsidiary that Refinances Debt of the Company or

(y)    Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Public Market” means any time after:

(a)    a Public Equity Offering has been consummated, and

(b)    at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

“Purchase Money Debt” means Debt:

(a)    consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b)    Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a)    a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and

(b)    any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1)    if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity,

(2)    all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value and

(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” mean Moody’s and S&P.

“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and

(a)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(1)    is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(2)    is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or

(3)    subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)    with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and

(c)    to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenants described under “—Material Covenants—Limitation on Asset Sales” and “—Material Covenants—Limitation on Debt” and the definition of “Consolidated Fixed Charges Coverage Ratio”, Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a)    any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b)    the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c)    the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d)    any Investment (other than Permitted Investments) in any Person; or

(e)    the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Company (whether outstanding on January 18, 2001 or thereafter Incurred) that is subordinate or junior in right of payment to the exchange notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a)    that Person,

(b)    that Person and one or more Subsidiaries of that Person, or

(c)    one or more Subsidiaries of that Person.

“Temporary Cash Investments” means any of the following:

(a)    Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b)    Investments in time deposit accounts, banker’s acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million or issued by a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500 million (or its foreign currency equivalent at the time), and in any case whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1)    a bank meeting the qualifications described in clause (b) above, or

(2)    any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d)    Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development, and in any case with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act); and

(e)    direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1)    the long-term debt of the state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2)    the obligations mature within 180 days of the date of acquisition thereof.

“Unrestricted Subsidiary” means:

(a)    any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “—Material Covenants—Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b)    any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests, and in the case of the Company, Voting Trust Certificates) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Voting Trust Arrangement” means the Voting Trust Agreement entered into as of April 15, 1996 by and among Robert D. Haas; Peter E. Haas, Sr.; Peter E. Haas, Jr.; and F. Warren Hellman as the Voting Trustees and the stockholders of the Company who are parties thereto.

“Voting Trust Certificates” means those certificates issued pursuant to the Voting Trust Arrangement.

“Voting Trustees” means the persons entitled to act as voting trustees under the Voting Trust Arrangement.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Exchange Offer; Registration Rights

We have agreed, pursuant to the registration rights agreements, for the benefit of the holders of the old notes, that we will, at our cost, (a) not later than 90 days after December 4, 2002, file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the old notes for the exchange notes having terms substantially identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and (b) cause the exchange offer registration statement to be declared effective under the Securities Act not later than 180 days after December 4, 2002. Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for surrender of the old notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of the exchange offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the exchange offer, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange thereof or, if no interest has been paid on the note surrendered, from December 4, 2002. Under existing Securities and Exchange Commission interpretations, the exchange notes would be freely transferable by holders of the old notes other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our affiliate, as those terms are interpreted by the Securities and Exchange Commission, provided that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of the exchange notes. The Securities and Exchange Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.

A holder of old notes (other than certain specified holders) who wishes to exchange those notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not our “affiliate”, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that (1) applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer, (2) for any other reason the exchange offer registration statement is not declared effective within 180 days after December 4, 2002 or the exchange offer is not consummated within 210 days after December 4, 2002, (3) the initial purchasers so request within 45 days of consummation of the exchange offer with respect to notes not eligible to be exchanged for exchange notes in the exchange offer or (4) any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradeable exchange notes in the exchange offer other than by reason of the holder being our affiliate (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of exchange notes shall not result in such exchange notes being not “freely tradeable”), we will, at our cost, (1) as promptly as practicable, file a registration statement under the Securities Act covering continuous resales of the notes or the exchange notes, as the case may be, (2) cause the shelf registration statement to be declared effective under the Securities Act and (3) use our best efforts to keep the shelf registration statement effective until two years after the offering of the old notes. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the old notes or the exchange notes, as the case may be. A holder selling old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreement which are applicable to that holder (including certain indemnification obligations).

If (a) on or prior to the 90th day following December 4, 2002, neither the exchange offer registration statement nor the shelf registration statement has been filed with the Securities and Exchange Commission, (b) on or prior to the 180th day following December 4, 2002, neither the exchange offer registration statement nor the shelf registration statement has been declared effective, (c) on or prior to the 210th day following December 4, 2002, neither the exchange offer has been consummated nor the shelf registration statement has been declared effective, or (d) after either the exchange offer registration statement or the shelf registration statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to particular exceptions) in connection with resales of old notes issued or exchange notes in accordance with and during the periods specified in the registration rights agreements (each event referred to in clauses (a) through (d), a “Registration Default”), special interest will accrue on the principal amount of the old notes and the exchange notes (in addition to the stated interest on the old notes and the exchange notes) from and including the date on which the first such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall the rate exceed 1.00% per annum. The summary herein of provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are available upon request to us.

Book-Entry System

We will initially issue the exchange notes in the form of one or more global notes (the “Global Exchange Note”). The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream, Luxembourg.

DTC.    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the Global Exchange Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Exchange Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Exchange Note other than participants). All interests in a Global Exchange Note deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

So long as DTC (or its nominee) is the registered holder and owner of the Global Exchange Note, DTC (or its nominee) will be considered the sole legal owner and holder of the notes evidenced by the Global Exchange Note for all purposes of the notes and the indenture. Except as set forth below under “—Certificated Notes”, as an owner of a beneficial interest in a Global Exchange Note, you will not be entitled to have the notes represented by the Global Exchange Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that DTC as the holder of the Global Exchange

Note, is entitled to take, DTC would authorize the participants to take that action, and the participants would authorize beneficial owners owning through those participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on notes represented by the Global Exchange Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note.

We expect that DTC (or its nominee) upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit the accounts of its participants with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Exchange Note as shown on the records of DTC (or its nominee). We also expect that payments by participants, or indirect participants to owners of beneficial interests in the Global Exchange Note held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the Global Note owning through the participants.

All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, the Company, the initial purchasers or any of their respective agents shall be liable to any holder of the Global Exchange Note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of the trustee, the Company, the initial purchasers or any of their respective agents will have any responsibility or liability for the performance by DTC, its participants, indirect participants or intermediaries of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Subject to certain conditions, the notes represented by the Global Exchange Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 principal amount and integral multiples thereof if:

(1)    DTC notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

(2)    we in our discretion at any time determine not to have all the notes represented by the Global Exchange Note; or

(3)    a Default or Event of Default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of DTC (or its nominee).

Same-Day Payment

The indenture requires us to make payments in respect of the exchange notes represented by the Global Exchange Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

With respect to notes in certificated form, we will make payments (including principal, premium, if any, and interest) at the office of our paying agent maintained for such purpose for the notes within the City and State of New York. Upon the issuance of certificated notes we will publish a notice setting forth the exact payment and transfer procedures in accordance with the provisions of the indenture.

IMPORTANT U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

This general discussion of certain U.S. federal income and estate tax consequences applies to you if you hold old notes as a “capital asset”, generally for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, however, does not address state, local or foreign tax laws. In addition, it does not describe all of the rules which may affect the U.S. federal income tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer, a dealer in securities, a trader in securities who elects to apply a mark-to-market method of accounting or a financial institution;

•	an S corporation;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Code;

•	holding the notes as part of a hedge, straddle, conversion transaction or other risk reduction or constructive sale transaction;

•	a nonresident alien or foreign corporation subject to net basis U.S. federal income tax on income or gain with respect to a note because such income or gain is effectively connected with the conduct of a U.S. trade or business;

•	an expatriate of the United States; or

•	a U.S. person whose functional currency is not the U.S. dollar.

This discussion only represents our best attempt to describe certain U.S. federal income tax consequences that may apply to you based on current U.S. federal income tax law. This discussion may in the end inaccurately describe the U.S. federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service (the “IRS”) or any court may disagree with this discussion.

This discussion may not cover your particular circumstances because it does not consider foreign, state or local tax rules, disregards certain special federal tax rules, and does not describe future changes in federal tax rules. Please consult your tax advisor rather than relying on this general discussion.

The Exchange Offer

The issuance of the exchange notes to holders of the old notes pursuant to the terms set forth in this prospectus will not constitute an exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders of the old notes upon receipt of the exchange notes, and ownership of the exchange notes will be considered a continuation of ownership of the old notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the exchange notes, a holder’s basis in the exchange notes should be the same as the holder’s basis in the old notes exchanged. A holder’s holding period for the exchange notes should include the holder’s holding period for the old notes exchanged. The issue price and other tax characteristics of the exchange notes should be identical to the issue price and other tax characteristics of the old notes exchanged.

U.S. Holders

If you are a “U.S. Holder”, as defined below, this section applies to you. Otherwise, the next section, “Non-U.S. Holders”, applies to you.

Definition of U.S. Holder.    You are a “U.S. Holder” if you hold the notes and you are a U.S. person. A U.S. person is:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

Taxation of Interest.    You must generally include interest on the exchange notes in ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Exchange Notes.    You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), other than amounts attributable to accrued interest on the exchange note, minus your tax basis in the note. Your tax basis in a note equals the price you paid for the note, subject to certain adjustments.

Your gain or loss will generally be a long-term capital gain or loss if you have held the exchange note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary income.

Market Discount.    If you purchased an old note at a price that is less than the principal amount (which may have occurred if you purchased the note from an original holder), you are subject to special “market discount” rules. Under a de minimis exception, however, these special rules do not apply if the amount of market discount does not exceed one quarter of one percent for each full year remaining until the maturity of the note. If the special rules apply, any gain you recognize upon a sale or other disposition of the note will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount generally accrues on a straight line basis over the remaining term of the note, but you can elect to compute accrued market discount based on the economic yield of the note. As the holder of a note with market discount, you may be required to recognize gain to the extent of the accrued market discount even if the disposition takes a form (such as a gift) in which you would not normally be required to recognize gain. If your purchase of the note was debt-financed, you will not be entitled to deduct interest expense allocable to accrued market discount until you recognize the corresponding income. You may elect to include the market discount in income as it accrues. If you make this election, any gain recognized on a disposition of the note will be entirely capital gain, and the rules deferring the deduction of interest on related loans will not apply.

Bond Premium.    If you purchased an old note at a price that exceeds the principal amount plus accrued interest (which may have occurred if you purchased the note from an original holder), you can elect to amortize the excess, or premium, as a reduction to interest income so that the income you report each period reflects your economic yield. If you elect to amortize premium, the amortized premium will reduce your tax basis in the note.

Non-U.S. Holders

Definition of Non-U.S. Holder.    A “Non-U.S. Holder” is any person who holds exchange notes other than a U.S. Holder. Please note that if you are subject to U.S. federal income tax on a net basis on income or gain with respect to an exchange note because such income or gain is effectively connected with the conduct of a U.S. trade or business, this disclosure does not cover the U.S. federal income tax rules that apply to you.

Interest.

Portfolio Interest Exemption.    Under the “portfolio interest exemption”, you will generally not have to pay U.S. federal income tax or withholding tax on interest paid on the exchange notes if:

•	you represent that you are the beneficial owner of the exchange notes and not a U.S. person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury;

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange notes on your behalf, certifies to us or our agent under penalty of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent; or

•	you hold your exchange notes through a “qualified intermediary” and the qualified intermediary satisfies the certification and documentation requirements of applicable U.S. Treasury regulations.

If you are treated as a partnership for U.S. federal income tax purposes, you generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including in certain cases, such beneficial owner’s beneficial owner).

You will not, however, qualify for the portfolio interest exemption described above if:

•	you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock which is entitled to vote;

•	you are a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; or

•	you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

Withholding Tax if the Interest Is Not Portfolio Interest.    If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you will be subject to a 30% withholding tax on interest payments made on the exchange notes unless you are able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted on IRS Form W-8BEN (or a suitable substitute form).

Reporting.    We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

Sale or Other Disposition of Notes.    You will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note. You may, however, be subject to tax on such gain if you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you may have to pay a U.S. federal income tax of 30% (or a reduced treaty rate) on such gain. In the event that a payment is attributable to accrued interest, the rules applicable to interest will apply.

U.S. Federal Estate Taxes.    If you qualify for the portfolio interest exemption under the rules described above when you die, the exchange notes will not be included in your estate for U.S. federal estate tax purposes.

Information Reporting and Backup Withholding

For each calendar year in which the exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest (and premium, if any) and sales proceeds paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold a tax equal to 30% of each payment of interest and principal (and premium, if any) and sales proceeds on or with respect to the exchange notes.

A Non-U.S. Holder that provides an IRS Form W-8BEN (or a suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person will not be subject to U.S. backup withholding and may not be subject to information reporting requirements provided we do not have actual knowledge or reason to know that such holder is a U.S. person. In addition, IRS Form W-8BEN (or a suitable substitute form) will be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

The payment of the proceeds on the disposition of an exchange note to or through the U.S. office of a broker generally will be subject to information reporting and potential backup withholding at a rate of 30% unless a holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) and meets certain other conditions or otherwise establishes an exemption. If the foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an exchange note to the seller thereof, backup withholding and information reporting generally will not apply. Information reporting requirements (but not backup withholding) will generally apply, however, to a payment of the proceeds of the sale of a note by (a) a foreign office of a custodian, nominee, other agent or broker that is a U.S. person for U.S. federal income tax purposes, (b) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (c) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for U.S. federal income tax purposes, or (d) a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in a U.S. trade or business, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the applicable information returns may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

The regulations governing information reporting and backup withholding are complex and this summary does not completely describe them. Please consult your tax advisor to determine how the applicable regulations will affect your particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes. In addition, 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

Our consolidated financial statements as of November 24, 2002, and for the fiscal year then ended have been included in this prospectus in reliance upon the reports of KPMG LLP, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements as of November 25, 2001 and two years then ended included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their audit report appearing herein. Arthur Andersen LLP has not consented to the inclusion of their audit report in this prospectus. For a discussion of the risks relating to Arthur Andersen LLP’s audit of our financial statements, please see “Risk Factors—Risks relating to Arthur Andersen LLP.”

On May 2, 2002, our board of directors, on the recommendation of our audit committee, dismissed Arthur Andersen LLP as our independent public accountants and engaged KPMG LLP to serve as our independent public accountants for the fiscal year ending November 24, 2002. KPMG LLP has not been engaged to audit, and has not audited, any of the financial statements included in this prospectus other than for the fiscal year ending November 24, 2002.

Arthur Andersen LLP’s reports on our consolidated financial statements for each of the fiscal years ended November 25, 2001 and November 26, 2000 included elsewhere in this prospectus, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended November 25, 2001 and November 26, 2000 and through the date we dismissed Arthur Andersen LLP, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved by Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as set forth in applicable SEC regulations.

We provided Arthur Andersen LLP with a copy of the above disclosures on May 6, 2002. In a letter dated May 6, 2002, Arthur Andersen LLP confirmed its agreement with these statements.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Shearman & Sterling, San Francisco, California.

Independent Auditors’ Report

The Stockholders and Board of Directors

Levi Strauss & Co.:

We have audited the accompanying consolidated balance sheet of Levi Strauss & Co. and subsidiaries as of November 24, 2002, and the related consolidated statements of income, stockholders’ deficit and comprehensive income and cash flows for the fiscal year ended November 24, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The November 25, 2001 and November 26, 2000 balance sheets, and the related consolidated statements of income, stockholders’ deficit and comprehensive income and cash flows for the fiscal years ended November 25, 2001 and November 26, 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, in their report dated December 21, 2001 (except with respect to the matters discussed in Note 20, as to which the date is January 29, 2002).

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Levi Strauss & Co. and subsidiaries as of November 24, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the 2001 and 2000 financial statements of the Company were audited by other auditors who have ceased operations. As described in Note 6, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company as of November 25, 2002. In our opinion, the disclosures for 2001 and 2000 in Note 6 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/ KPMG LLP
KPMG LLP

San Francisco, California

February 5, 2003, except as to Note 6,

which is as of April 14, 2003

The following report is a copy of a report previously issued by Arthur Andersen LLP. This report has not been reissued by Arthur Andersen LLP and Arthur Andersen LLP did not consent to the use of this report in this prospectus or any previously filed registration statements. Additionally, in fiscal 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) as discussed in Note 6, the Company has presented the transitional disclosures as required by SFAS No. 142. The Arthur Andersen LLP report does not extend to these disclosures.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of

Levi Strauss & Co.:

We have audited the accompanying consolidated balance sheets of Levi Strauss & Co. (a Delaware corporation) and subsidiaries as of November 25, 2001 and November 26, 2000, and the related consolidated statements of income, stockholders’ deficit and cash flows for each of the three fiscal years in the period ended November 25, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Levi Strauss & Co. and subsidiaries as of November 25, 2001 and November 26, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended November 25, 2001 in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II listed in the index of financial statements (not presented herein) is presented for the purpose of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

San Francisco, California

December 21, 2001 (except with respect to the matters discussed in Note 20, as to which the date is January 29, 2002).

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Data)

	November 24, 2002	November 25, 2001
ASSETS
Current Assets:
Cash and cash equivalents	$96,478	$102,831
Trade receivables, net of allowance for doubtful accounts of $24,857 in 2002 and $26,666 in 2001	660,516	621,224
Inventories:
Raw materials	98,987	97,261
Work-in-process	74,048	50,499
Finished goods	418,679	462,417

Total inventories	591,714	610,177
Deferred tax assets	221,574	205,294
Other current assets	88,611	94,916

Total current assets	1,658,893	1,634,442

Property, plant and equipment, net of accumulated depreciation of $478,447 in 2002 and $527,647 in 2001	482,446	514,711
Goodwill	199,905	208,692
Other intangible assets	43,505	45,541
Non-current deferred tax assets	573,844	484,260
Other assets	58,691	95,840

Total Assets	$3,017,284	$2,983,486

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$95,225	$162,944
Accounts payable	233,771	234,199
Restructuring reserves	65,576	45,220
Accrued liabilities	270,446	301,620
Accrued salaries, wages and employee benefits	314,385	212,728
Accrued taxes	105,387	26,475

Total current liabilities	1,084,790	983,186

Long-term debt, less current maturities	1,751,752	1,795,489
Postretirement medical benefits	548,930	544,476
Long-term employee related benefits	527,418	384,751
Long-term tax liabilities	66,879	174,978
Other long-term liabilities	11,558	16,402
Minority interest	21,541	20,147

Total liabilities	4,012,868	3,919,429

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(995,881)	(1,020,860)
Accumulated other comprehensive loss	(88,884)	(4,264)

Stockholders’ deficit	(995,584)	(935,943)

Total Liabilities and Stockholders’ Deficit	$3,017,284	$2,983,486

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Share Data)

	Year Ended November 24, 2002	Year Ended November 25, 2001	Year Ended November 26, 2000
Net sales	$4,136,590	$4,258,674	$4,645,126
Cost of goods sold	2,451,785	2,461,198	2,690,170

Gross profit	1,684,805	1,797,476	1,954,956

Marketing, general and administrative expenses	1,332,798	1,355,885	1,481,718
Other operating (income)	(34,450)	(33,420)	(32,380)
Restructuring charges, net of reversals	124,595	(4,286)	(33,144)

Operating income	261,862	479,297	538,762

Interest expense	186,493	230,772	234,098
Other (income) expense, net	25,411	8,836	(39,016)

Income before taxes	49,958	239,689	343,680

Income tax expense	24,979	88,685	120,288

Net income	$24,979	$151,004	$223,392

Earnings per share—basic and diluted	$0.67	$4.05	$5.99

Weighted-average common shares outstanding	37,278,238	37,278,238	37,278,238

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Dollars in Thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Deficit
Balance at November 28, 1999	$373	$88,812	$(1,395,256)	$17,509	$(1,288,562)

Treasury stock	—	(4)	—	—	(4)

Net income	—	—	223,392	—	223,392
Other comprehensive loss (net of tax)	—	—	—	(33,399)	(33,399)

Total comprehensive income (loss)	—	—	223,392	(33,399)	189,993

Balance at November 26, 2000	373	88,808	(1,171,864)	(15,890)	(1,098,573)

Net income	—	—	151,004	—	151,004
Other comprehensive income (net of tax)	—	—	—	11,626	11,626

Total comprehensive income	—	—	151,004	11,626	162,630

Balance at November 25, 2001	373	88,808	(1,020,860)	(4,264)	(935,943)

Net income	—	—	24,979	—	24,979
Other comprehensive loss (net of tax)	—	—	—	(84,620)	(84,620)

Total comprehensive income (loss)	—	—	24,979	(84,620)	(59,641)

Balance at November 24, 2002	$373	$88,808	$(995,881)	$(88,884)	$(995,584)

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended November 24, 2002	Year Ended November 25, 2001	Year Ended November 26, 2000
Cash Flows from Operating Activities:
Net income	$24,979	$151,004	$223,392
Adjustments to reconcile net cash provided by (used for) operating activities:
Depreciation and amortization	71,071	80,619	90,981
Asset write-offs associated with 2002 restructuring charge	25,708	—	—
Gain on dispositions of property, plant and equipment	(1,600)	(1,017)	(24,683)
Unrealized foreign exchange (gains) losses	13,579	(22,995)	(5,194)
Decrease (increase) in trade receivables	(2,554)	30,541	54,032
Decrease (increase) in income taxes receivable	(522)	—	70,000
Decrease (increase) in inventories	41,362	41,933	(20,949)
Decrease (increase) in other current assets	18,889	69,985	(17,974)
(Increase) decrease in other long-term assets	16,581	(18,811)	(22,436)
(Increase) decrease in net deferred tax assets	(102,305)	7,834	55,179
(Decrease) increase in accounts payable and accrued liabilities	(90,188)	(123,404)	33,073
(Decrease) increase in restructuring reserves	20,357	(26,375)	(216,686)
(Decrease) increase in accrued salaries, wages and employee benefits	95,250	(44,316)	70,859
(Decrease) increase in accrued taxes	86,135	(36,038)	49,618
Increase in long-term employee related benefits	69,151	24,749	43,320
Increase (decrease) in other long-term liabilities	(98,304)	3,155	(52,075)
Other, net	4,159	5,036	(24,531)

Net cash provided by operating activities	191,748	141,900	305,926

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(59,088)	(22,541)	(27,955)
Proceeds from sale of property, plant and equipment	13,286	5,773	114,048
Cash inflow (outflow) from net investment hedges	(13,551)	(462)	67,978
Other, net	—	—	152

Net cash (used for) provided by investing activities	(59,353)	(17,230)	154,223

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	653,935	1,913,872	376,196
Repayments of long-term debt	(795,843)	(2,044,560)	(903,371)
Net (decrease) increase in short-term borrowings	1,592	(9,202)	118
Other, net	—	—	(5)

Net cash used for financing activities	(140,316)	(139,890)	(527,062)

Effect of exchange rate changes on cash	1,568	993	(8,845)

Net decrease in cash and cash equivalents	(6,353)	(14,227)	(75,758)
Beginning cash and cash equivalents	102,831	117,058	192,816

Ending Cash and Cash Equivalents	$96,478	$102,831	$117,058

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$157,637	$182,156	$202,355
Income taxes	103,770	106,923	65,892
Restructuring initiatives	78,531	22,089	183,542

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Levi Strauss & Co. and its wholly-owned and majority-owned foreign and domestic subsidiaries (“LS&CO.” or “Company”) are prepared in conformity with generally accepted accounting principles in the United States (“U.S.”). All significant intercompany balances and transactions have been eliminated. LS&CO. is privately held primarily by descendants and relatives of its founder, Levi Strauss.

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Sunday of November in each year. The 2002, 2001 and 2000 fiscal years consisted of 52 weeks and ended November 24, 2002, November 25, 2001 and November 26, 2000, respectively. The fiscal year end for certain foreign subsidiaries is November 30 due to certain local statutory requirements. All references to years relate to fiscal years rather than calendar years.

Certain prior year amounts have been reclassified to conform to the current presentation.

Nature of Operations

The Company is one of the world’s leading branded apparel companies with operations in more than 45 countries and sales in more than 100 countries. The Company designs and markets jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories, for men, women and children, under the Levi’s® and Dockers® brands. The Company markets its Levi’s® and Dockers® brand products in three geographic regions: the Americas, Europe and Asia Pacific. As of November 24, 2002, the Company employed approximately 12,400 employees.

In October 2002, the Company announced that it will be introducing a new casual clothing brand, the Levi Strauss Signature™ brand. The Company created the brand for value-conscious consumers who shop in mass channel retail stores. The Levi Strauss Signature™ brand will initially feature a range of denim and non-denim pants and shirts as well as denim jackets. The Company anticipates that the products will be available initially at Wal-Mart locations across the United States beginning in July 2003.

The stockholders’ deficit resulted from a 1996 transaction in which the Company’s stockholders created new long-term governance arrangements, including a voting trust and stockholders’ agreement. As a result, shares of stock of a former parent company, Levi Strauss Associates Inc., including shares held under several employee benefit and compensation plans, were converted into the right to receive cash. The funding for the cash payments in this transaction was provided in part by cash on hand and in part from proceeds of approximately $3.3 billion of borrowings under bank credit facilities. The Company’s ability to satisfy its obligations and to reduce its total debt depends on the Company’s future operating performance and on economic, financial, competitive and other factors, many of which are beyond the Company’s control.

The Company relies on a number of suppliers for its manufacturing processes. The Company’s largest supplier, Cone Mills Corporation, has been the sole supplier of the denim used worldwide for its 501® jeans. On May 13, 2002, the Company amended the exclusivity and requirements features of its supply agreement with Cone Mills. The amendment provides that, after March 30, 2003, the Company may purchase these denims from other suppliers and Cone Mills may sell these denims to other customers. The amendment also allows the Company to purchase these denims for its European business from non-U.S. sources prior to March 30, 2003 if the European Union implements material tariffs against U.S. produced denim. The amendment does not change any other provisions of the supply agreement.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2002, 2001 and 2000, Cone Mills Corporation supplied approximately 22%, 25% and 26%, respectively, of the total volume of fabrics purchased worldwide by the Company. The loss of Cone Mills Corporation or other principal suppliers could have an adverse effect on the Company’s results of operations.

For 2002, 2001 and 2000, the Company had one customer, J.C. Penney Company, Inc., that represented approximately 12%, 13% and 12%, respectively, of net sales. No other customer accounted for more than 10% of net sales. A group of key U.S. customers accounts for a significant portion of the Company’s total net sales. Net sales to the Company’s ten largest customers, all of which are located in the U.S., totaled approximately 45%, 47% and 48% of total net sales during 2002, 2001 and 2000, respectively.

Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the related notes to the financial statements. Changes in such estimates, based on more accurate future information, may affect amounts reported in future periods.

During 2002, the Company identified the critical accounting policies upon which its financial position and results of operations depend as those relating to revenue recognition, inventory valuation, restructuring reserves, income tax assets and liabilities, and derivatives and foreign exchange management activities. The Company summarizes its critical accounting policies below.

Revenue recognition.    The Company recognizes revenue when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized net of an allowance for estimated returns, discounts and retailer promotions and incentives when the sale is recorded.

The Company recognizes allowances for estimated returns, discounts and retailer promotions and incentives when the sale is recorded. Allowances principally relate to the Company’s U.S. operations and are primarily comprised of volume-based incentives and other returns and discounts. For volume-based retailer incentive programs, reserves for volume allowances are calculated based on a fixed formula applied to sales volumes. The Company estimates non-volume-based allowances using historical customer claim rates, adjusted as necessary for special customer and product-specific circumstances. Actual allowances may differ from estimates due primarily to changes in sales volume based on retailer or consumer demand. Actual allowances have not materially differed from estimates.

The Company entered into cooperative advertising programs with certain customers. The majority of cooperative advertising programs were discontinued in the first quarter of fiscal 2002. The Company recorded payments to customers under cooperative advertising programs as marketing, general and administrative expenses because an identifiable benefit was received in return for the consideration and the Company could reasonably estimate the fair value of the advertising received. Cooperative advertising expense for 2002, 2001 and 2000 was $3.9 million, $21.5 million and $25.0 million, respectively.

Inventory valuation.    The Company values inventories at the lower of cost or market value. Inventory costs are based on standard costs, which are updated periodically and supported by actual cost data. The Company includes materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, substantial consideration is given to the expected product selling price based on historical recovery rates. In determining its expected selling prices, the Company considers various factors including estimated quantities of slow-moving inventory by reviewing on-hand quantities, outstanding purchase obligations and forecasted

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sales. The Company then estimates expected selling prices based on its historical recovery rates for sale of slow-moving inventory through various channels and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity and quality and mix of products in inventory, consumer and retailer preferences and economic conditions.

Restructuring reserves.    Upon approval of a restructuring plan by management with the appropriate level of authority, the Company records restructuring reserves for certain costs associated with plant closures and business reorganization activities. Such costs are recorded as a current liability and primarily include employee severance, certain employee termination benefits, including out-placement services and career counseling, and contractual obligations. The principal components of the reserves relate to employee severance and termination benefits, which the Company estimates based on agreements with the relevant union representatives or plans adopted by the Company that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Inherent in the estimation of these costs are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. The Company reviews the status of restructuring activities on a quarterly basis and, if appropriate, records changes based on updated estimates. (See “New Accounting Standards” below on the issuance of SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.”)

Income tax assets and liabilities.    In establishing its deferred income tax assets and liabilities, the Company makes judgments and interpretations based on the enacted tax laws and published tax guidance that are applicable to its operations. The Company records deferred tax assets and liabilities and evaluates the need for valuation allowances to reduce the deferred tax assets to realizable amounts. The likelihood of a material change in the Company’s expected realization of these assets is dependent on future taxable income, its ability to use foreign tax credit carryforwards and carrybacks, final U.S. and foreign tax settlements, and the effectiveness of its tax planning strategies in the various relevant jurisdictions. The Company is also subject to examination of its income tax returns for multiple years by the Internal Revenue Service and other tax authorities. The Company periodically assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. Changes to the Company’s income tax provision or in the valuation of the deferred tax assets and liabilities may affect its annual effective income tax rate.

Derivatives, foreign exchange, and interest rate management activities.    The Company recognizes all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models and reflect assumptions about currency fluctuations based on current market conditions. The fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures. The Company actively manages foreign currency exposures on an economic basis, using forecasts to develop exposure positions to maximize the U.S. dollar value over the long-term. Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in “Other (income) expense” in the consolidated statement of operations. As a result, net income may be subject to volatility. The derivative instruments that do qualify for hedge accounting currently hedge the Company’s net investment position in its subsidiaries. For these instruments, the Company documents the hedge designation, by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that do qualify for hedge accounting are recorded in the “Accumulated other comprehensive income (loss)” section of Stockholders’ Deficit.

The Company is exposed to interest rate risk. It is the Company’s policy and practice to use derivative instruments, primarily interest rate swaps and options, to manage and reduce interest rate exposures using a mix

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of fixed and variable rate debt. For transactions that do not qualify for hedge accounting or in which management has elected not to designate transactions for hedge accounting, changes in fair value are classified into earnings.

Other Significant Accounting Policies

Cost of Goods Sold

Cost of goods sold is primarily comprised of cost of materials, labor and manufacturing overhead. Cost of goods sold also includes the cost of inbound freight, internal transfers, and receiving and inspection at manufacturing facilities.

Marketing, General and Administrative Expenses

Marketing, general and administrative expenses are primarily comprised of costs relating to advertising, marketing, selling, distribution, information resources and other corporate functions. Marketing, general and administrative expenses also include distribution costs, such as costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with the Company’s distribution network. These expenses totaled $183.7 million, $182.0 million and $183.1 million for 2002, 2001 and 2000, respectively. Shipping and handling charges billed to the Company’s customers are insignificant.

Advertising Costs

In accordance with Statement of Position (“SOP”) 93-7, “Reporting on Advertising Costs,” the Company expenses advertising costs as incurred. Advertising expense is recorded in marketing, general and administrative expenses. For 2002, 2001 and 2000 total advertising expense was $307.1 million, $357.3 million and $402.7 million, respectively.

Other Operating Income

Other operating income represents royalties earned for the use of the Company’s trademarks in connection with the manufacturing, advertising, distribution and sale of products by the licensees. The Company enters into licensing agreements with the majority of the agreements having a term of at least one year. The amounts receivable under these licensing agreements are royalties based on sale of products by the licensees. Such amounts are earned and recognized as products are sold by licensees based on licensing rates as set forth in the licensing agreements. The earnings process is complete when the licensees sell the products.

Royalty income for the years ended November 24, 2002, November 25, 2001 and November 26, 2000 was $34.5 million, $33.4 million and $32.4 million, respectively.

Other (Income) Expense, net

Significant components of other (income) expense, net are summarized below:

	Year Ended November 24, 2002	Year Ended November 25, 2001	Year Ended November 26, 2000
Currency transaction (gains) losses	$45,029	$11,985	$(960)
Interest income	(7,911)	(3,555)	(12,311)
Gains on disposal of assets	(1,600)	(1,017)	(24,683)
Other	(10,107)	1,423	(1,062)

Total	$25,411	$8,836	$(39,016)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Currency transaction (gains) losses include gains and losses of our foreign exchange management contracts of $57.4 million and $16.2 million in 2002 and 2001, respectively. The remaining amounts primarily reflect (gains) losses for remeasurement of foreign currency transactions. The Company adopted SFAS 133 effective the first day of fiscal year 2001.

Minority Interest

Minority interest is included in “Other (income) expense, net,” and includes a 16.4% minority interest of Levi Strauss Japan K.K., the Company’s Japanese affiliate, and a 49.0% minority interest of Levi Strauss Istanbul Konfeksigon, the Company’s Turkish affiliate.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding for the period and excludes the dilutive effect of common shares that could potentially be issued. Diluted EPS is computed by dividing net income by the weighted-average number of common shares outstanding plus all potential dilutive common shares. The Company does not have any potentially dilutive shares. Therefore, basic and diluted EPS are the same. The weighted-average number of common shares outstanding is 37,278,238 for all periods presented.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at amortized cost, which approximates fair market value.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. The cost is depreciated on a straight-line basis over the estimated useful lives of the related assets. Buildings are depreciated over 20 to 40 years, and leasehold improvements are depreciated over the lesser of the life of the improvement or the initial lease term. Machinery and equipment includes furniture and fixtures, automobiles and trucks, and computers, and are depreciated over a range from three to 20 years. Capitalized internal-use software is carried at cost less accumulated amortization and is amortized over three years on a straight-line basis.

Goodwill and Other Intangible Assets

Goodwill and other intangibles are carried at cost, less accumulated amortization. Goodwill resulted primarily from a 1985 acquisition of LS&CO. by Levi Strauss Associates Inc., a former parent company that was subsequently merged into the Company in 1996. Goodwill is being amortized on a straight-line basis over 40 years through the year 2025. Other intangibles consist primarily of trademarks, which were valued as a result of the 1985 acquisition. Trademarks and other intangibles are being amortized over the estimated useful lives of the related assets, which range from six to 40 years. (See “New Accounting Standards” below on the issuance of Statement of Financial Accounting Standards No.(“SFAS”) 142, “Goodwill and Other Intangible Assets.”)

Long-Lived Assets

In accordance with SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” the Company reviews long-lived assets, including goodwill and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be recoverable. If the carrying amount of an asset exceeds the expected future undiscounted cash flows, the Company measures and records an impairment loss for the excess of the carrying value of the asset over its fair value. (See “New Accounting Standards” below on the issuance of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” for implementation in 2003.)

Translation Adjustment

The functional currency for most of the Company’s foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. dollars using period-end exchange rates and income and expense accounts are translated at average monthly exchange rates. Net changes resulting from such translations are recorded as a separate component of “Accumulated other comprehensive income (loss)” in the consolidated financial statements.

The U.S. dollar is the functional currency for foreign operations in countries with highly inflationary economies and certain other subsidiaries. The translation adjustments for these entities are included in “Other (income) expense, net.”

Self-Insurance

The Company is partially self-insured for workers’ compensation and certain employee health benefits. Accruals for losses are made based on the Company’s claims experience and actuarial assumptions followed in the insurance industry. Actual losses could differ from accrued amounts.

Workers’ Compensation.    The Company carries insurance deductibles of $200,000 per occurrence for workers’ compensation. Insurance has been purchased for significant claims in excess of $200,000 per occurrence up to statutory limits. Aggregate insurance in the amount of $5.0 million was purchased for claims occurring during the period December 1, 2000 through November 30, 2001, in excess of $20.0 million in the aggregate. Aggregate insurance in the amount of $5.0 million is under negotiation for claims occuring during the period December 1, 2001 through November 30, 2002, in excess of $25.0 million in the aggregate.

Health Benefits.    The Company provides medical coverage to substantially all eligible active and retired employees and their dependents under a fully self-insured arrangement. There is stop-loss coverage for active salaried employees (as well as those salaried retirees who retired after June 1, 2001) who have a $2.0 million lifetime limit on their medical coverage. This stop-loss coverage provides payment on the excess of any individual claim incident over $500,000 in any given year.

Securitizations

The Company accounts for securitization of receivables in accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued SFAS 142, “Goodwill and Other Intangible Assets,” dated June 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be reviewed annually for impairment using a fair-value based approach. Intangible assets that have a finite life will continue to be amortized over their respective estimated useful lives. The Company will adopt the provisions of SFAS 142 during the first quarter of 2003. Goodwill and trademarks have indefinite lives and will no longer be amortized starting November 25, 2002 but instead will be reviewed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

periodically for impairment. Amortization expense for goodwill and trademarks for 2002 was $8.8 million and $1.9 million, respectively. The Company believes that the majority of the amortization in prior periods relates to assets which would not be subject to amortization under SFAS 142.

The FASB issued SFAS 143, “Accounting for Asset Retirement Obligations,” dated June 2001. SFAS 143 changes the way companies recognize and measure retirement obligations that are legal obligations and result from the acquisition, construction, development, or normal operation of a long-lived asset. The Company will adopt the provisions of SFAS 143 on the first day of fiscal year 2003. The Company does not believe that the adoption of SFAS 143 will have a material impact on its financial condition or results of operations.

The FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” dated August 2001. This statement supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 requires that the same accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. The Company will adopt the provisions of SFAS 144 on the first day of fiscal year 2003. The Company does not believe that the adoption of SFAS 144 will have a material impact on its financial condition or results of operations.

The FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” dated April 2002. SFAS 145 states that gains and losses from extinguishment of debt that do not meet the criteria for classification as extraordinary items in APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” should not be classified as extraordinary items. Accordingly, SFAS 145 rescinds SFAS 4 “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS 145 is effective for the Company on the first day of fiscal year 2003. The Company does not believe SFAS 145 will have a material impact on its financial condition or results of operations, except that certain reclassifications may occur on the statement of income.

The FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” dated June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. In summary, SFAS 146 requires that the liability and cost shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for one-time termination benefits that meet certain requirements. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of SFAS 146 will have a material impact on its financial condition or results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2.    Accumulated Other Comprehensive Income (Loss)

	Additional Minimum Pension Liability	Transition Adjustments		Cash Flow Hedges	Net Investment Hedges	Translation Adjustments	Totals
		Cash Flow Hedges	Net Investment Hedges
	(Dollars in Thousands)
Accumulated other comprehensive income (loss) at November 28, 1999	$(778)	$—	$—	$—	$2,681	$15,606	$17,509

Gross changes	1,235	—	—	—	57,341	(70,302)	(11,726)
Tax	(457)	—	—	—	(21,216)	—	(21,673)

Other comprehensive income (loss), net of tax	778	—	—	—	36,125	(70,302)	(33,399)

Accumulated other comprehensive income (loss) at November 26, 2000	—	—	—	—	38,806	(54,696)	(15,890)

Gross changes	—	(828)	120	4,844	5,029	8,357	17,522
Tax	—	306	(44)	(1,792)	(2,408)	—	(3,938)

Subtotal	—	(522)	76	3,052	2,621	8,357	13,584
Reclassification of cash flow hedges to other income/expense (net of tax of $1,151)	—	522	—	(2,480)	—	—	(1,958)

Other comprehensive income, net of tax	—	—	76	572	2,621	8,357	11,626

Accumulated other comprehensive income (loss) at November 25, 2001	—	—	76	572	41,427	(46,339)	(4,264)

Gross changes	(135,813)	—	(120)	(239)	(20,759)	15,058	(141,873)
Tax	49,860	—	44	88	7,682	—	57,674

Subtotal	(85,953)	—	(76)	(151)	(13,077)	15,058	(84,199)
Reclassification of cash flow hedges to other income/expense (net of tax of $248)	—	—	—	(421)	—	—	(421)

Other comprehensive income, net of tax	(85,953)	—	(76)	(572)	(13,077)	15,058	(84,620)

Accumulated other comprehensive income (loss) at November 24, 2002	$(85,953)	$—	$—	$—	$28,350	$(31,281)	$(88,884)

Note 3.    Restructuring Reserves

The following is a description of the actions taken associated with the Company’s reorganization initiatives. Severance and employee benefits relate to severance packages, out-placement services and career counseling for employees affected by the plant closures and reorganization initiatives. Reductions consist of payments for severance and employee benefits, other restructuring costs and foreign exchange differences. The balance of severance and employee benefits and other restructuring costs are included under restructuring reserves on the balance sheet.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002 Reorganization Initiative

In November 2002, the Company announced a reorganization initiative in Europe intended to realign the Company’s resources with our European sales strategy to better service customers and reduce operating costs. This initiative affects the Company’s operations in several countries and involves moving from a country or regional-based sales organization to a key account structure. The Company recorded an initial charge of $1.6 million reflecting an estimated displacement of 40 employees. As of November 24, 2002, approximately 10 employees have been displaced. The table below displays the activity and liability balance of this reserve.

Europe Reorganization Initiative

	Balance at 11/25/01	Charges	Reductions	Reversals	Balance at 11/24/02
	(Dollars in Thousands)
Severance and employee benefits	$0	$1,568	$(202)	$0	$1,366

Total	$0	$1,568	$(202)	$0	$1,366

2002 Plant Closures

The Company announced in March 2002 the closure of two manufacturing plants in Scotland in order to reduce average production costs in Europe. The Company recorded an initial charge in the second quarter of 2002 of $20.5 million consisting of $3.1 million for asset write-offs, $15.7 million for severance and employee benefits and $1.7 million for other restructuring costs. The charge reflected an estimated displacement of 650 employees, all of whom have been displaced. The two manufacturing plants were closed by the end of the second quarter of 2002. During the third quarter of 2002 the remaining reserve balance of $2.1 million was reversed due to the earlier than anticipated sale of the manufacturing plants. The table below displays the activity of this reserve.

The Company announced in April 2002 the closure of six U.S. manufacturing plants. The decision reflected the Company’s continuing shift from a manufacturing to a marketing and product-driven organization. The Company recorded an initial charge in the second quarter of 2002 of $129.7 million consisting of $22.7 million for asset write-offs, $89.6 million for severance and employee benefits and $17.4 million for other restructuring costs. The charge reflects an estimated displacement of 3,300 employees at the affected plants and approximately 250 employees at the remaining U.S. finishing facility. The Company closed the six manufacturing plants in three phases: two plants were closed in June 2002, two plants were closed in July 2002 and the final two plants were closed in September 2002. As of November 24, 2002, approximately 3,295 employees had been displaced at the manufacturing plants and approximately 245 employees had been displaced at the finishing facility. The table below displays the activity and liability balance of this reserve.

2002 Scotland Plant Closures

	Balance at 11/25/01	Charges	Reductions	Reversals	Balance at 11/24/02
	(Dollars in Thousands)
Severance and employee benefits	$—	$15,691	$(14,703)	$(988)	$—
Other restructuring costs	—	1,732	(621)	(1,111)	—

Total	$—	$17,423	$(15,324)	$(2,099)	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002 U.S. Plant Closures

	Balance at 11/25/01	Charges	Reductions	Balance at 11/24/02
	(Dollars in Thousands)
Severance and employee benefits	$—	$89,625	$(40,734)	$48,891
Other restructuring costs	—	17,397	(4,199)	13,198

Total	$—	$107,022	$(44,933)	$62,089

2001 Reorganization Initiatives

In November 2001, the Company instituted various reorganization initiatives in the U.S. that included simplifying product lines and realigning the Company’s resources to those product lines. The Company recorded an initial charge of $20.3 million in November 2001 reflecting an estimated displacement of 500 employees. During 2002, the Company reversed charges of $6.7 million from the initial charge of $20.3 million. The reversals were due to changes in the estimated number of employees to be affected from approximately 500 to approximately 335 primarily due to attrition. As of November 24, 2002, approximately 315 employees have been displaced. The table below displays the activity and liability balance of this reserve.

In November 2001, the Company instituted various reorganization initiatives in Japan. These initiatives were prompted by business declines as a result of the prolonged economic slowdown, political uncertainty, major retail bankruptcies and dramatic shrinkage of the core denim jeans market in Japan. The Company recorded an initial charge of $2.0 million in November 2001. The charge reflected an estimated displacement of 22 employees, all of whom have been displaced. During 2002, the Company reversed charges of $0.3 million from the initial charge of $2.0 million. The reversals were primarily due to lower than anticipated contractor costs. The table below displays the activity and liability balances of this reserve.

Corporate Restructuring Initiatives

	Balance at 11/26/00	Charges	Reductions	Balance at 11/25/01	Reductions	Reversals	Balance at 11/24/02
	(Dollars in Thousands)
Severance and employee benefits	$—	$20,331	$(342)	$19,989	$(11,179)	$(6,689)	$2,121

Total	$—	$20,331	$(342)	$19,989	$(11,179)	$(6,689)	$2,121

Japan Reorganization Initiatives

	Balance at 11/26/00	Charges	Reductions	Balance at 11/25/01	Reductions	Reversals	Balance at 11/24/02
	(Dollars in Thousands)
Severance and employee benefits	$—	$1,657	$—	$1,657	$(1,645)	$(12)	$—
Other restructuring costs	—	374	(25)	349	(64)	(285)	—

Total	$—	$2,031	$(25)	$2,006	$(1,709)	$(297)	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1997–1999 Plant Closures and Restructuring Initiatives

From 1997 to 1999 the Company closed 29 of its owned and operated production and finishing facilities in North America and Europe and instituted restructuring initiatives to reduce costs, eliminate excess capacity and align its sourcing strategy with changes in the industry and in consumer demand. For 2002, the Company reversed charges of $18.0 million from initial charges of $530.9 million. These reversals were primarily due to lower than anticipated employee benefits and other plant closure related costs. In addition during 2002, the Company transferred $3.2 million of restructuring reserve balances to long-term liabilities. These transfers primarily represent the costs related to a building lease that will continue until 2007 and soil remediation that is believed to continue for many years. The transfers are included in the “Reductions” column in the table below.

Summary

The total balance of the reserves at November 24, 2002 was $65.6 million compared to $45.2 million at November 25, 2001. The majority of the balances are expected to be utilized by the end of 2003. The following table summarizes the activities and liability balances associated with the 1997–2002 plant closures and restructuring initiatives:

Corporate Restructuring Initiatives

	Balance as of November 25, 2001	Charges	Reversals	Reductions	Balance as of November 24, 2002
	(Dollars in Thousands)
2002 Europe Restructuring Initiative	$—	$1,568	$—	$202	$1,366
2002 Scotland Plant Closures	—	17,423	2,099	15,324	—
2002 U.S. Plant Closures	—	107,022	—	44,933	62,089
2001 Corporate Restructuring Initiatives	19,989	—	6,689	11,179	2,121
2001 Japan Restructuring Initiative	2,006	—	297	1,709	—
1997–1999 Plant Closures and Restructuring Initiatives	23,225	—	18,041	5,184	—

Restructuring Reserves	$45,220	126,013	$27,126	$78,531	$65,576

2002 Plant Closures—Asset Write-offs		25,708

2002 Restructuring Charges		$151,721

Note 4.    Income Taxes

The U.S. and non-U.S. components of income before taxes are as follows:

	2002	2001	2000
	(Dollars in Thousands)
U.S.	$(75,322)	$120,329	$185,161
Non-U.S.	125,280	119,360	158,519

Total	$49,958	$239,689	$343,680

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for taxes consists of the following:

	2002	2001	2000
	(Dollars in Thousands)
Federal-U.S.
Current	$8,673	$27,010	$(9,417)
Deferred	(46,020)	(2,966)	23,851

	$(37,347)	$24,044	$14,434

State-U.S.
Current	$5,139	$(4,322)	$3,758
Deferred	(3,640)	11,513	6,552

	$1,499	$7,191	$10,310

Non-U.S.
Current	$67,231	$49,707	$62,249
Deferred	(6,404)	7,743	33,295

	$60,827	$57,450	$95,544

Total
Current	$81,043	$72,395	$56,590
Deferred	(56,064)	16,290	63,698

	$24,979	$88,685	$120,288

At November 24, 2002, cumulative non-U.S. operating losses of $206.5 million generated by the Company were available to reduce future non-U.S. taxable income. Approximately $85.5 million of the non-U.S. operating losses expire between the years 2003 and 2012 and the remainder of the non-U.S. losses carry forward indefinitely.

Income taxes related to net investment and cash flow hedges were $(8.1) million, $2.8 million and $21.2 million for 2002, 2001 and 2000, respectively, and are recorded in “Accumulated other comprehensive income (loss)” in the balance sheet. Income taxes related to additional minimum pension liability were $(49.9) million and $0.5 million for 2002 and 2000, respectively, and are recorded in “Accumulated other comprehensive income (loss)” in the balance sheet.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences which give rise to deferred tax assets and liabilities at November 24, 2002 and November 25, 2001 were as follows:

	2002 Deferred Tax Assets (Liabilities)	2001 Deferred Tax Assets (Liabilities)
	(Dollars in Thousands)
Postretirement benefits	$217,949	$215,535
Employee compensation and benefit plans	166,102	163,159
Inventory	25,334	32,955
Depreciation and amortization	(14,887)	(14,461)
Foreign exchange gains/losses	(3,200)	(40,594)
Restructuring and special charges	55,243	44,752
Tax on unremitted non-U.S. earnings	128,848	146,533
Additional minimum pension liability	49,802	—
Prepaid royalty income	52,459	78,111
Foreign tax credit carryforward	70,539	52,473
Alternative minimum tax credit carryforward	22,774	9,501
Other	57,145	34,811
Less valuation allowance	(32,690)	(33,221)

	$795,418	$689,554

The $32.7 million and $33.2 million deferred tax valuation allowances at November 24, 2002 and November 25, 2001, respectively, represent the portion of the Company’s consolidated deferred tax assets for which the Company, based upon its projections as of those dates, does not believe that the realization is more likely than not.

At November 24, 2002, the Company had a foreign tax credit carryforward of $70.5 million to reduce future U.S. income taxes. An amount of $23.4 million can be carried forward through 2005 and the remaining amount of $47.1 million can be carried forward through 2007.

The Company’s effective income tax rate for 2002, 2001 and 2000 differs from the statutory federal income tax rate as follows:

	2002	2001	2000
Statutory rate	35.0%	35.0%	35.0%
Changes resulting from:
State income taxes, net of federal income tax benefit	2.0	2.0	2.0
Change in valuation allowance	(1.1)	0.2	0.7
Goodwill and trademarks amortization book and tax bases differences	7.4	1.5	1.1
Adjustments to tax accruals	4.4	(2.1)	(3.6)
Other, net	2.3	(0.4)	(0.2)

Effective rate	50.0%	37.0%	35.0%

The consolidated U.S. income tax returns of the Company for 1996 through 1999 are under examination by the Internal Revenue Service (“IRS”). The Company expects this examination to be completed by early 2004. A settlement agreement covering most issues was reached with the IRS for the years 1990 through 1995 during

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002. The Company expects to make a payment to the IRS of approximately $115 million during the second quarter of 2003. After including potential refunds from prior years’ overpayments and taking into account the tax effects of the interest deduction from this payment, the Company expects the net cash payment to be approximately $90 million. The Company believes it has made adequate provision for income taxes and interest for all periods under review.

Note 5.    Property, Plant and Equipment

The components of property, plant and equipment (“PP&E”) are as follows:

	2002	2001
	(Dollars in Thousands)
Land	$32,540	$33,429
Buildings and leasehold improvements	354,752	406,660
Machinery and equipment	539,422	592,969
Capitalized internal-use software	2,373	—
Construction in progress	31,806	9,300

Total PP&E	960,893	1,042,358
Accumulated depreciation	(478,447)	(527,647)

PP&E, net	$482,446	$514,711

As of November 24, 2002, the Company had approximately $2.7 million of PP&E, net, available for sale, consisting primarily of closed facilities.

Depreciation expense for 2002, 2001 and 2000 was $60.1 million, $69.9 million and $80.2 million, respectively. Accumulated depreciation in 2002 was decreased by approximately $109.3 million due to PP&E sales or disposals.

Construction in progress at November 24, 2002 related to various projects. The Company estimates that approximately $70 million in costs will be incurred to complete these projects in 2003. These projects primarily consist of systems upgrades. Construction in progress at November 25, 2001 primarily consisted of sales office capital improvements.

Note 6: Goodwill and Other Intangible Assets

This note has been revised to include the transitional disclosures required by SFAS 142 “Goodwill and Other Intangible Assets.” FASB issued SFAS 141 “Business Combinations” and SFAS 142 in July 2001. SFAS 141 requires that all business combinations be accounted for using the purchase method. SFAS 141 also specifies criteria for recognizing and reporting intangible assets apart from goodwill. SFAS 142 requires that goodwill and indefinite lived intangible assets not be amortized but instead tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of certain events. SFAS 142 also requires that all other intangible assets be amortized over their useful lives. (See Note 1 to the Consolidated Financial Statements under “New Accounting Standards.”)

The Company adopted SFAS 141 and SFAS 142 effective November 25, 2002. SFAS 141 and SFAS 142 required the Company to perform the following upon adoption: (i) assess the classification of certain amounts between goodwill and other intangible assets; (ii) reassess the useful lives of intangible assets; (iii) perform a transitional impairment test; and (iv) discontinue the amortization of goodwill and indefinite lived intangible assets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has reviewed the balances of goodwill and other intangible assets and determined that the Company does not have any amounts that are required to be reclassified between goodwill and other intangible assets. The Company has determined that the useful lives of its trademarks are indefinite. The Company has also assessed the useful lives of its remaining identifiable intangible assets and determined that the estimated useful lives range from 5 to 10 years.

SFAS 142 also requires a company to test goodwill for impairment at the reporting unit level. Reporting units are determined based on the organizational structure the company has in place at the balance sheet date or date of the impairment test. The Company determined that goodwill should only be allocated to its U.S. reporting unit and performed a separate goodwill impairment test. The Company has completed the transitional impairment tests and has determined that the Company did not have a transitional impairment of goodwill or indefinite lived intangible assets. Goodwill and indefinite lived intangible assets will be subject to impairment testing during the fourth quarter of each fiscal year, or earlier if circumstances indicate, using a fair value-based approach as required by SFAS 142. Beginning November 25, 2002, the Company discontinued the amortization of goodwill and indefinite lived intangible assets. Prior to November 25, 2002, goodwill and trademarks were amortized over an estimated useful life of 40 years.

As of November 24, 2002 and November 25, 2001, the Company’s goodwill was $199.9 million and $208.7 million, net of accumulated amortization of $151.6 million and $142.8 million, respectively. As of November 24, 2002 and November 25, 2001, the Company’s trademarks were $42.8 million and $44.6 million, net of accumulated amortization of $34.5 million and $32.6 million, respectively. The Company’s remaining identifiable intangible assets as of November 24, 2002 and November 25, 2001 were not material. Future amortization expense with respect to the Company’s intangible assets as of November 24, 2002 is not expected to be material.

SFAS 142 requires that goodwill be separately identified on the balance sheet. The net book value for goodwill, trademarks with indefinite lives and other intangible assets are as follows:

	2002	2001
	(Dollars in Thousands)
Goodwill	$199,905	$208,692

Other intangibles assets:
Trademarks with indefinite lives	$42,781	$44,631
Other	724	910

Total other intangible assets	$43,505	$45,541

Amortization expense for 2002, 2001 and 2000 was $10.9 million, $10.7 million and $10.8 million, respectively.

A reconciliation of previously reported net income to amounts adjusted for the exclusion of goodwill and trademark amortization, net of related income tax effect, is as follows:

	2002	2001	2000
	(Dollars in Millions)
Reported net income	$25.0	$151.0	$223.4
Goodwill and trademark amortization, net of tax	10.7	10.7	10.7

Adjusted net income	$35.7	$161.7	$234.1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7.    Debt and Lines of Credit

Debt and lines of credit are summarized below:

	2002	2001
	(Dollars in Thousands)
Long-Term Debt:
Unsecured:
Notes:
6.80%, due 2003	$349,547	$349,053
7.00%, due 2006	448,151	447,679
11.625% Dollar denominated, due 2008	376,749	376,119
11.625% Euro denominated, due 2008	125,668	109,643
Yen-denominated eurobond:
4.25%, due 2016	166,667	163,934

	1,466,782	1,446,428
Secured:
Credit Facilities	115,115	252,558
Domestic Receivables-backed Securitization	110,000	110,000
Customer Service Center Equipment Financing	71,769	78,686
European Receivables-backed Securitization	51,161	41,366
Industrial development revenue refunding bond	10,000	10,000
Notes payable, at various rates, due in installments through 2006	884	1,088

Subtotal	358,929	1,940,126
Current maturities	(73,959)	(144,637)

Total long-term debt	$1,751,752	$1,795,489

Short-Term Debt:
Short-term borrowings	$21,266	$18,307
Current maturities of long-term debt	73,959	144,637

Total short-term debt	$95,225	$162,944

Unused Lines of Credit:
Short-term	$384,285	$531,333

1996 Notes Offering

In 1996, the Company issued two series of notes payable totaling $800.0 million to qualified institutional investors (the “Notes Offering”) in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”). The notes are unsecured obligations of the Company and are not subject to redemption before maturity. The issuance was divided into two series: $350.0 million seven-year notes maturing in November 2003 and $450.0 million ten-year notes maturing in November 2006. The seven- and ten-year notes bear interest at 6.80% and 7.00% per annum, respectively, payable semi-annually in May and November of each year. Discounts of $8.2 million on the original issue are being amortized over the term of the notes using an approximate effective-interest rate method. Net proceeds from the Notes Offering were used to repay a portion of the indebtedness outstanding under a 1996 credit facility agreement.

The indenture governing these notes contains customary events of default and restricts the Company’s ability and the ability of its subsidiaries and future subsidiaries to incur liens; engage in sale and leaseback transactions and engage in mergers and sales of assets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes Exchange Offer

In May 2000, the Company filed a registration statement on Form S-4 under the Securities Act with the SEC relating to an exchange offer of its 6.80% notes due 2003 and 7.00% notes due 2006 (see “1996 Notes Offering” above). The exchange offer gave holders of these notes the opportunity to exchange these old notes, which were issued on November 6, 1996 under Rule 144A of the Securities Act, for new notes that are registered under the Securities Act of 1933. The new notes are identical in all material respects to the old notes except that the new notes are registered.

The exchange offer ended on June 20, 2000. As a result of the exchange offer, all but $20 thousand of the $350.0 million aggregate principal amount of 6.80% old notes due 2003 were exchanged for the 6.80% exchange notes due 2003; and all $450.0 million aggregate principal amount of the 7.00% old notes due 2006 were exchanged for the 7.00% exchange notes due 2006.

The Company was not obligated by any agreement including its then effective credit facility agreements to engage in the exchange offer. The Company initiated the exchange offer to give holders of these notes the opportunity to exchange the old notes for registered notes. (See Note 20 to the Consolidated Financial Statements.)

Senior Notes Offering

On January 18, 2001, the Company issued two series of notes payable totaling the then-equivalent of $497.5 million to qualified institutional investors in reliance on Rule 144A under the Securities Act and outside the U.S. in accordance with Regulation S under the Securities Act. The notes are unsecured obligations of the Company and may be redeemed at any time after January 15, 2005. The issuance was divided into two series: U.S. $380.0 million dollar notes (“Dollar Notes”) and 125.0 million euro notes (“Euro Notes”), (collectively, the “Notes”). Both series of notes are seven-year notes maturing on January 15, 2008 and bear interest at 11.625% per annum, payable semi-annually in January and July of each year. These Notes are callable beginning January 15, 2005. These Notes were offered at a discount of $5.2 million to be amortized over the term of the Notes. Costs representing underwriting fees and other expenses of $14.4 million on the original issue are amortized, using an approximate effective-interest rate method, over the term of the Notes. Net proceeds from the offering were used to repay a portion of the indebtedness outstanding under the Company’s then effective credit facility.

The indentures governing the Notes contain covenants that limit the Company’s and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or the assets of the Company’s subsidiaries. If the Company experiences a change in control as defined in the indentures governing the Notes, the Company will be required under the indentures to make an offer to repurchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. If the Notes receive and maintain an investment grade rating by both Standard and Poor’s Ratings Service and Moody’s Investors Service and the Company and its subsidiaries are and remain in compliance with the indentures, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indentures.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Notes Exchange Offer

In March 2001, the Company, as required under registration rights agreements it entered into when it issued the Notes, filed a registration statement on Form S-4 under the Securities Act with the SEC relating to an exchange offer for the Notes. The exchange offer gave holders the opportunity to exchange the Notes for new notes that are registered under the Securities Act. The new notes are identical in all material respects to the old notes except that the new notes are registered under the Securities Act. The exchange offer ended on April 6, 2001. As a result of the exchange offer, all but $200 thousand of the $380.0 million aggregate principal amount of old Dollar Notes were exchanged for new Dollar Notes, and all but 595 thousand euro of the 125.0 million aggregate principal amount of old Euro Notes were exchanged for new Euro Notes.

Yen-denominated Eurobond Placement

In 1996, the Company issued a ¥ 20 billion principal amount eurobond (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bond is redeemable at the option of the Company at a make-whole redemption price commencing in 2006. Net proceeds from the placement were used to repay a portion of the indebtedness outstanding under a 1996 credit facility agreement.

The agreement governing these bonds contains customary events of default and restricts the Company’s ability and the ability of its subsidiaries and future subsidiaries to incur liens; engage in sale and leaseback transactions and engage in mergers and sales of assets.

Credit Facilities

On February 1, 2001, the Company entered into a $1.05 billion senior secured credit facility to replace a credit facility dated January 31, 2000 on more favorable terms. The credit facility consisted of a $700.0 million revolving credit facility and $350.0 million of term loans. As of November 24, 2002, the credit facility consists of $5.0 million revolving credit and $110.1 million of term loans. This facility reduced the Company’s borrowing costs and extended the maturity of the Company’s principal bank credit facility to August 2003.

Collateral includes: domestic inventories, certain domestic equipment, trademarks, other intellectual property, 100% of the stock in domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Borrowings under the facility bear interest at LIBOR or the agent bank’s base rate plus an incremental borrowing spread. Before the domestic receivables securitization transaction described below, the collateral also included domestic receivables. In connection with the securitization transaction, the lenders under the credit facility released their security interest in receivables sold in that transaction, and retained security interests in certain related assets. Proceeds from the domestic receivables securitization transaction were used to repay debt under this facility.

The facility contains customary covenants restricting the Company’s activities as well as those of its subsidiaries, including limitations on the Company’s and its subsidiaries’ ability to sell assets; engage in mergers; enter into operating leases or capital leases; enter into transactions involving related parties, derivatives or letters of credit; enter into intercompany transactions; incur indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in the Company’s corporate structure. The facility also contains financial covenants that the Company must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios. As of November 24, 2002, the Company was in compliance with the financial covenants under the facility. (See Note 20 to the Consolidated Financial Statements.)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Domestic Receivables Securitization Transaction

On July 31, 2001, the Company and several of its subsidiaries completed a receivables securitization transaction involving receivables generated from sales of products to the Company’s U.S. customers. The transaction involved the issuance by Levi Strauss Receivables Funding, LLC, an indirect subsidiary of the Company, of $110.0 million in secured term notes. The notes, which are secured by trade receivables originated by Levi Strauss & Co., bear interest at a rate equal to the one-month LIBOR rate plus 0.32% per annum, and have a stated maturity date of November 2005. Net proceeds of the offering were used to repay a portion of the outstanding debt under the Company’s 2001 bank credit facility. The transaction did not meet the criteria for sales accounting under SFAS 140 and therefore is accounted for on the balance sheet as a secured borrowing. The purpose of the transaction was to lower the Company’s interest expense and diversify its funding sources. The notes were issued in a private placement transaction in accordance with Rule 144A under the Securities Act.

Under the securitization arrangement, collections on receivables remaining after payment of interest and fees relating to the notes are used to purchase new receivables from Levi Strauss & Co. The securitization agreements provide that, in specified cases, the collections will not be released but will instead be deposited and used to pay the principal amount of the notes. Those circumstances include, among other things, failure to maintain the required level of overcollaterization due to deterioration in the credit quality, or overconcentration or dilution in respect of, the receivables, failure to pay interest or other amounts which is not cured, breaches of covenants, representations and warranties or events of bankruptcy relating to the Company and certain of its subsidiaries.

Additionally, under this arrangement, the Company is required to maintain the level of net eligible U.S. trade receivables at a certain targeted amount. If the targeted amount of net eligible U.S. trade receivables is not met, the trustee under the arrangement retains cash collections in an amount covering the deficiency. Under the agreements, the retention of cash by the trustee has the effect of reducing the deficiency. Amounts retained in this manner are not available to the Company until released by the trustee. The trustee receives daily reports comparing the net eligible receivables with the targeted amount and, if appropriate, releases retained cash accordingly. The amount of cash held by the trustee to cover any deficiency would be shown as “Restricted cash” on the balance sheet.

On April 25, 2002 the Company obtained an amendment to the domestic receivables securitization agreements. Before the amendment, the manner in which sales incentives were treated in the calculation of net eligible U.S. trade receivables decreased net eligible receivables as well as substantially increased the targeted amount. The amendment revises the way sales incentives are treated in calculating the amount of net eligible receivables. This permits the Company greater flexibility in offering sales incentives without affecting the securitization calculations and reduces the likelihood and amount of cash being retained. As of November 24, 2002, there was no deficiency and as a result, no restricted cash on the balance sheet.

Customer Service Center Equipment Financing

In December 1999 the Company entered into a secured financing transaction consisting of a five-year credit facility secured by owned equipment at customer service centers (distribution centers) located in Nevada, Mississippi and Kentucky. The amount financed in December 1999 was $89.5 million, comprised of a $59.5 million tranche (“Tranche 1”) and a $30.0 million tranche (“Tranche 2”). Borrowings under Tranche 1 have a fixed interest rate equal to the yield of a four-year Treasury note plus an incremental borrowing spread. Borrowings under Tranche 2 have a floating quarterly interest rate equal to the 90 day LIBOR plus an incremental borrowing spread based on the Company’s leverage ratio at that time. Proceeds from the borrowings were used to reduce the commitment amounts of the then-existing credit facilities.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

European Receivables Securitization Agreements

In February 2000, several of the Company’s European subsidiaries entered into receivable securitization financing agreements with several lenders to borrow up to $125.0 million. During November 2000, 36.5 million euro (or approximately $30.7 million at time of borrowing) were borrowed under these agreements at initial interest rates of 6.72%. Interest rates under this agreement are variable based on commercial paper market conditions, and the debt ratings of the underlying conduit. In December 2000, 10.4 million euro (equivalent to approximately $9.3 million at time of borrowing) at an initial interest rate of 6.70% was borrowed under these agreements. In April 2002, 2.5 million British Pounds (equivalent to approximately $3.6 million at time of borrowing) at an initial interest rate of 1.70% was borrowed under these agreements. Borrowings are collateralized by a security interest in the receivables of these subsidiaries. Proceeds from the borrowings were used to reduce commitment levels under the Company’s then-effective bank credit facilities. The facilities, which have an annual renewable option upon agreement of all parties, mature on February 28, 2003. The Company will not renew those facilities. The Company adopted SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” in 2001. The securitizations did not meet the criteria for sales accounting under SFAS 140 and therefore have been accounted for as a secured borrowing.

Industrial Development Revenue Refunding Bond

In 1995, the City of Canton, Mississippi issued an industrial development revenue refunding bond with a principal amount of $10.0 million, and the proceeds were loaned to the Company to help finance the cost of acquiring a customer service center in Canton. Interest payments are due monthly at a variable rate based upon the J.J. Kenny Index, reset weekly at a maximum rate of 13.00%, and the principal amount is due June 1, 2003. The bond is secured by a letter of credit that expires in June 2003. The Company does not anticipate renewing this financing.

Principal Short-term and Long-term Debt Payments

As of November 24, 2002, the required aggregate short-term and long-term debt principal payments for the next five years and thereafter are as follows:

Year:	Principal Payments
(Dollars in Thousands)
2003	$95,225
2004	118,521
2005	56,203
2006	448,173
2007	—
Thereafter	1,128,855

Total	$1,846,977

Short-Term Credit Lines and Stand-By Letters of Credit

At November 24, 2002, the Company had unsecured and uncommitted short-term credit lines available totaling $13.4 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

At November 24, 2002 and November 25, 2001, the Company had $213.3 million and $131.7 million, respectively, of standby letters of credit with various international banks, of which $48.5 million and

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$52.5 million, respectively, serve as guarantees by the creditor banks to cover U.S. workers’ compensation claims. In addition, $151.5 million of these standby letters of credit under the 2001 bank credit facility support short-term credit lines at November 24, 2002. The Company pays fees on the standby letters of credit. Borrowings against the letters of credit are subject to interest at various rates.

Interest Rate Contracts

The Company is exposed to interest rate risk. It is the Company’s policy and practice to use derivative instruments, primarily interest rate swaps and options, to manage and reduce interest rate exposures. The Company currently has no derivative instruments managing interest rate risk outstanding as of November 24, 2002.

Interest Rates on Borrowings

The Company’s weighted average interest rate on average borrowings outstanding during 2002 and 2001, including the amortization of capitalized bank fees, interest rate swap cancellations and underwriting fees, was 9.14% and 9.47%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items. The 2001 interest rate additionally excludes the write-off of fees that resulted from the replacement of a credit agreement dated January 31, 2000.

Dividends and Restrictions

Under the terms of the Company’s 2001 bank credit facility, the Company was prohibited from paying dividends to its stockholders. In addition, the terms of certain of the indentures relating to the Company’s unsecured senior notes limit the Company’s ability to pay dividends. There were no restrictions under the Company’s 2001 bank credit facility or its indentures on the transfer of the assets of the Company’s subsidiaries to the Company in the form of loans, advances or cash dividends without the consent of a third party.

Note 8.    Commitments and Contingencies

Foreign Exchange Contracts

At November 24, 2002, the Company had U.S. dollar spot and forward currency contracts to buy $972.9 million and to sell $238.3 million against various foreign currencies. The Company also had euro forward currency contracts to buy 7.9 million euro against various foreign currencies and to sell 9.9 million euro against various foreign currencies. In addition, the Company had no U.S. dollar option contracts outstanding at November 24, 2002. The Company had euro option currency contracts to sell 30.0 million euro against various foreign currencies. These contracts are at various exchange rates and expire at various dates through August 2003.

The Company has entered into option contracts to manage its exposure to numerous foreign currencies. At November 24, 2002, the Company had bought Swedish Krona options resulting in a net long position against the euro of $29.0 million should the options be exercised.

The Company’s market risk is generally related to fluctuations in the currency exchange rates. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, the Company believes these counterparties are creditworthy financial institutions and does not anticipate nonperformance.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Contingencies

In the ordinary course of its business, the Company has pending various cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

The operations and properties of the Company comply with all applicable federal, state and local laws enacted for the protection of the environment, and with permits and approvals issued in connection therewith, except where the failure to comply would not reasonably be expected to have a material adverse effect on the Company’s financial position or business operations. Based on currently available information, the Company does not consider there to be any circumstances existing that would be reasonably likely to form the basis of an action against the Company that could have a material adverse effect on the Company’s financial position or business operations.

Note 9.    Fair Value of Financial Instruments

The estimated fair value of certain financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

The carrying amount and estimated fair value (in each case including accrued interest) of the Company’s financial instrument assets and (liabilities) at November 24, 2002 and November 25, 2001 are as follows:

	November 24, 2002		November 25, 2001
	Carrying Value (1)	Estimated Fair Value	Carrying Value (2)	Estimated Fair Value
	(Dollars in Thousands)
Debt Instruments:
U.S. dollar notes offering	$(1,193,806)	$(1,110,650)	$(1,193,012)	$(932,138)
Euro notes offering	(130,933)	(114,414)	(114,378)	(85,719)
Yen-denominated eurobond placement	(167,134)	(116,667)	(164,413)	(113,115)
Credit facilities	(115,210)	(115,210)	(252,748)	(252,748)
Domestic receivables-backed securitization	(110,052)	(110,052)	(110,081)	(110,081)
Customer service center equipment financing	(73,203)	(74,765)	(80,278)	(81,970)
European receivables-backed securitization	(51,161)	(51,161)	(41,366)	(41,366)
Industrial development revenue refunding bond	(10,015)	(10,015)	(10,015)	(10,015)
Short-term and other borrowings	(22,150)	(22,150)	(19,395)	(19,395)

Total	$(1,873,664)	$(1,725,084)	$(1,985,686)	$(1,646,547)

(1) Includes accrued interest of $26.7 million. (2) Includes accrued interest of $27.3 million.

Currency And Interest Rate Contracts:
Foreign exchange forward contracts	$(2,851)	$(2,851)	$13,797	$13,797
Foreign exchange option contracts	—	—	4,328	4,328

Total	$(2,851)	$(2,851)	$18,125	$18,125

Interest rate option contracts	—	—	$(2,266)	$(2,266)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Quoted market prices or dealer quotes are used to determine the estimated fair value of foreign exchange contracts, option contracts and interest rate swap contracts. Dealer quotes and other valuation methods, such as the discounted value of future cash flows, replacement cost and termination cost have been used to determine the estimated fair value for long-term debt and the remaining financial instruments. The carrying values of cash and cash equivalents, trade receivables, current assets, certain current and non-current maturities of long-term debt, short-term borrowings and taxes approximate fair value.

The fair value estimates presented herein are based on information available to the Company as of November 24, 2002 and November 25, 2001. These amounts have not been updated since those dates and, therefore, the current estimates of fair value at dates subsequent to November 24, 2002 and November 25, 2001 may differ substantially from these amounts. In addition, the aggregation of the fair value calculations presented herein do not represent and should not be construed to represent the underlying value of the Company.

Note 10.    Derivative Instruments and Hedging Activities

The Company adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” on the first day of fiscal year 2001. SFAS 133 requires all derivatives to be recognized as assets or liabilities at fair value. Due to the adoption of SFAS 133, the Company reported a net transition gain of $87 thousand in “Other (income) expense, net” for the three months ended February 25, 2001. The transition amount was not recorded on a separate line item as a change in accounting principle, net of tax, due to the minimal impact on the Company’s results of operations. In addition, the Company recorded a transition amount of $0.7 million (or $0.4 million net of related income taxes) that reduced “Accumulated other comprehensive income (loss).”

Foreign Exchange Management

The Company manages foreign currency exposures primarily to maximize the U.S. dollar value over the long term. The Company attempts to take a long-term view of managing exposures on an economic basis, using forecasts to develop exposure positions and engaging in active management of those exposures with the objective of protecting future cash flows and mitigating risks. As a result, not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. For derivative instruments utilized in these transactions, changes in fair value are classified into earnings. The Company holds derivative positions only in currencies to which it has exposure. The Company has established a policy for a maximum allowable level of losses that may occur as a result of its currency exposure management activities. The maximum level of loss is based on a percentage of the total forecasted currency exposure being managed.

The Company uses a variety of derivative instruments, including forward, swap and option contracts, to protect against foreign currency exposures related to sourcing, net investment positions, royalties and cash management.

The derivative instruments used to manage sourcing exposures do not qualify for hedge accounting treatment and are recorded at their fair value. Any changes in fair value are included in “Other (income) expense, net.”

The Company manages its net investment position in its subsidiaries in major currencies by using forward, swap and option contracts. Some of the contracts hedging these net investments qualify for hedge accounting and the related gains and losses are consequently categorized in the cumulative translation adjustment in the “Accumulated other comprehensive income (loss)” section of Stockholders’ Deficit. At November 24, 2002, the fair value of qualifying net investment hedges was a $0.1 million net liability with the corresponding unrealized loss recorded in the cumulative translation adjustment section of “Accumulated other comprehensive income

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(loss).” At November 24, 2002, $1.5 million realized loss has been excluded from hedge effectiveness testing. In addition, the Company holds derivatives managing the net investment positions in major currencies that do not qualify for hedge accounting. The fair value of these derivatives at November 24, 2002 represented a $0.4 million net asset, and changes in their fair value are included in “Other (income) expense, net.”

The Company designates a portion of its outstanding yen-denominated eurobond as a net investment hedge. As of November 24, 2002, a $5.3 million net asset related to the translation effects of the yen-denominated eurobond was recorded in the cumulative translation adjustment section of “Accumulated other comprehensive income (loss).”

As of November 24, 2002, the Company holds no derivatives hedging forecasted intercompany royalty flows that qualify as cash flow hedges. The amount of matured cash flow hedges reclassified during the fiscal year ending November 24, 2002 from “Accumulated other comprehensive income (loss)” to “Other (income) expense, net” amounts to a net gain of $0.7 million. The Company also enters into contracts managing forecasted intercompany royalty flows that do not qualify as cash flow hedges, and are recorded at their fair value. Any changes in fair value are included in “Other (income) expense, net.”

The derivative instruments utilized in transactions managing cash management exposures are currently marked to market at their fair value and any changes in fair value are recorded in “Other (income) expense, net.” The Company offsets relevant daily cash flows by currency among its affiliates. As a result, the Company hedges only its net foreign currency exposures with external parties.

The Company also entered into transactions managing the exposure related to the Euro notes issued on January 18, 2001. These derivative instruments are currently marked to market at their fair value and any changes in fair value are recorded in “Other (income) expense, net.”

Interest Rate Management

The Company is exposed to interest rate risk. It is the Company’s policy and practice to use derivative instruments, primarily interest rate swaps and options, to manage and reduce interest rate exposures using a mix of fixed and variable rate debt. The Company currently has no derivative instruments managing interest rate risk outstanding as of November 24, 2002.

Due to the adoption of SFAS 133, the Company adjusted the carrying value of the outstanding interest rate derivatives to their fair value, which resulted in a net loss of $1.2 million and was recorded in “Other (income) expense, net” during the first quarter of fiscal year 2001.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tables below give an overview of the realized and unrealized gains and losses associated with our foreign exchange management activities and reported in “Other (income) expense, net,” “Accumulated other comprehensive income (loss) (“Accumulated OCI”)” balances and the fair values of derivative instruments reported as an asset or liability. Accumulated OCI is a section of Stockholders’ Deficit.

	Year Ended November 24, 2002			Year Ended November 25, 2001
	Other (income) expense, net			Other (income) expense, net
	Realized		Unrealized	Realized	Unrealized
	(Dollars in Thousands)
Foreign Exchange Management	$45,881		$11,470	$8,308	$7,032
Transition Adjustments	—		—	828	—

Total	$45,881		$11,470	$9,136	$7,032

Interest Rate Management	$2,266	(1)	$(2,266)	$—	$1,476
Transition Adjustments	—		—	—	1,246

Total	$2,266		$(2,266)	$—	$2,722

(1)	Recorded as an increase to interest expense.

	At November 24, 2002		At November 25, 2001
	Accumulated OCI gain (loss)		Accumulated OCI gain (loss)
	Realized	Unrealized	Realized	Unrealized
	(Dollars in Thousands)
Foreign Exchange Management:
Net Investment Hedges:
Derivative Instruments	$39,818	$(96)	$53,314	$5,664
Yen Bond	—	5,277	—	6,780
Cash Flow Hedges	—	—	—	908
Transition Adjustments	—	—	—	120
Cumulative income taxes	(14,732)	(1,917)	(19,726)	(4,985)

Total	$25,086	$3,264	$33,588	$8,487

	At November 24, 2002	At November 25, 2001
	Fair value asset (liability)	Fair value asset (liability)
	(Dollars in Thousands)
Foreign Exchange Management	$(2,851)	$18,125

Interest Rate Management	$—	$(2,266)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11.    Leases

The Company is obligated under operating leases for facilities, office space and equipment. At November 24, 2002, obligations under long-term leases are as follows:

Minimum Lease Payments
(Dollars in Thousands)
2003	$64,211
2004	58,375
2005	55,051
2006	52,646
2007	47,887
Remaining years	189,832

Total minimum lease payments	$468,002

The amounts shown for total minimum lease payments on operating leases have not been reduced by estimated future income of $11.9 million from non-cancelable subleases. The amounts shown for total minimum lease payments on operating leases have not been increased by estimated future operating expense and property tax escalations.

In general, leases relating to real estate include renewal options of up to approximately 20 years, except for the San Francisco headquarters office lease, which contains multiple renewal options of up to 78 years. Some leases contain escalation clauses relating to increases in operating costs. Certain operating leases provide the Company with an option to purchase the property after the initial lease term at the then prevailing market value. Rental expense for 2002, 2001 and 2000 was $76.2 million, $74.0 million and $78.1 million, respectively.

Note 12.    Pension and Postretirement Benefit Plans

The Company has several non-contributory defined benefit retirement plans covering substantially all employees. It is the Company’s policy to fund its retirement plans based on actuarial recommendations, consistent with applicable laws and income tax regulations. Plan assets, which may be denominated in foreign currencies and issued by foreign issuers, are invested in a diversified portfolio of securities including stocks, bonds, real estate investment funds and cash equivalents. Benefits payable under the plans are based on either years of service or final average compensation. The Company retains the right to amend, curtail or discontinue any aspect of the plans at any time.

The Company also sponsors other retirement plans, primarily for foreign employees. Expense for these plans in 2002, 2001, and 2000 totaled $6.7 million, $6.2 million, and $5.0 million, respectively.

The Company maintains two plans that provide postretirement benefits, principally health care, to substantially all domestic retirees and their qualified dependents. These plans have been established with the intention that they will continue indefinitely. However, the Company retains the right to amend, curtail or discontinue any aspect of the plans at any time. Under the Company’s current policies, employees become eligible for these benefits when they reach age 55 with 15 years of credited service. The plans are contributory and contain certain cost-sharing features, such as deductibles and coinsurance. The Company’s policy is to fund postretirement benefits as claims and premiums are paid. In November 2000, the Company announced a plan change for those who retire after March 31, 1989. These changes were effective January 1, 2001 and resulted in increased contributions from retirees for medical coverage and the elimination of any dental subsidies.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company instituted early retirement programs offered to those affected by the Company’s reorganization initiatives (see Note 3 to the Consolidated Financial Statements). A reduced benefit is payable under the programs based on reduced years of age and service. These programs resulted in the recognition of net curtailment gains and losses resulting from early retirement incentives.

	Pension Benefits		Postretirement Benefits
	November 24, 2002	November 25, 2001	November 24, 2002	November 25, 2001
	(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$661,700	$602,060	$561,227	$519,117
Service cost	14,540	15,249	5,918	6,040
Interest cost	48,814	47,443	40,874	38,576
Plan participants’ contributions	277	271	3,152	2,404
Plan amendments	(2,682)	—	(2,989)	(21,131)
Actuarial loss	55,218	35,440	193,362	51,475
Net curtailment (gain) loss	10,237	19	(12,287)	—
Settlement gain	—	(177)	—	—
Special termination benefits	—	—	11,868	—
Benefits paid*	(36,119)	(38,604)	(39,202)	(35,254)

Benefit obligation at end of year	751,985	661,701	761,923	561,227

Change in plan assets:
Fair value of plan assets at beginning of year	565,657	639,950	—	—
Actual return on plan assets	(46,808)	(70,334)	—	—
Employer contribution	26,952	34,374	36,050	32,850
Plan participants’ contributions	274	271	3,152	2,404
Benefits paid*	(36,116)	(38,604)	(39,202)	(35,254)

Fair value of plan assets at end of year	509,959	565,657	—	—

Funded status	(242,026)	(96,044)	(761,923)	(561,227)
Unrecognized actuarial loss	174,853	22,198	203,733	20,254
Unrecognized prior service cost	4,632	11,220	(31,659)	(44,746)

Net amount recognized	$(62,541)	$(62,626)	$(589,849)	$(585,719)

*	Pension benefits are primarily paid by a trust. The Company pays postretirement benefits.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Global capital market developments resulted in negative returns on the Company’s retirement benefit plan assets and a decline in the discount rates used to estimate the liability. As a result, the Company was required to record an additional minimum pension liability of $137.0 million and an intangible asset of $1.1 million for plans where the accumulated benefit obligation exceeded the fair market value of the respective plan assets. The additional minimum pension liability and intangible asset was included in the Company’s accumulated other comprehensive loss ($86.0 million after tax).

	Pension Benefits		Postretirement Benefits
	2002	2001	2002	2001
	(Dollars in Thousands)
Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost	$21,605	$5,519	$—	$—
Accrued benefit cost (including short-term)	(89,584)	(72,962)	(589,849)	(585,719)
Additional minimum liability	(136,952)	—	—	—
Intangible asset	6,577	4,817	—	—
Accumulated other comprehensive income	135,813	—	—	—

Net amount recognized	$(62,541)	$(62,626)	$(589,849)	$(585,719)

Weighted-average assumptions:
Discount rate	7.0%	7.5%	7.0%	7.5%
Expected return on plan assets	9.0%	9.0%	—	—
Rate of compensation increase	5.0%	6.0%	—	—

	Pension Benefits
	2002	2001	2000
	(Dollars in Thousands)
Components of net periodic benefit cost:
Service cost	$14,540	$15,249	$18,661
Interest cost	48,814	47,443	43,678
Expected return on plan assets	(49,342)	(52,255)	(52,337)
Amortization of prior service cost	2,093	2,505	2,052
Recognized actuarial (gain) loss	(645)	(1,895)	(670)
Unrecognized prior service cost	1,623	—	—
Net curtailment (gain) loss	10,237	19	(18,184)
Settlement gain	—	(177)	(187)

Net periodic benefit cost	$27,320	$10,889	$(6,987)

	Postretirement Benefits
	2002	2001	2000
	(Dollars in Thousands)
Components of net periodic benefit cost:
Service cost	$5,918	$6,040	$7,006
Interest cost	40,874	38,576	34,943
Amortization of prior service cost	(3,522)	(4,125)	—
Net curtailment gain	(12,554)	—	—
Settlement loss	11,868	—	—

Net periodic benefit cost	$42,584	$40,491	$41,949

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pension benefit plans with projected benefit obligations exceeding the fair value of plan assets were as follows:

	Pension Benefits
	2002	2001
	(Dollars in Thousands)
Aggregate fair value of plan assets	$509,959	$375,273
Aggregate projected benefit obligation	$751,985	$472,556

Pension benefit plans with accumulated benefit obligations exceeding the fair value of plan assets were as follows:

	Pension Benefits
	2002	2001
	(Dollars in Thousands)
Aggregate fair value of plan assets	$495,785	$—
Aggregate accumulated benefit obligation	$685,826	$52,777

For postretirement benefits measurement purposes, a 15.0% and 7.5% annual rate of increase in the per capita cost of covered health care and Medicare Part B benefits, respectively, were assumed for 2002–2003, declining gradually to 5.0% by the year 2010–2011 and remaining at those rates thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects to postretirement benefits:

	U.S. 1-Percentage-Point Increase	U.S. 1-Percentage-Point Decrease
	(Dollars in Thousands)
Effect on total of service and interest cost components	$6,125	$(5,358)
Effect on the postretirement benefit obligation	86,132	(72,641)

Note 13.    Employee Investment Plans

The Company maintains three employee investment plans. The Employee Investment Plan of Levi Strauss & Co. (“EIP”) and the Levi Strauss & Co. Employee Long-Term Investment and Savings Plan (“ELTIS”) are two qualified plans that cover eligible compensated Home Office employees and U.S. field employees. The Capital Accumulation Plan of Levi Strauss & Co. (“CAP”) is a non-qualified, self-directed investment program for highly compensated employees (as defined by the Internal Revenue Code).

Total amounts charged to expense for these plans in 2002, 2001, and 2000 were $13.3 million, $10.9 million, and $9.2 million, respectively.

EIP/ELTIS

Under EIP and ELTIS, eligible employees may contribute and direct up to 15% of their annual compensation to various investments among a series of mutual funds. The Company may match the contributions made by employees to all funds maintained under the qualified plans. Employees are always 100% vested in the Company match. The EIP and the ELTIS allow employees a choice of either pre-tax or after-tax contributions. The ELTIS also includes a company profit sharing provision with payments made at the sole discretion of the board of directors.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2000, the Company announced changes to the EIP plan that were effective January 1, 2001. These changes allow eligible employees to contribute and direct up to 15% of their annual compensation to various investments among a series of mutual funds. The Company may match contributions made by employees to all funds maintained under the qualified plans up to the first 10% of eligible compensation.

In November 2001, the Company announced changes to the EIP that were effective December 2001. The changes provide that the Company may match eligible employee contributions on a graded scale from 0% to 75% for EIP. The level of the matching contribution will be determined at year end based upon business performance results.

The ELTIS was changed effective April 1, 2001 to allow eligible employees to contribute up to 15% of their annual compensation to the Plan. The Company may match 50% of the contributions made by employees to all funds maintained under the qualified plan up to the first 10% of eligible compensation.

CAP

The CAP allows eligible employees to contribute on an after-tax basis up to 10% of their eligible compensation to an individual retail brokerage account. The Company may match these contributions made by employees in cash to each employee’s account. Employees are always 100% vested in the Company match. All investment decisions, related commissions and charges, investment results and tax reporting requirements are the responsibility of the employee, not the Company. Associated with the changes in the EIP plan above that were effective January 1, 2001, eligible employees will be eligible to participate in the CAP plan after reaching certain contribution thresholds in the EIP plan and salary thresholds.

In November 2001, the Company announced changes to the CAP that were effective December 2001. The changes provide that the Company may match eligible employee contributions on a graded scale from 0% to 115% for CAP. The level of the matching contribution will be determined at year end based upon business performance results.

Note 14.    Employee Compensation Plans

Annual Incentive Plan

The Annual Incentive Plan (“AIP”) is intended to reward individual contributions to the Company’s objectives during the year. The amount of the cash bonus earned depends on business unit and corporate financial results as measured against pre-established targets and also depends upon the performance and salary grade level of the individual. Provisions for the AIP are recorded in accrued salaries, wages and employee benefits. Total amounts charged to expense for 2002, 2001 and 2000 were $48.4 million, $25.6 million and $65.1 million, respectively.

Long-Term Incentive Plans

The Leadership Shares Plan (“LS”) was introduced in early 1999 and replaces the Long-Term Incentive Plan (“LTIP”). The LS places greater emphasis on an individual’s ability to contribute to and affect the Company’s long-term strategic objectives. It is a performance unit plan pursuant to which units or “shares” may be granted at an initial value of $0 each. These “shares” are not stock and do not represent equity interests in the Company.

The unit value is determined by an internal measure in the form of Leadership Value Added (“LVA”). LVA measures earnings less taxes and capitals charges. The Company establishes a competitive five-year LVA target

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for each grant based on expected shareholder value growth at comparable companies. The actual unit value is determined based on cumulative performance against this measure. Performance at the target level will yield a unit value of $25. If performance does not meet the minimum threshold, then the units will have no value. Performance above target yields correspondingly larger unit values, with no limit on maximum value.

The number of units granted to executives is tied to competitive external long-term incentive pay so that the Company will pay its executives at competitive levels when the Company achieves competitive growth. The shares vest in one-third increments at the end of the third, fourth and fifth fiscal years of the performance period. Payments are made based on cumulative LVA performance. The Company accounts for the expense related to the LS on a straight-line basis based on estimates of future performance against plan targets.

The LTIP was a long-term incentive plan that ended for all employees during 1999. These incentives were awarded as performance units with each grant’s unit value measured based on the Company’s three-year cumulative earnings performance and return on investment against pre-established targets. Awards were based on an individual’s grade level, salary and performance and were paid in one-third annual increments beginning in the year following the three-year performance cycle of the grant. Final payments under the LTIP were made in 2002. Although there are outstanding grants, they will have no value based on weak performance against the pre-set targets. Accordingly, no further payments will be made under the LTIP.

The Special Long-Term Incentive Plan (“SLTIP”) was intended to provide incentive and reward performance over time for certain key senior employees. Awards under the SLTIP have the same grant unit value, vesting period and pay-out cycle as grants made under the LTIP. There will be no more grants under the SLTIP. A Long-Term Performance Plan (“LTPP”), pursuant to which awards were made in 1994 and 1995, were paid out in 2000.

Total net amounts charged to expense for these long-term incentive plans in 2002, 2001 and 2000 were $69.9 million, $53.2 million and $72.7 million, respectively.

Other Compensation Plans

Cash Performance Sharing Plan

The Company through its Cash Performance Sharing Plans awards a cash payment to production employees worldwide based on a percentage of annual salary and certain earnings and revenue criteria. The largest individual plan is the U.S. Field Profit Sharing Plan that covers approximately 2,700 U.S. employees. The total amounts charged to expense for this plan in 2002, 2001 and 2000 were $3.2 million, $1.8 million and $9.2 million, respectively.

Key Employee Recognition and Commitment Plan

The Key Employee Recognition and Commitment Plan (“KEP”) was adopted in 1996 and was designed to recognize and reward key employees for making significant contributions to the Company’s future success. Units awarded to employees under the KEP are subject to a four-year vesting period, which commenced in 1997. Units are exercisable in one-third increments at the end of 2001 through 2003 upon reaching a certain minimum cumulative earnings threshold at each fiscal year-end. Participating employees may elect to defer the exercise of each one-third increment until final payment in 2004. Payments may occur earlier under certain circumstances. Unit values will be directly related to the excess over the threshold of the cumulative cash flow (defined as earnings before interest, taxes, depreciation, amortization and certain other items) generated by the Company at the end of 2001 through 2003. The Company did not recognize any KEP expense in 2002, 2001 or 2000. In 1999,

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Company lowered its estimate of financial performance through the year 2003 and, consequently, decreased the KEP accrual rate to 0% and reversed prior years KEP accruals totaling $13.6 million. There will be no more grants under the KEP.

Special Deferral Plan

The Special Deferral Plan (“SDP”) was adopted during 1996 and was designed to replace the Company’s Stock Appreciation Rights Plan (“SARs”). Existing SARs were transferred in to the SDP at a value of $265 per share. Grants were made under the SDP in 1992 and 1994, both of which are fully vested. The SDP bases the appreciation/depreciation of units on certain tracked mutual funds or the prime rate, at the election of the employee. There will be no more grants under SDP.

During 2002, 2001 and 2000, cash disbursements for SDP grants were $2.6 million, $1.2 million and $9.8 million, respectively. The amounts charged (net of forfeitures) to expense for the SDP in 2002, 2001 and 2000 were $0 million, $0.4 million and $1.0 million, respectively. The final payments under the SDP were made in 2002.

Note 15:  Long-Term Employee Related Benefits

Balances for long-term employee related benefits are as follows:

	2002	2001
	(Dollars in Thousands)
Workers’ compensation	$59,512	$41,685
Long-term performance programs	137,514	132,563
Deferred compensation	87,630	94,793
Pension programs	242,762	115,710

Total	$527,418	$384,751

Included in the liability for workers’ compensation are accrued expenses related to the Company’s program that provides for early identification and treatment of employee injuries. Changes in the Company’s safety programs, medical and disability management and the long-term effects of statutory changes have decreased workers’ compensation costs substantially from historical trends. Provisions for workers’ compensation of $24.3 million and $21.0 million were recorded during 2002 and 2001, respectively. In addition, in 2002, the Company recorded a one-time provision of $17.9 million associated with the 2002 plant closures. Workers’ compensation current liabilities represented approximately $26.8 million in 2002 and $33.0 million in 2001. Long-term performance programs include accrued liabilities for LS and LTIP (see Note 14 to the Consolidated Financial Statements). Deferred compensation represents non-qualified plans under which certain employees may defer income. The pension programs include the accrued benefit cost for the qualified pension plans and the liability accrued for the non-qualified pension programs (see Note 12 to the Consolidated Financial Statements).

Note 16.    Common Stock

The Company has a capital structure consisting of 270,000,000 authorized shares of common stock, par value $.01 per share, of which 37,278,238 shares are issued and outstanding.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17.    Related Parties

Compensation of Directors

Directors of the Company who are also stockholders or employees do not receive compensation for their services as directors. Directors who are not stockholders or employees (Angela Glover Blackwell, James C. Gaither, Peter A. Georgescu, Patricia Salas Pineda, T. Gary Rogers and G. Craig Sullivan) receive annual compensation of approximately $90,000. This amount includes an annual retainer fee of $36,000, meeting fees of $1,000 per meeting day attended and long-term variable pay in the form of 1,800 Leadership Shares, with a target value of $45,000 per year (see Note 14 to the Consolidated Financial Statements). The actual amount for each of the above payments varies depending on the years of service, the number of meetings attended and the actual value of the granted units upon vesting. Directors, in their first five years of service, receive a cash amount equivalent to the target value of their long-term variable pay or $45,000. This amount is decreased by approximately  1/3 each year at the start of actual payments from the LS Plan. Directors who are not employees or stockholders also receive travel accident insurance while on Company business and are eligible to participate in a deferred compensation plan.

Messrs. Gaither, Georgescu, Rogers and Sullivan, and Ms. Blackwell and Ms. Pineda each received 1,800 Leadership Shares in 2002, 2001 and 2000. In 2002, Ms. Blackwell, Mr. Gaither and Ms. Pineda each received payments of $1,462 under the Long-Term Incentive Plan (“LTIP”). In 2001, Ms. Blackwell, Mr. Gaither and Ms. Pineda each received payments of $9,727, under LTIP. In 2000, Mr. Gaither, Ms. Blackwell and Ms. Pineda each received payments of $30,637 under the LTIP and Long-Term Performance Plan combined.

Other Transactions

F. Warren Hellman, a director of the Company, is chairman and a general partner of Hellman & Friedman LLC, an investment banking firm that has provided financial advisory services to the Company in the past. The Company did not pay any fees to Hellman & Friedman LLC during 2002, 2001 and 2000. At November 24, 2002 and November 25, 2001, Mr. Hellman and his family, other partners, and former partners of Hellman & Friedman LLC beneficially owned an aggregate of less than 5% of the outstanding common stock of the Company.

James C. Gaither, a director of the Company, is a senior counsel of the law firm Cooley Godward LLP. The firm provided legal services to the Company in 2002, 2001 and 2000 and received in fees approximately $18,000, $91,000 and $60,000, respectively.

Note 18.    Business Segment Information

The Company manages its apparel business, based on geographic regions consisting of the Americas, which includes the U.S., Canada and Latin America; Europe, the Middle East and Africa; and Asia Pacific. All Other consists of functions that are directed by the corporate office and are not allocated to a specific geographic region. Under Geographic Information for all periods presented, no single country other than the U.S. had net sales exceeding 10% of consolidated net sales.

The Company designs and markets jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories, for men, women and children, under the Company’s Levi’s® and Dockers® brands. Its products are distributed in the U.S. primarily through chain retailers and department stores and abroad through department stores, specialty retailers and franchised stores. The Company also maintains a network of approximately 900 franchised or independently owned stores dedicated to its products outside the U.S. and operates a small number of company-owned stores in ten countries. The Company obtains its products from a combination of independent manufacturers and company-owned facilities.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company evaluates performance and allocates resources based on regional profits or losses. The accounting policies of the regions are the same as those described in Note 1, “Summary of Significant Accounting Policies.” Regional profits exclude net interest expense, special compensation program expenses, restructuring charges, net of reversals and expenses that are controlled at the corporate level. Management financial information for the Company is as follows:

	Americas	Europe	Asia Pacific	All Other	Consolidated
	(Dollars in Thousands)
2002:
Net sales from external customers	$2,692,129	$1,093,110	$351,351	$—	$4,136,590
Intercompany sales	35,216	890,036	32,445	—	957,697
Depreciation and amortization expense	50,470	16,532	4,069	—	71,071
Earnings contribution	364,200	201,500	62,600	—	628,300
Interest expense	—	—	—	186,493	186,493
Restructuring charges, net of reversals	—	—	—	124,595	124,595
Corporate and other expenses	—	—	—	267,254	267,254
Income before income taxes	—	—	—	—	49,958
Total regional assets	6,009,383	2,428,771	359,270	—	8,797,424
Elimination of intercompany assets	—	—	—	—	5,780,140
Total assets	—	—	—	—	3,017,284
Expenditures for long-lived assets	46,125	10,028	2,935	—	59,088

	United States	Foreign Countries	Consolidated
Geographic Information:
Net sales	$2,504,681	$1,631,909	$4,136,590
Deferred tax assets	730,383	65,035	795,418
Long-lived assets	1,034,621	357,162	1,391,783

	Americas	Europe	Asia Pacific	All Other	Consolidated
	(Dollars in Thousands)
2001:
Net sales from external customers	$2,856,086	$1,066,345	$336,243	$—	$4,258,674
Intercompany sales	34,630	913,786	36,372	—	984,788
Depreciation and amortization expense	57,686	18,572	4,361	—	80,619
Earnings contribution	382,700	203,900	56,600	—	643,200
Interest expense	—	—	—	230,772	230,772
Restructuring charges, net of reversals	—	—	—	(4,286)	(4,286)
Corporate and other expenses	—	—	—	177,025	177,025
Income before income taxes	—	—	—	—	239,689
Total regional assets	5,579,491	2,204,701	309,888	—	8,094,080
Elimination of intercompany assets	—	—	—	—	5,110,594
Total assets	—	—	—	—	2,983,486
Expenditures for long-lived assets	13,708	6,372	2,461	—	22,541

	United States	Foreign Countries	Consolidated
Geographic Information:
Net sales	$2,656,745	$1,601,929	$4,258,674
Deferred tax assets	637,758	51,796	689,554
Long-lived assets	1,122,208	349,987	1,472,195

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Americas	Europe	Asia Pacific	All Other	Consolidated
	(Dollars in Thousands)
2000:
Net sales from external customers	$3,148,219	$1,104,522	$392,385	$—	$4,645,126
Intercompany sales	65,600	911,489	33,523	—	1,010,612
Depreciation and amortization expense	64,109	21,151	5,721	—	90,981
Earnings contribution	449,900	225,800	55,300	—	731,000
Interest expense	—	—	—	234,098	234,098
Restructuring charges, net of reversals	—	—	—	(33,144)	(33,144)
Corporate and other expenses	—	—	—	186,366	186,366
Income before income taxes	—	—	—	—	343,680
Total regional assets	5,187,778	1,461,877	471,068	—	7,120,723
Elimination of intercompany assets	—	—	—	—	3,914,994
Total assets	—	—	—	—	3,205,728
Expenditures for long-lived assets	16,900	8,323	2,732	—	27,955

	United States	Foreign Countries	Consolidated
Geographic Information:
Net sales	$2,923,799	$1,721,327	$4,645,126
Deferred tax assets	646,303	44,206	690,509
Long-lived assets	1,141,523	358,281	1,499,804

For 2002, 2001 and 2000, the Company had one customer, J. C. Penney Company, Inc., that represented approximately 12%, 13% and 12%, respectively, of net sales. No other customer accounted for more than 10% of net sales.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19.    Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in Thousands, Except Per Share Data)
2002:
Net sales	$935,285	$923,518	$1,017,744	$1,260,044
Cost of goods sold	536,701	553,974	603,249	757,862

Gross profit	398,584	369,544	414,495	502,182
Marketing, general and administrative expenses	298,935	318,804	340,390	374,669
Other operating (income)	(6,113)	(8,511)	(6,015)	(13,810)
Restructuring charges, net of reversals	—	141,078	(16,565)	82

Operating income	105,762	(81,827)	96,685	141,241
Interest expense	48,023	42,510	48,476	47,483
Other (income) expense, net	(9,677)	9,499	20,791	4,799

Income before taxes	67,416	(133,836)	27,418	88,959
Income tax expense	24,944	(58,154)	13,709	44,479

Net income	$42,472	$(75,682)	$13,709	$44,480

Earnings per share—basic and diluted	$1.14	$(2.03)	$0.37	$1.19

2001:
Net sales	$996,382	$1,043,937	$983,508	$1,234,846
Cost of goods sold	556,449	591,442	584,279	729,028

Gross profit	439,933	452,495	399,229	505,818
Marketing, general and administrative expenses	326,095	336,128	314,482	379,179
Other operating (income)	(7,174)	(7,365)	(8,377)	(10,504)
Restructuring charges, net of reversals	—	—	—	(4,286)

Operating income	121,012	123,732	93,124	141,429
Interest expense	69,205	53,898	55,429	52,240
Other (income) expense, net	4,868	899	13,850	(10,781)

Income before taxes	46,939	68,935	23,845	99,970
Income tax expense	17,367	25,507	8,822	36,989

Net income	$29,572	$43,428	$15,023	$62,981

Earnings per share—basic and diluted	$0.79	$1.16	$0.40	$1.69

During the fourth quarter of 2002 the Company recorded a restructuring charge of $1.6 million for a European restructuring initiative. The restructuring charge was offset by reversals of $1.5 million for prior years’ restructuring costs. During the third quarter of 2002 the Company recorded reversals of $16.6 million of prior restructuring costs. During the second quarter of 2002 the Company recorded restructuring charges of $150.2 million for plant closures in the U.S. and Europe. The Company recorded a reversal of $9.1 million of prior years’ restructuring costs. (See Note 3 to the Consolidated Financial Statements.)

During the fourth quarter of 2001 the Company recorded the reversal of $26.6 million of prior years’ restructuring costs. This reversal was based on updated estimates. The Company also had charges of $22.4 million for various reorganization initiatives in the U.S. and Japan. (See Note 3 to the Consolidated Financial Statements.)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20.    Subsequent Events

Senior Notes Offering

On December 4, 2002, the Company issued $425.0 million in notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. These notes are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. These notes are callable beginning December 15, 2007. These notes were offered at a discount of $6.0 million to be amortized over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $12.6 million are amortized over the term of notes. Approximately $125.0 million of the net proceeds from the offering were used to repay remaining indebtedness under the Company’s 2001 bank credit facility as of the close of business on December 3, 2002. A portion of the net proceeds were used to pay $72.8 million of the 6.80% notes due November 1, 2003. The Company intends to use the remaining net proceeds to either (i) refinance (whether through payment at maturity, repurchase or otherwise) a portion of the $350 million aggregate principal amount of our 6.80% notes due November 1, 2003, or other outstanding indebtedness, or (ii) for working capital or other general corporate purposes.

On January 22, 2003 and on January 23, 2003, the Company issued an additional $100.0 million of these notes at a premium of $3.0 million and an additional $50.0 million of these notes at a discount of $0.7 million. Both the discount and premium will be amortized over the term of the notes using an approximate effective-interest rate method. The notes issued in these additional offerings were issued under the same indenture as, have the same terms as, and constitute the same issue of, the December 2002 notes. The Company intends to use a portion of the remaining net proceeds from the December 2002 notes issuance, plus the $47.3 million net proceeds from the issuance of an additional $50.0 million of these notes and the $99.8 million net proceeds from the issuance of an additional $100.0 million of these notes to refinance (whether through payment at maturity, repurchase or otherwise) all of the remaining aggregate principal amount of our 6.80% notes due November 1, 2003. Any remaining proceeds will be used to refinance other outstanding indebtedness or for working capital or other general corporate purposes. On January 22, 2003, the Company purchased approximately $27.0 million of the 6.80% notes due November 1, 2003.

The indenture governing these notes contain covenants that limit the Company’s and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or its subsidiaries’ assets. If the Company experiences a change in control as defined in the indenture governing the notes, then the Company will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and the Company and its subsidiaries are and remain in compliance with the indenture, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indenture.

Senior Secured Credit Facility

On January 31, 2003, the Company entered into a new $750.0 million senior secured credit facility to replace the 2001 credit facility that matures in August 2003. The credit facility consists of a $375.0 million revolving credit facility and a $375.0 million Tranche B term loan facility. The Company will use the borrowings under the new bank credit facility for working capital or general corporate purposes.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The $375.0 million revolving credit facility matures on March 31, 2006. The Company’s Tranche B term loan facility is subject to repayment based on a specified scheduled amortization, with the final payment of all amounts outstanding thereunder being due on July 31, 2006. The Company is required to make principal amortization payments on the Tranche B term loan facility at a quarterly rate beginning in May 2003, with the substantial majority of the quarterly payments being due from the quarter ending in November 2005. The Company’s bank credit facility also requires mandatory prepayments in certain events, such as if there are asset sales. The interest rate for the Company’s revolving credit facility varies, for Eurodollar Rate Loans, from 3.25% to 4.00% over the Eurodollar Rate (as defined in the credit agreement) or, for Base Rate Loans, from 2.25% to 3.00% over the higher of (i) the Citibank base rate and (ii) the Federal Funds rate plus 0.50% (the “Base Rate”), with the exact rate depending upon the Company’s performance under specified financial criteria. The interest rate for the Company’s Tranche B term loan facility is 4.00% over the Eurodollar Rate or 3.00% over the Base Rate. The bank credit facility also requires that the Company set aside sufficient funds to satisfy all principal and interest payments on the outstanding 6.80% notes due November 2003 and allows for repurchase of these bonds prior to their maturity.

The Company’s bank credit facility is guaranteed by certain of its material domestic subsidiaries and is secured by domestic inventories, certain domestic equipment, trademarks, other intellectual property, 100% of the stock in certain domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the bank credit facility are all of the Company’s most valuable real property interests and all of the capital stock and debt of its affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing the Company’s notes due 2003 and 2006.

The bank credit facility contains customary covenants restricting the Company’s activities as well as those of its subsidiaries, including limitations on the Company’s, and its subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in the Company’s corporate structure. The credit agreement also contains financial covenants that the Company must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios.

The credit agreement contains customary events of default, including payment failures; failures to satisfy other obligations under the credit agreements; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of the Company’s board of directors; and invalidity of the guaranty or security agreements. If an event of default occurs, the Company’s lenders could terminate their commitments, declare immediately payable all borrowings under the credit facilities and foreclose on the collateral, including the Company’s trademarks.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a pro forma table as of November 24, 2002, of the required aggregate short-term and long-term debt principal payments for the next five years and thereafter that includes the senior notes offering and the senior secured credit facility.

Year	Principal Payments
(Dollars in Thousands)
2003	$93,039
2004	122,271
2005	150,421
2006	722,392
2007	—
Thereafter	1,240,452

Total	$2,328,575

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	February 23, 2003	November 24, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$381,434	$96,478
Restricted cash	244,272	—
Trade receivables, net of allowance for doubtful accounts of $22,630 in 2003 and $24,857 in 2002	547,286	660,516
Inventories:
Raw materials	95,968	98,987
Work-in-process	76,699	74,048
Finished goods	494,913	418,679

Total inventories	667,580	591,714
Deferred tax assets	248,770	221,574
Other current assets	101,376	88,611

Total current assets	2,190,718	1,658,893
Property, plant and equipment, net of accumulated depreciation of $470,027 in 2003 and $478,447 in 2002	492,138	482,446
Goodwill	199,905	199,905
Other intangible assets	44,934	43,505
Non-current deferred tax assets	563,951	573,844
Other assets	89,236	58,691

Total Assets	$3,580,882	$3,017,284

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$93,759	$95,225
Accounts payable	243,300	292,383
Restructuring reserves	39,919	65,576
Accrued liabilities	234,153	211,834
Accrued salaries, wages and employee benefits	300,884	314,385
Accrued taxes	87,895	105,387

Total current liabilities	999,910	1,084,790
Long-term debt, less current maturities	2,468,727	1,751,752
Postretirement medical benefits	554,753	548,930
Long-term employee related benefits	450,957	527,418
Long-term tax liability	66,879	66,879
Other long-term liabilities	33,772	11,558
Minority interest	23,794	21,541

Total liabilities	4,598,792	4,012,868

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,020,371)	(995,881)
Accumulated other comprehensive (loss)	(86,720)	(88,884)

Total stockholders’ deficit	(1,017,910)	(995,584)

Total Liabilities and Stockholders’ Deficit	$3,580,882	$3,017,284

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Data)

(Unaudited)

	Three Months Ended
	February 23, 2003	February 24, 2002
Net sales	$875,088	$935,285
Cost of goods sold	515,641	536,701

Gross profit	359,447	398,584
Marketing, general and administrative expenses	323,533	298,935
Other operating (income)	(7,316)	(6,113)
Restructuring charges, net of reversals	(4,210)	—

Operating income	47,440	105,762
Interest expense	59,679	48,023
Other (income) expense, net	27,909	(9,677)

Income (loss) before taxes	(40,148)	67,416
Income tax expense (benefit)	(15,658)	24,944

Net income (loss)	$(24,490)	$42,472

Earnings (loss) per share—basic and diluted	$(0.66)	$1.14

Weighted-average common shares outstanding	37,278,238	37,278,238

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	February 23, 2003	February 24, 2002
Cash Flows from Operating Activities:
Net income (loss)	$(24,490)	$42,472
Adjustments to reconcile net cash provided by (used for) operating activities:
Depreciation and amortization	14,908	18,228
(Gain) loss on dispositions of property, plant and equipment	(4,159)	204
Unrealized foreign exchange losses (gains)	11,290	(15,412)
Decrease in trade receivables	125,842	42,530
(Increase) decrease in inventories	(20,084)	2,075
(Increase) decrease in other current assets	(12,007)	8,006
(Increase) decrease in other long-term assets	(27,856)	520
(Increase) decrease in net deferred tax assets	(14,454)	21,770
(Decrease) in accounts payable and accrued liabilities	(63,141)	(70,247)
(Decrease) in restructuring reserves	(25,657)	(8,431)
(Decrease) in accrued salaries, wages and employee benefits	(47,520)	(8,754)
(Decrease) increase in accrued taxes	(13,157)	61,473
(Decrease) increase in long-term employee benefits	(75,920)	5,653
Increase (decrease) in long-term tax and other liabilities	22,190	(65,276)
Other, net	2,007	830

Net cash provided by (used for) operating activities	(152,208)	35,641

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(20,408)	(6,649)
Proceeds from sale of property, plant and equipment	5,092	6,486
Cash (outflow) inflow from net investment hedges	(10,625)	2,496

Net cash (used for) provided by investing activities	(25,941)	2,333

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	982,560	155,500
Repayments of long-term debt	(274,455)	(140,987)
Net (decrease) increase in short-term borrowings	(3,494)	1,284
Increase in restricted cash	(244,272)	(42,954)

Net cash provided by (used for) financing activities	460,339	(27,157)
Effect of exchange rate changes on cash	2,766	(1,283)

Net increase in cash and cash equivalents	284,956	9,534
Beginning cash and cash equivalents	96,478	102,831

Ending Cash and Cash Equivalents	$381,434	$112,365

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$40,478	$41,053
Income taxes	18,014	8,030
Restructuring initiatives	21,447	8,431

The accompanying notes are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1: PREPARATION OF FINANCIAL STATEMENTS

Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements of Levi Strauss & Co. and subsidiaries (“LS&CO.” or “Company”) are prepared in conformity with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of LS&CO. for the year ended November 24, 2002 included in the annual report on Form 10-K filed by LS&CO. with the Securities and Exchange Commission on February 12, 2003.

The condensed consolidated financial statements include the accounts of LS&CO. and its subsidiaries. All intercompany transactions have been eliminated. Management believes that, along with the following information, the disclosures are adequate to make the information presented herein not misleading. Certain prior year amounts have been reclassified to conform to the current presentation. The results of operations for the three months ended February 23, 2003 may not be indicative of the results to be expected for the year ending November 30, 2003.

Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the related notes to the financial statements. Changes in such estimates, based on more accurate future information, may affect amounts reported in future periods. A significant estimate made by the Company is in the area of long-term incentives. The estimated liability for the Company’s long-term incentive plan is based upon various factors including employee forfeitures and the Company’s performance. The Company periodically evaluates the adequacy of the recorded liability and makes adjustments as appropriate. As of February 23, 2003 the Company reduced the estimated liability by approximately $24 million that reflected the aggregate change, since inception, in expected payouts for the outstanding grants.

As of February 23, 2003, the Company identified the critical accounting policies upon which its financial position and results of operations depend as those relating to revenue recognition, inventory valuation, restructuring reserves, income tax assets and liabilities, and derivatives and foreign exchange management activities. The Company has summarized its critical accounting policies below.

•	Revenue recognition. The Company recognizes revenue when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized net of an allowance for estimated returns, discounts and retailer promotions and incentives when the sale is recorded.

The Company recognizes allowances for estimated returns, discounts and retailer promotions and incentives when the sale is recorded. Allowances principally relate to the Company’s U.S. operations and are primarily comprised of volume-based incentives and other returns and discounts. For volume-based retailer incentive programs, reserves for volume allowances are calculated based on a fixed formula applied to sales volumes. The Company estimates non-volume-based allowances using historical customer claim rates, adjusted as necessary for special customer and product-specific circumstances. Actual allowances may differ from estimates due primarily to changes in sales volume based on retailer or consumer demand. Actual allowances have not materially differed from estimates.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Historically, the Company entered into cooperative advertising programs with certain customers, but most of these programs were discontinued by the first fiscal quarter of 2002 reflecting the Company’s strategic shift of some advertising dollars to sales incentive programs. The Company recorded payments to customers under cooperative advertising programs as marketing, general and administrative expenses because an identifiable benefit was received in return for the consideration and the Company could reasonably estimate the fair value of the advertising received. Cooperative advertising expense for the three months ended February 23, 2003 was $0.1 million.

•	Inventory valuation. The Company values inventories at the lower of cost or market value. Inventory costs are based on standard costs, which are updated periodically and supported by actual cost data. The Company includes materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, substantial consideration is given to the expected product selling price. In determining its expected selling prices, the Company considers various factors including estimated quantities of slow-moving inventory by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. The Company then estimates expected selling prices based on its historical recovery rates for sale of slow-moving inventory through various channels and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity and quality and mix of products in inventory, consumer and retailer preferences and economic conditions. Improvements in the process of identifying obsolete core inventory resulted in a reduction of inventory valuation reserves by approximately $5 million as of February 23, 2003.

•	Restructuring reserves. Upon approval of a restructuring plan by management with the appropriate level of authority, the Company records restructuring reserves for certain costs associated with plant closures and business reorganization activities. Such costs are recorded as a current liability and primarily include employee severance, certain employee termination benefits, including out-placement services and career counseling, and contractual obligations. The principal components of the reserves relate to employee severance and termination benefits, which the Company estimates based on agreements with the relevant union representatives or plans adopted by the Company that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Inherent in the estimation of these costs are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. The Company reviews the status of restructuring activities on a quarterly basis and, if appropriate, records changes based on updated estimates. (See “New Accounting Standards” below on the Company’s adoption of SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.”)

•	Income tax assets and liabilities. In establishing its deferred income tax assets and liabilities, the Company makes judgments and interpretations based on the enacted tax laws and published tax guidance that are applicable to its operations. The Company records deferred tax assets and liabilities and evaluates the need for valuation allowances to reduce the deferred tax assets to realizable amounts. The likelihood of a material change in the Company’s expected realization of these assets is dependent on future taxable income, its ability to use foreign tax credit carryforwards and carrybacks, final U.S. and foreign tax settlements, and the effectiveness of its tax planning strategies in the various relevant jurisdictions. The Company is also subject to examination of its income tax returns for multiple years by the Internal Revenue Service and other tax authorities. The Company periodically assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. Changes to the Company’s income tax provision or in the valuation of the deferred tax assets and liabilities may affect its annual effective income tax rate.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

•	Derivatives, foreign exchange, and interest rate management activities. The Company recognizes all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models and reflect assumptions about currency fluctuations based on current market conditions. The fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures. The Company actively manages foreign currency exposures on an economic basis, using forecasts to develop exposure positions to maximize the U.S. dollar value over the long term. Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in “Other (income) expense” in the consolidated statement of operations. As a result, net income may be subject to volatility. The derivative instruments that do qualify for hedge accounting currently hedge the Company’s net investment position in its subsidiaries. For these instruments, the Company documents the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that do qualify for hedge accounting are recorded in the “Accumulated other comprehensive income (loss)” section of Stockholders’ Deficit.

The Company is exposed to interest rate risk. It is the Company’s policy and practice to use derivative instruments to manage and reduce interest rate exposures using a mix of fixed and variable rate debt. For transactions that do not qualify for hedge accounting or in which management has elected not to designate transactions for hedge accounting, changes in fair value are recorded in earnings.

Restricted Cash

Under the 2003 senior secured credit facility, the Company is required to have funds segregated in an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of February 23, 2003, this amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.”

Rent Expense

The Company recorded in the first quarter of 2003 a non-recurring, non-cash charge of approximately $21 million as a catch-up adjustment to recognize rent expense on a straight-line basis over the lease terms and is reflected in “Marketing, general, and administrative expenses.”

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. (“SFAS”) 141 “Business Combinations” and SFAS 142 “Goodwill and Other Intangible Assets” in July 2001. SFAS 141 requires that all business combinations be accounted for using the purchase method. SFAS 141 also specifies criteria for recognizing and reporting intangible assets apart from goodwill. SFAS 142 requires that goodwill and indefinite lived intangible assets not be amortized but instead tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of certain events (see “Impairment of Long-Lived Assets” below). SFAS 142 also requires that all other intangible assets be amortized over their useful lives.

The Company adopted SFAS 141 and SFAS 142 effective November 25, 2002. SFAS 141 and SFAS 142 required the Company to perform the following upon adoption: (i) assess the classification of certain amounts between goodwill and other intangible assets; (ii) reassess the useful lives of intangible assets; (iii) perform a transitional impairment test; and (iv) discontinue the amortization of goodwill and indefinite lived intangible assets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Company has reviewed the balances of goodwill and other intangible assets and determined that the Company does not have any amounts that are required to be reclassified between goodwill and other intangible assets. The Company has determined that the useful lives of its trademarks are indefinite. The Company has also assessed the useful lives of its remaining identifiable intangible assets and determined that the estimated useful lives range from 5 to 10 years.

The Company has completed the transitional impairment tests and has determined that the Company did not have a transitional impairment of goodwill or indefinite lived intangible assets. Goodwill and indefinite lived intangible assets will be subject to impairment testing during the fourth quarter of each fiscal year, or earlier if circumstances indicate, using a fair value-based approach as required by SFAS 142. Beginning November 25, 2002, the Company discontinued the amortization of goodwill and indefinite lived intangible assets. Prior to November 25, 2002, goodwill and trademarks were amortized over an estimated useful life of 40 years.

As of February 23, 2003 and November 25, 2002, the Company’s goodwill for both periods was $199.9 million, net of accumulated amortization of $151.6 million. As of February 23, 2003 and November 25, 2002, the Company’s trademarks for both periods were $42.8 million, net of accumulated amortization of $34.5 million. The Company’s remaining identifiable intangible assets as of February 23, 2003 were not material. Amortization expense for goodwill and trademarks for 2002 was $8.8 million and $1.9 million, respectively. Future amortization expense with respect to the Company’s intangible assets as of February 23, 2003 is not expected to be material. As of November 25, 2002, the Company’s net book value for goodwill, trademarks, and other identifiable intangibles was $199.9 million, $42.8 million and $0.7 million, respectively.

A reconciliation of previously reported net income (loss) to amounts adjusted for the exclusion of goodwill and trademark amortization, net of related income tax effect is as follows:

	Three Months Ended
	February 23, 2003	February 24, 2002
	(Dollars in Millions)
Reported net income (loss)	$(24.5)	$42.5
Goodwill and trademark amortization, net of tax	—	1.7

Adjusted net income (loss)	$(24.5)	$44.2

The Company adopted the provisions of SFAS 143, “Accounting for Asset Retirement Obligations,” effective November 25, 2002. SFAS 143 changes the way companies recognize and measure retirement obligations that are legal obligations and result from the acquisition, construction, development or operation of long-lived tangible assets. The Company’s primary asset retirement obligations relate to certain leasehold improvements in its Americas business for which an asset retirement obligation has been recorded. The adoption of SFAS 143 did not have a material impact on the Company’s consolidated financial condition or results of operations.

The Company adopted the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective November 25, 2002. This statement supercedes SFAS 121, “Accounting for the

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 requires that the same accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. At February 23, 2003, the Company had $2.4 million of long-lived assets held for sale. The adoption of SFAS 144 did not have a material impact on the Company’s consolidated financial condition or results of operations.

The Company adopted the provisions of SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” effective November 25, 2002. SFAS 145 prohibits presentation of gains and losses from extinguishment of debt as extraordinary items unless such items meet the criteria for classification as extraordinary items pursuant to APB Opinion No. 30. As a result, the Company has presented its $8.8 million loss on early extinguishment of its debt in “Other (income) expense, net” in the accompanying 2003 consolidated statement of operations. The loss relates primarily to the Company’s 2001 bank credit facility unamortized bank fees and, to a lesser extent, the repurchase of the 6.80% notes due November 2003.

SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was effective prospectively for qualifying exit or disposal activities initiated after December 31, 2002, and nullifies Emerging Issues Task Force (“EITF”) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The adoption of SFAS 146 did not have a material impact on the Company’s consolidated financial condition or results of operations. However, to the extent the Company has future restructuring initiatives, the timing of expense recognition would differ from that required under EITF Issue 94-3.

The FASB issued Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34,” dated November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 31, 2002. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002, and did not have a material effect on the Company’s consolidated financial condition or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN 46 addresses the consolidation by business enterprises of variable interest entities, as defined in the Interpretation. FIN 46 expands existing accounting guidance regarding when a company should include in its financial statements the assets, liabilities and activities of another entity. Many variable interest entities have commonly been referred to as special-purpose entities or off-balance sheet structures. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003. Since the Company does not have any variable interests in variable interest entities, the adoption of FIN 46 did not have any effect on the Company’s consolidated financial condition or results of operations.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 2: COMPREHENSIVE INCOME (LOSS)

The following is a summary of the components of total comprehensive income (loss), net of related income taxes:

	Three Months Ended
	February 23, 2003	February 24, 2002
	(Dollars in Thousands)
Net income (loss)	$(24,490)	$42,472

Other comprehensive income (loss):
Reclassification of cash flow hedges to other income (expense), net	—	(572)
Net investment hedges	(6,985)	5,035
Foreign currency translations	9,149	(8,438)

Total other comprehensive income (loss)	2,164	(3,975)

Total comprehensive income (loss)	$(22,326)	$38,497

The following is a summary of the components of accumulated other comprehensive income (loss) balances:

	February 23, 2003	November 24, 2002
	(Dollars in Thousands)
Net investment hedges	$21,365	$28,350
Foreign currency translations	(22,132)	(31,281)
Additional minimum pension liability	(85,953)	(85,953)

Accumulated other comprehensive (loss)	$(86,720)	$(88,884)

NOTE 3: RESTRUCTURING RESERVES

The following describes the actions taken associated with the Company’s reorganization initiatives. Severance and employee benefits relate to severance packages, out-placement services and career counseling for employees affected by the plant closures and reorganization initiatives. Reductions consist of payments for severance and employee benefits, other restructuring costs and foreign exchange differences. The balance of severance and employee benefits and other restructuring costs are included under restructuring reserves on the balance sheet.

2002 Reorganization Initiative

In November 2002, the Company announced a reorganization initiative in Europe intended to realign the Company’s resources with its European sales strategy to improve customer service and reduce operating costs. This initiative affects the Company’s operations in several countries and involves moving from a country or regional-based sales organization to a key account structure. The Company recorded an initial charge of $1.6 million reflecting an estimated displacement of 40 employees. As of February 23, 2003, approximately 35 employees have been displaced. The table below displays the activity and liability balance of this reserve.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Europe Reorganization Initiative

	Balance At 11/24/02	Charges	Reductions	Reversals	Balance At 2/23/03
	(Dollars in Thousands)
Severance and employee benefits	$1,366	$—	$(572)	$—	$794

2002 PLANT CLOSURES

The Company announced in April 2002 the closure of six U.S. manufacturing plants. The decision reflected the Company’s continuing shift from a manufacturing to a marketing and product-driven organization. The Company recorded an initial charge in the second quarter of 2002 of $129.7 million consisting of $22.7 million for asset write-offs, $89.6 million for severance and employee benefits and $17.4 million for other restructuring costs. The Company closed six manufacturing plants in 2002. During the first quarter of 2003, the Company reversed a charge of $0.8 million due to lower than anticipated employee benefit costs. Additionally, the Company reversed $3.2 million for other restructuring costs during the period resulting from lower than anticipated costs to sell the Blue Ridge, Georgia facility and exit the Company’s lease at the Brownsville, Texas location. As of February 23, 2003, approximately 3,295 employees had been displaced at the manufacturing plants and approximately 245 employees had been displaced at the finishing facility. The table below displays the activity and liability balance of this reserve.

2002 U.S. Plant Closures

	Balance At 11/24/02	Charges	Reductions	Reversals	Balance At 2/23/03
	(Dollars in Thousands)
Severance and employee benefits	$48,891	$—	$(18,111)	$(850)	$29,930
Other restructuring costs	13,198	—	(1,906)	(3,150)	8,142

Total	$62,089	$—	$(20,017)	$(4,000)	$38,072

2001 Reorganization Initiatives

In November 2001, the Company instituted various reorganization initiatives in the U.S. that included simplifying product lines and realigning the Company’s resources to those product lines. The Company recorded an initial charge of $20.3 million in November 2001. The Company displaced approximately 325 employees as of February 23, 2003. During the first quarter of 2003, the Company reversed $0.2 million for lower than anticipated severance and benefit costs due to attrition. The table below displays the activity and liability balance of this reserve.

Corporate Restructuring Initiatives

	Balance At 11/24/02	Charges	Reductions	Reversals	Balance At 2/23/03
	(Dollars in Thousands)
Severance and employee benefits	$2,121	$—	$(858)	$(210)	$1,053

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

SUMMARY

The total balance of the reserves at February 23, 2003 was $39.9 million compared to $65.6 million at November 24, 2002. The majority of the balances are expected to be utilized by the end of 2003. The following table summarizes the activities and liability balances associated with the 2001 – 2002 plant closures and restructuring initiatives:

	Balance At 11/24/02	Charges	Reductions	Reversals	Balance At 2/23/03
	(Dollars in Thousands)
2002 Europe Restructuring Initiative	$1,366	$—	$(572)	$—	$794
2002 U.S. Plant Closures	62,089	—	(20,017)	(4,000)	38,072
2001 Corporate Restructuring Initiatives	2,121	—	(858)	(210)	1,053

Restructuring Reserves	$65,576	$—	$(21,447)	$(4,210)	$39,919

NOTE	4: FINANCING

Senior Notes Offering

On December 4, 2002, the Company issued $425.0 million in notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. These notes are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. These notes are callable beginning December 15, 2007. These notes were offered at a discount of $6.0 million to be amortized over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $12.6 million are amortized over the term of the notes. Approximately $125.0 million of the net proceeds from the offering were used to repay remaining indebtedness under the Company’s 2001 bank credit facility as of the close of business on December 3, 2002. The Company intends to use the remaining net proceeds to either (i) refinance (whether through payment at maturity, repurchase or otherwise) a portion of the aggregate principal amount of the 6.80% notes due November 1, 2003, or other outstanding indebtedness, or (ii) for working capital or other general corporate purposes.

On January 22, 2003 and on January 23, 2003, the Company issued an additional $100.0 million of these notes at a premium of $3.0 million and an additional $50.0 million of these notes at a discount of $0.7 million. Both the discount and premium will be amortized over the term of the notes using an approximate effective-interest rate method. The notes issued in these additional offerings were issued under the same indenture as, have the same terms as, and constitute the same issue of, the December 2002 notes. The Company intends to use the proceeds from the notes issued in January 2003 to refinance (whether through payment at maturity, repurchase or otherwise) a portion of the aggregate principal amount of the 6.80% notes due November 1, 2003, or other outstanding indebtedness, or for working capital or other general corporate purposes.

During the first quarter of 2003, the Company purchased approximately $121 million of the 6.80% notes using proceeds from the senior notes offering due 2012. At February 23, 2003, $228.5 million were outstanding on these notes. During the first week of April 2003, the Company purchased an additional $21.8 million of the 6.80% notes using proceeds from the senior notes offering due 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The indenture governing these notes contain covenants that limit the Company’s and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or its subsidiaries’ assets.

If the Company experiences a change in control as defined in the indenture governing the notes, then the Company will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and the Company and its subsidiaries are and remain in compliance with the indenture, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indenture.

Senior Secured Credit Facility

On January 31, 2003, the Company entered into a new $750.0 million senior secured credit facility to replace the 2001 credit facility due August 2003. The senior secured credit facility consists of a $375.0 million revolving credit facility and a $375.0 million Tranche B term loan facility. As of February 23, 2003, there were no outstanding borrowings under the revolving credit facility. Total availability under the revolving credit facility was reduced by $170.1 million of letters of credit allocated under the revolving credit facility, yielding a net availability of $204.9 million. As of February 23, 2003, the principal balance of the Tranche B term loan was $375.0 million. The Company intends to use the borrowings under the senior secured credit facility for working capital or general corporate purposes.

The $375.0 million revolving credit facility matures on March 31, 2006. The Tranche B term loan facility is subject to repayment based on a specified scheduled amortization, with the final payment of all amounts outstanding thereunder due on July 31, 2006. The Company is required to make principal amortization payments on the Tranche B term loan facility at a quarterly rate beginning in May 2003, with the substantial majority of the quarterly payments due from the quarter ending in November 2005. The senior secured credit facility also requires mandatory prepayments in certain events, such as asset sales. The interest rate for the revolving credit facility varies: for Eurodollar Rate Loans, from 3.25% to 4.00% over the Eurodollar Rate (as defined in the credit agreement) or, for Base Rate Loans, from 2.25% to 3.00% over the higher of (i) the Citibank base rate and (ii) the Federal Funds rate plus 0.50% (the “Base Rate”), with the exact rate depending upon performance under specified financial criteria. The interest rate for the Tranche B term loan facility is 4.00% over the Eurodollar Rate or 3.00% over the Base Rate.

The senior secured credit facility also requires that the Company segregate sufficient funds to satisfy all principal and interest payments on the outstanding 6.80% notes due November 2003 and allows for repurchase of these bonds prior to their maturity. As of February 23, 2003, the segregated amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.”

The senior secured credit facility is guaranteed by certain of the Company’s material domestic subsidiaries and is secured by domestic inventories, certain domestic equipment, trademarks, other intellectual property, 100% of the stock in certain domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the senior secured credit facility are certain of the Company’s real property interests and all of the capital stock and debt of its affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing the Company’s notes due 2003 and 2006.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The senior secured credit facility contains customary covenants restricting the Company’s activities as well as those of its subsidiaries, including limitations on the Company’s and its subsidiaries’ ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in the Company’s corporate structure. The senior secured credit facility also contains financial covenants that the Company must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios. As of February 23, 2003, the Company was in compliance with the financial covenants under the senior secured credit facility.

The senior secured credit facility contains customary events of default, including payment failures; failures to satisfy other obligations under the senior secured credit facility; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of the Company’s board of directors; and invalidity of the guaranty or security agreements. If an event of default occurs, the Company’s lenders could terminate their commitments, declare immediately payable all borrowings under the credit facilities and foreclose on the collateral, including the Company’s trademarks.

6.80% Notes due November 1, 2003

During the first quarter of 2003, the Company purchased approximately $121 million of the 6.80% notes due November 1, 2003 from proceeds from the senior notes offering due 2012. At February 23, 2003, $228.5 million of these notes were outstanding. The 2003 senior secured credit facility requires that the Company segregate funds in an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of February 23, 2003, the segregated amount was $244.3 million and is separately identified on the balance sheet as “Restricted Cash.” During the first week of April 2003, the Company purchased an additional $21.8 million of the 6.80% notes using proceeds from the senior notes offering due 2012.

On April 8, 2003, the Company commenced a tender offer to purchase for cash any and all of the outstanding 6.80% notes due November 1, 2003, at a purchase price of $1,024.24 per $1,000.00 principal amount. The debt tender offer is scheduled to expire on May 7, 2003.

Short-Term Credit Lines and Stand-By Letters of Credit

At February 23, 2003, the Company had unsecured and uncommitted short-term credit lines available totaling $17.4 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

At February 23, 2003 and November 24, 2002, the Company had $131.8 million and $213.3 million, respectively, of standby letters of credit with various international banks, of which $51.2 million and $48.5 million, respectively, serve as guarantees by the creditor banks to cover U.S. workers’ compensation claims. In addition, $68.4 million of these standby letters of credit under the 2003 senior secured credit facility support short-term credit lines at February 23, 2003. The Company pays fees on the standby letters of credit. Borrowings against the letters of credit are subject to interest at various rates.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Interest Rates on Borrowings

The Company’s weighted average interest rate on average borrowings outstanding during the three months ended February 23, 2003 and February 24, 2002, including the amortization of capitalized bank fees, interest rate swap cancellations and underwriting fees, was 10.30% and 9.30%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items.

Dividends and Restrictions

Under the terms of the Company’s 2003 senior secured credit facility, the Company is prohibited from paying dividends to its stockholders. In addition, the terms of certain of the indentures relating to the Company’s unsecured senior notes limit the Company’s ability to pay dividends. There are no restrictions under the Company’s 2003 senior secured credit facility or its indentures on the transfer of the assets of the Company’s subsidiaries to the Company in the form of loans, advances or cash dividends without the consent of a third party.

NOTE 5: FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined the estimated fair value of certain financial instruments using available market information and reasonable valuation methodologies. However, this determination involves application of considerable judgment in interpreting market data, which means that the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

The carrying amount and estimated fair value (in each case including accrued interest) of the Company’s financial instrument assets and (liabilities) at February 23, 2003 and November 24, 2002 are as follows:

	February 23, 2003		November 24, 2002
	Carrying Value (1)	Estimated Fair Value (1)	Carrying Value (2)	Estimated Fair Value (2)
	(Dollars in Thousands)
DEBT INSTRUMENTS:
U.S. dollar notes offering	$(1,660,370)	$(1,527,213)	$(1,193,806)	$(1,110,650)
Euro notes offering	(136,098)	(126,900)	(130,933)	(114,414)
Yen-denominated eurobond placement	(167,509)	(120,661)	(167,134)	(116,667)
Credit facilities	(376,614)	(376,614)	(115,210)	(115,210)
Domestic receivables-backed securitization	(110,031)	(110,031)	(110,052)	(110,052)
Customer service center equipment financing	(71,351)	(72,981)	(73,203)	(74,765)
European receivables-backed securitization	(54,540)	(54,540)	(51,161)	(51,161)
Industrial development revenue refunding bond	(10,009)	(10,009)	(10,015)	(10,015)
Short-term and other borrowings	(18,332)	(18,332)	(22,150)	(22,150)

Total	$(2,604,854)	$(2,417,281)	$(1,873,664)	$(1,725,084)

(1) Includes accrued interest of $42.4 million.
(2) Includes accrued interest of $26.7 million.

CURRENCY AND INTEREST RATE CONTRACTS:
Foreign exchange forward contracts	$(4,261)	$(4,261)	$(2,851)	$(2,851)
Foreign exchange option contracts	—	—	—	—

Total	$(4,261)	$(4,261)	$(2,851)	$(2,851)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Quoted market prices or dealer quotes are used to determine the estimated fair value of foreign exchange contracts, option contracts and interest rate swap contracts. Dealer quotes and other valuation methods, such as the discounted value of future cash flows, replacement cost and termination cost have been used to determine the estimated fair value for long-term debt and the remaining financial instruments. The carrying values of cash and cash equivalents, trade receivables, current assets, certain current and non-current maturities of long-term debt, short-term borrowings and taxes approximate fair value.

The fair value estimates presented herein are based on information available to the Company as of February 23, 2003 and November 24, 2002. These amounts have not been updated since those dates and, therefore, the current estimates of fair value at dates subsequent to February 23, 2003 and November 24, 2002 may differ substantially from these amounts. In addition, the aggregation of the fair value calculations presented herein do not represent and should not be construed to represent the underlying value of the Company.

NOTE 6: COMMITMENTS AND CONTINGENCIES

FOREIGN EXCHANGE CONTRACTS

At February 23, 2003, the Company had U.S. dollar spot and forward currency contracts to buy $634.4 million and to sell $199.9 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through August 2003. The Company had no option contracts outstanding at February 23, 2003.

The Company’s market risk is generally related to fluctuations in the currency exchange rates. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, the Company believes these counterparties are creditworthy financial institutions and does not anticipate nonperformance.

OTHER CONTINGENCIES

In the ordinary course of its business, the Company has pending various cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s consolidated financial position or results of operations.

The operations and properties of the Company are designed to comply with applicable federal, state and local laws enacted for the protection of the environment, and with permits and approvals issued in connection therewith, except where the failure to comply would not reasonably be expected to have a material adverse effect on the Company’s financial position or business operations. Based on currently available information, the Company does not consider there to be any circumstances existing that would reasonably likely form the basis of an action against the Company and that could have a material adverse effect on the Company’s financial position or business operations.

NOTE 7: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Foreign Exchange Management

The Company manages foreign currency exposures primarily to maximize the U.S. dollar value over the long term. The Company attempts to take a long-term view of managing exposures on an economic basis, using

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

forecasts to develop exposure positions and engaging in active management of those exposures with the objective of protecting future cash flows and mitigating risks. As a result, not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. For derivative instruments utilized in these transactions, changes in fair value are recorded in earnings. The Company holds derivative positions only in currencies to which it has exposure. The Company has established a policy for a maximum allowable level of losses that may occur as a result of its currency exposure management activities. The maximum level of loss is based on a percentage of the total forecasted currency exposure being managed.

The Company uses a variety of derivative instruments, including forward, swap and option contracts, to protect against foreign currency exposures related to sourcing, net investment positions, royalties and cash management.

The derivative instruments used to manage sourcing exposures do not qualify for hedge accounting treatment and are recorded at their fair value. Any changes in fair value are included in “Other (income) expense, net.”

The Company manages its net investment position in its subsidiaries in major currencies by using forward, swap and option contracts. Some of the contracts hedging these net investments qualify for hedge accounting and the related gains and losses are consequently included in the “Accumulated other comprehensive income (loss)” section of Stockholders’ Deficit. At February 23, 2003, the fair value of qualifying net investment hedges was a $1.3 million net liability with the corresponding unrealized loss recorded in “Accumulated other comprehensive income (loss).” At February 23, 2003, $0.7 million realized loss has been excluded from hedge effectiveness testing. In addition, the Company holds derivatives managing the net investment positions in major currencies that do not qualify for hedge accounting. The fair value of these derivatives at February 23, 2003 represented a $0.2 million net asset, and changes in their fair value are included in “Other (income) expense, net.”

The Company designates a portion of its outstanding yen-denominated eurobond as a net investment hedge. As of February 23, 2003, a $6.0 million unrealized loss related to the translation effects of the yen-denominated eurobond was recorded in “Accumulated other comprehensive income (loss).”

As of February 23, 2003, the Company holds no derivatives hedging forecasted intercompany royalty flows that qualify as cash flow hedges. The Company does enter into contracts managing forecasted intercompany royalty flows that do not qualify as cash flow hedges and are recorded at their fair value. Any changes in fair value are included in “Other (income) expense, net.”

The derivative instruments utilized in transactions managing cash management exposures are currently marked to market at their fair value and any changes in fair value are recorded in “Other (income) expense, net.” The Company offsets relevant daily cash flows by currency among its affiliates. As a result, the Company hedges only its net foreign currency exposures with external parties.

The Company also entered into transactions managing the exposure related to the Euro notes issued on January 18, 2001. These derivative instruments are currently marked to market at their fair value and any changes in fair value are recorded in “Other (income) expense, net.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Interest Rate Management

The Company is exposed to interest rate risk. It is the Company’s policy and practice to use derivative instruments to manage and reduce interest rate exposures using a mix of fixed and variable rate debt. The Company currently has no derivative instruments managing interest rate risk outstanding as of February 23, 2003.

The table below gives an overview of the realized and unrealized gains and losses associated with our foreign exchange and interest rate management activities reported in “Other (income) expense, net.”

	Three Months Ended
	February 23, 2003		February 24, 2002
	Other (income) expense, net		Other (income) expense, net
	Realized	Unrealized	Realized		Unrealized
	(Dollars in Thousands)
Foreign Exchange
Management	$36,136	$246	$2,603		$(1,825)

Interest Rate Management	$—	$—	$2,266	(1)	$(2,266)

(1)	Recorded as an increase to interest expense

The table below gives an overview of the realized and unrealized gains and losses associated with our foreign exchange management activities that are reported in “Accumulated other comprehensive income (loss)” (“Accumulated OCI”) balances. Accumulated OCI is a section of Stockholders’ Deficit.

	February 23, 2003		November 24, 2002
	Accumulated OCI gain (loss)		Accumulated OCI gain (loss)
	Realized	Unrealized	Realized	Unrealized
	(Dollars in Thousands)
Foreign Exchange Management
Net Investment Hedges
Derivative Instruments	$29,138	$(1,262)	$39,818	$(96)
Yen Bond	—	6,035	—	5,277
Cumulative income taxes	(10,780)	(1,766)	(14,732)	(1,917)

Total	$18,358	$3,007	$25,086	$3,264

The table below gives an overview of the fair values of derivative instruments associated with our foreign exchange management activities that are reported as an asset or (liability).

	February 23, 2003	November 24, 2002
	Fair value asset (liability)	Fair value asset (liability)
	(Dollars in Thousands)
Foreign Exchange Management	$(4,261)	$(2,851)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 8: GUARANTEES

In the ordinary course of business, the Company enters into agreements containing indemnification provisions pursuant to which the Company agrees to indemnify the other party for specified claims and losses. For example, the Company’s trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain such provisions. This type of indemnification provision obligates the Company to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct of Company employees, breach of contract by the Company including inaccuracy of representations and warranties, specified lawsuits in which the Company and the other party are co-defendants, product claims and other matters. These amounts are generally not readily quantifiable: the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. The Company has insurance coverage that minimizes the potential exposure to certain of such claims. The Company also believes that the likelihood of significant payment obligations to third parties is remote and that any such amounts would be immaterial.

The Company is party to agreements containing guarantee provisions related to profit levels of certain European franchise retail stores over a five-year period ending in November 2005. Under the agreements, the Company must make a payment to the franchisee if the aggregate income before taxes in any year for the particular retail stores, as defined in the agreement, is less than approximately $0.5 million. The maximum potential payment under the agreement for each fiscal year through November 2005 is based on the maximum annual fixed costs of the store’s operations and is estimated to be approximately $3 million. Amounts paid to date related to this agreement are immaterial.

NOTE 9: DEFERRED COMPENSATION PLAN

On January 1, 2003, the Company adopted a nonqualified deferred compensation plan (“Plan”) for executives and outside directors. As of February 23, 2003, the Plan liabilities totaled $23.1 million, a portion of which is funded by an irrevocable grantor’s trust (“Rabbi Trust”) established on January 1, 2003. The Plan obligations are payable in cash upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the Plan.

The obligations of the Company under the Rabbi Trust consist of the Company’s unsecured contractual commitment to deliver, at a future date, any of the following: (i) deferred compensation credited to an account under the Rabbi Trust, (ii) additional amounts, if any, that the Company may, from time to time, credit to the Rabbi Trust, and (iii) notional earnings on the foregoing amounts. In the event that the fair market value of the Rabbi Trust assets as of any valuation date before a change of control is less than 90% of the Rabbi Trust funding requirements on such date, the Company must make an additional contribution to the Rabbi Trust in an amount sufficient to bring the fair market value of the assets in the Rabbi Trust up to 90% of the trust funding requirement. The Rabbi Trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The assets of the Rabbi Trust and the Company’s liability to the Plan participants are reflected in “Other long-term assets” and “Long-term employee related benefits,” respectively, on the Company’s consolidated balance sheet. The securities that comprise the assets of the Rabbi Trust are designated as trading securities under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” Changes in the fair value of the securities are recorded in “Other (income) expense, net.” Changes in the liabilities are included in “Marketing, general and administrative expenses.”

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 10: BUSINESS SEGMENT INFORMATION

The Company manages its apparel business, based on geographic regions consisting of the Americas, which includes the U.S., Canada and Latin America; Europe, the Middle East and Africa; and Asia Pacific. All Other consists of functions that are directed by the corporate office and are not allocated to a specific geographic region.

The Company evaluates performance and allocates resources based on regional profits or losses. Regional profits, or earnings contribution, exclude net interest expense, special compensation program expenses, restructuring charges, net of reversals and expenses that are controlled at the corporate level. Management financial information for the Company is as follows:

	Americas	Europe	Asia Pacific	All Other	Consolidated
	(Dollars in Thousands)
THREE MONTHS ENDED FEBRUARY 23, 2003:
Net sales	$514,166	$274,370	$86,552	$—	$875,088
Earnings contribution	22,500	42,700	17,200	—	82,400
Interest expense	—	—	—	59,679	59,679
Corporate and other expense, net	—	—	—	62,869	62,869
Income (loss) before income taxes	—	—	—	—	(40,148)

THREE MONTHS ENDED FEBRUARY 24, 2002:
Net sales	$601,341	$260,625	$73,319	$—	$935,285
Earnings contribution	79,987	60,024	14,075	—	154,086
Interest expense	—	—	—	48,023	48,023
Corporate and other expense, net	—	—	—	38,647	38,647
Income before income taxes	—	—	—	—	67,416

Levi Strauss & Co.

$575,000,000

aggregate principal amount of

12¼% Senior Notes due 2012

OFFER TO EXCHANGE

                        , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145(a) and (b) of the Delaware General Corporation Law (“DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys’ fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145(g) of the DGCL and Registrant’s By-laws, the directors and officers of the Registrant are covered by directors and officers liability and insurance policies.

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits

3.1	Restated Certificate of Incorporation. Previously filed as Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Previously filed as Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 6, 2001.

4.1

Indenture, dated as of November 6, 1996, between the Registrant and Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

4.2

Fiscal Agency Agreement, dated as of November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Previously filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

4.3

Lease Intended as Security, dated as of December 3, 1996, among the Registrant, First Security Bank, National Association as Agent and named lessors. Previously filed as Exhibit 4.3 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

4.4

Supplemental Indenture, dated as of May 16, 2000, between the Registrant and Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 17, 2000.

4.5

Purchase Agreement, dated as of January 12, 2001, among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008 and the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.5 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.6

Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.6 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.7

Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.7 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.8

U.S. Dollar Indenture, dated as of January 18, 2001, between the Registrant and Citibank, N.A., relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.8 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.9

Euro Indenture, dated as of January 18, 2001, between the Registrant and Citibank, N.A., relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.9 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.10

Master Indenture, dated as of July 31, 2001, by and between Levi Strauss Receivables Funding, LLC, as issuer, and Citibank, N.A. as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

4.11

Indenture Supplement, dated as of July 31, 2001, by and among Levi Strauss Receivables Funding, LLC, as Issuer, Levi Strauss Financial Center Corporation as Servicer and Citibank, N.A. as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

4.12

Receivables Purchase Agreement, dated as of July 31, 2001, made by and among Levi Strauss Receivables Funding, LLC, as Issuer, Levi Strauss Funding, LLC, as Transferor, Levi Strauss Financial Center Corporation, as Seller and Servicer, and Levi Strauss Securitization Corp. as SPC Member. Previously filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

4.13

Amendment No. 1 dated as of April 24, 2002, to Master Indenture Series 2001-A Indenture Supplement and Receivables Purchase Agreement each dated as of July 31, 2001, by and among Levi Strauss Receivables Funding, LLC, as Issuer, Citibank, N.A. as Indenture Trustee, Levi Strauss Financial Center Corporation as Servicer and Seller, and Registrar. Previously filed as Exhibit 10 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2002.

4.14

Purchase Agreement, dated as of November 26, 2002 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $425 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.14 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.15

Registration Rights Agreement, dated as of November 26, 2002 between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to $425 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.15 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.16

Indenture relating to 12¼% Senior Notes due 2012, dated as of December 4, 2002, between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.16 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.17

Purchase Agreement, dated as of January 15, 2003 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $100 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.17 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.18

Registration Rights Agreement, dated as of January 15, 2003, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to $100 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.18 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.19

Securities Purchase Agreement, dated as of January 15, 2003 among the Registrant and affiliates of AIG Global Investment Corp. relating to the purchase of $50 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.19 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

5.1	Opinion of Shearman & Sterling (including consent). Filed herewith.

9

Voting Trust Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant), Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr., F. Warren Hellman, as voting trustees, and the stockholders. Previously filed as Exhibit 9 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.1

Stockholders Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Previously filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.2

Form of European Receivables Agreement, dated February 2000, between the Registrant and Tulip Asset Purchase Company B.V. Previously filed as Exhibit 10.16 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.3

Form of European Servicing Agreement, dated January 2000, between Registrant and Tulip Asset Purchase Company B.V. Previously filed as Exhibit 10.17 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.4

Supply Agreement, dated as of March 30, 1992, and First Amendment to Supply Agreement, between the Registrant and Cone Mills Corporation. Previously filed as Exhibit 10.18 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.5	Home Office Pension Plan. Previously filed as Exhibit 10.19 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.6	Employee Investment Plan. Previously filed as Exhibit 10.20 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.7	Capital Accumulation Plan. Previously filed as Exhibit 10.21 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.8	Special Deferral Plan. Previously filed as Exhibit 10.22 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.9	Key Employee Recognition and Commitment Plan. Previously filed as Exhibit 10.23 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.10	Global Success Sharing Plan. Previously filed as Exhibit 10.24 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.11	Deferred Compensation Plan for Executives. Previously filed as Exhibit 10.25 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.12

Deferred Compensation Plan for Outside Directors. Previously filed as Exhibit 10.26 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.13	Excess Benefit Restoration Plan. Previously filed as Exhibit 10.27 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.14	Supplemental Benefit Restoration Plan. Previously filed as Exhibit 10.28 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.15	Leadership Shares Plan. Previously filed as Exhibit 10.29 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.16	Annual Incentive Plan. Previously filed as Exhibit 10.30 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.17	Long-Term Incentive Plan. Previously filed as Exhibit 10.31 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.18	Long-Term Performance Plan. Previously filed as Exhibit 10.32 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.19

Employment Agreement, dated as of September 30, 1999, between the Registrant and Philip Marineau. Previously filed as Exhibit 10.33 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.20

Form of Indemnification Agreement, dated as of November 30, 1995, for members of the Special Committee of Board of Directors created by the Board of Directors on November 30, 1995. Previously filed as Exhibit 10.35 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.21

Discretionary Supplemental Executive Retirement Plan Arrangement for Selected Executive Officers. Previously filed as Exhibit 10.36 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 17, 2000.*

10.22

Employment Agreement, dated as of May 15, 2000, between the Registrant and James Lewis. Previously filed as Exhibit 10.37 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 17, 2000.*

10.23

Amendment to Deferred Compensation Plan for Executives effective March 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.24

Amendments to Employee Investment Plan effective April 3, 2000. Previously filed as Exhibit 10.43 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.25

Amendments to Capital Accumulation Plan effective April 3, 2000. Previously filed as Exhibit 10.44 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.26

Amendment to Deferred Compensation Plan for Executives effective August 1, 2000. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.27

Amendment to Employee Investment Plan effective November 28, 2000. Previously filed as Exhibit 10.46 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.28

Amendments to Capital Accumulation Plan, Supplemental Benefit Restoration Plan, and Employee Investment Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.29

Amendments to Employee Investment Plan effective January 1, 2001. Previously filed as Exhibit 10.48 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.30

Amendment to Capital Accumulation Plan, Plan Document and Employee Booklet effective January 1, 2001. Previously filed as Exhibit 10.49 to Registrant’s Annual Report on Form 10-K fo filed with the Securities and Exchange Commission on February 5, 2001.*

10.31

Credit Agreement, dated as of February 1, 2001, among the Registrant, the Initial Lenders and Issuing Banks named therein, Bank of America, N.A., as Administrative Agency and Collateral Agent, Bank of America Securities LLC and Salomon Smith Barney Inc., as Co-Arrangers and Joint Book Managers, Citicorp USA, Inc., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent. Previously filed as Exhibit 10.57 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.32

Pledge and Security Agreement, dated as of February 1, 2001, among the Registrant, certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 10.58 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.33

Subsidiary Guaranty, dated as of February 1, 2001, between certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 10.59 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.34

Forms of Amendments to European Receivables and Servicing Agreements among Registrant, certain subsidiaries of Registrant and Tulip Asset Purchase B.V. effective November 22, 2000. Previously filed as Exhibit 10.60 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.35

First Amendment to Credit Agreement, dated as of July 11, 2001, among the Registrant, the Initial Lenders and Issuing Banks named therein, Bank of America, N.A., as Administrative Agency and Collateral Agent, Bank of America Securities LLC and Salomon Smith Barney Inc., as Co-Lead Arrangers and Joint Book Managers, Citicorp USA, Inc., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

10.36

Parent Undertaking, dated as of July 31, 2001, made by the Registrant in favor of Levi Strauss Receivables Funding, LLC. Previously filed as Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

10.37

Consent and Release Agreement, dated as of July 31, 2001, entered into by and among Levi Strauss Funding, LLC, as Transferor, Levi Strauss Financial Center Corporation, as Seller, the Registrant, as Originator, Levi Strauss Receivables Funding, LLC, as Issuer, Citibank, N.A. as Indenture Trustee, and Bank of America, N.A. as Agent. Previously filed as Exhibit 10.6 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

10.38

Senior Executive Severance Plan effective July 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.39

Amendment to Home Office Pension Plan signed on August 2, 2001. Previously filed as Exhibit 10.43 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.40

Amendment to Home Office Pension Plan effective November 27, 2000. Previously filed as Exhibit 10.44 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.41

Amendment to Revised Employee Retirement signed on August 2, 2001. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.42

Amendment to Employee Investment Plan effective January 1, 2002. Previously filed as Exhibit 10.46 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.43

Amendment to Employee Investment Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.44

Amendment to Employee Long-Term Investment and Savings Plan effective January 1, 2002. Previously filed as Exhibit 10.48 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.45

Amendment to Employee Long-Term Investment and Savings Plan effective April 1, 2001. Previously filed as Exhibit 10.49 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.46

Plan Document and Employee Booklet of Capital Accumulation Plan as amended and restated effective January 1, 2001. Previously filed as Exhibit 10.50 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.47

Amendment to Capital Accumulation Plan effective January 1, 2001. Previously filed as Exhibit 10.51 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.48

Plan Document and Employee Booklet of Capital Accumulation Plan as amended and restated effective November 26, 2001. Previously filed as Exhibit 10.52 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.49

Amendment to Capital Accumulation Plan effective November 26, 2001. Previously filed as Exhibit 10.53 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.50

Amendment to Annual Incentive Plan effective November 26, 2001. Previously filed as Exhibit 10.54 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.51

Second Amendment to Comprehensive Welfare Plan for Home Office Payroll Employees and Retirees effective January 1, 2001. Previously filed as Exhibit 10.55 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.52

Second Amendment to Credit Agreement, dated January 28, 2002, between the Registrant, the Initial Lenders and Issuing Banks named therein, Bank of America, N.A., as Administrative Agent and Collateral Agent, Bank of America Securities LLC and Salomon Smith Barney Inc., as Co-Lead Arrangers and Joint Book Managers, Citicorp USA, Inc., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2002.

10.53

First Amendment to Subsidiary Guaranty, dated January 28, 2002, between certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2002.

10.54

First Amendment to Pledge and Security Agreement, dated January 28, 2002, among the Registrant, certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 99.3 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2002.

10.55

Second Amendment to Supply Agreement dated as of May 13, 2002, between the Registrant and Cone Mills Corporation dated as of March 30, 1992. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on September 19, 2002.

10.56

Amendment to Employee Investment Plan signed May 17, 2002. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on September 19, 2002.*

10.57

Third Amendment to Credit Agreement and Consent dated as of July 26, 2002. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.

10.58

Second Amendment to Pledge and Security Agreement dated as of July 26, 2002. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.

10.59

Second Amendment to Subsidiary Guaranty dated as of July 26, 2002. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.

10.60

Employee Loan Agreement, dated as of April 16, 2002 between the Registrant and Joe Middleton. Previously filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.*

10.61

First Amendment to the Revised Home Office Pension Plan of Levi Strauss & Co. effective as of May 31, 2002. Previously filed as Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.*

10.62

First Amendment to the Employee Investment Plan of Levi Strauss & Co. primarily effective as of January 1, 2002. Previously filed as Exhibit 10.6 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.*

10.63

Fourth Amendment to Credit Agreement dated as of November 25, 2002 by and among Levi Strauss & Co., the banks, financial institutions and other institutional lenders listed therein, Bank of America, N.A., as the provider of Swing Line Advances, Banc of America Securities LLC and Salomon Smith Barney Inc., as co-lead arrangers and joint book managers, Citicorp USA, Inc., as the syndication agent, The Bank of Nova Scotia, as the documentation agent, and Bank of America, N.A., as the administrative and collateral agent. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2002.

10.64

Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2003. Previously filed as Exhibit 10.64 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.*

10.65

Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Previously filed as Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.*

10.66

Credit Agreement, dated January 31, 2003, between the Registrant, the LC Issuers and Other Lenders named therein, Citicorp North America, Inc., as Administrative Agent and Swing Line Lender, The Bank of Nova Scotia, Salomon Smith Barney Inc. and Bank of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, The Bank of Nova Scotia and Bank of America Securities LLC, as Co-Syndication Agents, and The CIT Group/Commercial Services, Inc., as Documentation Agent. Previously filed as Exhibit 10.66 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

10.67

Pledge and Security Agreement, dated January 31, 2003, between the Registrant, certain Subsidiaries of the Registrant, and Citicorp North America, Inc., as Administrative Agent. Previously filed as Exhibit 10.67 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

10.68

Form of Guaranty, dated January 31, 2003, entered into by certain Subsidiaries of the Registrant in favor of Citicorp North America, Inc., as Administrative Agent. Previously filed as Exhibit 10.68 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

10.69

Parent Guaranty, dated as of January 31, 2003, entered into by Registrant in favor of Citicorp North America, Inc., or Administrative Agent. Previously filed as Exhibit 10.69 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

10.70

Amendment to Employee Investment Plan effective September 9, 2002. Previously filed as Exhibit 10.70 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.*

12	Statements re: Computation of Ratios. Previously filed as Exhibit 12 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

16

Letter dated as of May 6, 2002 from the Registrant’s previous independent accountants, Arthur Andersen LLP, to the Securities and Exchange Commission regarding its concurrence with the statements made by the Registrant in the current report concerning their dismissal. Previously filed as Exhibit 16 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2002.

21	Subsidiaries of the Registrant. Previously filed as Exhibit 21 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

23.1	Consent of KPMG LLP. Filed herewith.

23.2	Consent of Shearman & Sterling (included in Exhibit 5.1).

24	Power of Attorney.**

25	Statement of Eligibility. Filed herewith.

99.1	Form of Letter of Transmittal. Filed herewith.

99.2	Form of Notice of Guaranteed Delivery. Filed herewith.

99.3	Form of Institutions Letter. Filed herewith.

99.4	Form of Client Letter. Filed herewith.

*	Management contract, compensatory plan or arrangement
**	Previously filed.

(b)    Financial Statement Schedule

Independent Auditors’ Report on Financial Statement Schedule

Schedule II Valuation and Qualifying Accounts

All other schedules have been omitted because they are inapplicable, not required or the information is included in the financial statements or notes thereto.

Item 22.    Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 22, 2003.

LEVI STRAUSS & CO.

By:	/S/ WILLIAM B. CHIASSON*
William B. Chiasson Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 22, 2003.

Signature	Title

/S/ ROBERT D. HAAS* Robert D. Haas	Chairman of the Board

/S/ PHILIP A. MARINEAU* Philip A. Marineau	Director, President and Chief Executive Officer

/S/ PETER E. HAAS, SR.* Peter E. Haas, Sr.	Director

/S/ ROBERT E. FRIEDMAN* Robert E. Friedman	Director

/S/ JAMES C. GAITHER* James C. Gaither	Director

/S/ PETER A. GEORGESCU* Peter A. Georgescu	Director

/S/ PETER E. HAAS, JR.* Peter E. Haas, Jr.	Director

/S/ WALTER J. HAAS* Walter J. Haas	Director

/S/ F. WARREN HELLMAN* F. Warren Hellman	Director

/S/ PATRICIA SALAS PINEDA* Patricia Salas Pineda	Director

/S/ T. GARY ROGERS* T. Gary Rogers	Director

/S/ G. CRAIG SULLIVAN* G. Craig Sullivan	Director

/S/ GARY W. GRELLMAN* Gary W. Grellman	Vice President and Controller (Principal Accounting Officer)

*By:	/s/ HILARY A. FENNER
Hilary A. Fenner Attorney-in-fact

Independent Auditors’ Report on Financial Statement Schedule

The Stockholders and Board of Directors

Levi Strauss & Co.:

Under date of February 5, 2003, except as to Note 6, which is as of April 14, 2003, we reported on the consolidated balance sheet of Levi Strauss & Co. and subsidiaries as of November 24, 2002, and the related consolidated statements of income, stockholders’ deficit and comprehensive income and cash flows for the fiscal year ended November 24, 2002, which are included in the prospectus. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule for 2002 in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. The November 25, 2001 and November 26, 2000 balance sheets, and the related consolidated statements of income, stockholders’ deficit and comprehensive income and cash flows and related schedule for the fiscal years ended November 25, 2001 and November 26, 2000, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, in their report dated December 21, 2001 (except with respect to the matters discussed in Note 20, as to which the date is January 29, 2002).

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed above, the 2001 and 2000 financial statements of the Company were audited by other auditors who have ceased operations. As described in Note 6, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company as of November 25, 2002. In our opinion, the disclosures for 2001 and 2000 in Note 6 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/ KPMG LLP
KPMG LLP

San Francisco, California

February 5, 2003, except as to Note 6,

which is as of April 14, 2003

SCHEDULE II

LEVI STRAUSS & CO. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in Thousands)

Allowance for Doubtful Accounts	Balance at Beginning of Period	Additions Charged to Expenses	Deductions to Reserves	Balance at End of Period
November 24, 2002	$26,666	$2,241	$4,050	$24,857

November 25, 2001	29,717	6,429	9,480	26,666

November 26, 2000	30,017	12,171	12,471	29,717

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation. Previously filed as Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Previously filed as Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 6, 2001.

4.1

Indenture, dated as of November 6, 1996, between the Registrant and Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

4.2

Fiscal Agency Agreement, dated as of November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Previously filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

4.3

Lease Intended as Security, dated as of December 3, 1996, among the Registrant, First Security Bank, National Association as Agent and named lessors. Previously filed as Exhibit 4.3 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

4.4

Supplemental Indenture, dated as of May 16, 2000, between the Registrant and Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 17, 2000.

4.5

Purchase Agreement, dated as of January 12, 2001, among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008 and the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.5 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.6

Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.6 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.7

Registration Rights Agreement, dated as of January 18, 2001, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.7 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.8

U.S. Dollar Indenture, dated as of January 18, 2001, between the Registrant and Citibank, N.A., relating to the 11.625% US Dollar Notes due 2008. Previously filed as Exhibit 4.8 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.9

Euro Indenture, dated as of January 18, 2001, between the Registrant and Citibank, N.A., relating to the 11.625% Euro Notes due 2008. Previously filed as Exhibit 4.9 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

4.10

Master Indenture, dated as of July 31, 2001, by and between Levi Strauss Receivables Funding, LLC, as issuer, and Citibank, N.A. as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

4.11

Indenture Supplement, dated as of July 31, 2001, by and among Levi Strauss Receivables Funding, LLC, as Issuer, Levi Strauss Financial Center Corporation as Servicer and Citibank, N.A. as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

4.12

Receivables Purchase Agreement, dated as of July 31, 2001, made by and among Levi Strauss Receivables Funding, LLC, as Issuer, Levi Strauss Funding, LLC, as Transferor, Levi Strauss Financial Center Corporation, as Seller and Servicer, and Levi Strauss Securitization Corp. as SPC Member. Previously filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

4.13

Amendment No. 1 dated as of April 24, 2002, to Master Indenture Series 2001-A Indenture Supplement and Receivables Purchase Agreement each dated as of July 31, 2001, by and among Levi Strauss Receivables Funding, LLC, as Issuer, Citibank, N.A. as Indenture Trustee, Levi Strauss Financial Center Corporation as Servicer and Seller, and Registrar. Previously filed as Exhibit 10 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2002.

4.14

Purchase Agreement, dated as of November 26, 2002 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $425 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.14 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.15

Registration Rights Agreement, dated as of November 26, 2002 between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to $425 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.15 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.16

Indenture relating to 12¼% Senior Notes due 2012, dated as of December 4, 2002, between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.16 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.17

Purchase Agreement, dated as of January 15, 2003 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $100 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.17 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.18

Registration Rights Agreement, dated as of January 15, 2003, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to $100 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.18 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

4.19

Securities Purchase Agreement, dated as of January 15, 2003 among the Registrant and affiliates of AIG Global Investment Corp. relating to the purchase of $50 million of the 12¼% Senior Notes due 2012. Previously filed as Exhibit 4.19 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

5.1	Opinion of Shearman & Sterling (including consent). Filed herewith.

9

Voting Trust Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant), Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr., F. Warren Hellman, as voting trustees, and the stockholders. Previously filed as Exhibit 9 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

2

10.1

Stockholders Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Previously filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.2

Form of European Receivables Agreement, dated February 2000, between the Registrant and Tulip Asset Purchase Company B.V. Previously filed as Exhibit 10.16 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.3

Form of European Servicing Agreement, dated January 2000, between Registrant and Tulip Asset Purchase Company B.V. Previously filed as Exhibit 10.17 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.4

Supply Agreement, dated as of March 30, 1992, and First Amendment to Supply Agreement, between the Registrant and Cone Mills Corporation. Previously filed as Exhibit 10.18 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.

10.5	Home Office Pension Plan. Previously filed as Exhibit 10.19 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.6	Employee Investment Plan. Previously filed as Exhibit 10.20 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.7	Capital Accumulation Plan. Previously filed as Exhibit 10.21 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.8	Special Deferral Plan. Previously filed as Exhibit 10.22 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.9	Key Employee Recognition and Commitment Plan. Previously filed as Exhibit 10.23 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.10	Global Success Sharing Plan. Previously filed as Exhibit 10.24 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.11	Deferred Compensation Plan for Executives. Previously filed as Exhibit 10.25 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.12

Deferred Compensation Plan for Outside Directors. Previously filed as Exhibit 10.26 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.13	Excess Benefit Restoration Plan. Previously filed as Exhibit 10.27 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.14	Supplemental Benefit Restoration Plan. Previously filed as Exhibit 10.28 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

3

10.15	Leadership Shares Plan. Previously filed as Exhibit 10.29 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.16	Annual Incentive Plan. Previously filed as Exhibit 10.30 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.17	Long-Term Incentive Plan. Previously filed as Exhibit 10.31 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.18	Long-Term Performance Plan. Previously filed as Exhibit 10.32 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.19

Employment Agreement, dated as of September 30, 1999, between the Registrant and Philip Marineau. Previously filed as Exhibit 10.33 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.20

Form of Indemnification Agreement, dated as of November 30, 1995, for members of the Special Committee of Board of Directors created by the Board of Directors on November 30, 1995. Previously filed as Exhibit 10.35 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 3, 2000.*

10.21

Discretionary Supplemental Executive Retirement Plan Arrangement for Selected Executive Officers. Previously filed as Exhibit 10.36 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 17, 2000.*

10.22

Employment Agreement, dated as of May 15, 2000, between the Registrant and James Lewis. Previously filed as Exhibit 10.37 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 17, 2000.*

10.23

Amendment to Deferred Compensation Plan for Executives effective March 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.24

Amendments to Employee Investment Plan effective April 3, 2000. Previously filed as Exhibit 10.43 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.25

Amendments to Capital Accumulation Plan effective April 3, 2000. Previously filed as Exhibit 10.44 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.26

Amendment to Deferred Compensation Plan for Executives effective August 1, 2000. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.27

Amendment to Employee Investment Plan effective November 28, 2000. Previously filed as Exhibit 10.46 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.28

Amendments to Capital Accumulation Plan, Supplemental Benefit Restoration Plan, and Employee Investment Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

4

10.29

Amendments to Employee Investment Plan effective January 1, 2001. Previously filed as Exhibit 10.48 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.30

Amendment to Capital Accumulation Plan, Plan Document and Employee Booklet effective January 1, 2001. Previously filed as Exhibit 10.49 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.*

10.31

Credit Agreement, dated as of February 1, 2001, among the Registrant, the Initial Lenders and Issuing Banks named therein, Bank of America, N.A., as Administrative Agency and Collateral Agent, Bank of America Securities LLC and Salomon Smith Barney Inc., as Co-Arrangers and Joint Book Managers, Citicorp USA, Inc., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent. Previously filed as Exhibit 10.57 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.32

Pledge and Security Agreement, dated as of February 1, 2001, among the Registrant, certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 10.58 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.33

Subsidiary Guaranty, dated as of February 1, 2001, between certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 10.59 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.34

Forms of Amendments to European Receivables and Servicing Agreements among Registrant, certain subsidiaries of Registrant and Tulip Asset Purchase B.V. effective November 22, 2000. Previously filed as Exhibit 10.60 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2001.

10.35

First Amendment to Credit Agreement, dated as of July 11, 2001, among the Registrant, the Initial Lenders and Issuing Banks named therein, Bank of America, N.A., as Administrative Agency and Collateral Agent, Bank of America Securities LLC and Salomon Smith Barney Inc., as Co-Lead Arrangers and Joint Book Managers, Citicorp USA, Inc., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

10.36

Parent Undertaking, dated as of July 31, 2001, made by the Registrant in favor of Levi Strauss Receivables Funding, LLC. Previously filed as Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

10.37

Consent and Release Agreement, dated as of July 31, 2001, entered into by and among Levi Strauss Funding, LLC, as Transferor, Levi Strauss Financial Center Corporation, as Seller, the Registrant, as Originator, Levi Strauss Receivables Funding, LLC, as Issuer, Citibank, N.A. as Indenture Trustee, and Bank of America, N.A. as Agent. Previously filed as Exhibit 10.6 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2001.

10.38

Senior Executive Severance Plan effective July 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.39

Amendment to Home Office Pension Plan signed on August 2, 2001. Previously filed as Exhibit 10.43 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.40

Amendment to Home Office Pension Plan effective November 27, 2000. Previously filed as Exhibit 10.44 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

5

10.41

Amendment to Revised Employee Retirement signed on August 2, 2001. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.42

Amendment to Employee Investment Plan effective January 1, 2002. Previously filed as Exhibit 10.46 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.43

Amendment to Employee Investment Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.44

Amendment to Employee Long-Term Investment and Savings Plan effective January 1, 2002. Previously filed as Exhibit 10.48 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.45

Amendment to Employee Long-Term Investment and Savings Plan effective April 1, 2001. Previously filed as Exhibit 10.49 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.46

Plan Document and Employee Booklet of Capital Accumulation Plan as amended and restated effective January 1, 2001. Previously filed as Exhibit 10.50 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.47

Amendment to Capital Accumulation Plan effective January 1, 2001. Previously filed as Exhibit 10.51 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.48

Plan Document and Employee Booklet of Capital Accumulation Plan as amended and restated effective November 26, 2001. Previously filed as Exhibit 10.52 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.49

Amendment to Capital Accumulation Plan effective November 26, 2001. Previously filed as Exhibit 10.53 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.50

Amendment to Annual Incentive Plan effective November 26, 2001. Previously filed as Exhibit 10.54 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.51

Second Amendment to Comprehensive Welfare Plan for Home Office Payroll Employees and Retirees effective January 1, 2001. Previously filed as Exhibit 10.55 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2002.*

10.52

Second Amendment to Credit Agreement, dated January 28, 2002, between the Registrant, the Initial Lenders and Issuing Banks named therein, Bank of America, N.A., as Administrative Agent and Collateral Agent, Bank of America Securities LLC and Salomon Smith Barney Inc., as Co-Lead Arrangers and Joint Book Managers, Citicorp USA, Inc., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2002.

10.53

First Amendment to Subsidiary Guaranty, dated January 28, 2002, between certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2002.

10.54

First Amendment to Pledge and Security Agreement, dated January 28, 2002, among the Registrant, certain subsidiaries of the Registrant and Bank of America, N.A., as agent. Previously filed as Exhibit 99.3 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2002.

6

10.55

Second Amendment to Supply Agreement dated as of May 13, 2002, between the Registrant and Cone Mills Corporation dated as of March 30, 1992. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on September 19, 2002.

10.56

Amendment to Employee Investment Plan signed May 17, 2002. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on September 19, 2002.*

10.57

Third Amendment to Credit Agreement and Consent dated as of July 26, 2002. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.

10.58

Second Amendment to Pledge and Security Agreement dated as of July 26, 2002. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.

10.59

Second Amendment to Subsidiary Guaranty dated as of July 26, 2002. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.

10.60

Employee Loan Agreement, dated as of April 16, 2002 between the Registrant and Joe Middleton. Previously filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.*

10.61

First Amendment to the Revised Home Office Pension Plan of Levi Strauss & Co. effective as of May 31, 2002. Previously filed as Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.*

10.62

First Amendment to the Employee Investment Plan of Levi Strauss & Co. primarily effective as of January 1, 2002. Previously filed as Exhibit 10.6 to Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 8, 2002.*

10.63

Fourth Amendment to Credit Agreement dated as of November 25, 2002 by and among Levi Strauss & Co., the banks, financial institutions and other institutional lenders listed therein, Bank of America, N.A., as the provider of Swing Line Advances, Banc of America Securities LLC and Salomon Smith Barney Inc., as co-lead arrangers and joint book managers, Citicorp USA, Inc., as the syndication agent, The Bank of Nova Scotia, as the documentation agent, and Bank of America, N.A., as the administrative and collateral agent. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2002.

10.64

Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2003. Previously filed as Exhibit 10.64 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.*

10.65

Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Previously filed as Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.*

10.66

Credit Agreement, dated January 31, 2003, between the Registrant, the LC Issuers and Other Lenders named therein, Citicorp North America, Inc., as Administrative Agent and Swing Line Lender, The Bank of Nova Scotia, Salomon Smith Barney Inc. and Bank of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, The Bank of Nova Scotia and Bank of America Securities LLC, as Co-Syndication Agents, and The CIT Group/Commercial Services, Inc., as Documentation Agent. Previously filed as Exhibit 10.66 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

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10.67

Pledge and Security Agreement, dated January 31, 2003, between the Registrant, certain Subsidiaries of the Registrant, and Citicorp North America, Inc., as Administrative Agent. Previously filed as Exhibit 10.67 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

10.68

Form of Guaranty, dated January 31, 2003, entered into by certain Subsidiaries of the Registrant in favor of Citicorp North America, Inc., as Administrative Agent. Previously filed as Exhibit 10.68 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

10.69

Parent Guaranty, dated as of January 31, 2003, entered into by Registrant in favor of Citicorp North America, Inc., or Administrative Agent. Previously filed as Exhibit 10.69 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

10.70

Amendment to Employee Investment Plan effective September 9, 2002. Previously filed as Exhibit 10.70 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.*

12	Statements re: Computation of Ratios. Previously filed as Exhibit 12 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

16

Letter dated as of May 6, 2002 from the Registrant’s previous independent accountants, Arthur Andersen LLP, to the Securities and Exchange Commission regarding its concurrence with the statements made by the Registrant in the current report concerning their dismissal. Previously filed as Exhibit 16 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2002.

21	Subsidiaries of the Registrant. Previously filed as Exhibit 21 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2003.

23.1	Consent of KPMG LLP. Filed herewith.

23.2	Consent of Shearman & Sterling (included in Exhibit 5.1).

24	Power of Attorney.**

25	Statement of Eligibility. Filed herewith.

99.1	Form of Letter of Transmittal. Filed herewith.

99.2	Form of Notice of Guaranteed Delivery. Filed herewith.

99.3	Form of Institutions Letter. Filed herewith.

99.4	Form of Client Letter. Filed herewith.

*	Management contract, compensatory plan or arrangement.
**	Previously filed.

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